AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON May 7, 2009

REGISTRATION NO. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TAT TECHNOLOGIES LTD.

(Exact name of registrant as specified in its charter)

Israel	3724	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

P.O. Box 80
Gedera 70750, Israel, Tel:  972-8-862-8500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mr. Robert Koch
1031 East Mountain Street, Building 320
Kernersville, North Carolina 27824, Tel:  (336) 776-6360

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Aya Ben David 85 Medinat Hayehudim Herzelya, Israel 46140 972-9-970-1801	Stephen W. Rubin, Esq. Proskauer Rose LLP 1585 Broadway New York, NY 10036, (212) 969-3000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Ordinary Shares, par value 0.90 New Israeli Shekels per share	2,520,372	N/A	$13,509,194	$754

(1) Represents the maximum number of Ordinary Shares of the Registrant issuable pursuant to the Agreement and Plan of Merger, dated as of April 3, 2009, by and among the Registrant, LIMC Acquisition Company, and Limco-Piedmont Inc. (“Limco”), based upon 5,040,744 shares of Limco common stock exchangeable in the merger as of April 30, 2009, each exchanged at an exchange ratio of five tenths of an Ordinary Share of the Registrant for each share of Limco common stock.

(2) Estimated solely for purposes of calculating the registration fee required by the Securities Act of 1933, as amended, and computed pursuant to Rule 457(c) and Rule 457(f)(1), based on the product of the average of the high and low per share sale prices of TAT ordinary shares as reported on the NASDAQ Capital Market on April 30, 2009 of $5.36, multiplied by the maximum number of TAT ordinary shares to be exchanged pursuant to the merger.

(3) Computed pursuant to Rule 457(f) by multiplying the proposed maximum aggregate offering price by 0.00005580.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed.  TAT may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective.  The proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY COPY - SUBJECT TO COMPLETION, DATED MAY 7, 2009

LIMCO-PIEDMONT INC.
1031 East Mountain Street, Building 320
Kernersville, North Carolina 27824

TO THE STOCKHOLDERS OF LIMCO-PIEDMONT INC.:

You are cordially invited to attend a special meeting of the stockholders of Limco-Piedmont Inc. (also referred to as “Limco”, “we” or “us”) to be held at 10:00 a.m.  Eastern Daylight Time, on [*], 2009, at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036.  Only stockholders who held shares of Limco common stock at the close of business on [*], 2009, the record date for the special meeting, will be entitled to receive notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

At the special meeting, we will ask you to vote on a proposal to approve and adopt the Agreement and Plan of Merger that we entered into on April 3, 2009, with TAT Technologies Ltd., an Israeli company which owns 61.8% of Limco’s common stock (also referred to as “TAT”), and its wholly owned subsidiary, LIMC Acquisition Company, a Delaware corporation, as such agreement may be amended from time to time (also referred to as the “merger agreement”) and approve the merger provided for therein.

Upon completion of the proposed merger, LIMC Acquisition Company will merge with and into Limco, and each of your outstanding shares of Limco’s common stock will be converted into the right to receive five tenths (.5) of an ordinary share of TAT.  If the merger is completed, Limco will become a wholly owned subsidiary of TAT.  TAT’s ordinary shares are listed on the NASDAQ Capital Market under the symbol “TATTF” and on the Tel Aviv Stock Exchange in Israel under the symbol “TAT Tech”.  On [*], 2009, the closing sale price of TAT ordinary shares was $[*] as reported on the NASDAQ Capital Market. It is anticipated that immediately following closing, ordinary shares of TAT will commence trading on the NASDAQ Global Market.

The merger cannot be completed unless Limco stockholders approve and adopt the merger agreement and approve the merger.  Such adoption and approval requires the affirmative vote of the holders of a majority of the shares of Limco common stock outstanding on the record date for the special meeting.  TAT holds 61.8% of the shares of Limco’s common stock outstanding and has advised the Limco Board of Directors that it intends to vote for approval and adoption of the merger.  Accordingly, such approval and adoption is assured.

THE SPECIAL COMMITTEE OF THE LIMCO BOARD OF DIRECTORS APPOINTED TO NEGOTIATE AND EVALUATE THE TERMS OF THE MERGER AGREEMENT AND EVALUATE THE FAIRNESS OF THE MERGER (THE “SPECIAL COMMITTEE”) COMPRISED OF DIRECTORS UNAFFILIATED WITH TAT, AS WELL AS THE ENTIRE LIMCO BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT LIMCO STOCKHOLDERS VOTE “FOR” APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

The accompanying proxy statement/prospectus contains detailed information about the merger and the special meeting.  WE ENCOURAGE YOU TO READ CAREFULLY THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 22.

WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING OR NOT, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, AS SOON AS POSSIBLE.

Sincerely,

	By:	/s/Shmuel Fledel

Dr. Shmuel Fledel
Chairman of the Board of Directors

, 2009

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OF THE MERGER DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER, OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated [*], 2009 and is first being mailed to our stockholders on or about [*], 2009.

ADDITIONAL INFORMATION

You can obtain any of the documents that TAT has filed with the SEC through contacting TAT, at the address below, or from the SEC, at no cost, through the SEC’s website at http://www.sec.gov.  These documents are available from TAT without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus.  TAT will provide to each person, including any beneficial owner, to whom this proxy statement/prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to TAT at:  Re’em Industrial Park, Neta Boulevard, Bnei Ayish, Gedera 70750, Israel, Attn:  Chief Financial Officer, telephone number:  972-8-862-8500.

IN ORDER FOR YOU TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE LIMCO SPECIAL MEETING, TAT SHOULD RECEIVE YOUR REQUEST NO LATER THAN [*], 2009.

LIMCO-PIEDMONT INC.
1031 East Mountain Street
Building 320
Kernersville, North Carolina 27824

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [*], 2009

TO THE STOCKHOLDERS OF LIMCO-PIEDMONT INC.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Limco-Piedmont Inc. (also referred to as “Limco”), a Delaware corporation, will be held at 10:00 a.m., Eastern Daylight Time, on [*], 2009, at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036, for the following purpose, as more fully described in this proxy statement/prospectus:

To vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 3, 2009, by and among Limco, TAT Technologies Ltd., an Israeli company that owns 61.8% of Limco’s common stock (also referred to as “TAT”), and its wholly owned subsidiary, LIMC Acquisition Company, a Delaware corporation, as such agreement may be amended from time to time (also referred to as the “merger agreement”), and approve the merger provided for therein.

Only the holders of record of Limco’s common stock on the close of business on [*], 2009, the record date for the special meeting, are entitled to receive notice of, and to vote at, Limco’s special meeting and any adjournments or postponements of the Limco special meeting.  The affirmative vote of the holders of a majority of the shares of Limco common stock outstanding on the record date for the special meeting is required to approve and adopt the merger agreement and approve the merger.  TAT holds 61.8% of the shares of Limco common stock outstanding and has advised the Limco Board of Directors that it intends to vote for approval and adoption of the merger agreement and approval of the merger.  Accordingly, such approval and adoption is assured.

THE SPECIAL COMMITTEE OF THE LIMCO BOARD OF DIRECTORS APPOINTED TO NEGOTIATE AND EVALUATE THE TERMS OF THE MERGER AGREEMENT AND EVALUATE THE FAIRNESS OF THE MERGER (THE “SPECIAL COMMITTEE”) COMPRISED OF DIRECTORS UNAFFILIATED WITH TAT, AS WELL AS THE ENTIRE LIMCO BOARD OF DIRECTORS, UNANIMOUSLY RECOMMEND THAT LIMCO STOCKHOLDERS VOTE “FOR” APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.  THE SPECIAL COMMITTEE AS WELL AS THE LIMCO BOARD OF DIRECTORS HAVE UNANIMOUSLY DETERMINED THAT THE MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, LIMCO AND ITS PUBLIC STOCKHOLDERS AND HAVE APPROVED THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

By Order of the Board of Directors

	By:	/s/ Shmuel Fledel

Dr. Shmuel Fledel
Chairman of the Board of Directors

[*], 2009

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY, AS INSTRUCTED IN THESE MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING.  A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR YOUR CONVENIENCE.  EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING.  PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

i

Annex I	Agreement and Plan of Merger
Annex II	Opinion of Oppenheimer & Co. Inc.
Annex III	Limco Financial Statements
Annex IV	TAT Financial Statements

QUESTIONS AND ANSWERS ABOUT THE MERGER

THE FOLLOWING ARE SOME QUESTIONS THAT YOU MAY HAVE REGARDING THE PROPOSED MERGER AND BRIEF ANSWERS TO THOSE QUESTIONS.  WE URGE YOU TO READ CAREFULLY THE REMAINDER OF THIS PROXY STATEMENT/PROSPECTUS BECAUSE THE INFORMATION IN THIS SECTION DOES NOT PROVIDE ALL THE INFORMATION THAT MIGHT BE IMPORTANT TO YOU WITH RESPECT TO THE PROPOSED MERGER.  ADDITIONAL IMPORTANT INFORMATION IS ALSO CONTAINED IN THE ANNEXES TO THIS PROXY STATEMENT/PROSPECTUS.  UNLESS STATED OTHERWISE, ALL REFERENCES IN THIS PROXY STATEMENT/PROSPECTUS TO TAT ARE TO TAT TECHNOLOGIES LTD., (WHICH OWNS 61.8% OF LIMCO’S COMMON STOCK) A COMPANY ORGANIZED UNDER THE LAWS OF ISRAEL; AND ITS SUBSIDIARIES; ALL REFERENCES TO LIMCO ARE TO LIMCO-PIEDMONT INC., A DELAWARE CORPORATION AND ITS SUBSIDIARIES; ALL REFERENCES TO MERGER SUB ARE TO LIMC ACQUISITION COMPANY, A DELAWARE CORPORATION AND A WHOLLY-OWNED SUBSIDIARY OF TAT; ALL REFERENCES TO THE MERGED COMPANY ARE TO TAT, WITH LIMCO AS ITS WHOLLY-OWNED SUBSIDIARY FOLLOWING COMPLETION OF THE MERGER; AND ALL REFERENCES TO THE MERGER AGREEMENT ARE TO THE AGREEMENT AND PLAN OF MERGER, DATED AS OF APRIL 3, 2009, BY AND AMONG LIMCO, TAT AND MERGER SUB, A COPY OF WHICH IS ATTACHED AS ANNEX 1 TO THIS PROXY STATEMENT/PROSPECTUS.

WHAT IS THE PROPOSED TRANSACTION?

Limco, TAT and Merger Sub have entered into a merger agreement, pursuant to which Merger Sub will merge with and into Limco with Limco surviving the merger and continuing its existence as a wholly-owned subsidiary of TAT (referred to in this proxy statement/prospectus as the merger).  See “THE MERGER.”

WHY AM I RECEIVING THIS DOCUMENT AND PROXY CARD?

You are receiving this document and proxy card because, as of [*], 2009, the record date for the special meeting, you owned shares of Limco common stock.  The affirmative vote of the holders of a majority of the shares of Limco common stock outstanding on the record date for the special meeting is required to approve and adopt the merger agreement and approve the merger.

This proxy statement/prospectus contains important information about the proposed merger, the merger agreement and the Limco special meeting, which you should read carefully.  The enclosed voting materials allow you to vote your shares without attending the Limco special meeting.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE.

WHY ARE LIMCO AND TAT PROPOSING THE MERGER?

The boards of directors of Limco and TAT believe that the combination of Limco and TAT (rather than the current situation in which TAT owns 61.8% of Limco’s common stock) will provide substantial benefits to the stockholders of both companies and will allow stockholders of both companies the opportunity to participate in a larger company that is capable of creating greater stockholder value than either Limco or TAT could create with the current ownership status.  To review the reasons for the merger in greater detail, see “THE MERGER - RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE LIMCO BOARD OF DIRECTORS”, “THE MERGER - LIMCO’S REASONS FOR THE MERGER” and “THE MERGER - TAT’S REASONS FOR THE MERGER.”

WHAT WILL HOLDERS OF LIMCO COMMON STOCK RECEIVE IN THE MERGER?

If the proposed merger is completed, at the effective time of the merger, Limco stockholders will be entitled to receive five tenths (.5) of an ordinary share of TAT for each share of Limco common stock that they own (referred to as the “exchange ratio”), and cash in lieu of fractional shares.  See “THE MERGER AGREEMENT - MERGER CONSIDERATION.”

WHAT WILL HAPPEN IN THE PROPOSED MERGER TO THE OPTIONS ISSUED BY LIMCO THAT COULD BE EXERCISED FOR LIMCO COMMON STOCK AT THE OPTION OF THE HOLDER?

All options issued by Limco unexercised at the effective time of the merger will terminate upon the consummation of the merger.  Unvested options will not vest as a result of the merger.  See “THE MERGER AGREEMENT - TREATMENT OF LIMCO OPTIONS.”

WHEN IS THE MERGER TRANSACTION EXPECTED TO BE COMPLETED?

The merger is expected to be completed in the second or third quarter of 2009.  Until that time, both companies will continue to operate independently.  However, Limco and TAT cannot predict the exact timing of the completion of the merger because it is subject to approval by Limco stockholders and other conditions.  See “THE MERGER AGREEMENT - CONDITIONS TO COMPLETION OF THE MERGER.”

DO THE SPECIAL COMMITTEE AND THE LIMCO BOARD OF DIRECTORS RECOMMEND THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER?

Yes.  The Special Committee and the Limco Board of Directors each unanimously recommend that Limco stockholders vote “FOR” approval and adoption of the merger agreement and the approval of the merger.  The Special Committee and the Limco Board of Directors have each unanimously determined that the merger and the transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, Limco and its public stockholders and have approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.  See “THE MERGER - RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE LIMCO BOARD OF DIRECTORS.”

WHAT VOTE OF LIMCO STOCKHOLDERS IS REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER?

The affirmative vote of the holders of a majority of Limco’s common stock outstanding on the record date for the special meeting is required to approve and adopt the merger agreement and approve the merger.  TAT holds 61.8% of the shares of Limco’s common stock outstanding and has advised the Limco Board of Directors that it intends to vote for approval and adoption of the merger agreement and approval of the merger.  Accordingly, such approval and adoption is assured.

IS A VOTE NEEDED BY TAT SHAREHOLDERS?

A vote of TAT’s shareholders is not required for approval of the merger agreement or the merger.

WHEN AND WHERE WILL THE LIMCO SPECIAL MEETING BE HELD?

The Limco special meeting will take place on [*], 2009, beginning at 10:00 a.m. Eastern Daylight Time, at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036.

WHO CAN ATTEND AND VOTE AT THE LIMCO SPECIAL MEETING?

All record holders of Limco common stock as of the close of business on [*], 2009, the record date for the Limco special meeting, are entitled to notice of, and may attend and vote at, the special meeting.  As of the close of business on the record date, there were [*] shares of our common stock outstanding, held by [*] stockholders of record.

WHAT SHOULD LIMCO STOCKHOLDERS DO NOW IN ORDER TO VOTE ON THE PROPOSAL BEING CONSIDERED AT THE SPECIAL MEETING?

STOCKHOLDER OF RECORD:  SHARES REGISTERED IN YOUR NAME.  If on [*], 2009 your shares of Limco common stock were registered directly in your name with Limco’s transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record.  If you are a stockholder of record, you may vote in person at the special meeting or vote by proxy using the enclosed proxy card.  Whether or not you plan to attend the special meeting, we urge you to vote by proxy to ensure your vote is counted.  You may still attend the special meeting and vote in person even if you have already voted by proxy.

All shares entitled to vote and represented by properly completed proxies received prior to the Limco special meeting, and not revoked, will be voted at the Limco special meeting as instructed on the proxies.  IF YOU SIGN YOUR PROXY BUT DO NOT INDICATE HOW YOUR SHARES OF LIMCO COMMON STOCK SHOULD BE VOTED, THE SHARES REPRESENTED BY YOUR PROPERLY COMPLETED PROXY WILL BE VOTED AS THE LIMCO BOARD OF DIRECTORS RECOMMENDS AND THEREFORE “FOR” THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER.

BENEFICIAL OWNER:  SHARES REGISTERED IN THE NAME OF A BROKER OR BANK.  If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Limco’s transfer agent.  Simply complete and mail the proxy card in accordance with the instructions provided by your broker, bank or other agent, or follow the instructions for voting in any other manner as provided by your broker, bank or other agent, to ensure that your vote is counted.  To vote in person at the special meeting, you must obtain a valid proxy from your broker, bank or other agent.  Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker or bank to request a proxy form.

Your broker will vote your shares of Limco common stock only if you provide instructions on how to vote.  You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.  Without instructions, your shares of Limco common stock will be a broker “non-vote,” which will have the effect of a vote against the approval and adoption of the merger agreement and approval of the merger.

ARE LIMCO STOCKHOLDERS ENTITLED TO DISSENTERS’ APPRAISAL RIGHTS?

No.  You will not have any appraisal rights under the Delaware General Corporation Law, or under Limco’s certificate of incorporation, in connection with the merger, and neither Limco nor TAT will independently provide you with any such rights.

WHAT WILL HAPPEN IF I ABSTAIN FROM VOTING OR FAIL TO VOTE?

An abstention or failure to vote by a Limco stockholder will have the effect of a vote against the approval and adoption of the merger agreement and the approval of the merger.  If you sign and return your proxy card but do not indicate how you want to vote, your proxy will be counted as a vote in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.

CAN I CHANGE MY VOTE AFTER I HAVE MAILED
MY SIGNED PROXY OR DIRECTION FORM?

If you are a record holder of our common stock and you vote by proxy, you may revoke your proxy or change your voting instructions at any time before your proxy is exercised:

•                  If you mailed a proxy card, by timely mailing another proxy card with a later date;

•                  By timely notifying Limco in writing before the special meeting that you have revoked your proxy; or

•                  By attending the special meeting, revoking your proxy and voting in person.

If your shares are held in “street name,” consult your broker for instructions on how to revoke your proxy or change your vote.

SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

IF YOU ARE A RECORD HOLDER OF LIMCO COMMON STOCK, PLEASE DO NOT SEND YOUR LIMCO COMMON STOCK CERTIFICATES TO US NOW.  AFTER THE EFFECTIVE TIME OF THE MERGER, TAT WILL MAIL A LETTER OF TRANSMITTAL TO YOU.  YOU SHOULD SEND YOUR LIMCO

COMMON STOCK CERTIFICATES ONLY IN COMPLIANCE WITH THE INSTRUCTIONS THAT WILL BE PROVIDED IN THE LETTER OF TRANSMITTAL.

WHAT ARE THE IMPLICATIONS OF TAT BEING A “FOREIGN PRIVATE ISSUER”?

TAT is subject to the reporting requirements under the Securities Exchange Act of 1934, or the Exchange Act, applicable to foreign private issuers.  TAT is required to file its annual report on Form 20-F with the SEC within six months after the end of each fiscal year and to furnish reports on Form 6-K.  In addition, TAT must file reports with the Israel Securities Authority and the Tel Aviv Stock Exchange regarding certain information required to be publicly disclosed by TAT in the United States or that is filed with the Securities and Exchange Commission, or regarding information distributed or required to be distributed by TAT to its shareholders.  TAT is exempt from certain rules under the Exchange Act, including the proxy rules which impose certain disclosure and procedural requirements for proxy solicitations under Section 14 of the Exchange Act.  Moreover, while TAT does publish its quarterly financial statements, TAT is not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, and is not required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information.  In addition, among other matters, TAT’s officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of TAT ordinary shares.

WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts.  Please complete, sign and return each proxy card to ensure that all of your Limco common stock are voted.

WHAT DO I NEED TO DO NOW?

Limco urges all Limco stockholders to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the merger will affect you as a stockholder of Limco.  You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

WHO CAN HELP ANSWER MY QUESTIONS?

If you have questions about the merger you should contact. Shmuel Fledel, the Chairman of Limco, 972-8-862-8500, e-mail: shmuelf@tat.co.il. If you need additional copies of the proxy statement or the enclosed proxy card you should contact: Mary Dowdy, Chief Financial Officer, Limco, 1031 East Mountain Street, Building 320, Kernersville, North Carolina 27824, (336) 276-6360, e-mail: maryd@limcopiedmont.com

SUMMARY

THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU.  TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD CAREFULLY READ THIS ENTIRE PROXY STATEMENT/PROSPECTUS, ITS ANNEXES, AND THE OTHER DOCUMENTS TO WHICH YOU ARE REFERRED, INCLUDING IN PARTICULAR THE ATTACHED MERGER AGREEMENT ITSELF, THAT ARE ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS.

THE COMPANIES

TAT Technologies Ltd.

TAT provides a variety of services and products to the military and commercial aerospace and ground defense industries through its Gedera facility in Israel, as well as through its subsidiaries, Bental Industries Ltd., or Bental, in Israel and Limco in the U.S.

TAT operates three businesses:  (i) original equipment manufacturing, or OEM, through TAT’s facility in Gedera and TAT’s subsidiary, Bental, (ii) maintenance, repair and overhaul, or MRO services, through TAT’s subsidiary, Limco and (iii) parts services, also through Limco.

TAT, through its Gedera facility, is an OEM of a broad range of heat transfer components, air conditioning systems and other cooling systems used in mechanical and electronic systems on board military and commercial aircraft as well as on ground systems.  The Gedera facility is also an OEM of a wide range of aviation accessories and provides limited MRO, services for military and commercial customers, mainly for aviation accessories as well as for certain heat transfer components.

TAT, through its Bental subsidiary, is also an OEM of broad range of electric motion systems.  Bental is engaged in the manufacture and sale of motors, generators, and other electro-mechanical motion systems primarily for the defense and aerospace markets.

TAT’s ordinary shares are publicly traded on the NASDAQ Capital Market under the symbol “TATTF” and on the Tel Aviv Stock Exchange under the symbol “TAT Tech”. It is anticipated that immediately following closing, ordinary shares of TAT will commence trading on the NASDAQ Global Market.

TAT’s executive offices are located in the Re’em Industrial Park, Neta Boulevard, Bnei Ayish, Gedera 70750, Israel, and TAT’s telephone number is 972-8-862-8500.

Limco-Piedmont Inc.

Limco provides MRO services and parts supply services to the aerospace industry.  Limco’s Federal Aviation Administration, or FAA, certified repair stations provide aircraft component MRO services for airlines, air cargo carriers, maintenance service centers and the military.  In conjunction with Limco’s MRO services, Limco is also, to a limited extent, an OEM of heat transfer equipment for airplane manufacturers and other selected related products.  Limco’s parts services division offers inventory management and parts services for commercial, regional and charter airlines and business aircraft owners.

Limco’s common stock is publicly traded on the NASDAQ Global Market under the symbol “LIMC”.

Limco’s principal executive offices are located at 1031 East Mountain Street, Building 320, Kernersville, North Carolina 27824, and Limco’s telephone number is (336) 276-6360.

LIMC Acquisition Company

LIMC Acquisition Company (or Merger Sub) is a wholly owned subsidiary of TAT.  Merger Sub was formed solely for the purpose of effecting the merger.  Merger Sub has not conducted any business operations other than those incidental to its formation and in connection with the transactions contemplated by the merger agreement.  Upon consummation of the merger, Merger Sub will merge with and into Limco and cease to exist, with Limco surviving the merger and continuing its existence as a wholly owned subsidiary of TAT.

THE MERGER (Page 47)

Under the terms of the merger agreement, Merger Sub will merge with and into Limco, with Limco surviving the merger and continuing its existence as a wholly owned subsidiary of TAT.  The merger agreement is attached as Annex 1 to this proxy statement/prospectus.  TAT and Limco encourage you to read the merger agreement in its entirety because it is the legal document that governs the merger.

THE MERGER CONSIDERATION (Page 48)

In the merger, each share of Limco common stock outstanding immediately prior to the effective time of the merger will be automatically converted into the right to receive five tenths (.5) of an ordinary share of TAT, which is referred to as the exchange ratio.  No fraction of a TAT ordinary share will be issued in the merger.  Instead, each holder of shares of Limco common stock who would otherwise be entitled to receive a fractional TAT ordinary share in the merger will be entitled to receive a cash payment in lieu of such fractional TAT ordinary share.

Limco stockholders of record will have to surrender their common stock certificates to receive the merger consideration payable to them.  PLEASE DO NOT SEND ANY CERTIFICATES NOW.  TAT will send Limco stockholders written instructions on how to surrender Limco common stock certificates for TAT ordinary shares after the merger is completed.

TREATMENT OF LIMCO OPTIONS (Page 48)

All options to purchase Limco common stock unexercised at the effective time of the merger will automatically terminate upon the consummation of the merger.  Unvested options will not vest as a result of the merger.

THE LIMCO SPECIAL MEETING (Page 33)

Date, Time & Place

The special meeting of Limco stockholders will be held at 10:00 a.m., Eastern Daylight Time, on               , 2009, at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036.

Matters to be Considered at the Limco Stockholders’ Meeting

The purposes of the Limco stockholders’ meeting are to vote upon a proposal to approve and adopt the merger agreement and to approve the merger.

Stockholders Entitled to Vote

You are entitled to notice of, and may vote at, the special meeting if you were the record holder of Limco’s common stock as of the close of business on [*], 2009, the record date for the special meeting.  As of the close of business on the record date, there were 13,205,000 shares of Limco’s common stock outstanding, held by [*] stockholders of record.

Quorum

A quorum of Limco stockholders is necessary to hold a valid meeting.  A quorum will be present at the Limco special meeting if a majority of Limco’s outstanding shares of common stock entitled to vote at the special meeting are represented in person or by proxy.  Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

Vote Required

The affirmative vote of the holders of a majority of shares of Limco common stock outstanding on the record date for the special meeting is required to approve and adopt the merger agreement and approve the merger.  TAT holds 61.8% of the shares of Limco’s common stock outstanding and has advised the Limco Board of Directors that it intends to vote for approval and adoption of the merger.  Accordingly, such approval and adoption is assured.

RECOMMENDATION OF THE LIMCO SPECIAL COMMITTEE AND THE LIMCO BOARD OF DIRECTORS (Page 39)

The Special Committee (which is comprised of directors unaffiliated with TAT) and the Limco Board of Directors unanimously recommend that Limco stockholders vote “FOR” approval and adoption of the merger agreement and approve the merger.  The Special Committee and, based on the recommendation of the Special Committee, the Limco Board of Directors have unanimously determined that the merger and the transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, Limco and its public stockholders and have approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

LIMCO’S REASONS FOR THE MERGER (Page 37)

In making its determination, the Special Committee considered a wide variety of factors in connection with its evaluation of the merger.  In light of the complexity of those factors, the Special Committee did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision.

OPINION OF LIMCO SPECIAL COMMITTEE’S FINANCIAL ADVISOR (Page 40)

In connection with the merger, the Special Committee received from its financial advisor, Oppenheimer & Co. Inc., referred to as Oppenheimer, a written opinion, dated April 3, 2009, as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Limco common stock (other than TAT, Merger Sub and their respective affiliates) of the .5 exchange ratio provided for in the merger agreement.  The full text of Oppenheimer’s written opinion, dated April 3, 2009, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement/prospectus as Annex II.  Oppenheimer’s opinion was provided to the Special Committee in connection with its evaluation of the exchange ratio provided for in the merger agreement from a financial point of view and does not address any other aspect of the merger.  Oppenheimer expressed no view as to, and its opinion does not address, the underlying business decision of Limco to proceed with or effect the merger or the relative merits of the merger as compared to any alternative business strategies that might exist for Limco or the effect of any other transaction in which Limco might engage.  Oppenheimer’s opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger.

SHARE OWNERSHIP AFTER THE MERGER

Based on the number of shares of Limco common stock outstanding on April 30, 2009, TAT expects to issue approximately 2,520,372 ordinary shares of TAT at the effective time of the merger to Limco stockholders.  Based on the number of shares of Limco common stock and TAT ordinary shares outstanding on April 30, 2009, immediately after the effective time of the merger, former Limco public stockholders will own TAT ordinary shares representing approximately 27.8% of the then-outstanding TAT ordinary shares.

At the close of business on April 30, 2009, TAT owned 8,164,256 shares of Limco common stock representing 61.8% of Limco common stock outstanding on such date.

INTERESTS OF LIMCO’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (Page 39)

In considering the recommendation of the Special Committee and the Board of Directors of Limco, you should be aware that certain directors and executive officers of Limco have interests in the merger that are different from, or in addition to, your interests as a stockholder of Limco generally and may create potential conflicts of interest.  The Special Committee and the Board of Directors of Limco were aware of these interests and considered them when they approved and adopted the merger agreement, and the merger contemplated thereby.  Of the six members of Limco’s Board of Directors, three may be considered affiliates of TAT.  Accordingly, the Board of Directors established the Special Committee consisting of three independent directors, to negotiate and evaluate the terms of the merger agreement and to evaluate the fairness of the merger to Limco’s public stockholders.

TAT ORDINARY SHARES TRADED ON NASDAQ AND TASE; DELISTING AND DEREGISTRATION OF LIMCO COMMON STOCK (Page 45)

Limco common stock will continue to trade on the NASDAQ Global Market until the completion of the proposed merger.  Following the completion of the proposed merger, Limco common stock will no longer be listed on the NASDAQ Global Market and will be deregistered under the Exchange Act.  In the merger, holders of Limco common stock will receive ordinary shares of TAT which are publicly traded on the NASDAQ Capital Market under the symbol “TATTF” and the Tel Aviv Stock Exchange, or TASE, under the symbol “TAT Tech”. It is anticipated that immediately following closing, ordinary shares of TAT will commence trading on the NASDAQ Global Market.

CASH IN LIEU OF FRACTIONAL SHARES (Page 46)

No fractions of TAT ordinary shares will be issued as consideration in the merger and holders of Limco common stock who would otherwise be entitled to a fraction of a TAT ordinary share (after aggregating all fractional shares that otherwise would be received by such holder), shall be entitled to receive a cash payment in lieu thereof.  The amount of cash received by such stockholder will be equal to an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the volume weighted average price of one TAT ordinary share for the five most recent days that TAT ordinary shares have traded ending on the trading day immediately prior to the effective time, as reported on the NASDAQ Capital Market.

NO DISSENTERS’ APPRAISAL RIGHTS (Page 47)

Holders of Limco common stock will not have any appraisal rights under the Delaware General Corporation Law, or under Limco’s certificate of incorporation, in connection with the merger, and neither Limco nor TAT will independently provide holders of Limco common stock with any such rights.

CONDITIONS TO COMPLETION OF THE MERGER (Page 51)

A number of conditions must be satisfied or waived, if permissible under legal requirements, before the proposed merger can be completed.  These include, among others:

•                  effectiveness of the registration statement on Form F-4; and

•                  adoption of the merger agreement by the stockholders of Limco.

For a more detailed description of this provision, see “THE MERGER AGREEMENT - CONDITIONS TO COMPLETION OF THE MERGER.”

REGULATORY FILINGS AND APPROVALS NECESSARY TO COMPLETE THE MERGER

In addition to the effectiveness of this registration statement, of which this proxy statement/prospectus is a part, and compliance with applicable provisions of Delaware and Israeli laws, the approval of the Tel-Aviv Stock Exchange (listing of additional shares) is required.

An application to the Tel-Aviv Stock Exchange for the listing of additional shares will be submitted following the filing of this proxy statement/prospectus with the SEC.

DIRECTORS AND MANAGEMENT OF THE MERGED COMPANY AFTER THE MERGER (Page 45)

The directors and officers of TAT will remain the directors and officers of TAT following the merger until their successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of association of TAT and applicable law.  The directors and officers of Limco following the merger will be determined prior to the effective time of the merger.

UNAVAILABILITY OF ALTERNATIVE TRANSACTION (Page 39)

Since TAT is Limco’s controlling stockholder, TAT has an absolute veto over any change of control transaction for Limco.  TAT has advised the Special Committee that it will not approve any such transaction.  Accordingly, no alternative transaction is possible.

TERMINATION The merger agreement may be terminated at any time, prior to the effective time of the merger (notwithstanding any approval by Limco’s stockholders) by mutual written consent of TAT and Limco, or as follows:

•                  by either TAT or Limco if, among other things, the merger has not been completed by September 30, 2009, or the adoption of the merger agreement by Limco’s stockholders has not been obtained, or any legal requirement or final and non-appealable injunction prohibits the consummation of the merger;

•                  by TAT if Limco breaches any of its representations, warranties, covenants or agreements, such that the applicable closing conditions for TAT to effect the merger as set forth in the merger agreement would not be satisfied and such breach is not cured (if curable) within 30 days of delivery of written notice by TAT to Limco of Limco’s breach (so long as TAT is not itself in breach of the any of its representations, warranties, covenants or agreements so as to cause the applicable closing conditions for Limco to effect the merger as set forth in the merger agreement not to be satisfied); or

•                  by Limco if TAT breaches any of its representations, warranties, covenants or agreements, such that the applicable closing conditions for Limco to effect the merger as set forth in the merger agreement would not be satisfied and such breach is not cured (if curable) within 30 days of delivery of written notice by Limco to TAT of TAT’s breach (so long as Limco is not itself in breach of any of its representations, warranties, covenants or agreements so as to cause the applicable closing conditions for TAT to effect the merger as set forth in the merger agreement not to be satisfied).

For a more detailed description of these provisions see “THE MERGER AGREEMENT - TERMINATION.”

EXPENSES

Each party to the merger agreement will bear its own expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement whether or not the merger is completed.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The merger has been structured to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.  Assuming the merger so qualifies, you will not recognize gain or loss on the exchange of your Limco common stock for TAT ordinary shares, although gain or loss may be recognized upon the receipt of cash in lieu of fractional TAT ordinary shares.  TAT and Limco cannot assure you that the Internal Revenue Service will agree with the treatment of the merger as a tax-free reorganization.

Tax matters are complicated, and the tax consequences of the merger to a particular stockholder will depend in part on such stockholder’s circumstances.  Accordingly, we urge you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

For further information, please refer to “TAXATION - CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.”

MATERIAL ISRAELI TAX CONSIDERATIONS

According to Israeli tax law, the merger may be viewed as a taxable event for Limco shareholders who are Israeli resident individuals or companies.  Therefore, TAT may withhold tax from any Israeli resident shareholders of Limco that do not produce to TAT a valid withholding exemption certificate issued by the Israeli tax authorities and applying to the transactions.  In cases where an Israeli resident Limco shareholder does not produce an exemption certificate, the consideration shares could be held back until the shareholder satisfies the abovementioned withholding obligations.  In addition, Limco security holders who become TAT ordinary shareholders following the merger will be subject to Israeli tax law which generally exempts from Israeli capital gains tax gains derived by foreign residents holding shares of Israeli resident companies traded on a recognized stock exchange, such as the NASDAQ Capital Market, subject to certain conditions.

For further information, please refer to “MATERIAL ISRAELI TAX CONSIDERATIONS - TAXATION OF TAT SHAREHOLDERS.”

ACCOUNTING TREATMENT (Page 45)

In accordance with US GAAP, this transaction will be subject to the provisions of SFAS No. 160 “Noncontrolling Interest in Consolidated Financial Statements”, effective for TAT as of January 1, 2009 (SFAS 160). Under SFAS 160, noncontrolling interest in a subsidiary is part of the consolidated equity and transactions with noncontrolling interest holders, which do not involve a change in control of the parent company, are equity transaction (purchase method of accounting does not apply). As a result, the merger transaction shall be accounted for by TAT as an equity transaction within the shareholders’ equity.

COMPARATIVE RIGHTS OF TAT AND LIMCO SHAREHOLDERS

As a result of the merger, each of your shares of Limco common stock will be converted into the right to receive a fraction of a TAT ordinary share according to the exchange ratio.  Because TAT is a corporation organized under the laws of Israel, there are material differences between the rights of Limco stockholders and the rights of holders of TAT ordinary shares.  See “COMPARATIVE RIGHTS OF TAT AND LIMCO SHAREHOLDERS” and “DESCRIPTION OF TAT SHARE CAPITAL.”

EXCHANGE OF STOCK CERTIFICATES (Page 35)

After the completion of the merger TAT will send to each record holder of Limco common stock a letter of transmittal and exchange instructions for use in exchanging such stock for TAT ordinary shares and cash in lieu of fractional ordinary shares.  You should not send in your Limco stock certificates before receiving this letter of transmittal.

VOTING RIGHTS (Page 33)

STOCKHOLDER OF RECORD:  SHARES REGISTERED IN YOUR NAME.  If on [*], 2009 your shares of Limco common stock were registered directly in your name with Limco’s transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record for purposes of the special meeting.  If you are a stockholder of record, you may vote in person at the special meeting or vote by proxy using the enclosed proxy card.  Whether or not you plan to attend the special meeting, we urge you to vote by proxy to ensure your vote is counted.  You may still attend the special meeting and vote in person even if you have already voted by proxy.  You may vote by proxy by signing, dating and returning your proxy card in the pre-addressed postage-paid envelope provided.

All shares entitled to vote and represented by properly completed proxies received prior to the Limco special meeting, and not revoked, will be voted at the Limco special meeting as instructed on the proxies.  IF YOU

SIGN YOUR PROXY BUT DO NOT INDICATE HOW YOUR SHARES OF LIMCO COMMON STOCK SHOULD BE VOTED ON A MATTER, THE SHARES REPRESENTED BY YOUR PROPERLY COMPLETED PROXY WILL BE VOTED AS THE LIMCO BOARD OF DIRECTORS RECOMMENDS AND THEREFORE “FOR” THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER.

The method by which you vote by proxy will in no way limit your right to vote at the Limco special meeting if you later decide to attend the meeting in person.

BENEFICIAL OWNER:  SHARES REGISTERED IN THE NAME OF A BROKER OR BANK.  If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Limco’s transfer agent.  Simply complete and mail the proxy card in accordance with the voting instructions provided by your broker, bank or other agent, or follow the instructions for voting in any other manner as provided by your broker, bank or other agent to ensure that your vote is counted.  To vote in person at the special meeting, you must obtain a valid proxy from your broker, bank or other agent.  Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker or bank to request a proxy form.

Your broker will vote your shares of Limco common stock only if you provide instructions on how to vote.  You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.  Without instructions, your shares of Limco common stock will be a broker “non-vote,” which will have the effect of a vote against the approval and adoption of the merger agreement and approval of the merger.

SOLICITATION OF PROXIES

The proxy accompanying this proxy statement/prospectus is solicited on behalf of the Limco Board of Directors for use at the Limco stockholders’ meeting.

Limco is soliciting the enclosed proxy on behalf of the Board of Directors, and will pay all costs of preparing, assembling and mailing the proxy materials.  In addition to mailing out proxy materials, Limco’s directors and officers may solicit proxies by telephone or fax, without receiving any additional compensation for their services.  Limco has requested brokers, banks and other fiduciaries to forward proxy materials to the beneficial owners of its stock.

SELECTED SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

The following tables present summary historical financial data, unaudited condensed consolidated pro forma financial information and comparative per share historical and pro forma data as well as market price and dividend data of TAT and Limco.

Financial Information

The extracts from the financial statements of, and other information about, TAT and Limco appearing in this proxy statement/prospectus are presented in U.S. dollars ($) and have been prepared in accordance with U.S. GAAP.

TAT SELECTED HISTORICAL FINANCIAL INFORMATION

TAT is providing the following financial information to assist you in your analysis of the financial aspects of the merger.  The information is only a summary and should be read in conjunction with TAT’s historical consolidated financial statements and related notes included elsewhere herein.

TAT’s selected historical information is derived from the audited consolidated financial statements of TAT as of December 31, 2008 and 2007 and for each of its fiscal years ended December 31, 2008, 2007 and 2006, which are included elsewhere in this proxy statement/prospectus, and have been prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.  The selected financial data for each of the years in the two-year period ended Decmeber 31, 2005 and at December 31, 2006, 2005, and 2004 are derived from other audited consolidated financial statements of TAT, which have been prepared in accordance with U.S. GAAP.

The selected unaudited financial data for Gedera as of and for each of the years ended December 31, 2008, 2007, and 2006 represent the financial results of TAT’s operations in Gedera, Israel.

The selected unaudited financial data for Bental as of and for the years ended December 31, 2008 and 2007 which are not included elsewhere in this proxy statement/prospectus, have been prepared in accordance with U.S. GAAP.  The selected unaudited financial data for Bental for the period from August 18, 2008 to December 31, 2008 represents the financial results of Bental’s operations for the period of time in which such operations have been incorporated in TAT’s consolidated financial statements and have been prepared in accordance with U.S. GAAP.

The historical results included below in this proxy statement/prospectus are not indicative of the future performance of TAT, Gedera or Bental.  You should read the selected historical financial data together with the financial statements and “Operating and Financial Review and Prospects” included elsewhere in this proxy statement/prospectus.

TAT Technologies Consolidated Statement of Income Data:

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(audited) (in thousands, except per share data)
Revenues
Sale of products	$31,724	$18,928	$18,512	$17,537	$19,138
Services and other	71,565	69,776	59,021	31,656	14,105
Total revenues	103,289	88,704	77,533	49,193	33,243
Cost of revenues
Sale of products	22,977	13,399	12,590	11,322	11,559
Services and other	57,586	51,808	45,049	24,270	10,607
Total cost of revenues	80,563	65,207	57,639	35,592	22,166
Gross profit	22,726	23,497	19,894	13,601	11,077
Operating expenses:
Research and development costs, net	—	—	—	72	125
Selling and marketing expenses	4,369	3,719	3,466	2,495	1,894
General and administrative expenses	12,407	10,995	6,710	5,138	3,793
Operating income	5,950	8,783	9,718	5,896	5,265
Financial income	2,677	1,707	721	251	233
Financial expenses	(1,503)	(1,006)	(1,185)	(692)	(146)
Other income (expenses), net	(236)	*26,478	59	210	54
Income from operations before income taxes	6,888	35,962	9,313	5,665	5,406
Income taxes	1,795	3,212	3,247	2,136	1,667
Share in results of affiliated company prior to its consolidation	674	—	—	—	—
Minority interest	(1,499)	(771)	—	—	—
Net income	$4,268	$31,979	$6,066	$3,529	$3,739
Basic net earnings per share	$0.65	$5.04	$1.00	$0.58	$0.72
Diluted net income per share	$0.65	$4.99	$0.98	$0.58	$0.67
Weighted average number of shares used in computing basic net income per share	6,546	6,344	6,042	6,042	5,166
Weighted average number of shares used in computing diluted net income per share	6,566	6,408	6,163	6,087	5,564
Cash dividend per share	$—	$0.40	$0.20	$0.18	$1.18

* Gain from Limco Initial public offering.

TAT Technologies Consolidated Balance Sheet Data:

	As of December 31,
	2008	2007	2006	2005	2004
	(unaudited) (in thousands)
Working capital	$90,616	$79,458	$29,743	$30,387	$26,623
Total assets	135,930	113,407	66,237	60,565	41,207
Long-term liabilities, excluding current maturities	12,925	4,756	8,283	13,786	4,054
Shareholders’ equity	$76,077	$72,793	$39,720	$34,861	$32,526

Gedera Statement of Income Data:

	Year Ended December 31,
	2008	2007	2006
	(unaudited) (in thousands)
Revenues:
Revenues from external customers	$22,019	$18,995	$18,555
Revenues from related parties	5,838	4,494	3,555
Total Revenues	27,857	23,489	22,110

Cost of revenues	21,140	17,891	16,271
Gross profit	6,717	5,598	5,839
Operating expenses:
Selling and marketing expenses	1,364	1,106	1,190
General and administrative expenses	4,156	3,540	2,336
Operating income	1,197	952	2,313
Financial income (expenses), net	110	538	6
Other income, net	—	26,478	59
Income from operations before income taxes	1,307	27,968	2,378
Income taxes	29	343	725
Equity profits	2,990	4,354	4,413
Minority interest	—	—	—
Net income	$4,268	$31,979	$6,066

Gedera Balance Sheet Data:

	As of December 31,
	2008	2007	2006
	(unaudited) (in thousands)
Working capital	$26,794	$27,326	$(22,823)
Total assets	92,402	81,871	52,438
Long-term liabilities, excluding current maturities	10,924	4,175	7,676
Shareholders’ equity	$76,077	$72,793	$39,720

Bental Statement of Income Data:

	Year Ended December 31		For the period from August 18, 2008 through December 31,
	2008 *	2007 *	2008 **
	(unaudited, in thousands)		(unaudited, in thousands)

Revenues***	$32,152	$16,345	$9,758
Cost of revenues	22,132	11,549	7,845
Gross profit	10,020	4,796	1,913
Operating expenses:
Selling and marketing expenses	727	609	250
General and administrative expenses	1,566	1,076	713
Operating income	7,727	3,111	950
Financial income (expenses), net	56	(69)	(27)
Income from operations before income taxes	7,783	3,042	923
Income taxes (benefit)	1,671	798	(156)
Net income	$6,112	$2,244	$1,079

*   Based on Bental’s financial statements for the year ended December 31, 2008 (including the effect of the purchase accounting results from the acquisition of Bental) and for the year ended December 31, 2007.

** Results for the period commencing on August 18, 2008 and ending on December 31, 2008 are as consolidated in TAT financial statements.

*** A significant portion of Bental’s 2008 revenues were generated from one project.  There can be no assurance that revenues from such project will continue to be generated at this pace.

Bental Balance Sheet Data:

	As of December 31,
	2008 *	2007 *
	(unaudited, in thousands)
Working capital	$9,019	$3,481
Total assets	19,373	14,117
Long-term liabilities, excluding current maturities	1,166	520
Shareholders’ equity	$10,889	$4,694

*   Based on Bental’s financial statements for the year ended December 31, 2008 (including the effect of the purchase accounting results from the acquisition of Bental) and for the year ended December 31, 2007.

LIMCO SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

We are providing the following summary selected financial information to assist you in your analysis of the financial aspects of the merger.

Limco’s  selected historical information is derived from the audited consolidated financial statements of Limco as of December 31, 2008 and 2007 and for each of its fiscal years ended December 31, 2008 and 2007, which are included elsewhere in this proxy statement/prospectus, and have been prepared in accordance with U.S. GAAP.  The selected financial data for each of the years in the three-year period ended Decemeber 31, 2006 and at December 31, 2006, 2005, and 2004 are derived from other audited consolidated financial statements of Limco, which have been prepared in accordance with U.S. GAAP.

The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Limco or the combined company, and you should read the selected historical financial data together with the audited consolidated financial statements and related notes and “Managements Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this proxy statement/prospectus.

Limco Statement of Income Data:

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(audited) (in thousands, except per share data)
Revenues
MRO Services	$54,276	$49,392	$43,824	$27,601	$13,874
Parts Services	17,289	20,384	15,197	4,055	231
Total revenues	71,565	69,776	59,021	31,656	14,105
Cost and operating expenses
MRO Services	43,664	35,205	32,214	21,458	10,353
Parts Services	13,922	16,603	12,835	2,812	162
Selling and marketing expenses	2,755	2,613	2,275	1,358	742
General and administrative expenses	7,118	6,981	3,896	2,568	1,442
Amortization of intangibles	326	474	477	237
Operating income	3,780	7,900	7,324	3,223	1,406
Other Income (expense)
Interest Income	1,259	897	166	145	122
Loss on sale of investments	(236)	—	—	—	—
Other income (expense)	(167)	—	—	—	—
Interest expense	—	(732)	(637)	(357)	—
Income from operations before income taxes	4,636	8,065	6,853	3,011	1,528
Income taxes	1,923	2,871	2,523	1,074	556
Net income	$2,713	$5,194	$4,330	$1,937	$972
Basic net income per share	$0.21	$0.48	$0.48	$0.22	$0.11
Diluted net income per share	$0.21	$0.47	$0.48	$0.22	$0.11
Weighted average number of shares used in computing basic net income per share	13,205	10,934	9,000	9,000	9,000
Weighted average number of shares used in computing diluted net income per share	13,205	10,962	9,000	9,000	9,000
Cash dividend per share	$—	$—	$—	$—	$—

Limco Balance Sheet Data:

	As of December 31,
	2008	2007	2006	2005	2004
	(audited)
	(in thousands)
Working capital	$55,277	$52,631	$11,349	$12,162	$8,791
Total assets	76,946	72,703	38,012	33,742	14,081
Long-term liabilities, excluding current maturities	835	404	4,435	10,386	382
Shareholders’ equity	66,628	63,885	17,091	12,761	10,824

TAT UNAUDITED CONDENSED CONSOLIDATED

PRO FORMA FINANCIAL INFORMATION

SELECTED UNADUITED PRO FORMA CONDENSED FINANCIAL DATA

The following selected financial data from the unaudited pro forma condensed statements of operations are based on the historical consolidated statements of operations of TAT giving effect to the proposed merger of TAT and Limco for the year ended December 31, 2008, giving effect to the combination as if it occurred on January 1, 2008, reflecting only pro forma adjustments expected to have a continuing impact on the combined results. The unaudited pro forma condensed balance sheet is based on the historical consolidated of TAT as of December 31, 2008, giving effect to the combination as if it occurred on December 31, 2008.   TAT’s historical financial statements currently consolidate the financial statements of Limco.

These unaudited pro forma condensed financial statements are for illustrative purposes only. They do not purport to indicate the results that would have actually been obtained had the merger been completed on the assumed date or for the periods presented, or that may be realized in the future. The unaudited pro forma financial information assumes that, at the effective time of the Merger, (.5) ordinary shares of TAT common stock will be issued in exchange for approximately 1 ordinary shares held by Limco shareholders. The pro forma financial information has been prepared under the provisions of Statement of Financial Accounting Standards (SFAS) No. 160, Noncontrolling Interests in Consolidated Financial Statements.   SFAS 160 requires companies to account for transactions between controlling and noncontrolling parties as an equity transaction.  The pro forma financial information does not reflect these potential expenses and efficiencies. The unaudited pro forma condensed financial statements should be read in conjunction with “TAT’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Limco’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, the historical consolidated financial statements, including related notes of TAT and Limco and the unaudited pro forma combined financial statements, covering these periods, included in this proxy statement/prospectus.

TAT UNAUDITED PRO-FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

For the year December 31, 2008
Pro forma consolidated statement of income
($ in thousands, except per share information)
Revenues:
Sale of products	$31,724
Services and other	71,565
103,289
Cost of revenues:
Sale of products	22,977
Services and other	57,586
80,563

Gross profit	22,726
Operating expenses:
Selling and marketing expenses	4,369
General and administrative expenses	13,565

17,934

Operating income	4,792
Financial income	2,677
Financial expenses	(1,503)
Other income, net	(236)

Income before income taxes	5,730
Income taxes	1,999

Income before minority interests	3,731
Share in result of affiliated company prior to its consolidation	674
Minority interests in subsidiaries’ earnings	—

Net income	4,405
Net earnings attributable to noncontrolling interest	(463)

Total net income attributable to common shareholders	$3,942

Basic net income per share	$0.4859
Basic net income per share attributable to noncontrolling interest	(0.0511)
Basic net income per common share attributable to common shareholders	$0.4348

Diluted net income per share	$0.4848
Diluted net income per share attributable to noncontrolling interest	(.0510)
Diluted net income per common share attributable to common shareholders	$0.4338

Weighted average number of shares — basic	9,066,427

Weighted average number of shares — diluted	9,086,621

TAT UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of December 31, 2008
Pro forma consolidated balance sheet
($ in thousands, except per share information)

Total current assets	$108,706

Total long-term assets	27,086

Total assets	135,792

Total current liabilities	18,978

Total long-term liabilities	12,894

Total liabilities	31,872

Minority interest	—

Shareholders’ equity:
Share capital - Ordinary shares of NIS 0.9 par value — Authorized: 10,000,000 shares; issued and outstanding: 6,552,671 shares and 9,073,043 shares historical and proforma, respectively	2,794

Additional paid-in capital	64,824

Accumulated other comprehensive loss	(763)
Retained earnings	33,798

Total parent shareholders’ equity	100,653
Noncontrolling interest	3,267

Total shareholders Equity	103,920

Total liabilities and shareholders’ equity	$135,792

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The information below reflects the historical net income and book value per share of Limco’s common stock and the historical net income and book value per ordinary share of TAT in comparison with the unaudited pro forma net loss and book value per share after giving effect to the proposed merger of Limco and TAT accounted for as an equity transaction.

You should read the tables below in conjunction with the audited financial statements of Limco beginning on page III-1 of this proxy statement/prospectus and audited financial statements of TAT commencing at page IV-1 of this proxy statement/prospectus and the related notes and the unaudited pro forma condensed financial information and notes related to such financial statements included elsewhere in this proxy statement/prospectus. The pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations that would have resulted if the merger had been completed as of the assumed dates or of the results that will be achieved in the future.

The selected unaudited pro forma condensed combined financial data as of and for the year ended December 31, 2008 is derived from the unaudited pro forma condensed combined financial information beginning on page 127 of this proxy statement/prospectus and should be read in conjunction with that information. Please see the section entitled “Unaudited Pro Forma Condensed Financial Statements” beginning on page [ * ] of this proxy statement/prospectus.

LIMCO

For the Year Ended December 31, 2008
Historical Per Common Share Data:
Basic net income per share	$.21
Diluted net income per share	.21
Book value per share	4.84

TAT

For the Year Ended December 31, 2008
Historical Per Common Share Data:
Basic net income per share	$.65
Diluted net income per share	.65
Book value per share	11.61

TAT AND LIMCO

For the Year Ended December 31, 2008
Pro Forma Per Common Share Data:
Basic net income per share	$.44
Diluted net income per share	.44
Book value per share	11.07

SECURITIES MARKET PRICE INFORMATION

MARKET PRICE

TAT Ordinary Shares

TAT’s ordinary shares are listed on the NASDAQ Capital Market under the symbol “TATTF” and on the Tel Aviv Stock Exchange in Israel under symbol “TAT Tech”.  On April 2, 2009, the last trading day prior to the public announcement of the merger, the closing price for the TAT ordinary shares was $5.13 per share on the NASDAQ Capital Market.  On [*], 2009, the most recent trading day practicable before the date of this proxy statement/prospectus, the closing price for the TAT ordinary shares was $[*] per share on the NASDAQ Capital Market. It is anticipated that immediately following closing, ordinary shares of TAT will commence trading on the NASDAQ Global Market. As of April 30, 2009 there were 50 holders of record of TAT’s ordinary shares.

The following table sets forth, for the periods indicated, the high and low reported sales prices of TAT’s ordinary shares on the NASDAQ Capital Market.

	2009
	High	Low

First quarter	5.85	3.95
Second quarter (through May 6, 2009)	6.68	4.74

	2008
	High	Low

First quarter	12.24	6.61
Second quarter	8.60	4.95
Third quarter	7.37	4.76
Fourth quarter	7.01	3.62

	2007
	High	Low

First quarter	28.18	16.60
Second quarter	21.93	15.60
Third quarter	21.95	11.37
Fourth quarter	16.10	13.13

Limco Common Stock

Limco common stock is listed on the NASDAQ Global Market under the symbol “LIMC” and commenced trading on July 23, 2007.  On April 2, 2009, the last trading day prior to the public announcement of the merger, the closing price for the Limco common stock was $2.29 per share on the NASDAQ Global Market.  On [*] 2009, the most recent trading day practicable before the date of this proxy statement /prospectus, the closing price for the Limco common stock was $[*] per share on the NASDAQ Global Market.  As of April 30, 2009, there were 2 holders of record of Limco’s common stock.

The following table sets forth, for the periods indicated, the high and low reported sales prices of Limco’s common stock on the NASDAQ Global Market.

	2009
	High	Low
First quarter	3.49	1.9
Second quarter (through May 6, 2009)	2.9	2.18

	2008
	High	Low

First quarter	12.61	5.15
Second quarter	6.90	4.25
Third quarter	5.09	3.72
Fourth quarter	4.50	2.50

	2007
	High	Low

Third quarter (commencing July 23, 2007)	13.88	11.10
Fourth quarter	15.90	11.50

DIVIDEND POLICY

TAT

On April 8, 2009, TAT paid a cash dividend to its stockholders of approximately NIS2.29 per ordinary share (approximately $.55 per ordinary share).  TAT’s Board of Directors has no present intention of paying additional cash dividends in the foreseeable future.  The payment of additional dividends will be contingent upon TAT’s revenues and earnings, capital requirements and general financial condition.

The Israel Companies Law also restricts TAT’s ability to declare dividends.  TAT can only distribute dividends from profits (as defined in the law), provided that there is no reasonable suspicion that the dividend distribution will prevent TAT from meeting its existing and future expected obligations as they come due.

Limco

Limco has not paid any dividends on its common stock to date and does not intend to pay dividends in the near future.  It is Limco’s board of director’s current intention to retain all earnings, if any, for use in business operations and, accordingly, Limco’s Board of Directors does not anticipate declaring any dividends in the foreseeable future.  The payment of dividends, if and when paid, will be within the discretion of Limco’s then Board of Directors and will be contingent upon Limco’s revenues and earnings, capital requirements and general financial condition.

RISK FACTORS

The proposed merger involves certain risks and uncertainties.  You should carefully consider the risks and uncertainties described below. The risk factors relating to the business of TAT also include information relating to the business of Limco.

Because the market price of TAT ordinary shares may fluctuate, the value of TAT ordinary shares to be issued in the merger may fluctuate.

Upon completion of the merger, each share of Limco common stock will be converted into the right to receive five tenths (.5) of an ordinary share of TAT.  There will be no adjustment to the exchange ratio for changes in the market price of either shares of Limco common stock or TAT ordinary shares.  Accordingly, the market value of the TAT ordinary shares that holders of Limco common stock will be entitled to receive upon completion of the merger will depend on the market value of the TAT ordinary shares at the time of the completion of the merger and could vary significantly from the market value of TAT ordinary shares on the date of this document or the date of the Limco special meeting.

Such variations could be the result of changes in the business, operations or prospects of TAT, market assessments of the likelihood that the merger will be completed or the timing of the completion of the merger, general market and economic conditions and other factors both within and beyond the control of TAT.  Because the completion of the merger will occur after the date of the Limco special meeting, Limco stockholders will not know at the time of the Limco special meeting the market value of the TAT ordinary shares they will receive upon completion of the merger.

Members of the Special Committee may be deemed to have potential conflicts of interest in recommending that you vote in favor of the approval and adoption of the merger agreement and approval of the merger.

Members of the Special Committee negotiated the terms of the merger agreement, unanimously approved the merger agreement and unanimously recommend that you vote in favor of the adoption of the merger agreement and approval of the merger.  These directors may have interests in the merger that are different from, or in addition to, or in conflict with, yours.  These interests include the possible election of one or more of such individuals as directors of TAT following the merger, and the indemnification of former Limco directors by the merged company.  You should be aware of these interests when you consider the Special Committee’s recommendation that you vote in favor of the proposal to adopt the merger agreement and approve the merger.

The trading price of TAT ordinary shares may be affected by factors different from those affecting the price of Limco common stock.

Upon completion of the merger, holders of Limco common stock will become holders of TAT ordinary shares.  The results of operations of the merged company, as well as the trading price of TAT ordinary shares after the merger, may be affected by factors different from those currently affecting Limco’s results of operations and the trading price of Limco common stock.  See “INFORMATION ABOUT LIMCO” and “INFORMATION ABOUT TAT” elsewhere in this Proxy Statement/Prospectus.

TAT is a foreign private issuer under the rules and regulations of the SEC and, thus, is exempt from a number of rules under the Exchange Act and is permitted to file less information with the SEC than a company incorporated in the United States.

As a foreign private issuer under the Exchange Act, TAT is exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations.  Moreover, TAT is not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies with securities registered under the Exchange Act; and is not required to comply with Regulation FD, which imposes certain restrictions on the selective disclosure of material information.  In addition, TAT’s officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of TAT ordinary shares.  Accordingly, after the merger, if you continue to hold TAT ordinary shares, you may receive less information about the merged company than you currently receive about Limco, and be afforded less protection under the U.S. federal securities laws than you are currently afforded.  If the merged company loses its status as a foreign private issuer, it will no longer be exempt from such rules and, among other things, will be required to file periodic reports and financial statements as if it were a company incorporated in the United States.  The costs incurred in fulfilling these additional regulatory requirements could be substantial.

No Alternative Transaction is Possible..

Since TAT is Limco’s controlling stockholder, TAT has an absolute veto over any change of control transaction for Limco.  TAT has advised Limco that it will not approve any such transaction.  Accordingly, no alternative transaction is possible.

The aerospace industry is subject to significant government regulation and oversight, and TAT and its subsidiaries may have to incur significant additional costs to comply with these regulations.

The aerospace industry is highly regulated in the United States and in other countries.  TAT and its subsidiaries must be certified or accepted by the FAA, the United States Department of Defense, the European Aviation Safety Agency, or EASA, and similar agencies in foreign countries and by individual original equipment manufacturers, or OEMs, in order to manufacture, sell and service parts used in aircraft.  If any of the material certifications, authorizations or approvals of any of TAT or its subsidiaries are revoked or suspended, then the operations of TAT or its subsidiaries, as the case may be, will be significantly curtailed and TAT and its subsidiaries could be subjected to significant fines and penalties.  In the future, new and more demanding government regulations may be adopted or industry oversight may be increased.  TAT and its subsidiaries may have to incur significant additional costs to achieve compliance with new regulations or to reacquire a revoked or suspended license or approval, which could reduce their profitability.

TAT competes with a number of established companies in all aspects of TAT’s business, many of which have significantly greater resources or capabilities than TAT does.

For the OEM of heat transfer components, TAT’s major competitors are other OEMs who manufacture heat transfer components, including the Hughes-Treitler division of Ametek Inc., Lytron Inc., Hamilton Sundstrand Corporation and Honeywell International Inc.  Some of TAT’s competitors are far larger, have substantially greater resources, including technical, financial, research and development, marketing and distribution capabilities than TAT has, and enjoy greater market recognition.  These competitors may be able to achieve greater economies of scale and may be less vulnerable to price competition than TAT.  TAT may not be able to offer its products as part of integrated systems to the same extent as its competitors or successfully develop or introduce new products that are more cost effective or offer better performance than those of its competitors.  Failure to do so could adversely affect TAT’s business, financial condition and results of operations.

A number of TAT’s competitors have inherent competitive advantages.  For example, TAT competes with the service divisions of large OEMs that in some cases have design authority with respect to their OEM products and are able to derive significant brand recognition from their OEM manufacturing activities.  TAT also competes with the in-house service divisions of large commercial airlines, and there is a strong incentive for an airline to fully-utilize the services of its maintenance employees and facilities.

For the OEM of electric motion systems, TAT’s major competitors are mainly large companies that provide standard products and companies that provide special customized solutions.  As the providers of the systems usually tend to prefer local manufacturers for the purchase of the components, penetrating markets outside of Israel requires high levels of product innovation.

Further, TAT’s competitors may have additional competitive advantages, such as:

•              the ability to adapt more quickly to changes in customer requirements and industry conditions or trends;

•              greater access to capital;

•              stronger relationships with customers and suppliers;

•              greater name recognition; and

•              access to superior technology and marketing resources.

If TAT is unable to overcome these competitive disadvantages, then TAT’s business, financial condition and results of operations would be adversely affected.

TAT derives a substantial part of its revenues from several major customers.  If TAT loses any of these customers or they reduce the amount of business they do with TAT, TAT’s revenues may be seriously affected.

Five customers accounted for approximately 25.0%, 22.0% and 23.0% of TAT’s revenues for the years ended December 31, 2008, 2007 and 2006, respectively.  TAT’s major customers may not maintain the same volume of business with TAT in the future.  If TAT loses any of these customers or they reduce the amount of business they do with TAT, TAT’s revenues may be seriously affected.

A substantial part of the revenues of TAT and its subsidiaries are from contracts with the U.S. and Israeli governments and is subject to special risks.  A loss of all, or a major portion, of the revenues of TAT or any of its subsidiaries from government contracts could have a material adverse effect on TAT’s operations.

A substantial portion of the revenues of TAT and its subsidiaries are from contracts with the U.S. and Israeli governments.  Sales to the U.S. and Israeli governments accounted for approximately 5.0% and 0.6% of TAT’s revenues on a consolidated basis for the year ended December 31, 2008, 4.4% and 1.1% of TAT’s revenues for the year ended December 31, 2007 and 4.0% and 1.1% of TAT’s revenues for the year ended December 31, 2006, respectively.

Business with the U.S. and Israeli governments, as well as with the governments of other countries, is subject to risks which are not as relevant in business with private parties.  These risks include the ability of the governmental authorities to unilaterally:

•                  suspend TAT or any of its subsidiaries from receiving new contracts pending resolution of alleged violations of procurement laws or regulations;

•                  terminate existing contracts, with or without cause, at any time;

•                  reduce the value of existing contracts;

•                  audit the contract-related costs and fees of TAT and its subsidiaries, including allocated indirect costs; and

•                  control or potentially prohibit the export of the products of TAT and its subsidiaries.

A decision by a governmental authority to take any or all of the actions listed above could materially reduce the sales and profitability of TAT and its subsidiaries.  Most of the U.S. Government contracts of TAT and its subsidiaries can be terminated by the U.S. Government either for its convenience or if TAT or any of its subsidiaries defaults by failing to perform under the contract.  Termination for convenience provisions provide only for the recovery of costs incurred or committed, settlement expenses and profit on the work completed by TAT and its subsidiaries prior to termination.

Declines in military budgets may result in reduced demand for the products and manufacturing services of TAT and its subsidiaries.  Any decline could result in reduction in the core business revenues of TAT and its subsidiaries and adversely affect their business, results of operations and financial condition.

If TAT does not receive the governmental approvals necessary for the export of its products, TAT’s revenues may decrease.  Similarly if TAT’s suppliers and partners do not receive their government approvals necessary to export their products or designs to TAT, TAT’s revenues may decrease and TAT may fail to implement its growth strategy.

Under Israeli law, the export of certain of the products and know-how of TAT is subject to approval by the Israeli Ministry of Defense.  To initiate sales proposals with regard to exports of the products and know-how of TAT and to export such products or know-how, TAT must obtain permits from the Ministry of Defense.  TAT may not be able to receive in a timely manner all the required permits for which it may apply in the future.

Similarly, under foreign laws the export of certain military products, technical designs and spare parts require the prior approval of, or export license from, such foreign governments.  In order to maintain the third party production, certain co-development activities and procurements required for the performance of certain contracts, TAT must receive detailed technical designs, products or product parts’ samples from its strategic partners or suppliers.  TAT may not be able to receive all the required permits and/or licenses in a timely manner.  Consequently, TAT’s revenues may decrease, and TAT may fail to implement its growth strategy.

TAT depends on a limited number of suppliers of components for its products and if TAT or any of its subsidiaries is unable to obtain these components when needed, they would experience delays in manufacturing their products and TAT’s financial results could be adversely affected.

TAT relies on limited number of key suppliers for parts for its OEM, MRO services and parts services businesses.  Certain of these suppliers are currently the sole source of one or more components upon which TAT is dependent. Suppliers of some of these components require TAT to place orders with significant lead-time to assure supply in accordance with TAT’s requirements. If TAT were to engage in a commercial dispute with or be unable to obtain adequate supplies of parts from these suppliers at commercially reasonable prices, TAT’s operations could be interrupted.  Increased costs associated with supplied materials or components could increase TAT’s costs and reduce TAT’s profitability if TAT is unable to pass these cost increases on to its customers.

TAT may face increased costs and a reduced supply of raw materials.  TAT may not be able to recoup future increases in the cost of raw materials or in electric power costs for its operations through price increases for its products.

In recent years, the cost of raw materials used by TAT has fluctuated significantly due to market and industry conditions.  The cost of electric power used in TAT’s operations has also increased in the last several years.  TAT may not be able to recoup future increases in the cost of raw materials or electric power costs through price increases for its products.

TAT faces special risks from international sales operations.  One or more of the risks associated with international sales may have a material adverse effect on TAT’s future revenues and, as a result, TAT’s business, operating results and financial condition.

TAT’s international sales and operations, including exports, comprise a growing proportion of TAT’s operating results.  In the years ended December 31, 2008, 2007 and 2006, approximately 83.5%, 91.7% and 90.9% of TAT’s sales, respectively, resulted from TAT’s international operations.  This source of revenue is subject to various risks, including:

•                  governmental embargoes or foreign trade restrictions;

•                  changes in U.S. and foreign governmental regulations;

•                  changes in foreign exchange rates;

•                  tariffs;

•                  other trade barriers; and

•                  political, economic and social instability; and difficulties in accounts receivable collections.

TAT and its subsidiaries may not be able to sustain or increase revenues from international operations or TAT or any of its subsidiaries may encounter significant difficulties in connection with the sale of its products in international markets or one or more of these factors may have a material adverse effect on TAT’s and its subsidiaries’ future revenues and, as a result, TAT’s business, operating results and financial condition.

TAT may engage in future acquisitions that could dilute TAT’s shareholders’ equity and harm TAT’s business, results of operations and financial condition.

TAT has pursued, and will continue to pursue, growth opportunities through internal development and acquisition of complementary businesses, products and technologies.  TAT is unable to predict whether or when any other prospective acquisition will be completed.  The process of integrating an acquired business may be prolonged due to unforeseen difficulties and may require a disproportionate amount of TAT’s resources and management’s attention.  TAT may not be able to successfully identify suitable acquisition candidates, complete acquisitions, integrate acquired businesses into its operations, or expand into new markets.  Further, once integrated, acquisitions may not achieve comparable levels of revenues, profitability or productivity as TAT’s existing business or otherwise perform as expected.  The occurrence of any of these events could harm TAT’s business, financial condition or results of operations.  Future acquisitions may require substantial capital resources, which may require TAT to seek additional debt or equity financing.

Future acquisitions by TAT could result in the following, any of which could seriously harm TAT’s results of operations or the price of TAT’s ordinary shares:

•                  issuance of equity securities that would dilute TAT’s shareholders’ percentages of ownership;

•                  large one-time write-offs;

•                  the incurrence of debt and contingent liabilities;

•                  difficulties in the assimilation and integration of operations, personnel, technologies, products and information systems of the acquired companies;

•                  diversion of management’s attention from other business concerns;

•                  contractual disputes;

•                  risks of entering geographic and business markets in which TAT has no or only limited prior experience; and

•                  potential loss of key employees of acquired organizations.

Rapid technological changes may adversely affect the market acceptance of the products of TAT.

The aerospace market in which TAT competes is subject to technological changes, introduction of new products, change in customer demands and evolving industry standards.  The future success of TAT will depend upon its ability to keep pace with technological developments and to timely address the increasingly sophisticated needs of its customers by supporting existing and new technologies and by developing and introducing enhancements to its current products and new products.  TAT may not be able to successfully develop and market enhancements to its products that will respond to technological change, evolving industry standards or customer requirements.  TAT may experience difficulties that could delay or prevent the successful development, introduction and sale of such enhancements; and such enhancements may not meet the requirements of the market or achieve any significant degrees of market acceptance.  If release dates of any new products or enhancements of TAT are delayed, or if when released, they fail to achieve market acceptance, TAT’s business, operating results and financial condition would be materially adversely affected.

TAT has fixed-price contracts with some of its customers and TAT bears the risk of costs in excess of its estimates.

TAT has entered into multi-year, fixed-price contracts with some of its MRO and OEM customers.  Pursuant to these contracts, TAT realizes all the benefits or costs resulting from any increases or decreases in the cost of providing services to these customers.  Most of TAT’s contracts do not permit TAT to recover for increases in raw material prices, taxes or labor costs.  Any increase in these costs could increase the cost of operating the business of TAT and reduce its profitability.  Factors such as inaccurate pricing and increases in the cost of labor, materials or overhead may result in cost over-runs and losses on those agreements.  TAT may not succeed in obtaining an agreement of a customer to reprice a particular product, and may not be able to recoup previous losses resulting from incomplete or inaccurate engineering data.

TAT  depends on its key executives, and may not be able to hire and retain additional key employees or successfully integrate new members of its team and the loss of a key employee could have a material adverse effect on TAT’s business.

TAT’s success will depend largely on its continued reliance on the experience and expertise of the senior management of TAT.  Any of the senior managers of TAT may terminate his employment with TAT and seek employment with others who may seek his expertise.  The loss of the expertise of any of the senior management of TAT through death, disability or termination of employment would have a material and adverse effect on TAT’s business, financial condition and results of operations.  TAT is not the beneficiary of life or disability insurance covering any of the executives, key employees or other personnel of TAT.

TAT depends on its manufacturing and MRO facilities, and any material damage to these facilities may adversely impact TAT’s  operations.

TAT believes that its results of operations will be, dependent in large part upon its ability to manufacture and deliver OEM products and to provide MRO services promptly upon receipt of orders and to provide prompt and efficient service to its customers.  As a result, any material disruption of TAT’s day-today operations could have a material adverse effect on their business, customer relations and profitability.  TAT relies on its Gedera, Israel, Kibbutz Marom-Golan, Israel, Kernersville and Winston-Salem, North Carolina facilities for the production of its OEM products and provision of its MRO and parts services.  A fire, flood, earthquake or other disaster or condition that significantly damaged or destroyed any of these facilities would have a material adverse effect on the operations of TAT.

TAT  uses equipment that is not easily repaired or replaced, and therefore material equipment failures could cause TAT or its subsidiaries to be unable to meet quality or delivery expectations of its customers.

Many of the service and manufacturing processes of TAT are dependent on equipment that is not easily repaired or replaced.  As a result, unexpected equipment failures could result in production delays or the manufacturing of defective products.  The ability of TAT to meet the expectations of its customers with respect to on-time delivery of repaired components or quality OEM products is critical.  The failure by TAT to meet the quality or delivery expectations of its customers could lead to the loss of one or more of its significant customers.

TAT may fail to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

The Sarbanes-Oxley Act of 2002 imposes certain duties on TAT and TAT’s executives and directors.  TAT’s efforts to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 governing internal controls and procedures for financial reporting, have resulted in increased general and administrative expense and a diversion of management time and attention, and TAT expects these efforts to require the continued commitment of significant resources.  TAT may identify material weaknesses or significant deficiencies in its assessments of its internal controls over financial reporting.  Failure to maintain effective internal controls over financial reporting could result in investigation or sanctions by regulatory authorities and could have a material adverse effect on TAT’s operating results, investor confidence in TAT’s reported financial information and the market price of TAT’s ordinary shares.

TAT has potential exposure to liabilities arising under environmental laws and regulations.

The business operations and facilities of TAT are subject to a number of federal, state, and local laws and regulations that govern the discharge of pollutants and hazardous substances into the air and water as well as the handling, storage and disposal of such materials and other environmental matters.  Compliance with such laws as they relate to the handling, storage and disposal of hazardous substances is a significant obligation for TAT at each of its facilities.  TAT would be subject to serious consequences, including fines and other sanctions, and limitations on the operations of TAT due to changes to, or revocations of, the environmental permits applicable to its facilities if it fails to comply.  The adoption of new laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination or the imposition of new cleanup requirements could require TAT to incur costs and become subject to new or increased liabilities that could increase the operating costs of TAT and adversely affect the manner in which TAT conducts its business.

Under certain environmental laws, liability associated with investigation or remediation of hazardous substances can arise at a broad range of properties, including properties currently or formerly operated by TAT or any of its predecessors, as well as properties to which TAT sent hazardous substances or wastes for treatment, storage, or disposal.  Costs and other obligations can arise from claims for toxic torts, natural resource and other damages, as well as the investigation and clean up of contamination at such properties.  Under certain environmental laws, such liability may be imposed jointly and severally, so TAT may be responsible for more than its proportionate share and may even be responsible for the entire liability at issue.  The extent of any such liability can be difficult to predict.

TAT is exposed to potential liabilities arising from product liability and warranty claims.

TAT’s operations expose TAT to potential liabilities for personal injury or death as a result of the failure of an aircraft component that has been designed, manufactured, serviced or supplied by TAT.  TAT believes that, in an effort to improve operating margins, some customers have delayed the replacement of parts beyond their recommended lifetime, which may undermine aircraft safety and increase the risk of liability of TAT and its subsidiaries.

TAT cannot assure you that it will not experience any material product liability losses in the future, that it will not incur significant costs to defend such claims, that its insurance coverage will be adequate if claims were to arise or that it would be able to maintain insurance coverage in the future at an acceptable cost.  A successful claim brought against TAT or its subsidiaries in excess of its available insurance coverage may have a material adverse effect on TAT’s business.

In addition, in the ordinary course of business of TAT, contractual disputes over warranties can arise.  TAT may be subject to requests for cost sharing or pricing adjustments from its customers as a part of its commercial relationships with them, even though they have agreed to bear these risks.

TAT’s share price has been volatile in the past and may decline in the future.

TAT’s ordinary shares have experienced significant market price and volume fluctuations in the past and may experience significant market price and volume fluctuations in the future in response to factors such as the following, some of which are beyond TAT’s control:

•                  quarterly variations in TAT’s operating results;

•                  operating results that vary from the expectations of securities analysts and investors;

•                  changes in expectations as to TAT’s future financial performance, including financial estimates by securities analysts and investors;

•                  announcements of technological innovations or new products by TAT or TAT’s competitors;

•                  announcements by TAT or TAT’s competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•                  changes in the status of TAT’s intellectual property rights;

•                  announcements by third parties of significant claims or proceedings against us;

•                  additions or departures of key personnel;

•                  future sales of TAT’s ordinary shares;

•                  de-listing of TAT’s shares from the NASDAQ Capital Market; and

•                  stock market price and volume fluctuation.

Domestic and international stock markets often experience extreme price and volume fluctuations.  Market fluctuations, as well as general political and economic conditions, such as a recession or interest rate or currency rate fluctuations or political events or hostilities in or surrounding Israel, could adversely affect the market price of TAT’s ordinary shares.

In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of its securities.  TAT may in the future be the target of similar litigation.  Securities litigation could result in substantial costs and divert management’s attention and resources both of which could have a material adverse effect on TAT’s business and results of operations.

Substantial future sales of TAT’s ordinary shares by TAT’s principal shareholders may depress TAT’s share price.

TAT’s principal shareholder, Isal Investment Ltd., or Isal, beneficially owns 71% of TAT’s outstanding shares, of which 59% of TAT’s outstanding shares are held directly by TAT Industries Ltd.  If they sell substantial amounts of TAT’s ordinary shares or if the perception exists that TAT’s principal shareholders may sell a substantial number of TAT’s ordinary shares, the market price of TAT’s ordinary shares may fall Any substantial sales of TAT’s shares in the public market also might make it more difficult for TAT to sell equity or equity-related securities in the future at a time, in a place and on terms TAT deems appropriate.

Because TAT has significant operations in Israel, TAT may be subject to political, economic and other conditions affecting Israel that could increase TAT’s operating expenses and disrupt TAT’s business.

TAT is incorporated under the laws of, and TAT’s executive offices, manufacturing plant and research and development facilities are located in, the State of Israel.  As a result, political, economic and military conditions affecting Israel directly influence TAT.  Any major hostilities involving Israel, a full or partial mobilization of the reserve forces of the Israeli army, the interruption or curtailment of trade between Israel and its present trading partners, or a significant downturn in the economic or financial condition of Israel could have a material adverse effect on TAT’s business, financial condition and results of operations.

Since the establishment of the State of Israel in 1948, Israel and its Arab neighbors have engaged in a number of armed conflicts.  A state of hostility, varying from time to time in intensity and degree, has led to security and economic problems for Israel.  Major hostilities between Israel and its neighbors may hinder Israel’s international trade and lead to economic downturn.  This, in turn, could have a material adverse effect on TAT’s operations and business.  There has been an increase in unrest and terrorist activity in Israel, which began in September 2000 and which has continued with varying levels of severity.  The future effect of this deterioration and violence on the Israeli economy and TAT’s operations is unclear.  Since June 2007, when Hamas effectively took control of the Gaza Strip, there have been extensive hostilities along the Gaza Strip.  Ongoing violence between Israel and the Palestinians as well as tension between Israel and the neighboring Syria and Lebanon may have a material adverse effect on TAT’s business, financial conditions and results of operations.

Furthermore, there are a number of countries, primarily in the Middle East, as well as Malaysia and Indonesia, that restrict business with Israel or Israeli companies, and TAT is precluded from marketing its products to these countries.  Restrictive laws or policies directed towards Israel or Israeli businesses may have an adverse impact on TAT’s operations, TAT’s financial results or the expansion of TAT’s business.

TAT may be adversely affected by a change in the exchange rate of the NIS against the dollar.  Because exchange rates between the NIS and the dollar fluctuate continuously, exchange rate fluctuations, particularly larger periodic devaluations, may have an impact on TAT’s profitability and period to period comparisons of TAT’s results.

TAT’s financial statements are stated in dollars, while a portion of TAT’s expenses, primarily labor expenses, is incurred in NIS and a part of TAT’s revenues are quoted in NIS. Additionally, certain assets, as well as a portion of TAT’s liabilities, are denominated in NIS.  Because exchange rates between the NIS and the dollar fluctuate continuously, exchange rate fluctuations, particularly larger periodic devaluations, may have an impact on TAT’s profitability and period to period comparisons of TAT’s results.  TAT’s results may be adversely affected by the devaluation of the NIS in relation to the dollar (or if such devaluation is on lagging basis), if TAT’s revenues in NIS are higher than TAT’s expenses in NIS and/or the amount of TAT’s assets in NIS are higher than TAT’s liabilities in NIS.  Alternatively, TAT’s results may be adversely affected by an appreciation of the NIS in relation to the dollar (or if such appreciation is on a lagging basis), if the amount of TAT’s expenses in NIS are higher than the amount of TAT’s revenues in NIS and/or the amount of TAT’s liabilities in NIS are higher than TAT’s assets in NIS.

TAT’s results of operations may be negatively affected by the obligation of its personnel to perform military service.

Many of TAT’s employees and some of TAT’s directors and officers in Israel are obligated to perform annual reserve duty in the Israeli Defense Forces and may be called for active duty under emergency circumstances at any time.  If a military conflict or war arises, these individuals could be required to serve in the military for extended periods of time.  TAT’s operations could be disrupted by the absence for a significant period of one or more of TAT’s executive officers or key employees or a significant number of other employees due to military service.  Any disruption in TAT’s operations could adversely affect TAT’s business.

Your rights and responsibilities as a shareholder will be governed by Israeli law and differ in some respects from the rights and responsibilities of shareholders under U.S. law.

TAT is incorporated under Israeli law.  The rights and responsibilities of holders of TAT’s ordinary shares are governed by TAT’s memorandum of association, articles of association and by Israeli law.  These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S. corporations.  In particular, each shareholder of an Israeli company has a duty to act in good faith and in a customary manner in exercising his or her rights and fulfilling his or her obligations toward the company and other shareholders and to refrain from abusing his power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters.  Israeli law provides that these duties are applicable in shareholder votes on, among other things, amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers and interested party transactions requiring shareholder approval.  In addition, a controlling shareholder of an Israeli company, or a shareholder who knows that he or she possesses the power to determine the outcome of a shareholder vote or who has the power to appoint or prevent the appointment of a director or officer in the company, has a duty of fairness toward the company.  However, Israeli law currently does not define the substance of this duty of fairness.  Because Israeli corporate law has undergone extensive revision in recent years, there is relatively little case law available to assist in understanding the implications of these provisions that govern shareholder behavior.

Israeli law may delay, prevent or make difficult an acquisition of TAT, which could prevent a change of control and, therefore, depress the price of TAT’s shares.

Israeli corporate law regulates mergers, requires tender offers for acquisitions of shares above specified thresholds, requires special approvals for transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to these types of transactions.  Furthermore, Israeli tax considerations may make potential transactions unappealing to TAT or to some of TAT’s shareholders.  These provisions of Israeli law may delay, prevent or make difficult an acquisition of TAT, which could prevent a change of control and therefore depress the price of TAT’s shares.

Investors and TAT’s shareholders generally may have difficulties enforcing a U.S. judgment against TAT, TAT’s executive officers and directors or asserting U.S. securities laws claims in Israel.

TAT is incorporated in Israel and all of TAT’s executive officers and directors reside outside the United States.  Service of process upon them may be difficult to effect within the United States.  Furthermore, all of TAT’s assets and most of the assets of TAT’s executive officers and directors are located outside the United States.  Therefore, a judgment obtained against TAT or any of them in the United States, including one based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not be enforced by an Israeli court.  It also may be difficult for you to assert U.S. securities law claims in original actions instituted in Israel.  However, subject to certain time limitations and other conditions, Israeli courts may enforce final judgments of United States courts for liquidated amounts in civil matters, including judgments based upon the civil liability provisions of those and similar acts.

As a foreign private issuer whose shares are listed on the NASDAQ Capital Market, TAT may follow certain home country corporate governance practices instead of certain NASDAQ requirements.

As a foreign private issuer whose shares are listed on the NASDAQ Capital Market, TAT is permitted to follow certain home country corporate governance practices instead of certain requirements of the NASDAQ Marketplace Rules.  A foreign private issuer that elects to follow a home country practice instead of such requirements, must submit to NASDAQ in advance a written statement from an independent counsel in such issuer’s home country certifying that the issuer’s practices are not prohibited by the home country’s laws.  In addition, a foreign private issuer must disclose in its annual reports filed with the Securities and Exchange Commission or on its website each such requirement that it does not follow and describe the home country practice followed by the issuer instead of any such requirement.  As a foreign private issuer listed on The NASDAQ Capital Market, TAT may follow TAT’s home country law, instead of the NASDAQ Marketplace Rules, which require that TAT obtain shareholder approval for certain dilutive events, such as for the establishment or amendment of certain equity based compensation plans, an issuance that will result in a change of control of TAT, certain transactions other than a public offering involving issuances of a 20% or more interest in TAT and certain acquisitions of the stock or assets of another company. It is anticipated that immediately following closing, ordinary shares of TAT will commence trading on the NASDAQ Global Market.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including information included or incorporated by reference in this proxy statement/prospectus, may contain certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements concerning the proposed merger.  Generally, the words “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions identify forward-looking statements and any statements regarding the benefits of the merger, or TAT’s or Limco’s future financial condition, results of operations and business are also forward-looking statements.  Without limiting the generality of the preceding sentence, certain statements contained in the sections “THE MERGER - BACKGROUND OF THE MERGER,” “THE MERGER - TAT’S REASONS FOR THE MERGER,” “THE MERGER - LIMCO’S REASONS FOR THE MERGER,” AND “THE MERGER -RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE LIMCO BOARD OF DIRECTORS” constitute forward-looking statements.

These forward-looking statements involve certain risks and uncertainties.  Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors:

•                  the ability to complete the merger or whether the completion may be delayed;

•                  costs related to the proposed merger;

•                  difficulties and delays in obtaining regulatory approvals for the merger;

•                  potential difficulties in meeting conditions set forth in the merger agreement;

•                  prior to or after the completion of the merger, the businesses of the companies may suffer due to uncertainty, as well as other risks applicable to both TAT’s and Limco’s business;

•                  continued compliance with government regulations;

•                  competition in the industry in which TAT or Limco does business;

•                  TAT and Limco’s business strategy and plans;

•                  exchange rate fluctuations;

•                  general economic conditions; and

•                  political, economic and military conditions in Israel.

Any forward-looking statements in this proxy statement/prospectus are not guarantees of future performance, and actual results, developments and business decisions may differ from those contemplated by those forward-looking statements, possibly materially.  Except as otherwise required by applicable law, TAT and Limco disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section.

THE LIMCO SPECIAL MEETING OF STOCKHOLDERS

DATE, TIME AND PLACE

This proxy statement/prospectus is being furnished in connection with the solicitation of proxies by the Board of Directors of Limco for the special meeting of our stockholders to be held at 10:00 a.m.  Eastern Daylight Time, on [*], 2009 at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036.  This proxy statement, the attached notice of the special meeting and the accompanying proxy card are first being sent or given to our stockholders on or about [*], 2009.

MATTERS TO BE CONSIDERED AT THE LIMCO STOCKHOLDERS’ MEETING

The purposes of the Limco stockholders’ meeting are to vote upon a proposal to approve and adopt the merger agreement and approve the merger.

The Special Committee and the Limco Board of Directors unanimously recommend that Limco stockholders vote “FOR” approval and adoption of the merger agreement and approval of the merger.  The Special Committee and, based on the recommendation of the Special Committee, the Limco Board of Directors have unanimously determined that the merger and the transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, Limco and its public stockholders and have approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.  See “THE MERGER - LIMCO’S REASONS FOR THE MERGER” and “THE MERGER - RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE LIMCO BOARD OF DIRECTORS.”

STOCKHOLDERS ENTITLED TO VOTE

You are entitled to notice of, and may vote at, the special meeting if you were the record holder of our common stock as of the close of business on [*], 2009, the record date for the special meeting.  As of the close of business on the record date, there were 13,205,000 shares of our common stock outstanding, held by [*] stockholders of record.

QUORUM

A quorum of Limco stockholders is necessary to hold a valid meeting.  A quorum will be present at the Limco special meeting if a majority of Limco’s outstanding shares of common stock entitled to vote at the special meeting are represented in person or by proxy.  Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

VOTE REQUIRED

The affirmative vote of the holders of a majority of Limco’s common stock outstanding on the record date for the special meeting is required to approve and adopt the merger agreement and approve the merger.  Limco’s issued and outstanding options do not have voting rights and securities represented by Limco’s options, which have not been exercised into Limco common stock prior to or on the record date, will not be entitled to vote at the special meeting.  TAT holds 61.8% of the shares of Limco common stock outstanding and has advised the Limco Board of Directors that it intends to vote for approval and adoption of the merger agreement and approval of the merger.  Accordingly, such approval and adoption is assured.

VOTING RIGHTS

As of the record date, there were 13,205,000 shares of Limco common stock issued and outstanding, each of which entitles its holder to one vote.  Limco options do not have voting rights and the holders thereof will not be entitled to vote at the special meeting.

VOTING YOUR SHARES

STOCKHOLDER OF RECORD:  SHARES REGISTERED IN YOUR NAME.  If on [*], 2009 your shares of Limco common stock were registered directly in your name with Limco’s transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record for purposes of the special meeting.  If you are a stockholder of record, you may vote in person at the special meeting or vote by proxy using the enclosed proxy card.  Whether or not you plan to attend the special meeting, we urge you to vote by proxy to ensure your vote is counted.  You may still attend the special meeting and vote in person even if you have already voted by proxy.  You may vote by proxy by signing, dating and returning your proxy card in the pre-addressed postage-paid envelope provided.

All shares entitled to vote and represented by properly completed proxies received prior to the Limco special meeting, and not revoked, will be voted at the Limco special meeting as instructed on the proxies.  IF YOU SIGN YOUR PROXY BUT DO NOT INDICATE HOW YOUR SHARES OF LIMCO COMMON STOCK SHOULD BE VOTED ON A MATTER, THE SHARES REPRESENTED BY YOUR PROPERLY COMPLETED PROXY WILL BE VOTED AS THE LIMCO BOARD OF DIRECTORS RECOMMENDS AND THEREFORE “FOR” THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER.

The method by which you vote by proxy will in no way limit your right to vote at the Limco special meeting if you later decide to attend the meeting in person.

BENEFICIAL OWNER:  SHARES REGISTERED IN THE NAME OF A BROKER OR BANK.  If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Limco’s transfer agent.  Simply complete and mail the proxy card in accordance with the voting instructions provided by your broker, bank or other agent, or follow the instructions for voting in any other manner as provided by your broker, bank or other agent, to ensure that your vote is counted.  To vote in person at the special meeting, you must obtain a valid proxy from your broker, bank or other agent.  Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker or bank to request a proxy form.

Your broker will vote your shares of Limco common stock only if you provide instructions on how to vote.  You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.  Without instructions, your shares of Limco common stock will be a broker “non-vote,” which will have the effect of a vote against the approval and adoption of the merger agreement and approval of the merger.

RECEIPT OF MULTIPLE PROXY CARDS

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts.  Please complete, sign and return each proxy card to ensure that all of your shares are voted.

REVOKING YOUR PROXY AND CHANGING YOUR VOTE

If you are a record holder of our common stock and you vote by proxy, you may revoke your proxy or change your voting instructions at any time before your proxy is exercised:

•                  By timely mailing another proxy card with a later date;

•                  By timely notifying Limco in writing before the special meeting that you have revoked your proxy; or

•                  By attending the special meeting, revoking your proxy and voting in person.

If your shares are held in “street name,” consult your broker for instructions on how to revoke your proxy or change your vote.

ABSTENTIONS AND BROKER NON-VOTES

An abstention or failure to vote by a Limco stockholder will have the effect of a vote against the approval and adoption of the merger agreement and approval of the merger.

If your broker holds your shares in its name and you do not give the broker voting instructions, your broker may not vote your shares.  If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote” which will have the effect of a vote against the approval and adoption of the merger agreement and approval of the merger.

SOLICITATION OF PROXIES

The proxy accompanying this proxy statement/prospectus is solicited on behalf of the Limco Board of Directors for use at the Limco stockholders’ meeting.

Limco is soliciting the enclosed proxy on behalf of the Board of Directors, and will pay all costs of preparing, assembling and mailing the proxy materials.  In addition to mailing out proxy materials, Limco’s directors and officers may solicit proxies by telephone or fax, without receiving any additional compensation for their services.  Limco has requested brokers, banks and other fiduciaries to forward proxy materials to the beneficial owners of its stock.

YOU WILL NOT HAVE DISSENTERS’ APPRAISAL RIGHTS IN THE MERGER

You will not have any appraisal rights under the Delaware General Corporation Law, or under Limco’s certificate of incorporation, in connection with the merger, and neither Limco nor TAT will independently provide you with any such rights.

QUESTIONS ABOUT VOTING

If you have any questions about how to vote or direct a vote in respect of your Limco common stock, you may call Limco’s Chief Financial Officer, Ms. Mary Dowdy, at (336) 276-6360.  You may also want to consult your financial and other advisors about the vote.

STOCKHOLDER PROPOSALS FOR LIMCO’S 2009 ANNUAL MEETING OF STOCKHOLDERS

If the merger is not consummated and you wish to include a stockholder proposal in the proxy materials for Limco’s 2009 Annual Meeting of Stockholders, your proposal must be submitted in writing by [*], 2009, to our Secretary at 1031 East Mountain Street, Building 320, Kernersville, North Carolina 27824.  If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so by no later than [*], 2009 and no earlier than [*], 2009.  If the merger is consummated prior to such dates, the foregoing provisions will be inapplicable.

LIMCO STOCK CERTIFICATES

IF YOU ARE A RECORD HOLDER OF LIMCO COMMON STOCK, PLEASE DO NOT SEND YOUR LIMCO COMMON STOCK CERTIFICATES TO US NOW.  AFTER THE EFFECTIVE TIME OF THE MERGER, THE EXCHANGE AGENT WILL MAIL A LETTER OF TRANSMITTAL TO YOU.  YOU SHOULD SEND YOUR LIMCO COMMON STOCK CERTIFICATES ONLY IN COMPLIANCE WITH THE INSTRUCTIONS THAT WILL BE PROVIDED IN THE LETTER OF TRANSMITTAL.

THE MATTERS TO BE CONSIDERED AT THE LIMCO STOCKHOLDERS’ MEETING ARE OF GREAT IMPORTANCE TO THE LIMCO STOCKHOLDERS.  ACCORDINGLY, LIMCO STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

THE MERGER

BACKGROUND OF THE MERGER

The terms of the Merger Agreement are the result of negotiations between representatives of TAT and the Special Committee.  The following is a brief discussion of the background of these negotiations and the merger.

During a telephonic meeting of Limco’s Board of Directors held on July 14, 2008, Avi Ortal, a director of both Limco and TAT, advised the Board of Directors of Limco that TAT desired to acquire all of the outstanding shares of Limco common stock not owned by TAT.  After discussion regarding the proposal, the Board of Directors of Limco appointed the Special Committee consisting of the three independent directors of Limco, Michael Gorin, Lawrence Findeiss and Dr. Jacob Gesthalter, with Mr. Gorin designated as the Chairman of the Special Committee.  The Special Committee was authorized to evaluate the TAT proposal and to negotiate potential terms of such a transaction with representatives of TAT.  The Special Committee subsequently engaged Oppenheimer & Co. Inc. (“Oppenheimer”) as its financial advisor and Proskauer Rose LLP (“Proskauer”) as its counsel.

On July 23, 2008, Mr. Ortal met with the Special Committee and its advisors.  At this meeting, Mr. Ortal reviewed with the Special Committee the rationale for the proposed transaction and shared with the Special Committee a description of TAT’s various businesses (including their current and historical financial results and prospects) as well as TAT’s valuation of each of the businesses.  He then proposed a structure for the transaction pursuant to which a newly-formed wholly-owned subsidiary of TAT would be merged into Limco and each outstanding share of Limco’s common stock would be converted into the right to receive .4 of an ordinary share of TAT.  Following the proposal, the Special Committee discussed, among other things, steps that would need to be taken to further evaluate the proposal, including the need for a due diligence review of TAT, its operations and prospects.

On July 29, 2008, the Special Committee and its advisors visited TAT’s facilities, and met with TAT’s management, in Gedera, Israel.  After a tour of the facility, members of TAT’s management made formal presentations outlining the products, operations, financial history and prospects of the Gedera-based business.  On July 30, 2008, the Special Committee and its advisors traveled to Bental, located in northern Israel, to continue the due diligence review of TAT.  As with Gedera, the Bental visit included a tour of the facility followed by formal presentations by the Bental  management team outlining the products, operations, financial history and prospects of Bental.

Throughout the first two weeks of August 2008, the Special Committee and its advisors had numerous telephonic meetings to discuss the proposed transaction, financial matters relating to TAT and the drafts of the merger agreement. The Special Committee continued to negotiate with Mr. Ortal requesting an increased exchange ratio for Limco’s public shareholders, as well as certain protective provisions, including:  (i) a majority of the minority (non-TAT shareholders) requirement for approval of the transaction and (ii) a floor price for the Limco shares or a guaranteed minimum premium above the market price of Limco shares.

On August 21, 2008, Mr. Ortal met with the Special Committee and its advisors, and informed the members of the Committee that TAT was unwilling to agree to the Special Committee’s requests and would not proceed with the transaction.

On December 9, 2008, Mr. Ortal advised the Chairman of the Special Committee that TAT was interested in restarting conversations to acquire all of the shares of Limco common stock that TAT did not currently own.  Mr. Ortal proposed the same exchange ratio and transaction terms that he had proposed in August 2008.  Over the next week, the Special Committee discussed the proposal with its advisors.  The Special Committee then advised Mr. Ortal that the proposal would need to include some, if not all, of the protective provisions it previously had requested.  Again, the Special Committee and Mr. Ortal  were unable to reach an agreement as to the terms of a proposed transaction and on December 17, 2008, Mr. Ortal advised the Special Committee that TAT would not proceed with the transaction on the terms requested by the Special Committee.

On March 3, 2009, Mr. Findeiss advised the Limco Board of Directors that due to personal reasons, he intended to resign as a director of Limco, effective March 31, 2009.  Accordingly, on March 31, 2009, Mr. Findeiss was replaced as a member of the Board of Directors and the Special Committee by Eran Goren.

On March 25, 2009, Mr. Ortal advised the Chairman of the Special Committee that TAT again was interested in restarting conversations to acquire all of the shares of Limco common stock that TAT did not currently own.  Mr. Ortal proposed an exchange ratio of ..465 of an ordinary share of TAT for each outstanding share of Limco common stock in a transaction which would not include any of the protective provisions previously requested by the Special Committee.  The Special Committee advised Mr. Ortal that this proposal was not acceptable.  Mr. Ortal then advised the Special Committee that TAT would be willing to increase the exchange ratio to .5 of an ordinary share of TAT for each share of Limco common stock as long as the transaction did not include the protective provisions. Mr. Ortal advised the Special Committee that, based on the current business prospects of Limco, unless such provisions were withdrawn, TAT would not proceed with the transaction.  The Special Committee then consulted with its advisors regarding the current state of the capital markets, the overall economy, conditions in the airline industry and Limco’s business prospects.  After a series of discussions between the parties, the Special Committee agreed in principle to Mr. Ortal’s proposal of an exchange ratio of .5 of an ordinary share of TAT for each outstanding share of Limco common stock.

On March 27, 2009, the management of Limco updated the Special Committee and its advisors on the previously provided financial information and business prospects of Limco.  On March 30, 2009, the management of TAT and Bental also updated the Special Committee and its advisors on the previously provided financial information and business prospects of TAT and Bental.  From March 27, 2009 through April 2, 2009, the Special Committee had numerous conversations and meetings with its advisors relating to the proposed transaction.  Additionally during that period, the Special Committee’s and TAT’s legal advisors exchanged drafts of the merger agreement.

On the morning of April 3, 2009, the Special Committee held a meeting, together with representatives of Proskauer and Oppenheimer, to discuss the proposed transaction with TAT.  Proskauer reviewed with the Special Committee the terms of the proposed merger and the merger agreement.  Also at this meeting, Oppenheimer reviewed with the Special Committee its financial analysis of the ..5 exchange ratio provided for in the merger agreement.  Additionally, Oppenheimer rendered an oral opinion to the Special Committee, which was confirmed by delivery of a written opinion dated April 3, 2009, to the effect that, as of that date and based on and subject to the matters described in the opinion, the exchange ratio provided for in the merger agreement was fair, from a financial point of view, to the holders of Limco common stock (other than TAT, Merger Sub and their respective affiliates).  After a lengthy discussion, the Special Committee unanimously approved the agreement and plan of merger, and plan to recommend that Limco’s stockholders vote for the approval and adoption of the merger agreement.

Immediately following the Special Committee meeting the entire Board of Directors of Limco met and, based on the recommendation of the Special Committee, unanimously approved the Agreement and Plan of Merger.

LIMCO’S REASONS FOR THE MERGER

The Special Committee believes there are substantial benefits to Limco’s public stockholders that can be obtained as a result of the merger.  If the merger is completed, the public stockholders of Limco will receive an equity interest in a more diversified company with a larger public float and listing on dual markets (NASDAQ and TASE).  In addition, the combined company will no longer have to pay the considerable legal, accounting and other costs resulting from both the parent (TAT) and its majority owned subsidiary (Limco) being public companies.  At a meeting of the Board of Directors of Limco held on April 3, 2009, the Special Committee advised the Board of Directors of Limco that the Special Committee had unanimously determined that the merger agreement and the merger were fair to and in the best interests of Limco’s public shareholders.  Based on the recommendation of the Special Committee, Limco’s Board of Directors then unanimously approved the Agreement and Plan of Merger and resolved to recommend the adoption of the merger agreement by Limco’s shareholders.

In evaluating the merger, the Special Committee consulted with Limco’s senior management, as well as the Special Committee’s legal and financial advisors.  Among the matters considered by the Special Committee were the following:

•                  The effect of negative changes in the economic landscape on the aerospace industry;

•                  Current trends in the aerospace industry (e.g., consolidation of MRO players for economy of scale, combining OEM and MRO capabilities, airlines developing in-house MRO capabilities);

•                  Synergies between the companies:  (a) TAT, through its Gedera facility, is a large OEM of heat exchangers for the aerospace industry.  Limco’s core business is the provision of MRO services to participants in the aerospace industry. TAT’s core design capabilities will provide Limco enhanced capabilities to repair heat exchanger systems and components, enabling it to compete more effectively in the industry.  (b) TAT is also a supplier to Limco of heat exchanger components which enables Limco to be more efficient. The proposed merger will provide more alignment between the companies and will allow Limco to acquire cores at reduced prices allowing Limco to be more competitive in the repair of heat exchangers;

•                  Combining Limco with TAT and Bental will increase Limco’s growth potential by enabling it to penetrate additional MRO markets such as the ground applications market;

•                  Following the merger, Limco’s stockholders will receive shares in a more diversified company with more products and services;

•                  The merger will eliminate public company costs which Limco does not have capacity to bear in this market;

•                  The current and historical market prices and trading volumes of Limco’s common stock and TAT’s ordinary shares;

•                  The Special Committee’s knowledge of TAT’s business, operations, financial condition and prospects based on a due diligence review of TAT;

•                  Oppenheimer’s opinion, dated April 3, 2009, to the Special Committee as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Limco common stock (other than TAT, Merger Sub and their respective affiliates) of the .5 exchange ratio provided for in the merger agreement, as more fully described below under the caption “Opinion of Limco Special Committee’s Financial Advisor”; and

•                  The terms of the merger agreement.

The Special Committee also considered and balanced against the potential benefits of the merger a number of risks and uncertainties concerning the merger including the following:

•                  The risk that the merger might not be completed in a timely manner or at all.

•                  The out-of-pocket costs of the merger.

•                  The restrictions on the conduct of Limco’s business prior to completion of the merger, which require Limco to conduct its business in the ordinary course, and the fact that these restrictions might delay or prevent Limco from undertaking business opportunities that may arise pending completion of the merger.

•                  The risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger, and the possibility of management and employee disruption associated with the merger.

•                  The other risks and uncertainties relating to Limco’s and TAT’s business described in the section entitled “RISK FACTORS” above.

In view of the variety of factors and the quality and amount of information considered, as well as the complexity of these matters, the Special Committee did not find it practicable to, and did not attempt to, assign relative weights to the above factors or the other factors considered by it.  In addition, the Special Committee did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors.  Individual members of the Special Committee may have given different weights to different factors.

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE LIMCO BOARD OF DIRECTORS

Based on its consideration of the foregoing factors, the Special Committee and the Limco Board of Directors (based on the recommendation of the Special Committee) have unanimously determined that the merger and the transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, Limco and its public stockholders and have approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.  THE SPECIAL COMMITTEE AND THE LIMCO BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT STOCKHOLDERS OF LIMCO VOTE “FOR” THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER.

In considering the recommendation of the Special Committee and the Limco Board of Directors with respect to the merger agreement, Limco stockholders should be aware that the members of the Special Committee may have certain interests in the merger that are different from, or are in addition to, the interests of Limco public stockholders generally, as discussed below.

NO ALTERNATIVE TRANSACTION IS POSSIBLE

Since TAT is Limco’s controlling stockholder, TAT has an absolute veto over any change of control transaction for Limco.  TAT has advised Limco that it will not approve any such transaction.  Accordingly, no alternative transaction is possible.

INTERESTS OF THE SPECIAL COMMITTEE IN THE MERGER

When you consider the recommendation of the Special Committee in favor of adoption of the merger agreement and approval of the merger, you should keep in mind that the members of the Special Committee may have interests in the merger that are different from, or in addition to, your interests as a stockholder.

Of the six members of Limco’s Board of Directors, three may be considered affiliates of TAT.  Accordingly, the Board of Directors established the Special Committee consisting of Limco’s three independent directors:  Michael Gorin, Dr. Jacob Gesthaler and Lawrence Findeiss.  On March 3, 2009 Mr. Findeiss advised the Limco Board of Directors that he wished to resign as a director effective March 31, 2009.  Accordingly, on March 31, 2009 Mr. Findeiss was replaced as a member of the Board of Directors and the Special Committee by Eran Goren.  None of the members of the Special Committee are affiliated with TAT.  Mr. Gorin serves as Chairman of the Special Committee.  In establishing the Special Committee, Limco’s Board of Directors noted the significant time demands required to serve on the Special Committee and authorized fees of $30,000 to Mr. Gorin for his services as Chairman and fees of $10,000 for each other member of the Special Committee. In addition, each member of the Special Committee receives a fee of $1,000 for each meeting of the Special Committee attended. While no commitments have been made, it is possible that following the closing of the merger, one or more members of the Special Committee will be elected directors of TAT. The Special Committee considered these interests when it considered and approved the merger agreement and the merger.

NO “CHANGE IN CONTROL” AGREEMENTS

None of the Company’s directors or executive officers has change in control agreements and other than fees paid to the members of the Special Committee described under “INTERESTS OF THE SPECIAL COMMITTEE IN THE MERGER”, no executive officers or directors of Limco will receive any payments in connection with the merger.

CONTINUED DIRECTOR AND OFFICER INDEMNIFICATION

Pursuant to the merger agreement, as of the completion of the merger and thereafter, TAT has agreed to, and is required to cause the surviving corporation to, (i) for six years, fulfill the obligations under the existing indemnification agreements and in Limco’s certificate of incorporation and bylaws for claims arising from acts or omissions as directors and/or officers that occurred on or prior to the completion of the merger, (ii) not amend the provisions regarding the indemnification of officers and directors in the surviving corporation’s organizational documents so as to adversely affect the rights of Limco’s officers and directors and (iii) for six years, maintain the current level of directors’ and officers’ liability insurance coverage for Limco’s officers and directors.

TAT’S REASONS FOR THE MERGER

In reaching its decision to approve the merger agreement and the merger, the TAT Board of Directors consulted with TAT’s management and reviewed various financial data, due diligence and evaluation materials.  The TAT Board of Directors considered a number of factors that it believes support its decision to approve the merger agreement and the merger, including:

•                  the likelihood that this acquisition will also enhance TAT’s ability to access capital to fund its strategic initiatives;

•                  anticipated greater liquidity and higher trading volume of TAT’s shares following the merger;

•                  the combined company will no longer have to pay the considerable legal, accounting and other costs resulting from both TAT and its majority owned subsidiary, Limco, being public companies; and

•                  the avoidance of conflicts of interest inherent in having a subsidiary that is not wholly-owned.

TAT’s Board of Directors also considered and balanced against the potential benefits of the merger a number of risks and uncertainties concerning the merger, including, but not limited to:

•                  the risk that the merger may not be completed in a timely manner or at all;

•                  the substantial expenses to be incurred in connection with the merger, even if the merger is not completed; and

•                  the risk of diverting management’s attention from other strategic priorities to complete the merger as well as the fact that some of TAT’s officers and employees have and will experience significant distraction from their work during the period in which the merger will be pending.

The above discussion concerning the information and factors considered by TAT’s Board of Directors is not intended to be exhaustive, but includes the material factors considered by it in making its determinations.  In view of the variety of factors considered in connection with the evaluation of the merger agreement, TAT’s Board of Directors did not quantify or otherwise attempt to assign relative weight to the specific factors it considered in reaching its determinations.  In addition, individual directors may have considered various factors to have different relative importance.  TAT’s Board of Directors considered all of the factors as a whole and considered the factors in their totality to be favorable and to support the decision to approve the merger agreement.

OPINION OF LIMCO SPECIAL COMMITTEE’S FINANCIAL ADVISOR

The Special Committee has engaged Oppenheimer as its financial advisor in connection with the merger.  In connection with this engagement, the Special Committee requested that Oppenheimer evaluate the fairness, from a financial point of view, to the holders of Limco common stock (other than TAT, Merger Sub and their respective affiliates) of the .5 exchange ratio provided for in the merger agreement.  On April 3, 2009, at a meeting of the Special Committee held to evaluate the merger, Oppenheimer rendered to the Special Committee an oral opinion, which was confirmed by delivery of a written opinion dated April 3, 2009, to the effect that, as of that date and based on and subject to the matters described in its opinion, the exchange ratio provided for in the merger agreement was fair, from a financial point of view, to the holders of Limco common stock (other than TAT, Merger Sub and their respective affiliates).

The full text of Oppenheimer’s written opinion, dated April 3, 2009, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement/prospectus as Annex II.  Oppenheimer’s opinion was provided to the Special Committee in connection with its evaluation of the exchange ratio provided for in the merger agreement from a financial point of view and does not address any other aspect of the merger.  Oppenheimer expressed no view as to, and its opinion does not address, the underlying business decision of Limco to proceed with or effect the merger or the relative merits of the merger as compared to any alternative business strategies that might exist for Limco or the effect of any other transaction in which Limco might engage.  Oppenheimer’s opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger.  The summary of Oppenheimer’s opinion described below is qualified in its entirety by reference to the full text of its opinion.

In arriving at its opinion, Oppenheimer:

•                  reviewed the merger agreement;

•                  reviewed audited financial statements of Limco for fiscal years ended December 31, 2006, December 31, 2007 and December 31, 2008;

•                  reviewed audited financial statements of TAT for fiscal years ended December 31, 2006 and December 31, 2007 and unaudited financial statements for TAT for the fiscal year ended December 31, 2008;

•                  reviewed financial forecasts and estimates relating to Limco and TAT prepared by the respective managements of Limco and TAT;

•                  held discussions with the senior managements of Limco and TAT with respect to the businesses and prospects of Limco and TAT;

•                  reviewed historical market prices and trading volumes for Limco common stock and TAT ordinary shares;

•                  reviewed and analyzed certain publicly available financial data for companies that Oppenheimer deemed relevant in evaluating Limco and TAT;

•                  reviewed certain publicly available financial terms of transactions that Oppenheimer deemed relevant in evaluating the merger;

•                  analyzed the estimated present value of the future cash flows of Limco and TAT based on financial forecasts and estimates prepared by the respective managements of Limco and TAT;

•                  reviewed the premiums paid, based on publicly available financial information, in merger and acquisition transactions Oppenheimer deemed relevant in evaluating the merger; and

•                  performed such other analyses, reviewed such other information and considered such other factors as Oppenheimer deemed appropriate.

In rendering its opinion, Oppenheimer relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with Oppenheimer by Limco, TAT and their respective employees, representatives and affiliates or otherwise reviewed by Oppenheimer.  With respect to the financial forecasts and estimates relating to Limco and TAT, Oppenheimer assumed, at the direction of the managements of Limco and TAT and with Limco’s consent, without independent verification or investigation, that such forecasts and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of the respective managements of Limco and TAT as to the future financial condition and operating results of Limco and TAT.

Oppenheimer assumed, with Limco’s consent, that the merger would qualify for federal income tax purposes as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.  Oppenheimer also assumed, with Limco’s consent, that the merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Limco, TAT or the contemplated benefits of the merger.  Oppenheimer neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Limco or TAT.  Oppenheimer’s opinion relates to the relative values of Limco and TAT.  Oppenheimer did not express any opinion as to the underlying valuation, future performance or long-term viability of Limco or TAT or as to the actual value of TAT ordinary shares when issued in the merger or the prices at which Limco common stock or TAT ordinary shares would trade at any time.  Oppenheimer expressed no view as to, and its opinion did not address, any terms or other aspects or implications of the merger (other than the exchange ratio to the extent expressly specified in its opinion) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, the compensation to be received by any individual officers, directors or employees of any parties to the merger, or any class of such persons, relative to the exchange ratio.  In addition, Oppenheimer expressed no view as to, and its opinion did not address, Limco’s underlying business decision to proceed with or effect the merger nor did its opinion address the relative merits of the merger as compared to any alternative business strategies that might exist for Limco or the effect of any other transaction in which Limco might engage.  In connection with its engagement, Oppenheimer was not requested to, and did not, solicit third party indications of interest in the possible acquisition of all or a part of Limco.  Oppenheimer’s opinion was necessarily based on the information available to it and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by Oppenheimer on the date of its opinion.  The credit, financial and stock markets are experiencing unusual volatility and Oppenheimer expressed no opinion or view as to the potential effects, if any, of such volatility on Limco, TAT or the proposed merger.  Although subsequent developments may affect its opinion, Oppenheimer does not have any obligation to update, revise or reaffirm its opinion.  Except as described above, Limco imposed no other instructions or limitations on Oppenheimer with respect to the investigations made or the procedures followed by it in rendering its opinion.

This summary is not a complete description of Oppenheimer’s opinion or the financial analyses performed and factors considered by Oppenheimer in connection with its opinion.  The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description.  Oppenheimer arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion.  Accordingly, Oppenheimer believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Oppenheimer’s analyses and opinion.

In performing its analyses, Oppenheimer considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Limco and TAT.  No company, business or transaction used in the analyses is identical to Limco, TAT or the merger, and an evaluation of the results of those analyses is not entirely mathematical.  Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

The assumptions and estimates contained in Oppenheimer’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses.  In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold.  Accordingly, the assumptions and estimates used in, and the results derived from, Oppenheimer’s analyses are inherently subject to substantial uncertainty.

The type and amount of consideration payable in the merger was determined through negotiation between the Special Committee and TAT, and the decision to enter into the transaction was solely that of the Special Committee and Limco’s Board of Directors.  Oppenheimer’s opinion and financial presentation were only one of many factors considered by the Special Committee in its evaluation of the merger and should not be viewed as determinative of the views of the Special Committee or Limco’s Board of Directors or management with respect to the merger or the exchange ratio.

The following is a summary of the material financial analyses reviewed with the Special Committee in connection with Oppenheimer’s opinion dated April 3, 2009.  The financial analyses summarized below include information presented in tabular format.  In order to fully understand Oppenheimer’s financial analyses, the tables must be read together with the text of each summary.  The tables alone do not constitute a complete description of the financial analyses.  Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Oppenheimer’s financial analyses.

Implied Exchange Ratio Analysis

Oppenheimer calculated implied exchange ratios based on selected publicly traded companies analyses and discounted cash flow analyses of Limco and TAT as described below.  For purposes of its financial analysis of TAT, Oppenheimer performed a sum-of-the-parts analysis of TAT based on the sum of (i) the implied equity value of TAT’s standalone operations, (ii) the implied equity value of TAT’s 70% ownership interest in Bental Industries Ltd., referred to as Bental Industries, and (iii) the implied equity value of TAT’s 61.8% ownership in Limco.

Selected Companies Analyses

Limco

Oppenheimer performed a selected companies analysis of Limco in which Oppenheimer reviewed financial and stock market information of Limco and the following five selected publicly held companies with operations in the aerospace maintenance, repair and overhaul industry, which is the industry in which Limco operates:

•                  AAR CORP.

•                  HEICO Corporation

•                  Héroux-Devtek Inc.

•                  Triumph Group, Inc.

•                  Vector Aerospace Corporation

Oppenheimer reviewed, among other things, enterprise values of the selected companies, calculated as fully-diluted market value based on closing stock prices on April 1, 2009, plus debt, less cash and cash equivalents and other adjustments, as multiples of calendar years 2009 and 2010 estimated earnings before interest, taxes, depreciation and amortization, referred to as EBITDA and revenue.  Oppenheimer also reviewed equity values of the selected companies based on closing stock prices on April 1, 2009 as a multiple of calendar years 2009 and 2010 estimated earnings per share, referred to as EPS.  Oppenheimer then applied a range of selected calendar years 2009 and 2010 estimated EBITDA, revenue and EPS multiples derived from the selected companies to corresponding data of Limco (adjusted to exclude certain one-time nonrecurring items).  Financial data for Limco were based on internal estimates of Limco’s management.  Financial data for the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information.

TAT

Oppenheimer performed a selected companies analysis of TAT in which Oppenheimer reviewed financial and stock market information of the following nine selected publicly held companies with operations in the aerospace components and parts industry, which is the industry in which TAT operates:

•                  Barnes Group Inc.

•                  Esterline Technologies Corporation

•                  Goodrich Corporation

•                  Hampson Industries PLC

•                  Ladish Co., Inc.

•                  Meggitt PLC

•                  Moog Inc.

•                  North Star Aerospace, Inc.

•                  TransDigm Group Incorporated

Oppenheimer reviewed, among other things, enterprise values of the selected companies, calculated as fully-diluted market value based on closing stock prices on April 1, 2009, plus debt, less cash and cash equivalents and other adjustments, as multiples of calendar years 2009 and 2010 estimated EBITDA and revenue.  Oppenheimer then applied a range of selected calendar years 2009 and 2010 estimated EBITDA and revenue multiples derived from the selected companies to corresponding data of TAT’s standalone operations and Bental Industries.  Financial data for TAT’s standalone operations and Bental Industries were based on internal estimates of TAT’s management.  Financial data for the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information.  Oppenheimer then calculated an implied per share equity reference range for TAT based on the sum of (i) the implied equity value reference range for TAT’s standalone operations indicated by this analysis, (ii) 70% of the implied equity value reference range for Bental Industries indicated by this analysis and (iii) 61.8% of the average implied equity value reference range for Limco indicated by Oppenheimer’s financial analyses relating to Limco.

Based on the implied per share equity reference ranges for Limco and TAT calculated as described above, these analyses indicated the following implied exchange ratio reference range, as compared to the exchange ratio provided for in the merger agreement:

Implied Exchange Ratio Reference Range	Exchange Ratio
0.30 – 0.38	0.5

Discounted Cash Flow Analyses

Limco

Oppenheimer performed a discounted cash flow analysis of Limco to calculate the estimated present value of the unlevered, after-tax free cash flows that Limco was forecasted to generate during fiscal years 2009 through 2013 based on internal estimates of Limco’s management.  Oppenheimer calculated terminal values for Limco by applying a range of terminal value EBITDA multiples of 4.1x to 5.0x to Limco’s fiscal year 2013 estimated EBITDA.  The present value of the cash flows and terminal values was then calculated using discount rates ranging from 15.2% to 18.6%.

TAT

Oppenheimer performed a discounted cash flow analysis of TAT by calculating the estimated present value of the unlevered, after-tax free cash flows that TAT’s standalone operations and Bental Industries were forecasted to generate during fiscal years 2009 through 2013 based on internal estimates of TAT’s management.  Oppenheimer calculated terminal values for TAT’s standalone operations and Bental Industries by applying a range of terminal value EBITDA multiples of 4.2x to 5.2x to each of TAT’s standalone operations’ and Bental Industries’ fiscal year 2013 estimated EBITDA.  The present values of the cash flows and terminal values were then calculated using discount rates ranging from 12.0% to 14.7%.  Oppenheimer then calculated an implied per share equity reference range for TAT based on the sum of (i) the implied equity reference range for TAT’s standalone operations indicated by this analysis, (ii) 70% of the implied equity value reference range for Bental Industries indicated by this analysis and (iii) 61.8% of the average implied equity value reference range for Limco indicated by Oppenheimer’s financial analyses relating to Limco.

Based on the implied per share equity reference ranges for Limco and TAT calculated as described above, these analyses indicated the following implied exchange ratio reference range, as compared to the exchange ratio provided for in the merger agreement:

Implied Exchange Ratio Reference Range	Exchange Ratio
0.39 – 0.53	0.5

Miscellaneous

Limco has agreed to pay Oppenheimer for its financial advisory services to the Special Committee in connection with the merger an aggregate fee of $400,000, a portion of which was payable upon delivery of Oppenheimer’s opinion and a portion of which is contingent upon consummation of the merger.  Limco also has agreed to reimburse Oppenheimer for its reasonable expenses, including reasonable fees and expenses of its legal counsel, and to indemnify Oppenheimer and related parties against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement.  Oppenheimer and its affiliates in the past have performed and in the future may perform investment banking and other services for Limco unrelated to the merger, for which services Oppenheimer and its affiliates have received and expect to receive compensation, including having acted as lead underwriter for the initial public offering of Limco common stock in 2007.  In the ordinary course of business, Oppenheimer and its affiliates may actively trade the securities of Limco and TAT for Oppenheimer’s and its affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

The Special Committee selected Oppenheimer to act as its financial advisor in connection with the merger based on Oppenheimer’s reputation and experience and its familiarity with Limco and its business.  Oppenheimer is an internationally recognized investment banking firm and, as a part of its investment banking business, is regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.  The issuance of Oppenheimer’s opinion was approved by an authorized committee of Oppenheimer.

REGULATORY FILINGS AND APPROVALS NECESSARY TO COMPLETE THE MERGER

Other than the effectiveness of this registration statement, of which this proxy statement/prospectus is a part and compliance with applicable provisions of Delaware and Israeli laws, the approval of the Tel-Aviv Stock Exchange (listing of additional shares) is required.

The application to the Tel-Aviv Stock Exchange for the listing of additional shares will be submitted on or around the closing date.

DIRECTORS AND MANAGEMENT OF THE MERGED COMPANY

The current directors and officers of TAT will be the directors and officers of TAT following the merger until their successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation of TAT and applicable law.  The directors and officers of Limco following the merger will be determined prior to the effective time of the merger.

ACCOUNTING TREATMENT

In accordance with US GAAP, this transaction will be subject to the provisions of SFAS No. 160 “Noncontrolling Interest in Consolidated Financial Statements”, effective for TAT as of January 1, 2009 (SFAS 160). Under SFAS 160, noncontrolling interest in a subsidiary is part of the consolidated equity and transactions with noncontrolling interest holders, which do not involve a change in control of the parent company, are equity transaction (purchase method of accounting does not apply). As a result, the merger transaction shall be accounted for by TAT as an equity transaction within the shareholders’ equity.

TAT ORDINARY SHARES TRADED ON NASDAQ AND TASE; DELISTING AND DEREGISTRATION OF LIMCO COMMON STOCK

Limco common stock will continue to trade on the NASDAQ Global Market until the completion of the proposed merger.  Following the completion of the proposed merger, Limco common stock will no longer be listed on the NASDAQ Global Market and will be deregistered under the Exchange Act.  In the merger, holders of Limco common stock will receive ordinary shares of TAT which are publicly traded on the NASDAQ Capital Market under the symbol “TATTF” and the Tel Aviv Stock Exchange, or TASE, under the symbol “TAT Tech”. It is anticipated that immediately following closing ordinary shares of TAT will commence trading on the NASDAQ Global Market.

CASH IN LIEU OF FRACTIONAL SHARES

No fractions of TAT ordinary shares will be issued as consideration in the merger and holders of Limco common stock who would otherwise be entitled to a fraction of a TAT ordinary share (after aggregating all fractional shares that otherwise would be received by such holder), shall be entitled to receive a cash payment in lieu thereof.  The amount of cash received by such stockholder will be equal to an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one TAT ordinary share for the five most recent days that TAT ordinary shares have traded ending on the trading day immediately prior to the effective time of the merger, as reported on the NASDAQ Capital Market.

EFFECTIVE TIME OF THE MERGER AND THE SHARE EXCHANGE

The merger will be completed and become effective when, following the approval and adoption of the merger agreement at the Limco special meeting and the satisfaction or waiver or each of the other closing conditions under the merger agreement, the certificate of merger is duly filed with and accepted by the Secretary of State of the State of Delaware or at such other time as may be mutually determined by TAT and Limco and specified in the certificate of merger.  The merger will be completed and the certificate of merger will be filed after all of the conditions to the merger contained in the merger agreement are satisfied or, where permissible, waived.

Upon the effective time of the merger, subject to the conditions discussed below under “THE MERGER AGREEMENT - CONDITIONS TO COMPLETION OF THE MERGER,” each outstanding share of Limco common stock will be, by virtue of the merger and without any further action on the part of TAT, Merger Sub, Limco or any Limco stockholder, converted into the right to receive five tenths (.5) of an ordinary share of TAT.

No fractions of TAT ordinary shares will be issued to any holders of Limco common stock, and holders thereof who would otherwise be entitled to a fraction of a TAT ordinary share (after aggregating all fractional shares that otherwise would be received by such holder) shall be entitled to receive in lieu thereof a cash payment, as set forth below.  The cash payment to be received by such stockholder will be equal to an amount of cash (rounded to the nearest whole cent) without interest, equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one TAT ordinary share for the five most recent days that TAT ordinary shares have traded ending on the trading day immediately prior to the effective time of the merger, as reported on the NASDAQ Capital Market.  It is anticipated that immediately following closing, ordinary shares of TAT will commence trading on the NASDAQ Global Market.

The merger agreement provides that prior to the effective time of the merger TAT shall cause to be made available to the exchange agent, the TAT ordinary shares to be exchanged for converted shares of Limco common stock and cash amounts sufficient for payment in lieu of fractional shares.

In addition, promptly after the effective time of the merger, and in no event more than five business days thereafter, TAT will mail to each record holder of a certificate or certificates that represented outstanding shares of Limco common stock immediately prior to the effective time of the merger, a letter of transmittal and instructions for use in exchanging such stock certificates for TAT ordinary shares.  You should not send in your Limco stock certificates before receiving this letter of transmittal.

The merger agreement contemplates that, after the exchange agent receives back from a record holder the stock certificates, the letter of transmittal duly completed and validly executed in accordance with the instructions thereto, the exchange agent will promptly mail to the record holder a certificate or certificates representing the appropriate number of ordinary shares of TAT to be issued to such record holder by TAT and payment in lieu of fractional shares which such holders may be eligible to receive.

PLEASE DO NOT SEND YOUR LIMCO COMMON STOCK CERTIFICATES.  AFTER THE EFFECTIVE TIME OF THE MERGER, TAT WILL MAIL A LETTER OF TRANSMITTAL TO YOU.  YOU SHOULD SEND YOUR LIMCO COMMON STOCK CERTIFICATES ONLY IN COMPLIANCE WITH THE INSTRUCTIONS THAT WILL BE PROVIDED IN THE LETTER OF TRANSMITTAL.

Options to purchase Limco common stock will not be exchanged in the merger.  PLEASE DO NOT SEND YOUR OPTIONS TO THE EXCHANGE AGENT FOR EXCHANGE.  Any Limco options unexercised at the effective time of the merger shall thereafter automatically terminate and be of no further force or effect.  Unvested Option will not vest as a result of the Merger.

NO DISSENTERS’ APPRAISAL RIGHTS

Holders of Limco common stock will not have any appraisal rights under the Delaware General Corporation Law, or under Limco’s certificate of incorporation in connection with the merger, and neither Limco nor TAT will independently provide holders of Limco common stock with any such rights.

THE MERGER AGREEMENT

THE FOLLOWING SUMMARY DESCRIBES SELECTED MATERIAL PROVISIONS OF THE MERGER AGREEMENT, WHICH IS INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS AS ANNEX 1 AND IS INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS.  THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION ABOUT THE MERGER AGREEMENT THAT IS IMPORTANT TO YOU.  IN THE EVENT OF ANY DISCREPANCY BETWEEN THE TERMS OF THE MERGER AGREEMENT AND THE FOLLOWING SUMMARY, THE MERGER AGREEMENT WILL CONTROL.

YOU ARE ENCOURAGED TO CAREFULLY READ THE MERGER AGREEMENT IN ITS ENTIRETY.

THE MERGER AGREEMENT HAS BEEN INCLUDED TO PROVIDE YOU WITH INFORMATION REGARDING ITS TERMS.  IT IS NOT INTENDED TO PROVIDE ANY OTHER FACTUAL INFORMATION ABOUT TAT OR LIMCO.  SUCH INFORMATION CAN BE FOUND ELSEWHERE IN THIS DOCUMENT AND, WITH RESPECT TO TAT, IN THE PUBLIC FILINGS THAT TAT MAKES WITH THE SEC, WHICH ARE AVAILABLE WITHOUT CHARGE THROUGH THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.

THE REPRESENTATIONS AND WARRANTIES DESCRIBED BELOW AND INCLUDED IN THE MERGER AGREEMENT WERE MADE BY EACH OF TAT AND LIMCO TO THE OTHER.  THESE REPRESENTATIONS AND WARRANTIES WERE MADE AS OF SPECIFIC DATES AND ARE SUBJECT TO IMPORTANT EXCEPTIONS.  IN ADDITION, THE REPRESENTATIONS AND WARRANTIES MAY HAVE BEEN INCLUDED IN THE MERGER AGREEMENT FOR THE PURPOSE OF ALLOCATING RISK BETWEEN TAT AND LIMCO RATHER THAN TO ESTABLISH MATTERS AS FACTS.  THE MERGER AGREEMENT IS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS AND INCLUDED AS ANNEX 1 HERETO ONLY TO PROVIDE YOU WITH INFORMATION REGARDING ITS TERMS AND CONDITIONS, AND NOT TO PROVIDE ANY OTHER FACTUAL INFORMATION REGARDING TAT, LIMCO OR THEIR RESPECTIVE BUSINESSES.  ACCORDINGLY, YOU SHOULD NOT RELY ON THE REPRESENTATIONS AND WARRANTIES IN THE MERGER AGREEMENT AS CHARACTERIZATIONS OF THE ACTUAL STATE OF FACTS ABOUT TAT OR LIMCO.

THE MERGER

Following the satisfaction or waiver of all of the conditions to completion of the merger contained in the merger agreement, including the adoption of the merger agreement by the stockholders of Limco, Merger Sub will merge with and into Limco, with Limco continuing as the surviving corporation and as a wholly-owned subsidiary of TAT under the name of Limco-Piedmont Inc.

EFFECTIVE TIME OF THE MERGER

The merger will become effective when the certificate of merger is duly filed with the Secretary of State of the State of Delaware or such other time as mutually determined by TAT and Limco and specified in the certificate of merger.  The parties are working to complete the merger as quickly as possible.  The merger is expected to be completed promptly after the special meeting of Limco stockholders described in this proxy statement/prospectus.  However, the merger is subject to the satisfaction or waiver of various conditions as set forth in the merger agreement.  No assurances can be given that such conditions will be satisfied or waived or that the parties will obtain any necessary approvals in a timely manner, if at all.

MERGER CONSIDERATION

If the merger is completed, each share of Limco common stock not held by TAT, Merger Sub or Limco outstanding as of immediately prior to the effective time of the merger will automatically be converted into and represent the right to receive five tenths (.5) of an ordinary share of TAT.  Cash will be paid in lieu of fractional shares.  Any outstanding shares of Limco held by TAT, Merger Sub or Limco will be canceled and cease to exist and no consideration will be delivered in exchange for such shares.

After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as a Limco stockholder.  You will receive written instructions from the exchange agent appointed by TAT for sending in your stock certificates and receiving the ordinary shares of TAT and cash (in lieu of fractional shares) to which you will be entitled.

Former Limco stockholders are currently expected to own approximately 27.8% of TAT immediately after the merger, based on the 6,552,671 TAT ordinary shares and 13,205,000 shares of Limco common stock outstanding as of April 30, 2009.

TREATMENT OF LIMCO OPTIONS

Under the merger agreement, each option to purchase Limco common stock that is outstanding immediately prior to the effective time of the merger will terminate in full.  Unvested options will not vest as a result of the Merger.

PAYMENT PROCEDURES

American Stock Transfer & Trust Company or another bank or trust company designated by TAT and reasonably satisfactory to Limco shall serve as exchange agent.  Upon your proper surrender of your certificate(s) representing Limco common stock to the exchange agent, the exchange agent will deliver to you the merger consideration.  As of the effective time of the merger, TAT will have made available to the exchange agent a number of TAT ordinary shares and cash sufficient to deliver the merger consideration to each Limco stockholder.  Promptly after the effective time of the merger, the exchange agent will mail a letter of transmittal and instructions to each stockholder for use in surrendering your stock certificate(s).  When you properly surrender your stock certificate(s) to the exchange agent for cancellation, together with a properly completed and duly signed letter of transmittal and any other documents that the exchange agent may require, you will be entitled to receive the merger consideration.  From and after the effective time of the merger, until certificate(s) representing common stock of Limco have been properly surrendered, each such certificate will be deemed to represent only the right to receive ordinary shares of TAT, plus cash in lieu of fractional shares.

The exchange agent will only deliver the merger consideration in a name other than the name in which a surrendered certificate representing Limco stock is registered if (i) such certificate(s) are properly endorsed and otherwise in proper form for transfer and (ii) such other person who requests such exchange (A) pays to TAT or any agent designated by TAT any transfer or other taxes required by reason of the issuance of the TAT ordinary shares to such other person or (B) has established to the reasonable satisfaction of TAT that such tax has been paid or is not payable.

If a certificate representing Limco stock is lost, stolen or destroyed, TAT may require, as a condition to the receipt of the merger consideration, that the holder of such certificate deliver an affidavit of such fact in form satisfactory to the exchange agent with respect to the lost, stolen or destroyed certificate.

REPRESENTATIONS AND WARRANTIES

The merger agreement contains representations and warranties made by Limco relating to, among other things:  organization, good standing organizational documents; capital structure of Limco; SEC filings, financial statements, absence of liabilities; absence of certain changes; intellectual property rights; title to assets and property;

material contracts; compliance with legal requirements; legal proceedings and orders; governmental authorizations; tax matters; employee benefit plans; labor matters; environmental matters; insurance; authority of Limco related to the merger agreement; required stockholder vote; conflicts, required filings and consents; and payment of fees to brokers.

The merger agreement contains representations and warranties by TAT and Merger Sub relating to, among other things:  organization and good standing; organizational documents; capital structure of TAT; SEC filings, financial statements; absence of liabilities; absence of certain changes; intellectual property rights; title to assets and properties; material contracts; compliance with legal requirements; legal proceedings and orders; governmental authorizations; tax matters, employee benefit plans, labor matters, environmental matters, insurance; authority of TAT related to the merger agreement; conflicts, required filings and consents; payment of fees to brokers; and operation of merger sub.

Many of the representations of Limco, TAT and Merger Sub are qualified by materiality, knowledge or a material adverse effect standard.

The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully the sections of the merger agreement entitled “Representations and Warranties of the Company” and “Representations and Warranties of Parent and Merger Sub.”

CONDUCT PRIOR TO COMPLETION OF THE TRANSACTION

Limco And TAT

During the period between April 3, 2009 and the effective time of the merger (or, if earlier, until the termination date) (the “Pre-Closing Period”), each of Limco and TAT will, and will ensure that each of their subsidiaries will conduct its business in all material respects only in the ordinary course and shall use commercially reasonable efforts, consistent with past practice to:

•                  preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, officers, employees, business associates and consultants;

•                  maintain and keep its material properties and assets in good repair and condition;

•                  maintain in effect all material governmental permits pursuant to which it currently operates; and

•                  maintain and enforce all material intellectual property rights.

Limco

Except as specifically permitted by the merger agreement, during the Pre-Closing Period, without TAT’s prior written consent, Limco will not, and will not permit of its subsidiaries to:

•                  amend its organizational documents except for such amendments that would not prevent or materially impair the consummation of the transactions contemplated by the merger agreement;

•                  split, combine or reclassify its outstanding shares of capital stock without adjusting the merger consideration;

•                  declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock; or

•                  adopt a plan of complete or partial liquidation or dissolution.

TAT

Except as specifically permitted by the merger agreement, during the Pre-Closing Period, without Limco’s prior written consent, TAT will not, and will not permit any of its subsidiaries to:

•                  amend its organizational documents except for such amendments that would not prevent or materially impair the consummation of the transactions contemplated by the merger agreement;

•                  split, combine or reclassify its outstanding shares of capital stock without adjusting the merger consideration;

•                  declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock; or

•                  adopt a plan of complete or partial liquidation or dissolution.

REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS AND LIMCO STOCKHOLDERS MEETING

Limco and TAT agreed to prepare this proxy statement/prospectus and TAT agreed to file with the SEC the registration statement in which this proxy statement/prospectus is included as a prospectus.  Each of Limco and TAT also agreed to:  (i) cause the registration statement and the proxy statement/prospectus to comply in all material respects with the rules and regulations promulgated by the SEC, NASDAQ Capital Market and the NASDAQ Global Market; and (ii) take all steps necessary to promptly cause the proxy statement/prospectus and registration statement, as applicable, to be filed with the SEC and disseminated to Limco stockholders.  Additionally, Limco has agreed that this proxy statement/prospectus would include the recommendations of the special committee and Limco’s Board of Directors to Limco’s stockholders to adopt the merger agreement.

Additionally, Limco agreed to take all action necessary to call, hold and convene a Limco stockholders meeting to vote to adopt the merger agreement.

BOARD RECOMMENDATION

Limco agreed that its Special Committee and its Board of Directors will recommend to the stockholders of Limco to vote in favor of adoption and approval of the merger agreement at the Limco stockholders’ meeting.

REGULATORY MATTERS

Each party will (and will cause its affiliates to) use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the merger agreement, including obtaining all necessary consents, waivers, approvals, authorizations, permits or orders from all governmental entities or other persons, including responding to additional inquiries or requests for additional information from any governmental entity.

PUBLICITY

TAT and Limco have agreed to consult with each other and obtain the approval of the other before issuing any press release or otherwise making any public statement (except as otherwise specifically provided in the merger agreement).

DIRECTORS’ AND OFFICERS’ INSURANCE; INDEMNIFICATION

Pursuant to the merger agreement, following the effective time of the merger and through the sixth anniversary of the effective time, TAT has agreed to, and to cause Limco (as the surviving corporation) to, maintain at least the current level and scope of directors’ and officers’ liability insurance policy currently in effect.  All rights to indemnification by Limco (or any successor) and exculpation existing in favor of their directors and officers for their acts and omissions occurring at or prior to the effective time of the merger pursuant to Limco’s organizational documents will survive.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

None of the representations and warranties of either party contained in the merger agreement, or contained in any certificate delivered pursuant to the merger agreement or in connection with any of the transactions contemplated by the merger agreement survive the effective time of the merger.

CONDITIONS TO COMPLETION OF THE MERGER

Limco’s and TAT’s obligations to effect the merger are subject to the satisfaction (or waiver in certain cases) of the following conditions:

•                  adoption of the merger agreement by the stockholders of Limco;

•                  the registration statement in which this proxy statement/prospectus is included as a prospectus shall have become effective;

•                  No governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order that is in effect and permanently enjoins or otherwise prohibits the consummation of the merger or the transactions contemplated under the merger agreement.

In addition, TAT’s obligation to effect the merger is subject to the satisfaction (or waiver in certain cases) of the following conditions:

•                  The representations and warranties of Limco contained in the merger agreement shall be true and correct in all material respects (provided that the representations and warranties modified by “materiality” shall be true and correct in all respects), both as of the date of the merger agreement and as of the closing date with the same effect as though such representations and warranties had been made on and as of the closing date, except that those representations and warranties which by their express terms are made as of a specific date shall be required to be true and correct only as of such date.

•                  Limco shall have performed or complied in all material respects with all material agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the effective time.  TAT shall have received a certificate of an executive officer of Limco to the foregoing effect.

•                  No material adverse effect with respect to Limco shall have occurred since the date of the merger agreement.  TAT shall have received a certificate, dated the date of the closing and signed by an executive officer of Limco, to the foregoing effect.

Limco’s obligation to effect the merger is subject to the satisfaction (or waiver in certain cases) of the following conditions:

•                  The representations and warranties of TAT and merger sub contained in the merger agreement shall be true and correct in all material respects (provided that the representations and warranties modified by “materiality” shall be true and correct in all respects), both as of the date of the merger agreement and as of the closing date with the same effect as though such representations and warranties had been made on and as of the closing date, except that those representations and warranties which by their express terms are made as of a specific date shall be required to be true and correct only as of such date.

•                  TAT shall have performed or complied in all material respects with all material agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the effective time.  Limco shall have received a certificate of an executive officer of TAT to the foregoing effect.

•                  No material adverse effect with respect to TAT shall have occurred since the date of the merger agreement.  Limco shall have received a certificate, dated the date of the closing and signed by an executive officer of TAT to the foregoing effect.

TERMINATION OF THE MERGER AGREEMENT

The merger agreement may be terminated (notwithstanding any approval by Limco’s stockholders):

•                  by mutual written consent of TAT and Limco at any time prior to the effective time of the merger; or

•                  by either TAT or Limco if:

•                                          the effective time shall not have occurred prior to September 30, 2009 (such date shall be referred To herein as the “outside date”); provided, however, that such right to terminate the merger agreement shall not be available to any party that has breached in any material respect its obligations under the merger agreement in any manner that shall have proximately caused the effective time not to occur on or before the outside date;

•                                          the approval of Limco’s stockholders shall not have been obtained at the stockholders’ meeting duly convened therefor (or at any adjournment or postponement thereof) at which a quorum is present and the vote to adopt the merger agreement and approve the merger is taken; or

•                                          a court or governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order that is in effect and permanently enjoins or otherwise prohibits the consummation of the merger and the transactions contemplated by the merger agreement, which statute, law, ordinance, rule, regulation, judgment, decree, injunction or order is final and nonappealable.

•                  by TAT if:  (i) there has been a breach by Limco of any representation, warranty, covenant or agreement contained in the merger agreement which (A) would result in a failure of a TAT closing condition and (B) has not been or cannot be cured within 30 days after written notice to Limco of such breach and the intention to terminate the merger agreement or (ii) if facts exist which render impossible one or more of the TAT closing conditions by the outside date; in each case, provided that TAT is not in material breach of its obligations or its representations and warranties under the merger agreement; or

•                  by Limco if (i) there has been a breach by TAT of any representation, warranty, covenant or agreement contained in the merger agreement which (A) would result in a failure of a Limco closing condition and (B) has not been or cannot be cured within 30 days after written notice to TAT of such breach and the intention to terminate the merger agreement or (ii) if facts exist which render impossible one or more of the Limco closing conditions by the outside date; in each case, provided that Limco is not in material breach of its obligations or its representations and warranties under the merger agreement;

EXPENSES

Each party to the merger agreement will bear its own expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement.

AMENDMENT

The merger agreement may be amended at any time prior to the effective time of the merger by an instrument in writing signed by the parties thereto, provided that after the approval of the merger by the stockholders of Limco, no amendment to the merger agreement shall be made which by law or the rules of the NASDAQ Global Market requires further approval by the stockholders of Limco without such further approval by such stockholders.

DESCRIPTION OF TAT SHARE CAPITAL

A SUMMARY OF THE MATERIAL PROVISIONS GOVERNING TAT’S SHARE CAPITAL IMMEDIATELY FOLLOWING THE COMPLETION OF THE MERGER IS EXPLAINED BELOW.  THIS SUMMARY IS NOT COMPLETE AND SHOULD BE READ WITH TAT’S ARTICLES OF ASSOCIATION, A COPY OF WHICH HAS BEEN FILED AS AN EXHIBIT TO THIS REGISTRATION STATEMENT ON FORM  F-4.

GENERAL

This section summarizes the material rights of TAT shareholders under Israeli law, and the material provisions of TAT’s articles of incorporation, as amended (referred to as TAT’s articles of incorporation).  This description of TAT’s share capital is only a summary and does not describe the articles of association in their entirety.

DESCRIPTION OF ORDINARY SHARES

TAT’s articles of incorporation authorize up to 10 million ordinary shares, par value NIS 0.90 per share.  Under TAT’s articles of association, the ordinary shares do not have preemptive rights.  TAT may from time to time, by approval of a majority of its shareholders, increase its authorized share capital.  All ordinary shares are registered shares, rather than bearer shares.

The ownership or voting rights of TAT’s ordinary shares by non-residents of Israel is not restricted in any way by TAT’s articles of association, as amended.  The State of Israel does not restrict in any way the ownership or voting rights of ordinary shares of Israeli entities by non-residents of Israel, except with respect to subjects of countries that are in a state of war with Israel.  TAT’s ordinary shares do not have cumulative voting rights for the election of directors.  The affirmative vote of the shareholders present in person or by proxy that represent the majority of voting power present in person or by proxy have the power to elect all nominees up for election to TAT’s Board of Directors.

In the event of TAT’s liquidation, after satisfaction of liabilities to creditors, TAT’s assets will be distributed to the holders of TAT’s ordinary shares in proportion to the nominal value of their respective holdings.  This liquidation right may be affected by the grant of a preferential dividend or distribution right to the holder of a class of shares with preferential rights that may be authorized in the future.  Dividends may be paid only out of profits, as defined in the Israeli Companies Law.  TAT’s Board of Directors is authorized to declare dividends.

Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders.  Subject to the provisions set forth in Section 46B of the Israeli Securities Law, these voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.  TAT’s major shareholders do not have different voting rights from each other or other shareholders.

Resolutions of shareholders (e.g. resolutions amending TAT’s articles of association, electing or removing directors, appointing an independent registered public accounting firm, authorizing changes in capitalization or the rights attached to TAT’s shares or approving a wind-up or merger) require the affirmative vote (at a meeting convened upon advance notice of no less than  either twenty one days or thirty five days depending if the resolutions include one or more of the issues detailed in Section 87 of The Israeli Companies Law) of shareholders present in person or by proxy and holding shares conferring, in the aggregate, at least a majority of the votes actually cast on such resolutions.

The quorum required for a meeting of shareholders is at least two shareholders present, in person or by proxy, within half an hour of the time fixed for the meeting’s commencement that together hold shares conferring in the aggregate more than 1/3 of the total voting power of TAT’s shares.  A meeting adjourned for lack of a quorum is adjourned to the same day in the following week at the same time and place, or any time and hour as the Directors shall designate and state in a notice to the shareholders.  At the reconvened meeting, in the event a quorum is not present within half an hour of the time fixed for the meeting’s commencement, two shareholders present in person or by proxy shall constitute a quorum.

TAT’s registration number at the Israeli Registrar of Companies is 52-003579-1.

Modification or abrogation of the rights of any existing class of shares requires either the written consent of all of the holders of the issued shares of such class or the adoption of a resolution by an ordinary majority of a general meeting of holders of such class.  The quorum required for a class meeting is at least two shareholders present, in person or by proxy, within half an hour of the time fixed for the meetings commencement that together hold shares conferring in the aggregate at least 1/3 of the total voting power of the issued shares of such class.  If no quorum is present, the meeting shall be adjourned to the same day in the following week at the same time and place, or any time and hour as the Directors shall designate and state in a notice to the shareholders.  At the reconvened meeting, in the event a quorum is not present within half an hour of the time fixed for the meeting’s commencement, two shareholders of such class present in person or by proxy shall constitute a quorum.

As of April 30, 2009 6,552,671 ordinary shares of TAT were outstanding.

The transfer agent and registrar for TAT’s ordinary shares is American Stock Transfer and Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219.

OTHER SECURITIES

In addition to ordinary shares, TAT has outstanding options to acquire 65,477 ordinary shares of TAT.

COMPARATIVE RIGHTS OF TAT AND LIMCO SHAREHOLDERS

GENERAL

TAT is incorporated under the laws of the State of Israel.  Limco is incorporated under the laws of the State of Delaware.  If the merger is completed, Limco stockholders will exchange their respective shares of Limco common stock for TAT ordinary shares in accordance with the merger agreement.  The following is a summary comparison of material differences between the rights of a Limco common stockholder and a TAT ordinary shareholder arising from the differences between the laws of the State of Delaware and of the State of Israel and the governing instruments of the respective companies.

The following summary does not purport to be a complete statement of the rights of holders of TAT ordinary shares under the applicable provisions of the Israeli Companies Law, 1999, referred to herein as the “Israeli Companies Law,” and the TAT articles of association dated April 7, 1985, as amended, or the rights of Limco stockholders under the applicable provisions of the Delaware General Corporation Law, referred to herein as the DGCL, and the Limco certificate of incorporation and bylaws, each as amended, or a complete description of the specific provisions referred to herein.  This summary contains a list of the material differences but is not intended to be an exhaustive list or a detailed description of the provisions discussed.  You should refer to the Israeli Companies Law and the DGCL, as well as TAT’s articles of association and Limco’s certificate of incorporation and bylaws for a better understanding of the comparative rights of TAT shareholders and Limco stockholders.  Limco’s certificate of incorporation and bylaws have been filed separately as exhibits 4.1 AND 4.2 to Limco’s Registration Statement on Form S-1 filed with the SEC on April 16, 2007.  TAT’s articles of association has been filed as exhibit 3.1 to the Registration Statement on Form F-4, File No.  333-[*] of which this proxy statement/prospectus forms a part.  See “WHERE YOU CAN FIND MORE INFORMATION.”

SUMMARY OF MATERIAL DIFFERENCES BETWEEN THE RIGHTS OF LIMCO STOCKHOLDERS AND THE RIGHTS OF TAT SHAREHOLDERS

	LIMCO STOCKHOLDERS RIGHTS	TAT SHAREHOLDER RIGHTS

NUMBER OF DIRECTORS	Under the DGCL, Limco’s Board of Directors must consist of at least one member with the number fixed by the certificate of incorporation or bylaws of the corporation.

Pursuant to TAT’s articles of incorporation, the number of directors on TAT’s Board of Directors shall not be less than two nor more than eleven, including the external and independent directors. Under the Israeli Companies Law, a public company

	Limco’s Board of Directors currently consists of six	must have at least two external directors.
directors. The number of directors may be fixed by resolutions adopted by a majority of the authorized number of directors constituting Limco’s Board of Directors.

ELECTION OF DIRECTORS	Directors may be elected at an annual meeting of stockholders at which a quorum is present, by a plurality vote of the shares present at the meeting.

Directors are elected at an annual meeting of shareholders at which a quorum, constituted in the presence, in person or by proxy, of two or more shareholders holding at least a third (1/3) of the voting rights, within half an hour of the time fixed for the meeting’s commencement, is present by a majority of the participating votes cast by holders of shares present or represented by proxy.  Under Israeli Companies Law, the external directors are elected by a qualified majority at a general meeting of shareholders such that in counting the votes of the majority at the general meeting at least one-third of all the votes of shareholders who are not holders of control in TAT or representatives of such persons, present at the time of voting are included; whereby in counting the total votes of such shareholders abstentions shall not be taken into account.  Alternatively, the Israeli Companies Law provides that such appointment shall be valid if the total number of votes by non-controlling shareholders opposing such appointment is no greater than 1% of the total voting rights in TAT.

TERM AND CLASSES OF DIRECTORS	Limco directors are not classified. At each annual meeting of Limco stockholders, directors shall be elected for a full term of one year.

TAT’s directors are elected to the Board of Directors and hold office until the succeeding annual general meeting of shareholders, except for external directors who according to the Israeli Companies Law, are elected for a term of three years, which can be renewed for subsequent 3-year terms, subject to certain conditions.

	LIMCO STOCKHOLDERS RIGHTS	TAT SHAREHOLDER RIGHTS

REMOVAL OF DIRECTORS

Limco stockholders may remove a director either with or without cause by the affirmative vote of the holders of not less than a majority of the outstanding shares of common stock at a special meeting of the stockholders duly called for such purpose.

At any meeting of the Board of Directors, any director may be removed for cause by a vote of the majority of the directors.

Directors (other than the external directors) may be removed by a resolution passed by an ordinary majority in an extraordinary general meeting if the director is given a reasonable opportunity to state his case.  Otherwise, a director shall also be removed from his office upon the occurrence of any of the following events:

(a) The director dies or is declared legally incapacitated by a competent court;

(b) If the director is a company, upon its winding-up;

(c) A court of competent jurisdiction orders the termination of the director’s office due to either:   (i) the court’s determination that the director is permanently unable to fulfill his function; or (ii) such director’s conviction outside Israel of the offenses of bribery, deceit, offenses by managers of a corporate body or offenses involving misuse of inside information;

(d) The director is declared bankrupt or enters into an arrangement with creditors;

(e) If the director resigns his office after giving notice of such; or

(f) Where a director has been convicted by a final judgment of certain offenses in the Israeli Penal Law, 5737-1977, Israeli Securities Law, 5728-1968, or other offenses deemed sufficiently grace by a competent court, whereby such director shall so inform TAT and his office shall terminate on the date of giving of such notice, and shall not be reappointed as a director unless five years have passed.

In accordance with the relevant provisions of the Israeli Companies Law, upon either the ruling of a competent court or resolutions of both TAT’s Board of Directors and the extraordinary general meeting of TAT’s shareholders (the shareholders’ resolution must achieve the same percentage as is required for the election of an external director), the termination of the office of an external director may be ordered if the Board of

	LIMCO STOCKHOLDERS RIGHTS	TAT SHAREHOLDER RIGHTS

Directors decides that such director has ceased to fulfill one of the conditions required under the Israeli Companies Law for his appointment or that such director has committed a breach of a fiduciary duty to TAT.

VACANCIES ON THE BOARD OF DIRECTORS

If any vacancies occur in Limco’s Board of Directors, by reason of death, resignation, disqualification, removal, other causes or if the authorized number of directors is increased, and unless Limco’s Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, the directors then in office may fill any such vacancy by a majority of the directors then in office, even though less than a quorum of Limco’s Board of Directors.

Any director elected in accordance with the above shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

In the event of one or more vacancies on the board of Directors, the continuing Directors may continue to act as long as the Board of Directors consists of at least a majority of the total number of Directors elected and not less than two. However, in the event that the remaining Directors are not a majority of the total number of Directors, or less than two, the remaining director may call for the convening of a General Meeting for the purpose of the election of Directors. The Directors may at any time and from time to time appoint any other person as a Director, whether to fill a casual vacancy or to add to their number. Any director so appointed shall hold office until the first General meeting convened after such appointment and may be re-elected.

BOARD OF DIRECTORS QUORUM AND VOTE REQUIREMENTS

A quorum of Limco’s Board of Directors shall consist of a majority of the exact number of directors fixed from time to time by Limco’s Board of Directors in accordance with Limco’s certificate of incorporation; however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn the meeting from time to time until the time fixed for the next regular meeting of the Limco Board of Directors, without notice other than by announcement at the meeting.  Except as otherwise required by law, the act of a majority of the directors present at any meeting at which a quorum is present is sufficient for the act of the Board of Directors.

The quorum for commencing a TAT Board of Directors’ meeting shall be a majority of the members of the Board of Directors holding office on the date of the meeting who are lawfully entitled to participate in the meeting (as conclusively determined by the chairman of the Board of Directors), including alternate directors, if there is a meeting at which an appointing director is not present.  Each director shall have one vote.  Resolutions of the Board of Directors shall be passed by a majority of votes of the directors present at the meeting and voting thereat, without taking into account the votes of abstainees.  The Board of Directors’ chairman shall have an additional or casting vote, in case of a tie.

ACTION OF THE BOARD OF DIRECTORS WITHOUT A MEETING

Any action required or permitted to be taken at any meeting of Limco’s Board of Directors or of any committee thereof may be taken without a meeting, if all members of Limco’s Board of Directors or such committee, as the case may be,

TAT’s Board of Directors may pass resolutions without convening, provided that all the directors entitled to participate in the discussion and vote on a matter brought for a resolution agree thereto by giving their

	LIMCO STOCKHOLDERS RIGHTS	TAT SHAREHOLDER RIGHTS

	consent thereto in writing and such writing or writings are filed with the minutes of proceedings of Limco’s Board of Directors or such committee.	written consent.

STOCKHOLDER MEETING

The annual meeting of Limco’s stockholders shall be held at such date and time as may be designated from time to time by the Board of Directors.  Under the DGCL, special meetings of stockholders may be called by the Board of Directors and by such other person or persons authorized to do so by the corporation’s certificate of incorporation or bylaws.  Under Limco’s bylaws, a special meeting of stockholders may be called by (a) the chairman of the Board of Directors, (b) the chief executive officer, (c) Limco’s Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Limco Board of Directors for adoption) or (d) any other officer if the holders of at least 25% of all votes eligible to be cast on an issue deliver to such officer a demand that a special meeting be called.   Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.  If mailed, notice is given when deposited in the United States mail.  Notice of the meeting of stockholders may be waived in writing, either before or after such meeting, and will be waived by any stockholder by his attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting.

The annual general meeting of TAT’s shareholders is to be held once in every calendar year at such date and time as may be designated by the Board of Directors, but no later than fifteen months after the last annual general meeting.  Not less than either twenty one days or thirty five days (depending if the resolutions include one or more of the issues detailed in Section 87 of The Israeli Companies Law) prior notice shall be given of every shareholder meeting.  The accidental omission to give notice of a meeting to any shareholder, or the non receipt of notice sent to such shareholder, shall not invalidate the proceedings at such meeting.  Under the Israeli Companies Law and TAT’s articles of association, TAT’s Board of Directors shall convene a special meeting pursuant to its resolution and on the requisition of any of the following:  (i) two directors or 1/4 of the members of the Board of Directors; or (ii) one or more shareholders holding at least 5% of the TAT’s issued share capital and 1% of TAT’s voting rights; or (iii) one or more shareholders holding at least 5% of the voting rights in the company.

QUORUM REQUIREMENTS	The presence in person or by proxy of the holders of a majority of the shares then outstanding and entitled to vote at a meeting of Limco stockholders constitutes a quorum for the transaction

Under TAT’s articles of association, A quorum with respect to a general meeting of TAT’s shareholders shall be constituted in the presence, in person or by proxy, of two or more shareholders holding at least a third (1/3) of the voting rights, within half an

	LIMCO STOCKHOLDERS RIGHTS	TAT SHAREHOLDER RIGHTS

of business.

hour of the time fixed for the meeting’s commencement.  If a quorum is not present at the general meeting within half an hour of the time fixed for the meeting’s commencement, the meeting shall be adjourned for one week, to the same day, time and place, without it being necessary to notify the shareholders thereof, or any time or hour as the Directors shall designate and state in a notice to the shareholders, and if a quorum is not present, as aforesaid, at the adjourned meeting within half an hour of the time fixed for the commencement thereof, two shareholders present in person or by proxy shall constitute a quorum.

ACTION OF STOCKHOLDERS BY WRITTEN CONSENT

Any action required to be taken at any annual or special meeting of Limco’s stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing or by electronic transmission setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and shall be delivered to Limco by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of Limco having custody of the book in which proceedings of meetings of stockholders are recorded.

Israeli law does not provide for public companies to have shareholder resolutions adopted by means of a written consent in lieu of a shareholder meeting.

AMENDMENT OF ARTICLES OF ASSOCIATION; BYLAWS

Under the DGCL, Limco’s charter may be amended by resolution of the Board of Directors and the affirmative vote of the holders of a majority of the outstanding shares of voting stock then entitled to vote.  Both Limco’s stockholders and its Board of Directors have the power to adopt, amend or repeal any bylaw.  Any adoption, amendment or repeal of Limco’s bylaws by Limco stockholders shall require the affirmative vote of the holders of at least a majority of the then outstanding shares of common stock if the Board of Directors recommends the approval of such amendment or, if the Board of Directors does not recommend

TAT’s articles of association may be amended by the affirmative vote of an ordinary majority of the voting rights in TAT represented at a shareholders’ general meeting.

TAT may, in a resolution passed at the general meeting by an ordinary majority, modify the rights attached to a particular class of shares, provided that the written agreement of all the holders of the shares of such class is received or that the resolution is approved in a general meeting of the holders of the shares of such class by an ordinary majority or, where the issue terms of a particular class of TAT’s shares

	LIMCO STOCKHOLDERS RIGHTS	TAT SHAREHOLDER RIGHTS

such approval, by the affirmative vote of the holders of at least 75% of the then outstanding shares of common stock.   Any adoption, amendment or repeal of Limco’s bylaws by Limco’s Board of Directors shall require the approval of a majority of the authorized number of directors.

otherwise provide, as provided in such issue terms. All provisions in TAT’s articles of association regarding general meetings apply mutatis mutandis to any class meeting.

EXCULPATION OF DIRECTORS

Pursuant to Limco’s certificate of incorporation and in accordance with the DGCL, Limco directors do not have personal liability to Limco and its stockholders for monetary damages for a breach of fiduciary duty as a director, except in the following scenarios:  (a) any breach of the director’s duty of loyalty to the corporation or its stockholders; (b) acts or omissions in bad faith or which involve intentional misconduct or a knowing violation of law; (c) intentional or negligent payments of unlawful dividends or unlawful stock purchases or redemption; or (d) any transaction in which the director derives an improper personal benefit.

The Israeli Companies Law provides that a company cannot exculpate an officeholder (which is defined under the Israeli Companies Law to include a director, general manager, managing director, chief executive officer, executive vice president, vice president, other managers directly subordinate to the general manager and any other person fulfilling or assuming any of the foregoing positions or responsibilities without regard to such person’s title) from liability with respect to a breach of his or her duty of loyalty.  However, the Israeli Companies Law allows companies to exculpate in advance an officeholder from his or her liability to the company, in whole or in part, with respect to a breach of his or her duty of care, except for a breach by a director of his or her duty of care with respect to dividends or other distributions to shareholders.

TAT’s articles of association provide that TAT may in advance exempt officeholders of from all or any of his liability for damage in consequence of a breach of the duty of care vis-à-vis TAT.

	LIMCO STOCKHOLDERS RIGHTS	TAT SHAREHOLDER RIGHTS

INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

Limco is permitted to indemnify any person who was or is a party or is threatened to be made a party to:  (a) any action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of Limco, against expenses, including attorneys’ fees, judgments, fines and reasonable settlement amounts if such person acted in good faith and reasonably believed that his or her actions were in or not opposed to the best interests of Limco and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful; (b) any derivative action or suit on behalf of Limco against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of such action or suit, if such person acted in good faith and reasonably believed that his or her actions were in or not opposed to the best interest of Limco.  In the event that a person is adjudged to be liable to Limco in a derivative suit, the DGCL prohibits indemnification unless either the Delaware Court of Chancery or the court in which such derivative suit was brought determines that such person is entitled to indemnification for those expenses which such court deems proper.  To the extent that a present or former director or officer of Limco has been successful on the merits or otherwise in the defense of a third party or derivative action, such person shall be indemnified against expenses actually and reasonably incurred by such person.

TAT’s articles of association provide TAT with the power to undertake to indemnify its officeholders to the fullest extent allowed by the Israeli Companies Law, whether in advance or retroactively, for an obligation or expense incurred by such officeholders, as detailed below, in consequences of an act or omission to act in his capacity as an officer of TAT.  Such applicable obligations or expenses for which an officer may be indemnified by TAT are as follows:

(i) A monetary liability imposed on an officer in favour of another person by a judgment, including a compromise judgment or an arbitration decision that was approved by a Court;

(ii) Reasonable legal expenses, including attorney fees, which the officer incurred or with which he was charged by the Court, in a proceeding brought against him by the company, in its name or by another person, or in a criminal prosecution in which he was found innocent, or in a criminal prosecution in which he was convicted of an offense that does not require proof of criminal intent;

(iii) Any other liability or expense which the Company may indemnify its officers under the Israeli Companies Law;

Such undertaking to indemnify an officeholder in advance for the obligations or expenses identified in (i)-(iii) above are conditioned on the fact that such obligations or expenses regard events which, in the opinion of TAT’s Board of Directors, are foreseeable in view of TAT’s activity at the time of such undertaking, and to maximum amounts which the Board of Directors has determined to be reasonable in the circumstances of the case.

TAT may also, beforehand or retroactively, undertake to indemnify an officer of TAT who holds or held office on TAT’s behalf at its request as a director in another company in which TAT holds shares, directly or indirectly, for an obligation or expense as specified above (regarding indemnification

	LIMCO STOCKHOLDERS RIGHTS	TAT SHAREHOLDER RIGHTS

of TAT officers), for an act done in his capacity as a director in the other company.

INSURANCE OF DIRECTORS, OFFICERS AND EMPLOYEES

According to the Limco bylaws, to the fullest extent permitted by the DGCL or any other applicable law and upon approval by the Limco Board of Directors, Limco may purchase insurance on behalf of its directors, officers, employees and other agents.

Limco shall promptly notify its directors and officers of any change, lapse or cancellation of such insurance coverage.

Under the Israeli Companies Law, a company may purchase insurance to cover the liability of any officeholder, if the articles of association permit such insurance as a result of any of the following acts or omissions performed by the officer in his or her capacity as an officer of the company:  (a) breach of a duty of care vis-à-vis the company or vis-à-vis another person; (b) breach of a duty or loyalty vis-à-vis the company, provided that the officer acted in good faith and had reasonable grounds to believe that the action in question would not adversely affect the company; or (c) financial liability which shall be imposed upon said officer in favor of another person as a result of any action which was performed by said officeholder.

TAT’s articles of association provide that it may insure its officers as aforesaid, as well as in any other circumstances with respect to which the company is permitted to insure the officer.

	LIMCO STOCKHOLDERS RIGHTS	TAT SHAREHOLDER RIGHTS

GENERAL PROVISIONS WITH RESPECT TO INSURANCE, INDEMNITY AND EXCULPATION

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a Limco director shall be further eliminated or limited to the maximum extent allowable under the amended DGCL.

Pursuant to the Israeli Companies Law, indemnification of, exculpation of and procurement of insurance coverage for, officeholders in a public company must be approved by the audit committee, the Board of Directors and, if the officeholder is a director, by the company’s shareholders.

The Israeli Companies Law provides that a company may not exculpate or indemnify an officeholder, nor enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of any of the following:  (a) a breach by the officeholder of his or her duty of loyalty unless, with respect to insurance and indemnification, the officeholder acted in good faith and had a reasonable basis to believe that the act would not cause the company harm; (b) a breach by the officeholder of his or her duty of care if such breach was done intentionally or in disregard of the circumstances of the breach or its consequences, except if such breach is done only with negligence; (c) any act or omission done with the intent to derive an illegal personal gain; or (d) a fine or monetary settlement imposed upon the officeholder.

CONFLICT OF INTEREST FIDUCIARY DUTY

The DGCL provides that no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee of the Board of Directors which authorizes the contract or transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if:  (a) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or a committee of the Board of Directors, and the Board of Directors or committee of the Board of Directors in good faith authorizes the contract or transaction by

The Israeli Companies Law codifies the fiduciary duties that officeholders, including directors and executive officers, owe to a company.  An officeholder’s fiduciary duties consist of a duty of care and a duty of loyalty.  The duty of loyalty includes avoiding any conflict of interest between the officeholder’s position in the company and his personal affairs or other position, avoiding any competition with the company’s business, avoiding exploiting any business opportunity of the company in order to receive personal advantage for himself, herself or others, and revealing to the company any information or documents relating to the company’s affairs which the officeholder has received due to his position as an officeholder.  Under the Israeli Companies Law, compensation of officeholders who are not directors generally requires approval of the Board of Directors, if the articles of association of TAT do not require a different form of

LIMCO STOCKHOLDERS RIGHTS	TAT SHAREHOLDER RIGHTS

the affirmative votes of a majority of the disinterested directors, even though the disinterested directors may be less than a quorum; (b) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee of the Board of Directors or the stockholders.  Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

approval.

Compensation of directors requires the approval of the audit committee, the Board of Directors and the shareholders.  The Israeli Companies Law requires that an officeholder promptly disclose any “personal interest” that he or she may have and all related material information known to him or her, in connection with any existing or proposed transaction by the company.  In the case of a transaction with an officeholder or with another person in which an officeholder has a “personal interest” which is not an extraordinary transaction, subject to the officeholder’s disclosure of his or her interest, Board of Directors approval is generally sufficient for the approval of the transaction, if the articles of association of TAT do not require a different form of approval.  If the transaction is an extraordinary transaction, then, in addition to any approval required by the articles of association, it must also be approved by the Board of Directors and the audit committee.  An extraordinary transaction is defined as a transaction not in the ordinary course of the company’s business, not on market terms, or that is likely to have a material impact on the company’s profitability, property or obligations.  In some circumstances, for example when the officeholder is a director, shareholder approval is also required.  The transaction must not be adverse to the company’s interest.  Generally, a director who has a personal interest in a matter that is considered at a meeting of the Board of Directors or the audit committee may not be present at the meeting or vote thereon.  Under the Israeli Companies Law, a shareholder has a duty to act in good faith towards the company and the other shareholders and refrain from abusing his, her or its power in the company, including, among other things, when voting in the general meeting of shareholders on the following matters:  (a) any amendment to the articles of association; (b) an increase of the company’s authorized share capital; (c) a merger; or (d) approval of certain acts and transactions, including interested party transactions that require shareholder approval, as specified in the Israeli

	LIMCO STOCKHOLDERS RIGHTS	TAT SHAREHOLDER RIGHTS

Companies Law.

BUSINESS COMBINATIONS; ANTI-TAKEOVER EFFECTS

Under Section 203 of the DGCL, a Delaware corporation is prohibited from engaging in mergers or dispositions of 10% or more of its assets, certain issuances of stock and other transactions (“business combinations”) with a person or group that owns 15% or more of the voting stock of the corporation (an “interested stockholder”) for a period of three years after the interested stockholder crosses the 15% threshold.  These restrictions on transactions involving an interested stockholder do not apply if (a) before the interested stockholder owned 15% or more of the voting stock, the Board of Directors approved the business combination or the transaction that resulted in the person or group becoming an interested stockholder, (b) in the transaction that resulted in the person or group becoming an interested stockholder, the person or group acquired at least 85% of the voting stock other than stock owned by directors who are also officers and certain employee stock plans, or (c) after the person or group became an interested stockholder, the business combination was approved by the Board of Directors and authorized at a meeting of stockholders by at least two-thirds of the voting stock (other than stock owned by the interested stockholder).

Under the Companies Law, a merger is generally required to be approved by the shareholders and Board of Directors of each of the merging companies.  If the share capital of the company that will not be the surviving company is divided into different classes of shares, the approval of each class is also required, unless determined otherwise by the court.  A merger will not be approved if it is objected to by shareholders holding a majority of the voting rights participating and voting at the meeting, after excluding the shares held by the other party to the merger, by any person who holds 25% or more of the other party to the merger and by the relatives of and corporations controlled by these persons.  Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties of the merger.  Also, a merger can be completed only after all approvals have been submitted to the Israeli Registrar of Companies and 30 days have passed from the time that shareholder resolutions were adopted in each of the merging companies and 50 days have passed from the time that a merger proposal was filed with the Israeli Registrar of Companies.

Section 203 does not apply to a corporation that does not have a class of voting stock that is listed on a national securities exchange or held by more than 2,000 stockholders.

Under the Israeli Companies Law, subject to certain exceptions, the acquisition of shares in a public company such as TAT whereby a person would obtain a controlling interest (an interest of 25% or more) is not permitted if the company does not already have a shareholder that has a controlling interest, and an acquisition whereby the acquiring shareholder would thereafter hold more than 45% of the voting rights in the company is not permitted if there is no other shareholder that holds more than 45% of the voting rights in the company, except by way of a tender offer in accordance with the provisions of the applicable sections of the Israeli Companies Law (a special tender offer).  These tender offer requirements do not apply to

LIMCO STOCKHOLDERS RIGHTS	TAT SHAREHOLDER RIGHTS

companies whose shares are only listed for trading outside of Israel if, under local law or the rules of the stock exchange on which their shares are traded, there is a limitation on the percentage of control which may be acquired or the purchaser is required to make a tender offer to the public.

Under the Israeli Companies Law, a person may not acquire shares in a public company if, after the acquisition, he will hold more than 90% of the shares or more than 90% of any class of shares of that company, unless a tender offer is made to purchase all of the shares or all of the shares of the particular class.

The Israeli Companies Law also provides (subject to certain exceptions with respect to shareholders who held more than 90% of a company’s shares or of a class of its shares as of February 1, 2000) that as long as a shareholder in a public company holds more than 90% of the company’s shares or of a class of shares, that shareholder shall be precluded from purchasing any additional shares.  If a tender offer is accepted and less than 5% of the shares of the company are not tendered, all of the shares will transfer to the ownership of the purchaser.  If  5% or more of the shares of the company are not tendered, the purchaser may not purchase shares in a manner which will grant him more than 90% of the shares of the company.  The Israeli Companies Law provides that an extraordinary transaction of a public company with a controlling shareholder thereof (which generally includes a person holding 25% or more of the outstanding shares) or of a public company with another entity in which a controlling shareholder has a personal interest, including a private placement in which a controlling member has a personal interest, requires approval of such company’s audit committee, Board of Directors and a majority of the shareholders voting on the matter, where at least one-third of the shareholders voting to approve the transaction do not have a personal interest in the matter, or where the total number of shareholders who do not have a personal interest in the matter voting against the transaction does not exceed 1%

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of the voting rights in the company.  In addition, a private placement in either of the following situations requires the approval of the Board of Directors and shareholders:  (i) if 20% or more of the voting rights (as existing prior to the issuance) in a company shall be issued and for which any part of the consideration is not given in cash or registered securities or which is not on market terms and as a result thereof a substantial shareholder’s (holding 5% or more) holdings shall increase or a person shall become a substantial shareholder; or (ii) if, as a result of a private placement, a person shall become a controlling shareholder of the company.

In addition, the requirement under Israeli Companies Law to have at least two external directors, who cannot readily be removed from office, may serve as an anti-takeover mechanism.

APPRAISAL RIGHT

Under the DGCL, a stockholder of a constituent corporation in a merger may, under certain circumstances and upon meeting certain requirements, dissent from the merger by demanding payment in cash for his or her share equal to the “fair value” (excluding any appreciation or depreciation as a consequence or in expectation of the transaction) of such shares, as determined by agreement with the corporation or by an independent appraiser appointed by a court in an action brought in a timely fashion by the corporation or the dissenters.

Delaware law grants dissenters’ appraisal rights only in the case of certain mergers. Delaware law does not grant appraisal rights in a merger to holders of shares listed on a national securities exchange or held of record by more than 2,000 stockholders unless the plan of merger converts such shares into anything other than stock of the surviving corporation or stock of another corporation which is listed on a national securities exchange or held of record by more than 2,000 stockholders (or cash in lieu of fractional shares or some combination of the above).

The Israeli Companies Law does not provide for shareholders’ appraisal rights except for the appraisal by a court under limited circumstances in connection with an acquisition by means of a tender offer to increase a shareholder’s holdings to over 90% of the shares of a publicly traded company.

INFORMATION ABOUT LIMCO

DESCRIPTION OF LIMCO’S BUSINESS

GENERAL

Limco was incorporated in Delaware on February 28, 2007 as a successor to Limco-Airepair, Inc., which was incorporated as an Oklahoma corporation in 1995.  Prior to the consolidation of Limco-Airepair, Inc. into Limco, it transferred all of its assets and liabilities associated with its Oklahoma operations to a wholly-owned subsidiary, Limco-Airepair Inc., a newly formed Delaware corporation.  In July 2005, Limco acquired Piedmont Aviation Component Services, Inc. (“Piedmont”), a company certified by the FAA to perform maintenance, repair and overhaul services on APUs, propellers and landing gear.  Limco’s principal executive offices are located at 1031 East Mountain Street, Building 320, Kernersville, North Carolina 27824 and Limco’s telephone number is (336) 776-6360.  Limco’s web address is www.limcopiedmont.com.  The information contained on Limco’s website is not a part of this proxy statement/prospectus.

Limco provides maintenance, repair and overhaul, or MRO, services and parts supply services to the aerospace industry. Limco’s Federal Aviation Administration, or FAA, certified repair stations provide aircraft component MRO services for airlines, air cargo carriers, maintenance service centers and the military.  Two of these repair stations are located in Tulsa, Oklahoma, and the other two are located in Kernersville and Winston-Salem, North Carolina.  On February 9, 2009 Limco announced that it will relocate the Tulsa, Oklahoma operations to the location of its Piedmont operations in Kernersville, North Carolina.  Limco anticipates closing the Tulsa operations during the third quarter of 2009.  In conjunction with Limco’s MRO services Limco is also an original equipment manufacturer, or OEM, of heat transfer equipment for airplane manufacturers and other selected related products.  Limco’s parts services division offers inventory management and parts services for commercial, regional and charter airlines and business aircraft owners.

Business Strategy

Limco’s strategy is to:

•                  Expand the scope of its MRO services.  Limco’s goal is to use its technical expertise, engineering resources and facilities to provide MRO services for additional types of aircraft and additional aircraft systems, subsystems and components and intends to devote additional financial resources to develop the required technical expertise to provide these additional MRO services.

•                  Increase Limco’s international sales.  As part of Limco’s efforts to achieve greater penetration in the international markets, its goal is to expand its marketing presence in Western Europe, which is Limco’s second largest market, and Limco is searching for opportunities to increase its presence in China and other East Asian nations, where Limco has had limited sales to date.

•                  Selectively pursue acquisition opportunities.  Limco believes that acquisition opportunities exist that will complement its MRO business.  Limco will continue to pursue targeted complementary business acquisitions which will broaden the scope and depth of its MRO operations and increase its market share, although Limco has no present plans, proposals or arrangements with respect to any such acquisition.

•                  Increase Limco’s cross-selling efforts.  With the acquisition of Piedmont, Limco expanded its MRO services capabilities to include auxiliary power units or APUs, propellers and landing gear.  The expansion of Limco’s MRO service offerings allows it to offer a more complete MRO service solution to its existing customer base.  Consequently, Limco’s goal is to increase its cross-selling efforts and offer the full range of its services to the historical customers of Limco and the new customers Limco obtained with the acquisition of Piedmont.

Business Overview

Limco provides MRO, services and parts supply services to the aerospace industry.  Its FAA certified repair stations provide aircraft component MRO services for airlines, air cargo carriers, maintenance service centers and the military.  Limco specializes in MRO services for components of aircraft, such as heat transfer components, APUs, propellers, landing gear and pneumatic ducting.  In conjunction with its MRO services Limco is also an OEM, of heat transfer equipment for airplane manufacturers and other selected related products.  Limco’s parts services division offers inventory management and parts services for commercial, regional and charter airlines and business aircraft owners.

MRO Services

Limco provides services for the components segment of the MRO services market.  Its MRO services segment includes the repair and overhaul of heat transfer components, APUs, propellers, landing gear and pneumatic ducting, among other components.  Generally, manufacturer specifications, government regulations and military maintenance regimens require that aircraft components undergo MRO servicing at regular intervals or as necessary.  Aircraft components typically require MRO services, including repairs and installation of replacement units, after three to five years of service or sooner if required.  Aircraft manufacturers typically provide warranties on new aircraft and their components and subsystems, which may range from one to five years depending on the bargaining power of the purchaser.  Warranty claims are generally the responsibility of the OEM during the warranty period.  Limco’s business opportunity usually begins upon the conclusion of the warranty period for these components and subsystems.

Limco is licensed by Hamilton Sundstrand, a leading provider of aerospace products, to provide MRO services for all of its air-to-air heat transfer products and by Honeywell, a leading manufacturer of aerospace products and an aerospace services provider, to provide MRO services for three of its APU models.  Limco’s repair stations are certified by the FAA and the European Aviation Safety Agency, or EASA.  In conjunction with its MRO services, Limco also manufactures heat transfer equipment used in commercial, regional, business and military aircraft, complete environmental control systems and cooling systems for electronics.  Limco is currently engaged in a contract dispute with one of its suppliers.  Limco believes that the dispute will be resolved on a commercial basis.  However, the inability to amicably resolve such dispute could result in litigation, which could have a material effect on Limco’s business and financial condition.

Parts Services

Limco’s parts services division provides a number of services for commercial, regional, and charter airlines and business aircraft owners, including inventory management and parts services.  Limco presently assists several of these customers with their parts procurement needs by using its knowledge of the aircraft component industry to quickly acquire necessary aircraft components in a cost-effective manner.  Limco has a knowledgeable and experienced staff of 10 customer service representatives and offers its customers 24 hour service and same day shipping.  Limco currently supplies parts to approximately 600 commercial, regional and charter airlines and business aircraft owners.

Demand for MRO Services

The demand for MRO services is driven by size and age of the aircraft fleet, aircraft utilization and regulations by the FAA and other government authorities.

Due to the increased maintenance costs of their aging fleets many carriers are seeking ways to reduce costs, minimize down-time, increase aircraft reliability and extend time between overhauls.  One of the ways they are accomplishing these goals is through the outsourcing of more of their maintenance and support functions to reliable third parties.  Based upon Limco’s experience in the industry, Limco also believes that commercial carriers who have made the decision to outsource their MRO requirements are searching for MRO service providers with a wide-range of service capabilities.  These MRO service providers allow the carriers to concentrate their outsourcing of MRO services to a select group of third party providers.

The global military aircraft fleet also presents similar opportunities for MRO service providers.  Recent military operations around the world has significantly increased usage of the global military aircraft fleet and, in correlation, resulted in a higher rate of maintenance activity.  Limco believes that an aging military fleet and the increased use of upgrade programs aimed at extending the useful life of an aircraft will provide continued MRO growth opportunities.

Parts Aftermarket

The aftermarket for aerospace parts primarily relates to those parts needed for the scheduled and unscheduled maintenance, repair and modification of aircraft already in service.  Aircraft operators generally keep an inventory of those parts needed for the scheduled and unscheduled maintenance, repair and modification of aircraft already in service.  Limco believes that as part of its cost cutting measures, air carriers are attempting to reduce their inventory of spare parts, consolidate their purchasing activity and reduce the number of suppliers with whom they do business.

Limco’s Competitive Strengths

Limco believes its key competitive advantages and strengths are:

•                  Limco has long-standing relationships with its customers.  Limco has developed long-standing relationships with major airlines, air cargo carriers, maintenance service centers, the U.S. military and aircraft manufacturers.  Its MRO customers include Bell Helicopter, Fokker, Hamilton Sundstrand, KLM Royal Dutch Airlines NV, Lufthansa Technik AG, PACE Airlines, Piedmont Airlines and the U.S. Government.  Limco is also an OEM supplier to major aerospace companies such as Bell Helicopter, Boeing McDonnell Douglas Aerospace, or Boeing, and Bombardier Inc.

•                  Limco has a broad range of MRO capabilities and repair licenses from OEMs within its specialties.  Limco believes that its ability to provide a broad range of MRO services for multiple components is attractive to customers who are seeking to outsource their MRO requirements and concentrate their work among a small number of MRO providers.  Limco also believes that its various OEM licenses to provide MRO services from such companies as Hamilton Sundstrand and Honeywell also provide it with a competitive advantage.  Limco is a Hamilton Sundstrand licensed MRO service provider in North America for air-to-air heat transfer components and a licensed MRO service providers in the United States for three Honeywell APU models.  Limco’s repair stations are AS 9001 certified, which means that they comply with the standard for quality management systems maintained by the International Standards Organization for manufacturing.

•                  Limco has extensive engineering capabilities.  Limco believes that its multi-disciplinary engineering capabilities and technical expertise in heat transfer components provides it with the resources to provide quick and efficient responses to its customers.  In addition, Limco’s engineering team includes a Designated Engineer Representative, or DER, designated by the FAA to certify MRO services that differ from processes previously approved by the FAA.  This allows Limco to shorten the long and complex FAA approval process, streamline the design and certification process and reduce costs.  Limco believes that its OEM manufacturing capabilities benefit from the knowledge and experience Limco has gained from its MRO services.

MRO Services

Limco specializes in the repair and overhaul of heat transfer components, APUs, propellers, landing gear and pneumatic ducting.  Heat transfer components are devices that efficiently transfer heat from one fluid to another or from hot air to colder air in various cooling systems and are essential components of an aircraft.  These components include heat exchangers, oil coolers, pre-coolers, re-heaters, condensers, water separators and evaporators.  APUs are relatively small, self-contained generators used to start jet engines, usually with compressed air, and to provide electricity, hydraulic pressure and air conditioning while an aircraft is on the ground.  In many aircraft, an APU can also provide electrical power during in-flight emergency situations.

Limco is continually increasing its MRO capabilities based upon market need or customer request.  Limco’s capabilities include, although are not limited to, components used in aircraft manufactured by the following aircraft manufacturers:

•                  Airbus

•                  ATR

•                  Boeing

•                  Bombardier

•                  British Aerospace

•                  Cessna

•                  Embraer

•                  Fairchild

•                  Fokker

•                  General Dynamics

•                  Gulfstream

•                  Lockheed Martin

•                  Raytheon

•                  SAAB

•                  Shorts

During 2008 Limco performed MRO services at its four repair stations in Oklahoma and North Carolina, all of which are AS9001 certified and licensed by the FAA and EASA to provide MRO services.  Limco’s Oklahoma facilities provided MRO services for heat transfer components and pneumatic air-handling ducting.  On February 9, 2009 Limco announced that Limco will relocate its Oklahoma facilities to its North Carolina operations.  Limco anticipates closing its Oklahoma facilities during the third quarter of 2009.  Limco’s North Carolina facilities, which were recently ISO 9001 certified, provide MRO services for APUs, propellers and landing gear.

Limco offers MRO services for heat transfer components to its customers on multiple levels.  If the damage is significant, Limco will remanufacture the unit, which generally entails replacing the core matrix of the damaged or old heat transfer product in lieu of replacing the entire unit with a new one.  Limco designs and develops these customized remanufactured units as a cost effective alternative to new part replacement.  In the event of less severe damage, Limco will either overhaul or repair the unit as necessary.  Re-manufactured units carry warranties identical to those provided to new units.

Limco specializes in providing fast and efficient quality repair and overhaul of pneumatic air-handling ducting that is used in airframes, air conditioning systems, anti-icing systems, APUs, engines and exhaust systems. Limco also specializes in providing MRO services for four APU models manufactured by Honeywell, in providing MRO services for propellers manufactured by Hartzell Propeller Inc. and McCauley Propeller Systems, including their fixed pitch aluminum and composite material blades, and propellers manufactured by Hamilton Sundstrand and Dowty Rotol, and in providing MRO services for landing gear for regional aircraft manufactured by Bombardier Canadair Regional Jet, ATR, British Aerospace Jet Stream and Bombardier Dash 8.

In conjunction with its MRO services, Limco also acts as an OEM manufacturer of precision parts for the aircraft, electronics, industrial, government and commercial markets.  Limco manufactures heat transfer components used in commercial, regional, business and military aircraft, air conditioning systems, complete environmental control systems and cooling systems for electronics.  Limco currently offers approximately 80 OEM parts to the aerospace industry.  These parts are manufactured in compliance with the stringent quality assurance standards that apply to the manufacture of aircraft parts.  Limco’s quality systems are ISO 9001 certified and Limco has both Boeing quality systems approval D6-82479 and FAR 21.303 (the FAA standard for Parts Manufacturer Approval).

Limco specializes in the design and manufacturing of highly efficient heat transfer components, which are designed to meet stringent constraints such as size, weight and applicable environmental conditions.  These units include heat exchangers, oil coolers, pre-coolers, re-heaters, condensers, fuel heaters and evaporators.

OEM Authorizations and Licenses

Limco believes that establishing and maintaining relationships with OEMs is an important factor in achieving sustainable success as an independent MRO service provider.  OEMs grant participants in the overhaul and repair services market authorizations or licenses to perform repair and overhaul services on the equipment they manufacture.  OEMs generally maintain tight controls in order to maintain high quality of service to their customers, and in certain cases, grant very few authorizations or licenses.  Obtaining OEM authorizations requires sophisticated technological capabilities, experience-based industry knowledge and substantial capital investment.  Limco believes that service providers that have received OEM authorizations and licenses gain a competitive advantage because they typically receive discounts on parts, technical information, OEM warranty support and use of the OEM name in marketing.  Limco is an independent MRO service provider that is licensed by Hamilton Sundstrand, the largest heat transfer equipment manufacturer, for its air-to-air heat transfer equipment in North America and is also licensed by Honeywell, the largest manufacturer of APUs, for three of its APU models.  Limco is also the only licensed MRO service provider for heat transfer equipment manufactured by TAT, and is a licensed MRO service provider for propellers manufactured by Hartzell Propeller Inc. and McCauley Propeller Systems.

Each of the authorizations or licenses that Limco has with OEMs is in the form of a contractual arrangement.  Some of these contracts require Limco to pay an authorization fee to the OEM and, in some cases, Limco is also required to pay annual authorization fees and royalties, or to fulfill other conditions set by the OEM.  None of Limco’s material authorizations or licenses expires prior to 2010 except that its OEM licenses from Hamilton Sundstrand will expire in May 2009 but may be extended through May 2013.  Limco’s OEM license from Honeywell will expire in June 2011.

Engineering Capabilities

Limco’s engineering department supports its OEM activity and also enhances its ability to provide its customers with high-end top quality MRO services.  Limco’s engineering department employs seven certified mechanical and aerospace engineers, including a Designated Engineering Representative, or DER, certified by the FAA.  Limco’s multi-disciplinary team of engineers specializes in heat transfer components and supports all processes of thermal and structural analysis, mechanical and metallurgical research and development for manufacturing design.  All of Limco’s engineers have direct experience with aerospace component repair and have experience with the process of obtaining supplemental type certificates from the FAA and in obtaining FAA product manufacturing authorizations.  Limco’s onsite DER is certified by the FAA to approve the repair of engines, APUs, and mechanical systems and equipment, which enables Limco to respond quickly to its customers’ needs.  Having a DER on staff allows Limco to enter the market for a particular type of service more quickly that those of its competitors who do not employ a DER.  Limco works directly with the FAA Aircraft Certification Office in obtaining approvals on projects that are outside its DER’s authority.

Parts Services

Limco’s parts services division provides a number of services for commercial, regional and charter airlines and business aircraft owners, including inventory management and parts services.  Limco assists these customers with their parts procurement needs by using its knowledge of the aircraft component industry to quickly acquire necessary aircraft components in a cost-effective manner.  Limco has a knowledgeable and experienced staff of 10 customer service representatives and offers its customers 24 hour service and same day shipping.

Limco currently supplies parts to approximately 600 commercial, regional and charter airlines and business aircraft owners.  For these customers, Limco purchases parts against orders and resells at a margin.  Limco also maintains a small inventory of commonly-replaced parts to improve its response time on orders.  As its customers’ aircraft fleets go through their repair cycles, their parts requirements change from one year to the other.

Limco’s parts services division specializes in Honeywell’s 85 and 36 series APU models, Honeywell line replacement units, Hartzell propellers, McCauley propellers, APPH landing gear, and Embraer, Raytheon, Purolator-Facet, Messier Dowty, Boeing, PM Research and BP Oil parts.

Limco believes that the results of its parts services division is attributable to its access to the large inventory of component parts Limco maintains for its MRO services, its favorable pricing for parts purchased pursuant to licenses with OEMs and from its reputation for good and prompt service.  Limco also benefits from the purchasing power Limco has gained as a result of the large number of parts Limco purchases for its MRO services.  Limco is continuing its efforts to increase its recognition in the market by attendance at tradeshows, industry advertising and promoting its website.

Agreements with TAT

Manufacturing License Agreement

In January 2007, Limco entered into a manufacturing license agreement with TAT, pursuant to which Limco subcontracted with TAT and granted it a license to use Limco’s designs and other technical information to manufacture and sell Limco heat exchangers, coolers and other components used in heat transfer systems to be manufactured or repaired by Limco for the United States government, OEMs, commercial airlines and maintenance and repair stations.  The agreement was entered into as required under U.S. government regulations and pursuant to which the parties agreed to comply with all applicable sections of the U.S. Department of State’s International Traffic in Arms Regulations including consent of the Directorate of Defense Trade Control to enter into the agreement.  The agreement expires on August 31, 2016 and requires the prior written consent of the U.S. government to transfer the licensed article to any person or government outside of Israel or the United States.

Allocation of Activity Agreement

In March 2007, Limco entered into a 10-year agreement with TAT pursuant to which the parties allocate responsibility for all MRO services relating to heat exchangers and product manufacturing services relating to heat exchangers and air conditioners provided to new and existing customers of TAT or Limco.

Provided Limco purchases all the core matrices which it may need in order to provide MRO services with respect to such customers’ heat exchange components from TAT (except for those cores Limco is required to buy pursuant to its agreement with Hamilton Sundstrand), Limco will perform all MRO work, except under the following circumstances:

•                  the customer is an Israeli entity or authority;

•                  the customer of TAT demands that the work be performed by TAT;

•                  TAT is the OEM manufacturer of the heat exchanger or component which is the subject of the MRO services, except with respect to customers in North America for which Limco is appointed as the exclusive MRO licensee for the term of the allocation of activity agreement; or

•                  Limco is not qualified to perform the MRO services or its plants are not capable of performing such MRO services.

TAT will perform original equipment manufacturing services for heat transfer components, except under the following circumstances:

•                  the customer requests that product manufacturing services be performed in the United States;

•                  United States federal or state regulations require that the product manufacturing services be performed within the United States;

•                  TAT determines that the product manufacturing services are not economically suitable; or

•                  TAT determines that due to political or other anticipated long-term relations with the customer, or for any other reason, it is preferable that the product manufacturing services be performed by Limco.

The agreement also provides that each party will grant the other a right of first refusal regarding subcontracting the production of core matrix-related components, subject to certain royalty payments and sales commission arrangements.

For the years ended December 31, 2007 and December 31, 2008, Limco purchased $5.0 million and $5.7 million of parts from TAT, respectively.  Limco intends to continue to purchase parts from TAT.

Customers

MRO Customers.  Limco currently services approximately 600 MRO customers, including major domestic and international airlines, air cargo carriers, maintenance service centers and the military.  Limco’s aerospace OEM customers include over 30 commercial and military aircraft manufacturers and defense contractors and the U.S. government.  Limco’s customers include, Boeing, Bell, Bombardier and Raytheon.  Limco is not a party to any OEM manufacturing contracts, and acts solely upon orders received from Limco’s customers.

Parts Services Customers.  Limco currently provides parts for a large scale of overhaul program based on one signed contract.  Other than such contract, Limco is not a party to any parts services contracts, and purchases parts against orders received from its customers.

Military Contracts

Many of its contracts are competitively bid and awarded on the basis of technical merit, personnel qualifications, experience and price.  Limco also receives some contract awards involving special technical capabilities on a negotiated, noncompetitive basis due to its technical capabilities.

Limco provides products under U.S. government contracts that usually require performance over a period of several months to five years.  Long-term contracts may be conditioned upon continued availability of congressional appropriations.  Variances between anticipated budget and congressional appropriations may result in a delay, reduction or termination of these contracts.  Contractors often experience revenue uncertainties with respect to available contract funding during the first quarter of the U.S. government’s fiscal year beginning October 1, until differences between budget requests and appropriations are resolved.

The vast majority of Limco’s federal government contracts are fixed-price contracts.  Under these contracts Limco agrees to perform specific work for a fixed price and, accordingly, realizes the benefit or detriment to the extent that the actual cost of performing the work differs from the contract price.  Limco’s allowable federal government contract costs and fees are subject to audit by the Defense Contract Audit Agency.  Audits may result in non-reimbursement of some contract costs and fees.  While the government reserves the right to conduct further audits, audits conducted for periods through fiscal year 2008 have resulted in no material cost recovery disallowances for Limco.

Some of Limco’s federal government contracts contain options that are exercisable at the discretion of the customer.  An option may extend the period of performance for one or more years for additional consideration on terms and conditions similar to those contained in the original contract.  An option may also increase the level of effort and assign new tasks to Limco.

Limco’s eligibility to perform under its federal government contracts requires Limco to maintain adequate security measures.  Limco has implemented security procedures that Limco believes adequately satisfy the requirements of its federal government contracts.

Sales and Marketing

Limco markets its MRO services through its ten person marketing and customer service staff and a network of ten independent representatives who are compensated solely by commissions.  Limco’s representatives are strategically located near key customer sites in Europe, Asia, the Middle East and South America.  Limco’s marketing activities also include attending exhibitions, trade shows and professional conferences, organizing seminars, direct mailing of advertisements and technical brochures to current and potential customers, and advertising in technical publications which target heat transfer products and related markets.  Limco is in regular contact with engineering and procurement personnel and program managers of existing and target customers to identify new programs and needs for its products, obtain requests for quotations and identify new product opportunities.

Limco’s parts services division employs ten persons in its customer service staff.  These individuals are responsible for handling orders and contacting target customers and are available to Limco’s clients 24 hours a day, seven days a week.

Competitive Environment

MRO Services

The market for MRO services is highly competitive.  Competition in this market is based on quality, price, and the ability to provide a broad range of services and to perform repairs and overhauls rapidly.  Limco’s primary MRO services competitors are the service divisions of OEMs, the in-house maintenance services of a number of commercial airlines and other independent service providers.  For heat transfer component MRO services Limco’s major competitors are the LORI Heat Transfer Center of Honeywell and SECAN-Honeywell (France).  For APU, propeller and landing gear MRO services Limco’s major competitors are Standard Aero Group Inc., Aerotech International Inc., Honeywell, Alameda Aerospace, JetSet Aerospace LLC, Messier-Dowty Aerospace (MD), AAR Corp., Hawker Pacific, APRO, Aircraft Propeller Service Inc., Pacific Propeller International LLC and H&H Propeller.  For Limco’s OEM heat transfer equipment, its major competitors are other OEMs who manufacture heat transfer equipment, including the Hughes-Treitler division of Ametek Inc., Lytron Inc., Hamilton Sundstrand and Honeywell.

A number of Limco’s competitors have inherent competitive advantages.  For example, Limco competes with the service divisions of large OEMs who in some cases have design authority with respect to their OEM products and are able to derive significant brand recognition from their OEM manufacturing activities.  Limco also competes with the in-house service divisions of large commercial airlines and there is a strong incentive for an airline to fully utilize the services of its maintenance employees and facilities.  Further, Limco’s competitors may have additional competitive advantages, such as:

•                  the ability to adapt more quickly to changes in customer requirements and industry conditions or trends;

•                  greater access to capital;

•                  stronger relationships with customers and suppliers;

•                  better name recognition; and

•                  access to superior technology and marketing resources.

Parts Services

The parts services industry is highly competitive and fragmented.  Competition in this market is based on price, quality and service.  Competitors in this segment include OEMs, the service divisions of large commercial airlines and other independent suppliers and distributors of parts.

Spare Parts and Raw Materials

Limco depends on a number of OEMs for spare parts for its MRO operations and its parts services business.  Limco’s authorizations from OEMs often require that Limco purchase component parts that are needed for its MRO services from them or their designated distributors.  Limco has an agreement with Honeywell under which Honeywell has agreed to sell Limco certain parts at a discount for a period of five years, ending May 31, 2011.  In addition Limco has entered into an agreement with TAT pursuant to which TAT has agreed to sell Limco its heat transfer equipment for a period of ten years, ending March 2017.

In the year ended December 31, 2008, Limco purchased $7.3 million of parts from Honeywell, $2.1 million of parts from Hamilton Sundstrand and $5.7 million of parts from TAT.  The loss of any of these key suppliers or an unfavorable modification of any of Limco’s agreements with such suppliers could have a material adverse effect on Limco’s business.  Limco has at times experienced contractual disputes with and delays in receiving parts from its key suppliers, and any significant future disputes or delays could have a material adverse effect on its business and results of operations.  If Limco had to develop alternative sources of supply, its ability to supply parts to its customers when needed could be impaired, business could be lost and margins could be reduced in both Limco’s MRO services and parts services segments.

Limco selects its suppliers primarily based on their ability to ensure that their parts are serviceable and traceable to OEM-approved sources, their delivery performance and their ability to help Limco reduce its total cost of procuring those parts.  For quality control, cost and efficiency reasons, Limco generally purchases supplies only from vendors with whom Limco has ongoing relationships or who Limco’s customers have previously approved.  Limco has qualified second sources or has identified alternate sources for many of its parts services needs.

The raw materials used in Limco’s manufacturing programs are generally readily available metals and alloys.  Limco has not had any difficulty in obtaining such materials in the past.

Government Regulations

Aerospace and Safety Regulations

The commercial aerospace industry is highly regulated by the FAA in the United States, EASA in Europe, the Civil Aviation Authority in England and other governmental authorities elsewhere in the world, while the military aerospace industry is governed by military quality specifications established by the U.S.  Department of Defense for the manufacturing and repair industries and ISO-9001.  Limco is required to be certified by one or more of these entities and, in some cases, by individual OEMs.  Limco must also satisfy the requirements of its customers, including OEMs and airlines that are subject to FAA regulations, and provide these customers with products that comply with the government regulations applicable to commercial flight operations.  Limco believes it currently satisfies or exceeds these FAA maintenance standards in its repair and overhaul activities.  Each of its repair stations is approved by the FAA.

Limco’s operations are also subject to a variety of worker and community safety laws including The Occupational Safety and Health Act of 1970, known as OSHA, which mandates general requirements for safe workplaces for all employees In addition, OSHA provides special procedures and measures for the handling of certain hazardous and toxic substances.  Limco believes that its operations are in material compliance with OSHA’s health and safety requirements.

Limco believes that it is in material compliance with the governmental regulations affecting the aerospace and defense industry.

Environmental Matters

Limco’s operations are subject to a number of federal, state and local environmental laws in the United States, and to regulation by government agencies, including the U.S. Environmental Protection Agency.  Among other matters, these regulatory authorities impose requirements that regulate the emission, discharge, generation, management, transportation and disposal of pollutants and hazardous substances.  These authorities may require Limco to initiate actions to remediate the effects of hazardous substances which may be or have been released into the environment, and require Limco to obtain and maintain permits in connection with Limco’s operations.  This extensive regulatory framework imposes significant compliance burdens and risks.

Although Limco seeks to maintain Limco’s operations and facilities in compliance with applicable environmental laws, there can be no assurance that Limco has no violations, or that change in such laws, regulations or interpretations of such laws or in the nature of Limco’s operations will not require Limco to make significant additional expenditures to ensure compliance in the future.  Currently, Limco does not believe that Limco will have to make material capital expenditures for Limco’s operations to comply with environmental laws or regulations, or to incur material costs for environmental remediation during the 2009 fiscal year.

Limco has received no material third party environmental claims relating to Limco’s facilities, and Limco believes that it has all material licenses and certifications that are required in the jurisdictions in which Limco operates.

Employees

As of December 31, 2008, Limco had a total of 284 full-time employees, of which 221 were employed in MRO services and OEM manufacturing, 22 were employed in parts services and the remaining 41 were employed in administrative, sales and marketing positions.  Limco has no collective bargaining agreements with its employees and believes that its relationship with its employees is good.  It is currently anticipated that the relocation of Limco’s Oklahoma operations to its North Carolina facilities, which is anticipated to occur by the end of the third quarter of 2009 will reduce Limco’s workforce by approximately 12%.

Properties

Limco owns and operates a 55,000 square foot manufacturing plant in Tulsa, Oklahoma which has historically supported both its OEM business and its aftermarket heat transfer component repair station.  This facility also has housed Limco’s administration, engineering, quality control and support services.  Limco also leases an additional 9,000 square foot repair station adjacent to its Tulsa manufacturing plant which has supported its heat transfer component and pneumatic ducting MRO services.  These facilities are being closed in connection with the relocation of Limco’s Oklahoma operations to North Carolina.  Such closing is expected to occur in the third quarter of 2009.

Limco leases approximately 56,000 square feet space for its facility in Kernersville, North Carolina.  In 2008, the annual rental expense for this property was $69,000.  The lease, which expires on November 1, 2011, provides for two renewal options, each for a five year term.  In addition, Limco also leases approximately 31,000 square feet space for its facility in Winston Salem, North Carolina.  The lease, which provides for an annual rental expense of $48,000, expires on January 1, 2013.

Limco has also entered into a lease for a new facility in Kernersville, North Carolina of approximately 56,000 square feet, which will house Limco’s operations being relocated from Oklahoma.  The lease, which expires on November 1, 2011, provides for 2 renewal options, each for a five year term.  The lease provides for an annual rental of $86,182.

Legal Proceedings

On April 8, 2009 a petition was filed in the District Court of Tulsa County, State of Oklahoma captioned “Chris Gassen, individually and on behalf of all others similarly situated, Plaintiff v. Shmuel Fledel, Jacob Gesthalter, Michael Gorin, Giora Inbar, Avraham Ortal, Eran Goren, Limco-Piedmont, Inc., and LIMC Acquisition Company, Defendants.”  The action, which purports to be on behalf of a class comprised of the public stockholders of Limco, seeks relief against Limco and its Directors for alleged breaches of fiduciary duty and other violations of state law in connection with the merger.  Plaintiff claims, among other things, that the defendants are attempting to sell Limco by means of an unfair process and for an unfair price and that defendants have failed to disclose all material information concerning the merger.  Plaintiff is seeking to enjoin the consummation of the merger, monetary damages, and an award of costs, including attorneys’ fees.  Limco believes that the action is without merit and intends to vigorously defend the claims.

Limco is currently engaged in a contract dispute with one of their suppliers. Limco believes that the dispute will be resolved as a commercial basis. However, the inability to amicably resolve such dispute could result in litigation, which could have a material effect on Limco’s business and financial condition.

In addition, during the ordinary course of business, Limco is, from time to time, threatened with, or may become a party to, legal actions and other proceedings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of Limco’s results of operations should be read together with its consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus.  The following discussion contains forward-looking statements that reflect Limco’s current plans, estimates and beliefs and involve risks and uncertainties.  Limco’s actual results may differ materially from those discussed in the forward-looking statements.  Factors that could cause or contribute to such differences include those discussed below and elsewhere in this proxy statement/prospectus.

Background

Prior to Limco’s initial public offering on July 18, 2007, Limco operated as a wholly-owned subsidiary of TAT.  Limco was incorporated in Delaware on February 28, 2007 as a successor to Limco-Airepair, Inc., which was incorporated as an Oklahoma corporation in 1995 upon the merger of three aerospace companies that had been acquired by TAT from 1992 through 1995.

Prior to Limco’s acquisition of Piedmont in July 2005, Limco’s business was focused on providing MRO services for heat transfer components.  With the acquisition of Piedmont, Limco expanded the scope of Limco’s MRO services to also include APUs, propellers and landing gear and added Limco’s parts services business.

Limco’s consolidated financial statements have been prepared on the historical cost basis and present Limco’s financial position, results of operations and cash flows as derived from TAT historical financial statements.  TAT had historically provided Limco with certain services including general and administrative services for employee benefit programs, insurance, legal, treasury and tax compliance.  Currently, TAT provides only certain insurance coverages that are then reimbursed by Limco.  The financial information included in Limco’s financial statements does not necessarily reflect what Limco’s financial position and results of operations would have been had Limco operated as a stand-alone entity during each of the periods covered, and may not be indicative of Limco’s future operations or financial position.

Overview

Limco provides maintenance, repair and overhaul, or MRO, services and parts supply services to the aerospace industry.  Limco’s FAA certified repair stations provide aircraft component MRO services for airlines, air cargo carriers, maintenance service centers and the military.  Limco specializes in MRO services for components of aircraft, such as heat transfer components, auxiliary power units, or APUs, propellers, landing gear and pneumatic ducting.  In conjunction with Limco’s MRO services Limco is also an original equipment manufacturer, or OEM, of heat transfer equipment for airplane manufacturers and other selected related products.  Limco’s parts services division offers inventory management and parts services for commercial, regional and charter airlines and business aircraft owners.

MRO Services

Limco provides services for the components segment of the MRO services market.  Limco’s MRO services segment includes the repair and overhaul of heat transfer components, APUs, propellers, landing gear and pneumatic ducting, among other components.  Generally, manufacturer specifications, government regulations and military maintenance regimens require that aircraft components undergo MRO servicing at regular intervals or as necessary.  Aircraft components typically require MRO services, including repairs and installation of replacement units, after three to five years of service or sooner if required.  Aircraft manufacturers typically provide warranties on new aircraft and their components and subsystems, which may range from one to five years depending on the bargaining power of the purchaser.  Warranty claims are generally the responsibility of the OEM during the warranty period.  Limco’s business opportunity usually begins upon the conclusion of the warranty period for these components and subsystems.

Limco is licensed by Hamilton Sundstrand, a leading provider of aerospace products, to provide MRO services for all of its air-to-air heat transfer products and by Honeywell, a leading manufacturer of aerospace products and an aerospace services provider, to provide MRO services for three of its APU models.  Limco’s repair stations are certified by the FAA and the European Aviation Safety Agency, or EASA.  In conjunction with Limco’s MRO services, Limco also manufactures heat transfer equipment used in commercial, regional, business and military aircraft, complete environmental control systems and cooling systems for electronics.

Parts Services

Limco’s parts services division provides a number of services for commercial, regional and charter airlines and business aircraft owners, including inventory management and parts services.  Limco presently assists several of these customers with their parts procurement needs by using Limco’s knowledge of the aircraft component industry to quickly acquire necessary aircraft components in a cost-effective manner.  Limco has a knowledgeable and experienced staff of customer service representatives and offers Limco customers 24 hour service and same day shipping.  Limco currently supplies parts to approximately 600 commercial, regional and charter airlines and business aircraft owners.

Limco’s management believes that Limco’s revenues and sources of revenues are among the key performance indicators for Limco’s business.  Limco’s revenues from Limco’s two principal lines of business for the two years ended December 31, 2008 were as follows:

	2008		2007
	Revenues	% of Total Revenues	Revenues	% of Total Revenues

Revenues:
MRO Services	$54,276	75.8%	$49,392	70.8%
Parts services	17,289	24.2%	20,384	29.2%
Total revenues	$71,565	100.0%	$69,776	100.0%

The following table reflects the geographic breakdown of Limco’s revenues for two years ended December 31, 2008:

	2008		2007
	Revenues	% of Total Revenues	Revenues	% of Total Revenues
North America	$49,448	69.1%	$48,632	69.7%
Europe	13,980	19.6%	14,895	21.3%
Asia	3,324	4.6%	3,805	5.5%
Other	4,813	6.7%	2,444	3.5%
	$71,565	100.0%	$69,776	100.0%

Limco’s cost of revenues for MRO services consists of component and material costs, direct labor costs, shipping expenses, overhead related to manufacturing and depreciation of manufacturing equipment.  Limco’s cost of revenues for parts services consists primarily of the cost of the parts and shipping expenses.  Limco’s gross margin is affected by the proportion of Limco’s revenues generated from MRO services (including the sale of OEM products) and parts services.

Selling and marketing expenses consist primarily of commission payments, compensation and related expenses of Limco’s sales teams, attendance at trade shows and advertising expenses and related costs.

General and administrative expenses consist of compensation and related expenses for executive, finance, legal, and administrative personnel, professional fees and other general corporate expenses and related costs for facilities and equipment.

Critical Accounting Policies

The preparation of the financial statements in accordance with generally accepted accounting principles in the United States, or GAAP, requires Limco to make estimates and assumptions that affect the reported amounts of assets, liabilities, sales, costs and expenses and related disclosures.  Though Limco evaluates its estimates and assumptions on an ongoing basis, Limco’s actual results may differ from these estimates.

Certain of Limco’s accounting policies that Limco’s management believes are the most important to the portrayal of Limco’s financial condition and results of operations and that require management’s subjective judgments are described below to facilitate better understanding of Limco’s business activities.  Limco’s judgments are based on Limco’s experience and assumptions that Limco believes are reasonable and applicable under the circumstances.

Revenue Recognition

Revenues from the sale of Limco’s services and products are recognized when persuasive evidence of an arrangement exists, delivery of the product has occurred, provided the collection of the resulting receivable is probable, the price is fixed or determinable and Limco no longer has any significant obligation with respect to such sale.  Limco does not grant a right of return.

Revenues from MRO services are recognized when customer-owned material is shipped back to the customer.  Revenues from parts sales are recognized when the part is shipped to the customer and title passes to the customer.

Revenues from maintenance contracts are recognized over the contract period in proportion to the costs expected to be incurred in performing services under the contract.  Limco estimates the costs that are expected to be incurred based on Limco’s experience with the aggregate costs incurred and to be incurred on contracts of this nature.  The costs incurred related to Limco’s maintenance contracts are not incurred on a straight-line basis, as the timing to provide Limco’s maintenance services is dependent on when parts under these contracts require maintenance.

Goodwill, Other Intangible Assets and Long-Lived Assets

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations.  The $4.8 million of goodwill on Limco’s balance sheet as of December 31, 2008 was a result of Limco’s acquisition of Piedmont.  The identifiable intangible assets relating to the Piedmont acquisition, other than goodwill, included in Limco’s balance sheet are customer relationships and other intangible assets.  The value Limco assigned to these intangible assets, using the income approach based on the present value of the cash flows attributable to each asset, was approximately $2.9 million.  The amounts allocated to these intangible assets are being amortized on a straight-line basis over periods ranging from 3 to 10 years.

Limco reviews goodwill and other intangible assets for potential impairment annually and when events or changes in circumstances indicate the carrying value of the goodwill or the other intangible assets may be impaired, in which case Limco may obtain an appraisal from an independent valuation firm to determine the amount of impairment, if any.  In addition to the possible use of an independent valuation firm, Limco performs internal valuation analyses and consider other publicly available market information.  Limco determines fair value using widely accepted valuation techniques, including discounted cash flow and market multiple analyses.  These types of analyses require Limco to make assumptions and estimates regarding industry economic factors and the profitability of future business strategies.  It is Limco’s policy to conduct impairment testing based on Limco’s current business strategy in light of present industry and economic conditions, as well as future expectations.  In the fourth quarter of fiscal 2008, Limco completed its annual impairment testing of goodwill using the methodology described in the notes to Limco’s consolidated financial statements, and determined there was no impairment of Limco’s goodwill. If actual results are not consistent with Limco’s assumptions and estimates, Limco may be exposed to a goodwill impairment charge.

Income Taxes

Limco accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” (“SFAS No. 109”).  Limco uses the liability method of accounting for income taxes.  Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial statement and tax bases of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  Valuation allowances are established when it is more likely than not that some portion of the deferred tax assets will not be realized.  To the extent that Limco’s decisions and assumptions and historical reporting are determined not to be compliant with applicable tax laws Limco may be subject to adjustments in Limco’s reported income for tax purposes as well as interest and penalties.

Allowances for Doubtful Accounts

Limco performs ongoing credit evaluations of Limco customers’ financial condition and Limco requires collateral as deemed necessary.  Limco maintains allowances for doubtful accounts for estimated losses resulting from the inability of Limco’s customers to make payments.  In judging the adequacy of the allowance for doubtful accounts, Limco considers multiple factors including the aging of Limco’s receivables, historical bad debt experience and the general economic environment.  Management applies considerable judgment in assessing the realization of receivables, including assessing the probability of collection and the current credit worthiness of each customer.  If the financial condition of Limco’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Inventories

Inventories are stated at the lower of cost or market.  Cost is determined by the average cost and first-in, first-out (FIFO) methods.  Limco writes down obsolete or slow moving inventory in an amount equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand, market conditions and sale forecasts.  If actual market conditions are less favorable than Limco anticipates, additional inventory write-downs may be required.

Warranty Costs

Limco provides warranties for Limco’s products and services ranging from one to five years, which vary with respect to each contract and in accordance with the nature of each specific product.  Limco estimates the costs that may be incurred under Limco’s warranty and records a liability in the amount of such costs at the time the product is shipped.  Limco periodically assesses the adequacy of Limco’s recorded warranty liabilities and adjusts the amounts as necessary.  As of December 31, 2008 and 2007, the aggregate amount of Limco’s warranty costs was not material.

Results of Operations

The following table sets forth Limco’s statements of operations as a percentage of revenues for the periods indicated:

	Year ended December 31,
	2008	2007
Revenue:
MRO services	75.8%	70.8%
Parts services	24.2%	29.2%
Total revenue	100.0%	100.0%
Costs and operating expenses:
MRO services	61.0%	50.5%
Parts services	19.5%	23.8%
Selling and marketing	3.8%	3.7%
General and administrative	9.9%	10.0%
Amortization of intangibles	0.5%	0.7%
Operating income	5.3%	11.3%
Interest income	1.8%	1.3%
Loss on sale of investments	-.3%	0%
Other expense	-.2%	0%
Interest expense	0%	-1.0%
Income taxes	2.7%	4.1%
Net income	3.8%	7.4%

In addition to revenues and the sources of Limco’s revenues, Limco’s management team views Limco’s gross profit margin and the level of inventory compared to revenues as the key performance indicators in assessing Limco’s financial condition and results of operations.  Limco’s management team believes that the upward trend in Limco’s MRO revenues is reflective of an industry-wide increase in demand for MRO services, and Limco currently expects that this trend will continue for the foreseeable future.  While Limco’s management team believes that demand for parts services will grow, this segment is subject to a high degree of volatility because of the potential impact of large one time parts sales.

Revenues	2008	2007

MRO services	$54,276	$49,392

Parts services	17,289	20,384

Total revenue	$71,565	$69,776

2008 vs. 2007

Revenues  Total revenues increased by $1.8 million, to $71.6 million for the year ended December 31, 2008 from $69.8 million for the year ended December 31, 2007.  The increase in revenues was primarily attributable to steady MRO growth and offset by a decline in parts sales for the year.

MRO Revenues  Revenues from MRO services increased by $4.9 million, to $54.3 million for the year ended December 31, 2008 from $49.4 million for the year ended December 31, 2007.  The organic growth in MRO services revenues is a result of increased sales to historical customers and, to a lesser degree, sales to new customers.

Parts Services  Parts services revenues decreased by $3.1 million, to $17.3 million for the year ended December 31, 2008 from $20.4 million for the year ended December 31, 2007.  This decrease in sales is attributable to the one-time parts sale during 2007 to Viva Mexico for $2.7 million and a general decline in parts sales.

Costs of revenues and operating expenses	2008	2007

MRO services	$43,664	$35,205
Parts services	13,922	16,603
Total cost of revenues	57,586	51,808
Selling and marketing	2,755	2,613
General and Administrative	7,118	6,981
Amortization of intangibles	326	474
Total operating costs	10,199	10,068
Operating income	3,780	7,900

Cost of revenues  Cost of revenues for MRO services increased by $8.5 million, to $43.7 million for the year ended December 31, 2008 from $35.2 million for the year ended December 31, 2007.  Contributing to the increase in cost of revenues for MRO services was a $4.9 million increase in revenues, $1.4 million increase in raw material costs, $1.3 million increase in labor costs related to additional employees and general salary and wage increases and a $1.4 million increase in scrap expense.  Materials costs are related to the general increase in raw material costs year over year.  Scrap costs relate to new program start-up in the OEM division that Limco believes should be non-recurring.  Cost of revenues for parts services decreased by $2.7 million to $13.9 million for the year ended December 31, 2008 from $16.6 million for the year ended December 31, 2007, principally as a result of lower volumes during the year ended December 31, 2008.

Selling and marketing expenses  Selling and marketing expenses increased by $142,000 to $2.8 million for the year ended December 31, 2008 from $2.6 million for the year ended December 31, 2007.  The increase in selling and marketing expenses is primarily attributable to higher commissions resulting from increased sales volumes on MRO as well as heightened sales and marketing efforts.

General and administrative expenses  General and administrative expenses increased by $137,000 to $7.1 million for the year ended December 31, 2008 from $7.0 million for the year ended December 31, 2007.  The increase in general and administrative expenses is primarily attributable to approximately $837,000 in one-time SOX and public company costs, $110,000 in severance pay, $60,000 in tax audit expenses, and acquisition expenses of $357,000.  These expenses were offset by the lack of phantom stock expense of $325,000, IPO bonus expense of $400,000 and increased public company costs and administrative costs during the year ended December 31, 2007.  Non-cash compensation expense was $175,000 and included in general and administrative expenses during the year ended December 31, of 2008 compared to $390,000 in the during the year ended December 31, 2007.

Operating income  Limco’s operating income decreased by $4.1 million, to $3.8 million for the year ended December 31, 2008 from $7.9 million for the year ended December 31, 2007.  The decrease is attributable primarily to higher cost of sales and increased general and administrative costs for the year.

Other income and expense	2008	2007

Interest income	$1,259	$897
Loss on sale of investments	(236)	—
Interest and other expense	(167)	(732)
Provision for income taxes	1,923	2,871
Net Income	$2,713	$5,194

Interest income  Interest income increased by $362,000 to $1.3 million for the year ended December 31, 2008 from $897,000 for the year ended December 31, 2007, principally as a result of an increase in the amount of funds held in interest bearing accounts and short-term investments following Limco’s initial public offering.

Loss on sale of investments  Loss on sale of investments was $236,000 for the year ended December 31, 2008.  This compared to no loss for the year ended December 31, 2007.  This loss relates to the sale of corporate and government bonds during the later part of 2008.

Income and other expense  Interest and other expense was $167,000 for the year ended December 31, 2008 compared to $732,000 for the year ended December 31, 2007.  The decrease in interest expense reflects Limco’s repayment of Limco’s outstanding indebtedness with a portion of the proceeds of Limco’s initial public offering during 2007.

Income taxes  Income taxes decreased by $948,000 to $1.9 million for the year ended December 31, 2008 from $2.9 million for the year ended December 31, 2007.  The decrease in income tax expense is primarily attributable to decreased pretax income offset by additional tax owed for tax positions taken in previous years and recognized as tax expense in the current year in the amount of $189,000.

Liquidity and Capital Resources

As of December 31, 2008, Limco had cash and cash equivalents of $21.3 million, and short-term investments of $11.3 million, consisting primarily of government and corporate bonds and auction rate tax exempt securities.  Limco’s total working capital was approximately $55.3 million.  Limco’s liquidity position resulted from the July 23, 2007, sale of 4,205,000 shares of common stock in Limco’s initial public offering from which Limco received net proceeds of approximately $42 million.

Cash Flows

The following table summarizes Limco’s cash flows for the periods presented:

	2008	2007
Net cash provided by (used in) operating activities	$953	$(1,069)
Net cash provided by (used in) investing activities	15,344	(31,705)
Net cash provided by financing activities	—	33,504
Net increase in cash and cash equivalents	16,297	730
Cash and cash equivalents at beginning of year	5,039	4,309
Cash and cash equivalents at end of year	$21,336	$5,039

Net cash provided by operating activities was $0.95 million for the year ended December 31, 2008.  This amount was primarily attributable to $2.7 million in net income, a $0.58 million increase in amounts payable to TAT for the purchase of heat transfer components a $.49 million increase in accounts payable and $1.2 million of depreciation and amortization expense offset by to a $2.6 million increase in inventories required to support the increase in MRO revenues and the ramp up for a new parts contract and a $2.4 million increase in accounts receivable.

Net cash provided by investing activities was $15.3 million for the year ended December 31, 2008.  Limco sold $26.4 million in corporate and municipal bonds and Limco purchased approximately $9.3 million in corporate and municipal bonds and auction rate securities that were reinvested in money markets.  Limco invested $1.7 for the purchase of property and equipment, including test facilities for Limco APU’s.

Net cash provided by financing activities was zero for the year ended December 31, 2008.

The following table summarizes Limco’s minimum contractual obligations and commercial commitments as of December 31, 2008 and the effect Limco expect them to have on Limco liquidity and cash flow in future periods:

	Payments Due by Period
	Total	Less than Year	1-3 Years	3-5 Years	More than 5 Years
	(in thousands)
Operating lease obligations	$613	$186	$344	$83	$—
Deferred tax liability	835	—	—	—	835
Total	$1,448	$186	$344	$83	$835

As of December 31, 2008, Limco’s principal commitments consisted of obligations outstanding under operating leases and Limco’s deferred tax liability.  All of Limco’s long-term debt was repaid during 2007 with a portion of the proceeds of Limco’s initial public offering.  Limco currently does not have significant capital spending or purchase commitments.  In the last three years, Limco experienced substantial increases in Limco’s expenditures as a result of the growth in Limco’s operations and personnel.

Over the next 12 months, Limco expects cash flows from Limco’s operating activities, along with Limco’s existing cash and cash equivalents and marketable securities, to be sufficient to fund Limco’s operations including Limco’s relocation of its Limco-Airepair facility to North Carolina.  Limco intends to assess the need for a long-term line of credit, but does not believe that the current lack of an external source of long-term liquidity will have a material adverse effect on Limco’s business or results of operations.

Limco’s future capital requirements will depend on many factors, including Limco’s rate of revenue growth, the expansion of Limco’s selling and marketing activities, costs associated with expansion into new markets, and the timing of the introduction of new products and services.

Quarterly Results of Operations

The following table presents the consolidated statements of operations data for each of the eight fiscal quarters ended December 31, 2008, in dollars and as a percentage of revenues.  In management’s opinion, this unaudited information has been prepared on the same basis as Limco’s audited consolidated financial statements and includes all adjustments, consisting only of normal recurring adjustments, necessary for fair presentation of the unaudited information for the quarters presented.  The results of operations for any quarter are not necessarily indicative of results that Limco might achieve for any subsequent periods.

	Three Months Ended
	2008				2007
	Dec. 31	Sept. 30	June 30	Mar. 31	Dec. 31	Sept. 30	June 30	Mar. 31
	(in thousands)
Revenues
MRO services	$14,012	$14,054	$13,225	$12,985	$11,515	$12,831	$12,606	$12,440
Parts services	3,929	4,773	4,452	4,135	3,361	3,813	5,436	7,774
Total revenues	17,941	18,827	17,677	17,120	14,876	16,644	18,042	20,214
Cost and operating expenses
MRO services	11,787	11,099	11,154	9,624	8,986	9,342	8,519	8,358
Parts services	3,352	3,676	3,588	3,306	2,705	3,083	3,790	7,025
Selling and marketing expenses	714	715	660	666	638	673	662	640
General and administration expenses	1,755	1,909	1,444	2,010	1,590	1,552	2,132	1,707
Amortization of intangibles	54	54	109	109	119	119	118	118
Operating income	279	1,374	722	1,405	838	1,875	2,821	2,366
Other Income (expense)
Interest income	444	298	224	293	355	271	217	54
Loss on sale of investments	(236)	—	—	—	—	—	—	—
Other expense	(167)	—	—	—	—	—	—	—
Interest expense	158	(40)	—	(118)	(15)	(178)	(384)	(155)
Income before income taxes	478	1,632	946	1,580	1,178	1,968	2,654	2,265
Income taxes	333	675	338	577	389	538	1,089	855
Net income	$145	$957	$608	$1,003	$789	$1,430	$1,565	$1,410

Revenues
MRO services	78.1%	74.6%	74.8%	75.8%	77.4%	77.1%	69.9%	61.5%
Parts services	21.9%	25.4%	25.2%	24.2%	22.6%	22.9%	30.1%	38.5%
Total revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost and operating expenses
MRO services	65.7%	59.0%	63.1%	56.2%	60.4%	56.1%	47.2%	41.3%
Parts services	18.7%	19.5%	20.3%	19.3%	18.2%	18.5%	21.0%	34.8%
Selling and marketing expenses	4.0%	3.8%	3.7%	3.9%	4.3%	4.0%	3.7%	3.2%
General and administration expenses	9.8%	10.1%	8.2%	11.7%	10.7%	9.3%	11.8%	8.4%
Amortization of intangibles	0.3%	0.3%	0.6%	0.6%	0.8%	0.7%	0.7%	0.6%
Operating income	1.6%	7.3%	4.1%	8.2%	5.6%	11.3%	15.6%	11.7%
Other Income (expense)
Interest income	2.5%	1.6%	1.3%	1.7%	2.4%	1.6%	1.2%	0.3%
Loss on sale of investments	(1.3)%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Other expense	(0.9)%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Interest expense	0.9%	(0.2)%	0.0%	(0.7)%	(0.1)%	(1.1)%	(2.1)%	(0.8)%
Income before income taxes	2.7%	8.7%	5.4%	9.2%	7.9%	11.8%	14.7%	11.2%
Income taxes	1.9%	3.6%	1.9%	3.4%	2.6%	3.2%	6.0%	4.2%
Net income	0.8%	5.1%	3.4%	5.9%	5.3%	8.6%	8.7%	7.0%

Limco expects its operating results to fluctuate significantly in the future as a result of various factors, many of which are outside of Limco’s control, including the timing of orders, the provision of services and deliveries.  Consequently, Limco believes that period-to-period comparisons of its operating results may not necessarily be meaningful, and as a result, you should not rely on them as an indication of future performance.

Seasonality

Limco believes that the growth of Limco’s business over the last two years has masked a historical seasonal trend in the MRO services sector.  Historically, Limco has seen many airlines decrease their maintenance requirements in the peak air travel summer months and increase their maintenance requirements in the winter months when air travel is not as great.

Off-Balance Sheet Arrangements

As of December 31, 2008, Limco had no off-balance sheet arrangements as defined in Item 303(a)(4) of the SEC’s Regulation S-K.

Quantitative and Qualitative Disclosure About Market Risk

Interest Rate Risk

At December 31, 2008, Limco’s investment portfolio included $2.3 million of auction rate tax-exempt securities.  During 2008, the Company determined to liquidate its holdings of variable rate debt securities and in January, February and October 2008 it sold approximately 91% if its auction rate tax-exempt securities portfolio and reinvested the proceeds in high-grade corporate debt, governmental debt instruments and money market funds.  These securities are subject to limited interest rate risk.  Limco believes that an immediate 10% change in interest rates would have no material impact on Limco’s financial condition, operating results or cash flows.  Declines in interest rates over time will, however, reduce Limco’s interest income.  As of December 31, 2008, and as of the date of this report, Limco did not have any outstanding borrowings.

Foreign Exchange Risk

Limco’s exposure to foreign exchange risk primarily relates to Limco’s sales to offshore clients. Limco does not believe that it currently has any significant direct foreign exchange risk since such sales are denominated in dollars.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF LIMCO

The following table shows the number of shares of Limco’s common stock beneficially owned as of April 30, 2009 by each person, who, to Limco’s knowledge, beneficially owns more than 5.0% of Limco’s common stock and by Limco’s directors, named executive officers and by Limco’s executive officers and directors as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock		Percentage of Class

TAT Technologies P.O. Box 80 Gedera, L3 70750	8,164,256		61.8%

AM Trust Management Company Inc. Leap Tide Capital Management, Inc. 10451 Mill Run Circle Owings Mills, MD 21117	1,089,863	(a)	8.25%

Directors

Dr. Shmuel Fledel TAT Technologies P.O. Box 80 Gedera, L3 70750	0	(b)	—

Giora Inbar KMN Holdings Ltd 85 Medinat Hayehudim, Floor 11, Herzelia 46140 Israel	0	(b)	—

Dr. Jacob Gesthalter 225 Country Rd. Tenafly, NJ 07670	10,000	(c)	*

Michael Gorin 133 The Crescent Roslyn Heights, NY 11577	10,000	(c)	*

Dr. Avraham Ortal KMN Holdings Ltd 85 Medinat Hayehudim, Floor 11, Herzelia 46140 Israel	0	(b)	—

Eran Goren 330 Lamercham St. Ramat Hasharon, Israel 47216	0		—

Named Executive Officers

Robert Koch 7330 E 66th St. Tulsa, OK 74133	5,000	(c)	*

Ehud Netivi 1527 New Garden Rd Greensboro, NC 27410	5,000	(c)	*

Shaul Menachem 3 Hakabaim St. Ramat Gan, Israel 55255	49,500	(c)	*

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock		Percentage of Class

Carla S. Covey 1130 S. Fulton Tulsa, OK 74137	5,000	(c)	*

Mary Dowdy 916 S. Roland Bristow, OK 74010	0		—

All directors and executive officers as a group	30,000	(d)	*

* Less than 1%

(a)                                 The information regarding the beneficial ownership of shares by AM Trust Management Company Inc., was obtained from its statement on Schedule 13G, filed with the SEC on March 17, 2009. Such statement discloses that AM Trust Management Company Inc. possesses sole dispositive voting power over 1,089,863 shares.

(b)                                Does not include shares of common stock beneficially owned by TAT.

(c)                                 Includes shares of common stock which such individuals have the right to acquire through the exercise of stock options within 60 days of April 30, 2009 as follows: Dr. Jacob Gesthalter 10,000, Michael Gorin 10,000,  Robert Koch 5,000, Ehud Netivi 5,000, Shaul Menachem 49,500, and Carla Covey 5,000.

(d)                                Includes and aggregate of 30,000 shares of common stock which the directors and executive officers have the right to acquire through the exercise of stock options within 60 days of April 30, 2009.

INFORMATION ABOUT TAT

DESCRIPTION OF TAT’S BUSINESS

Overview

TAT provides a variety of services and products to the military and commercial aerospace and defense industries through its Gedera facility, or Gedera, in Israel, as well as through its subsidiaries, Bental, in Israel, and Limco in the U.S.  THIS DESCRIPTION DOES NOT INCLUDE INFORMATION RELATING TO LIMCO. FOR DETAILED INFORMATION ABOUT THE BUSINESS OF LIMCO, SEE “INFORMATION ABOUT LIMCO”.

Gedera Facility

Gedera provides OEM products and services to the aerospace and defense industries.  The main OEM activity of Gedera is the manufacture of a complete line of heat transfer components, including heat exchangers, precoolers, oil coolers and cold plates, or heat transfer components.  Heat transfer components facilitate the necessary removal and dissipation of heat generated during the operation of mechanical and electronic systems.  Gedera’s heat transfer components are generally integrated into a complete cooling system.  Using Gedera’s technological expertise, Gedera designs each of its heat transfer products to meet the specific space, power, performance and other needs of its customers.  Gedera’s heat transfer components are marketed worldwide for applications in commercial and military aircraft and electronic systems, the primary users of such equipment.  Gedera’s customers include Liebherr-Aerospace Toulouse S.A., or Liebherr, Boeing McDonnell Douglas Aerospace, or Boeing, Israel Aircraft Industries, or IAI, and Cessna Aircraft Company, or Cessna, as well as the United States Air Force and Navy.  Such customers typically enter into supply contracts with Gedera pursuant to which Gedera manufactures specified heat transfer components in connection with the customers’ production or retrofitting of particular aircraft equipment.  Such supply contracts are generally long term engagements that may have terms of ten years or more.

As part of its OEM activities, Gedera is also engaged in the design, development and manufacture of complete environmental control systems and cooling systems.  This product line principally includes ground cooling systems

(used in military facilities, tents, vehicles and other military applications) and Vaport Cycle air conditioning systems (or ECS — Environmental Cooling Systems) used in light aircraft.

In addition, Gedera designs, develops and manufactures aviation and flow control accessories.  These accessories include fuel components, such as valves and pumps, secondary power systems, various instrumentation and electronic assemblies.  Customers for Gedera’s aviation accessories include Lockheed-Martin Corp, Teledyne Continental Motors, the Israeli Air Force, IAI, as well as the United States Air Force and Navy.

Gedera relies on highly qualified personnel and strong engineering, development and manufacturing capabilities that enable it to support its customers from the early stages of development of their product and system specifications.

TAT estimates the size of the markets in which Gedera operates to be significant based on the scope of development projects and purchasing processes of its customers.  Many of the projects Gedera is engaged in are lengthy and complex, which account for its long term supplier relationships and the customer loyalty it enjoys. TAT plans to expand its Gedera operations in the OEM segment, among other things, by transitioning from the manufacture of stand alone components to the development and manufacture of complete systems.

Gedera also provides limited MRO services for military and commercial customers, mainly for aviation accessories as well as for certain heat transfer components.  Gedera currently overhauls emergency power systems, hydrazine tanks, jet fuel starters, and cooling turbines and valves for F-16s.  In addition, Gedera overhauls anti-icing valves and starters for the Apache helicopter.  Customers for Gedera’s MRO services include the Israeli Air Force, IAI, NATO, as well as the Untied States Air Force and Navy.

Bental

Through its subsidiary, Bental, TAT is also an OEM of a wide range of innovative electric motion systems for the defense, aerospace and industrial markets.  Bental designs and manufactures high performance, high precision motion systems and sub-systems that operate under challenging conditions.  Bental specializes in innovative motion technologies such as brush and brushless motors, permanent magnet generators, electronic drivers and controllers, servo actuators, stabilized payload systems and more.  Bental’s products are integrated into various platforms and applications, including turret and gun control systems for armored fighting vehicles (AFVs), unmanned armed vehicles (UAVs), missiles, jet engines, cryogenic coolers for thermal imaging systems, optical systems, rotational drives for large antennae pedestals and more.

Bental is a certified supplier to IAI, Rafael, Raytheon, Elbit Systems, Pall Aeropower, Kodak (Creo), IBM, Galileo Avionica and others. Bental targets both the military and the commercial markets. Bental’s customers include military forces, defense industries, commercial manufacturers of military equipment, commercial airlines, aircraft manufacturers, and other manufacturers of machinery.  Bental targets the market for aviation applications and the market for ground applications. TAT estimates the size of Bental’s market for its products to be significant based on the scope of development projects and purchasing processes of its customers.  Many of the projects Bental is engaged in are lengthy and complex, which account for its long term supplier relationships and the customer loyalty it enjoys.

Bental’s products have to comply with severe performance requirements, environmental conditions, quality assurance and industry standards.  Bental usually manufactures relatively small series of products, custom designed for specific customer orders. Bental’s products are designed either of its own initiatives or pursuant to customer specifications. Bental relies on highly qualified personnel and strong engineering, development and manufacturing capabilities that enable it to support its customers from the early stages of development of their product and system specifications.

Bental plans to expand its OEM operations, among other things, by transitioning from the manufacture of stand alone components to the development and manufacture of complete systems.  Given the size of the markets in which Bental operates and which Bental is targeting.

History and Development of TAT

TAT was incorporated under the laws of the State of Israel in April 1985 under the name Galaxy Graphics Ltd.  TAT changed its name to Galagraph Ltd. in August 1986 and to TAT Technologies Ltd. in May 1992.  TAT is a public limited liability company under the Israeli Companies Law 1999-5759, or the Israeli Companies Law, and operates under this law and associated legislation.  TAT’s registered offices and principal place of business are located at Re’em Industrial Park, Neta Boulevard, Bnei Ayish, Gedera 70750, Israel and its telephone number is +972-8-8268-500.  TAT’s address on the Internet is www.tat.co.il.  The information on TAT’S website is not incorporated by reference into this proxy statement/prospectus.

TAT was founded in 1985 to develop the computerized systems business of its parent company, TAT Industries Ltd. (or TAT Industries), a publicly held Israeli corporation engaged in the manufacture and sale of aeronautical equipment.  In December 1991, TAT acquired the heat exchanger operations of TAT Industries and in February 2000, TAT entered into an agreement to purchase the operations of TAT Industries relating to the manufacture of aviation accessories and to lease certain of its properties.

In March 1987, TAT completed the initial public offering of its securities in the United States.  TAT was listed on the NASDAQ Global Market (then known as the NASDAQ National Market) from its initial public offering until July 1998 when the listing of TAT’s ordinary shares was transferred to the NASDAQ Capital Market.  Since August 2005 TAT’s shares have been traded on the TASE.  It is anticipated that immediately following closing, ordinary shares of TAT will commence trading on the NASDAQ Global Market.

In July 2007, TAT’s U.S. subsidiary, Limco, completed an initial public of its shares of common stock and since then Limco’s shares have been listed on the NASDAQ Global Market (symbol:  LIMC).  In connection with the initial public offering, Limco sold an aggregate 4,205,000 shares of its common stock (including over allotment option shares) and TAT sold an aggregate 855,000 shares of Limco’s common stock held by TAT (including over allotment option shares), at a price to the public of $11.00 per share.  Net proceeds to Limco from the offering were approximately $41.5 million and net proceeds to TAT from the offering were approximately $8.7 million.  As a result, TAT recognized a capital gain of approximately $2.6 million and net of taxes $1.5 million for the year ended December 31, 2007.  TAT currently owns 61.8% of the shares of common stock of Limco.

On December 19, 2007, the controlling interest in TAT Industries, TAT’s controlling shareholder, was sold.  Mr. Shlomo Ostersetzer, the former Chairman of TAT’s Board of Directors and TAT’s former President, and Mr. Dov Zeelim, the former Vice Chairman of TAT’s Board of Directors and TAT’s former Chief Executive Officer, directly and through companies wholly owned by them, sold an aggregate of 1,488,456 ordinary shares of TAT Industries or 60.41% of its then outstanding ordinary shares, to Isal Amlat.  The agreement between Isal Amlat and Mr. Zeelim, as amended on December 31, 2007, provided Mr. Zeelim with a put option with respect to 102,856 ordinary shares of TAT Industries then held by Mr. Zeelim that was exercisable after January 1, 2010.  Pursuant to an agreement between Isal Amlat and Mr. Zeelim entered into in May 2008 in connection with Mr. Zeelim’s resignation from the office of Chief Executive Officer of TAT, Mr. Zeelim exercised his put option on June 12, 2008 and the 102,856 ordinary shares subject to the option were purchased by Isal Amlat.  Isal Amlat currently controls 79.3% of TAT Industries.

On December 19, 2007, Isal Amlat purchased 600,000 ordinary shares or 9.2% of TAT’s then outstanding ordinary shares, from FIMI Opportunity Fund, or FIMI.  The agreement between Isal Amlat and FIMI also provided for a mutual call and put option exercisable after one year with respect to the remaining 241,443 ordinary shares of TAT (approximately 3.7% of TAT’s outstanding shares) beneficially held by FIMI.  On December 20, 2007, Isal Amlat purchased from Mr. Dov Zeelim, the former Vice Chairman of TAT’s Board of Directors and TAT’s former Chief Executive Officer, 45,000 ordinary shares of TAT.  Isal Amlat is currently the beneficial holder of 70.7% of TAT’s outstanding shares, 12.0% of such shares are held directly by it and 58.7% of such shares are held directly by TAT’s parent company TAT Industries.

On July 17, 2008 Isal Amlat and FIMI amended the terms of their agreement to provide that the put and call options provided for under the agreement, which were exercisable for one year, would be divided into two tranches.  Accordingly, 141,443 of TAT’s ordinary shares were purchased by Isal Amlat in December 2008 at a price per share of $19.343 and with respect to the remaining 100,000 of TAT’s ordinary shares subject to the option, or the second tranche shares, FIMI received a put option enabling it to require Isal Amlat to purchase such shares during a period of one month, commencing December 20, 2009.  It was further agreed that if FIMI does not exercise such put option, then Isal Amlat has a call option with respect to the second tranche shares, enabling it to purchase such shares during a period of one month, commencing on the termination of the put option.  The second tranche shares will be purchased at a price per share of $19.343 plus interest, as set forth in the agreement between the parties.

In March 2008, TAT’s Board of Directors approved the reorganization of TAT’s OEM of heat transfer products division through the spinoff of operations in the area of the manufacture and repair of aviation related equipment and aircraft accessories to a newly formed wholly owned subsidiary in Israel.  As part of the reorganization, TAT will transfer all of its assets and liabilities relating to such business activity to the new subsidiary. The transfer is subject to certain approvals.  For the transfer to be exempt from tax under the Israeli Tax Ordinance, TAT and the new subsidiary will be subject, for a period of two years from the consummation of the transfer, to the following restrictions:  (i) TAT will not be entitled to dispose of more than 10% of TAT’s holdings in the new subsidiary (subject to dilution of TAT’s  holdings in the new subsidiary of up to 51% as a result of a public offering of the subsidiary, taking into account dilution under section (iii) below)); (ii) the new subsidiary will not be permitted to dispose of the assets transferred to it; and (iii) the new subsidiary will not be permitted to issue shares to any third party who was not a shareholder of such subsidiary prior to such issuance as a result of which such party will hold more than 25% of its outstanding share capital.  The proposed reorganization has not yet been consummated.

On August 18, 2008, following a series of transactions explained below, TAT acquired 70% control in Bental.

On March 27, 2008, TAT entered into an agreement with Bental Investments Cooperative Agricultural Society Ltd., (“Bental Investments”), to purchase from it 27% of the outstanding shares of Bental, together with a call and put option for another 18% of the outstanding shares of Bental held by Bental Investments. The call option, which was exercised on March 30, 2009, was for a period of four years commencing January 1, 2009 for an exercise price $2,250,000, and the put option was for a period of two years commencing January 1, 2011 for $2,138,000 (both subject to certain exchange rate adjustments). The exercise prices carried interest of 2% per annum.

On April 15, 2008, TAT entered into an agreement to purchase additional 10% of the outstanding shares of Bental from Mivtach Shamir Investments (1993) Ltd., (“Mivtach”), subject to the completion of the acquisition from Bental Investment.

Following approvals received, the foregoing transactions with Bental Investments and Mivtach were consummated on May 21, 2008, as a result of which TAT paid in cash a total of $5,144,000.

On August 18, 2008, following the approval of the shareholders meeting of TAT (the parent company), TAT acquired additional 15% shareholding in Bental from TAT Industries, its controlling shareholder, for a cash consideration of $1,893,000, which was based on the price agreed for the shares in the above transactions.

The acquisition of Bental shares was financed by loans in a total amount of $6.25 million received from Bank Mizrahi and TAT’s resources.

The agreement with Bental Investment provides also for the payment of additional consideration by TAT, to be paid in the event that during the three year period following the closing of the transaction TAT will consummate an “exit,” as such term is defined in the agreement, Bental Investments will be entitled to additional consideration for the shares and call option shares (if purchased) equal to a certain percentage of the difference between the price per share that TAT paid for such shares and the price per share paid in the exit transaction (30% if the exit is within one year of the closing, 20% if the exit is within two years of the closing and 10% if the exit is within three years of the closing).

On December 24, 2008, TAT’s Board of Directors authorized the repurchase by TAT of up to $3.0 million of its ordinary shares.  TAT did not repurchase any shares pursuant to such repurchase plan.

On March 11, 2009, TAT’s Board of Directors adopted a stock repurchase plan under Rule 10b5-1 of the Securities Exchange Act of 1934. This plan replaced the Board of Director’s authorization to repurchase shares announced on

December 24, 2008, which was terminated.  On March 26, 2009 this 10b5-1 plan was also terminated, with 4,650 shares having been purchased.

Business Strategy

TAT’s principal strategy is as follows:

•                  Enhancing OEM Capabilities — TAT, through Gedera and Bental, intends to capitalize on its technical expertise, experience and reputation in the heat transfer components market to expand the scope of its OEM offerings both in the airborne and ground segments.  TAT also intends to transition from the manufacture of single components to the development and manufacture of complete systems.

•                  Increasing Market Share — TAT plans to continue its aggressive marketing efforts for new customers as well as to enhance its  activities with its flagship customers.  As part of TAT’s efforts to achieve greater penetration in the international markets, TAT intends to expand its marketing presence in Western Europe, which is TAT’s second largest market, and to substantially increase its presence in other Asian as well as South American nations, which are fast growing markets where TAT has had limited sales to date.

•                  Effective synergy among group members — TAT will continue to enhance the synergies between its various businesses by, among other things, using Gedera’s OEM design capabilities to provide Limco enhanced capabilities to repair heat exchanger systems and components, enabling Limco to compete more effectively in the industry and supplying to Limco heat exchanger components which enable Limco to reduce prices on cores.  In addition, TAT believes that its acquisition of Bental provides it significant growth potential and plans to effectively capitalize on its affiliation with Bental to enhance its growth potential by penetrating new markets such as the market for ground base systems and introducing technologically innovative products to its existing customers.

•                  Organic growth and M&A — In addition to growing the existing businesses of Gedera, Limco and Bental, TAT also believes that additional acquisition opportunities exist that will complement its OEM and MRO businesses.  TAT will continue to pursue targeted complementary business acquisitions which will broaden the scope and depth of its OEM and MRO operations and increase its market share.

Products and Services

Gedera

Gedera manufactures a wide range of heat transfer components used in aircraft, air conditioning systems, complete environmental control systems and cooling systems for electronics for military uses.  These parts are manufactured in compliance with all of the stringent quality assurance standards that apply to the manufacture of aircraft parts.  Gedera’s quality systems comply with ISO 9001, AS9100, Boeing quality systems approval D6-82479 and FAR 21.303 (the FAA standard for Parts Manufacturer Approval).

Heat transfer components

Gedera manufactures a wide range of heat transfer components.  Gedera specializes in the design and manufacturing of highly efficient, compact and reliable heat transfer components that are designed to meet stringent constraints such as size, weight and applicable environmental conditions.  Heat transfer components, such as heat exchangers, precoolers, evaporators, oil coolers and cold plates, are integral components of a wide variety of environmental control systems and mechanical and engine systems, as well as a wide range of electronic systems.  These systems generate heat during operation that must be removed and dissipated.  Heat transfer components facilitate the exchange of the heat created through the operation of these systems by transmitting the heat from a hot medium (air, oil or other fluids) to a cold medium for disposal.

In the aerospace industry, there is a constant need for improvements in performance, weight, cost and reliability.  In addition, as electronic systems become smaller and more densely packed, the need for sophisticated and efficient heat transfer components to provide the cooling functions becomes more critical.  Using Gedera’s technological expertise, TAT believes it is well positioned to respond to these industry demands through continued new product development and product improvements.

Gedera’s principal heat transfer components products include air-to-air heat exchangers and precoolers and liquid-to-air heat exchangers.  Typically, the air-to-air heat exchangers and precoolers cool a jet engine’s hot “bleed air” which, when cooled, is then used in the aircraft’s air conditioning, pressurization and pneumatic systems.  The liquid-to-air heat exchangers cool liquids such as engine oil, hydraulic oil and other liquid coolants used in other systems.

Gedera provides one to all of the different types of heat transfer components in certain aircraft. Wide body planes require generally seven different types of heat transfer components, while regional aircraft and helicopters contain approximately three types.  Gedera’s heat exchangers and precoolers, which are types of heat transfer components found in most aircraft, are generally sold for between $1,000 and $20,000 per unit.  A substantial portion of Gedera’s heat transfer components are sold to customers in connection with the original manufacture or retrofitting of particular aircraft equipment.  Gedera generally enters into long-term supply contracts with its customers, which require Gedera to supply heat transfer components as part of a larger project.

Gedera also manufactures heat dissipation equipment, such as evaporators, cold plates, cooling chests, heat sinks and old walls (which may be air-to-air, liquid-to-air or liquid-to-liquid), which control and dispose of heat emitted by the operation of various electronic systems.  These heat dissipation products are currently utilized mainly in radar systems, avionics, electronic warfare systems and various pods for targeting, navigation and night vision.

Gedera’s customers for heat transfer components include:  Liebherr, Boeing, IAI, Cessna, Bell Helicopter, or Bell, and Raytheon Aircraft Company, or Raytheon, as well as the United States Air Force and Navy.  As a result of the specialized nature of the systems in which Gedera’s parts are included, spare and replacement parts for the original heat transfer systems are usually provided by Gedera.

Aviation and flow control accessories

Gedera is also engaged in the design, development and manufacture of aviation and flow control accessories.  These accessories include fuel component systems, such as valves and pumps, secondary power systems, various instrumentation and electronic assemblies. Gedera’s customers for the design, development and manufacture of aviation and flow control accessories include Lockheed-Martin, Boeing, Teledyne, the Israeli Air Force, IAI, as well as the U.S. Air Force and Navy.

Cooling and air-conditioning systems

Gedera is also engaged in the design, development and manufacture of complete environmental control systems and cooling systems.  This product line includes ground cooling systems used in military facilities, tents, vehicles and other military applications. It also includes Vapor Cycle air conditioning systems (or ECS — Environmental Cooling Systems) used in light aircraft.  Gedera offers mobile cooling and air conditioning solutions for military applications such as mobile command and control units, command and control vehicles, armored vehicles, mobile broadcast units, mobile hospitals, etc.  In addition, Gedera offers air conditioning systems for light airplanes and helicopters, either as part of the development process of new aircraft units or as an upgrade for existing aircraft units.  Gedera designs, develops and manufactures the air conditioning systems based on customer specifications, while providing a wholesome engineering solution, and in accordance with strict military and civil standards.  Gedera’s systems are used for military applications in Israel and abroad and are tested under strict standards and in battle field proven conditions.

Bental

TAT conducts significant OEM operations through its Bental subsidiary in Israel. Bental designs, develops and manufactures a wide range of innovative motion systems and other electro-mechanical solutions for the defense, aerospace and industrial markets.  Bental’s primary product lines are electric motors, actuators and alternators, that include, among others, the following list of products:  customized electrical motors, alternators, drivers, actuators, stabilized payload control systems, propulsion motors, starter generators, blowers, turret & gun control system motors and more. Such products are integrated into various platforms and applications such as turret & gun control systems and other systems of military ground vehicles, unmanned aerial vehicle (UAV’s), missiles, jet engines, cryo-coolers for thermal imaging systems, optical systems, rotational drives for large antennae pedestals, medical equipment, semi conductor’s industry - process, testing and quality assurance equipment, large printing machines, diamond polishing spindles, custom designed solutions. Bental’s customers include IAI, Rafael, Raytheon, Elbit Systems, Pall Aeropower, Kodak (Creo), IBM, Galileo Avionica and others.  Bental’s products are manufactured based on customer specifications, often with special performance requirements which are suited for extreme environmental conditions for military and commercial applications.  Bental’s products are manufactured in compliance with ISO 9001-2000 and are subject to strict quality control and inspection procedures that are carried out through all steps of design and manufacture.

Electric Motors

Bental develops, designs and manufactures different types of electric motors for use in an array of motion systems which are designed to comply with special performance requirements and be suited for extreme environmental conditions for military ground equipment and remote-piloted vehicle. applications. Bental also develops, designs and manufactures electric motors for special uses for customers in the commercial segment.  In addition, Bental provides maintenance and repair services for the equipment manufactured by it.  Bental also imports mass produced motors in large quantities pursuant to special orders from its customers in Israel.

Actuators

Bental develops, designs and manufactures an array of actuators for unmanned aerial vehicles and remote-piloted vehicle and other aerospace applications, suited special performance requirements and extreme environmental conditions.

Bental’s Rotary Servo Actuator (RSA) systems are developed with tactical UAV manufacturers in mind. The RSA systems are high performance, low-weight compact servo actuators used for various aviation and UAV applications. The systems include motor, reduction gear, feedback sensor and electronic servo control & amplifier.

Alternators

Bental develops, designs and manufactures different types of alternators for automatic pilot and other military applications, which are suited for special performance requirements and extreme environmental conditions.

The product line of brushless direct current alternators is based on rare earth magnet technology. The systems are capable of supplying very high power. The alternator product family is designed to serve the challenging aerospace and other defense applications. Bental’s systems are comprised of the alternator and GCU (Generator Control Unit).

Customers

General

Gedera and Bental target both the military and commercial markets. Their customers include military forces, defense industries, commercial manufacturers of military equipment, commercial airlines, aircraft manufacturers, and other manufacturers of electronic systems, aviation units and machinery in the U.S., Europe and Israel.

Major Customers

Gedera and Bental provide OEM services worldwide to customers in the commercial, military and industrial markets. Gedera and Bental currently sell their OEM products and systems to approximately 200 commercial, military, aircraft manufacturers and defense contractors, Five customers accounted for approximately 46%,41% and 52% of Gedera’s and Bental’s combined revenues for the years ended December 31, 2008, 2007 and 2006, respectively, such combined revenues attributable to the consolidation of Bental operations commencing from

August 18, 2008.  One customer in 2008, one customer in 2007 and three customers in 2006 accounted for more than 10% of Gedera’s and Bental’s combined revenues on a consolidated basis for such periods, respectively.

In many cases, the development projects and purchasing processes of the OEM customers of Gedera and Bental are lengthy and complex and accordingly, Gedera and Bental are engaged in long term supply contracts with several of their material customers.  These agreements provide for delivery schedules that are customized for the relevant  product or service.  With some of their customers, Gedera and Bental enter into master purchase orders in which the anticipated supply quantities as well as the prices for the supplied products are determined for a certain period, and the actual purchase orders are fulfilled based on customer demands from time to time.  In addition, Gedera and Bental also enter into master agreements that determine supply quantities and prices for a set period, but under which the customer is not obligated to purchase any quantity of products.

Gedera and Bental have a large and diverse customer base and therefore, TAT believes that the termination by any one or more of the material customers of Gedera and Bental of their relationship with such businesses, will not materially affect Gedera’s and Bental’s combined results of operations.  Due to the long term relationships of Gedera and Bental with their customers, their relative financial stability and their high level of loyalty to Gedera and Bental, TAT anticipates that the risk of customer terminations is low.  Gedera and Bental also make significant efforts to penetrate new markets and to broaden their customer base in order, among other things, to allocate the risk of relying on a small number of customers.

Military Contracts

Sales to the U.S. and Israeli governments accounted for approximately 5.8% and 1.6% of Gedera’s and Bental’s combined revenues for the year ended December 31, 2008, 4.2% and 5.8% of their combined revenues for the year ended December 31, 2007 and 3.8% and 5.5% of their combined revenues for the year ended December 31, 2006, respectively

Many of the contracts of Gedera and Bental are competitively bid and awarded on the basis of technical merit, personnel qualifications, experience and price.  Gedera and Bental also receive some contract awards involving special technical capabilities on a negotiated, noncompetitive basis due to their technical capabilities.

Gedera and Bental provide products under government contracts that usually require performance over a period of several months to several years.  Long-term contracts may be conditioned upon continued availability of congressional appropriations.  Variances between anticipated budget and congressional appropriations may result in a delay, reduction or termination of these contracts.

The vast majority of the government contracts to which Gedera and Bental are party are fixed-price contracts.  Under these contracts Gedera and Bental agree to perform specific work for a fixed price and, accordingly, realizes the benefit or detriment to the extent that the actual cost of performing the work differs from the contract price.  The allowable government contract costs and fees of Gedera and Bental are subject to audit and may result in non-reimbursement of some contract costs and fees.

The eligibility of Gedera and Bental to perform under their government contracts require Gedera and Bental to maintain adequate security measures.  Gedera and Bental have implemented security procedures that they believe adequately satisfies the requirements of their current federal government contracts.

Sales and Marketing

Gedera

Gedera derives its revenues mainly from sales to customers in the United States, Israel and Europe.  The below table details Gedera’s geographic revenues for years ended December 31, 2008 and 2007, before elimination of intercompany sales of $5.8 million and $4.5 million.

	Year Ended
	December 31, 2008		December 31, 2007
Geographic Region	Revenues in Thousands	Percentage	Revenues in Thousands	Percentage
United States	$13,836	49.7%	$12,418	52.9%
Europe	5,241	18.8	3,589	15.2
Israel	7,607	27.3	7,369	31.4
Asia	1,173	4.2	111	0.5
Other	—	—	2	—
Total	$27,857	100%	$23,489	100%

Bental

Bental derives its revenues mainly from sales to customers in Israel.  The below table details Bental’s geographic revenues for years ended December 31, 2008 and 2007, out of which $9,758 and $0 were included in TAT’s consolidated financial statements, respectively.

	Year Ended
	December 31, 2008		December 31, 2007
Geographic Region	Revenues in Thousands	Percentage	Revenues in Thousands	Percentage
United States	$273	0.8%	$1,754	10.7%
Europe	807	2.5	705	4.3
Israel	30,908	96.2	13,886	85.0
Asia	—	—	—	—
Other	164	0.5	—	—
Total	$32,152	100%	$16,345	100%

Gedera and Bental market their products and services through their respective marketing staff and a worldwide network of independent representatives.  Gedera’s and Bental’s representatives are strategically located near key customer sites in offices throughout the United States, Europe, the Middle East, Asia and South America.  Gedera’s and Bental’s staff is in regular contact with engineering and procurement personnel and program managers of existing and target customers to identify new programs and needs for its products, obtain requests for quotations and identify new product opportunities.  Gedera’s and Bental’s marketing activities also include advertising in technical publications which target heat transfer components and related markets, attending exhibitions, trade shows and professional conferences, organizing seminars and direct mailing of advertisements and technical brochures to current and potential customers.

Backlog

On March 31, 2009, Gedera and Bental (on a combined basis) had a backlog of approximately $22.8 million for products as compared to a backlog of approximately $12.1 million for products to be delivered at March 31, 2008.  TAT anticipates that approximately $18.2 million of such backlog at March 31, 2009 will be delivered by December 31, 2009 and approximately $4.6 million will be delivered by December 31, 2010.

Product and Service Warranties

Gedera and Bental provide warranties for their products and services ranging from one to five years, which vary with respect to each contract and in accordance with the nature of each specific product. To date, Gedera’s and Bental’s warranty costs have not been substantial.  As of December 2008, the combined warranty reserve for Gedera and Bental was $429,000, out of which $300,000 of its warranty reserve was allocated for coverage of contractual obligations to repairs and replacement of a product for a certain customer.

Competitive Environment

Gedera

The aerospace OEM industry in general and specifically, the military market, are characterized by intense competition and the need to constantly be in the forefront of technological innovations in order to be able to offer advanced and attractive products.  Competition in this market is also based on price, quality and turn-around time. TAT estimates the size of Gedera’s market to be significant based on the scope of development projects and purchasing processes of the potential customers.  TAT estimates that due to the high barriers to entry to the aerospace OEM market, which include the need for highly qualified and trained personnel, technologically advanced facilities and the need to obtain appropriate governmental approvals, there is a small number of competing suppliers in the markets in which it operates.  The nature of the projects in the OEM industry, which are often time consuming and complex also require long term supplier relationships and customer loyalty in order to succeed.

Gedera’s competitors in the global OEM aerospace market can be divided into two main groups;

•                 Whole system manufacturers that either independently or through subcontractors, manufacture components (such as heat exchangers) for the complete system or product systems they manufacture.  These companies will compete with Gedera on projects where the components Gedera develops are part of the complete product or system (such as an aircraft air conditioning system), but it is unlikely that such companies will compete with Gedera in projects where there is a specific requirement for a stand-alone component.

•                 Component manufacturers for which the manufacture of components (such as heat exchangers) is the main business (and which are normally placed in the “value chain” one level below the system manufacturers).  These companies will usually not compete with Gedera on projects for complete products or systems in which their manufactured component constitutes a small part of the complete product or system, mainly due to their inability to move up the “value chain” from a component supplier to a whole system manufacturer.  These companies are likely to compete in projects where there is a specific requirement for a stand alone stand aviation component (such as a heat exchanger) and in tenders by manufacturers of complete systems or products for sub-contractors.

The major competitors of Gedera in the area of OEM of Heat Transfer products include manufacturers in the field in the U.S. such as Honeywell, Hughes-Treitler division of Ametek Inc., Lytron Inc., Kintex, Niagra Thermal, Hamilton Sundstrand, Stewart Werner South Wind Corp., United Aircraft Products and Triumph Thermal Systems, manufacturers based in Europe such as I.M.I. Marston Ltd., Dunlop Aerospace (including Serck Aviation) and manufacturers based in Asia such as Sumitomo Precision Products from Japan.  Such competitors may enjoy competitive advantages over Gedera, such as:

•                  the ability to adapt more quickly to changes in customer requirements and industry conditions or  trends;

•                  greater access to capital;

•                  stronger relationships with customers and suppliers;

•                  better name recognition; and

•                  access to superior technology and marketing resources.

Bental

The market in which Bental operates is highly competitive and is characterized by large customers that are related to the defense and/or aerospace ministries in their countries.  Bental’s market is also subject to strict import and export regulations and to the budgetary constraints imposed by the governments of such countries.  Bental is required to constantly be at the forefront of the technological innovations in order to be able to offer advanced innovative products to its customers.  Bental’s operations require highly qualified and trained engineering, manufacturing, information and quality assurance personnel.

An analysis of the market participants in the global market of electric motion systems shows that it is comprised mainly of large companies that provide standard products and a small number of companies that provide special customized solutions.  With respect to the markets outside Israel, the providers of the systems in which Bental’s products are integrated tend to prefer local manufacturers for the purchase of the components and therefore, the penetration of these markets requires product  innovation.  In the Israeli market, the competition is mainly against imported components.  Bental’s major competitors in this segment are: for electric motors - Danaher Motion — Kollmorgen (USA), Artus Pacific Scientific (Europe), Moog Components Group (USA) Aveox (USA), Ametek (USA), ICPE (Europe); For actuators - Kearfott Corp. (USA), Moog Components Group (USA), Pegasus Actuators (Europe), M.T.C Ltd.(Israel); For Alternators - Sullivan Products (USA), Prestolite (USA), Sermat (Europe).

TAT’s Competitive Strengths

TAT believes Gedera’s and Bental’s success can be attributed to several critical factors, including the following:

•                  Active efforts to preserve its customer base in existing projects, while actively making efforts to broaden and increase its engagements with such clients.

•                  Conducting marketing activities geared at penetrating new geographical markets and obtaining new customers, while taking advantage of the unique knowledge and expertise that Gedera and Bental gained in various areas.

•                  Entering into additional related operating segments that will enable Gedera an Bental to fulfill its growth potential.

•                  Providing its customers with the best value, including competitive prices, by tailoring service packages that combine the design and planning of an OEM component, the manufacture of such component, and the provision of maintenance services.

•                  Constant search for new technologies and manufacturing techniques in the heat exchanger segment.

•                  Innovations and improvements geared at enhancing the quality and performance of Gedera’s and Bental’s existing products.

•                  Cutting delivery times and reducing costs.

•                  Entrepreneurship and innovation in the development of new products in an effort to become a market leader and to enter into long term platforms.

Bental provides TAT with the following additional unique competitive advantages:

•                  Bental enhances TAT’s ability to penetrate new markets such as the commercial aerospace market in addition to the military market, and the market for ground base systems in addition to the aerospace market.

•                  Bental’s entrepreneurial nature also possesses significant growth potential by introducing innovative and unique products such as stabilized payload systems.

Engineering and Manufacturing

As of December 31, 2008 Gedera and Bental employed 286 persons engaged in engineering and manufacturing, repair, and testing of products (out of a total of 321 employees).  TAT believes that Gedera’s and Bental’s engineering staff provides them with the ability to support their customers with innovative and efficient products while maintaining short product development cycles, high quality design and competitive pricing.

Gedera’s engineering staff has extensive knowledge and experience related to its heat transfer components.  Most of Gedera’s product lines have a designated project manager who is an experienced engineer and is in charge of all the activities in his area.  The product manager interfaces with the customer, engineering department, manufacturing department and vendors, and is responsible for all aspects of the program including scheduling, adherence to specifications, customer support and reporting.

In general, Gedera has manufacturing capabilities for most of the components of its heat transfer components.  Gedera also manufactures the necessary tools, fixtures, test equipment and special jigs required to manufacture, assemble and test these products.  Gedera developed proprietary design techniques which assist in the mechanical design and manufacturing of its products.  All of Gedera’s products are inspected and tested by trained inspectors using highly sophisticated test equipment in accordance with customer requirements.

Gedera is dependent upon single sources of supply for certain components and seek to maintain an adequate inventory of all imported components.  Prior to January 1, 2008, Gedera’s operations employed the services of a purchasing agent, which was a corporation wholly-owned by certain former officers and directors of TAT and a current officer of TAT.  As of January 1, 2008, such purchasing services are provided by TAT-GAL Inc., a California wholly-owned subsidiary of TAT that TAT established for this purpose.  TAT-GAL Inc. is entitled to 5% of the purchase price of all acquisitions that Gedera makes.

Research and Development

The technological developments in the markets in which Gedera and Bental operate increase the need to constantly examine the use of new materials and technology in an effort to improve both the physical characteristics of the products (size, weight), as well as their performance (optimal heat transfer, higher reliability and increased lifespan).  Gedera and Bental try to attain such technological improvements in several areas in cooperation with their customers.

Source and Availability of Raw Materials and Spare Parts

Gedera and Bental acquire most of the components for the manufacture of their products from a limited number of suppliers and subcontractors, most of whom are located in Israel and the United States.  Certain of these suppliers are currently the sole source of one or more components upon which Gedera and Bental are dependent.  Since many of Gedera’s and Bental’s purchases require long lead-times, a delay in supply of an item can significantly delay the delivery of a product.  Generally, Gedera and Bental have not experienced any particular difficulty in obtaining timely deliveries of necessary components.  The raw materials used in Gedera’s and Bental’s manufacturing programs are generally readily available metals and alloys.  Gedera and Bental have not had any difficulty in obtaining such materials in the past.   Gedera and Bental depend on a limited number of suppliers of components for their products and if Gedera and Bental are unable to obtain these components when needed, Gedera and Bental would experience delays in manufacturing their products and their financial results could be adversely affected.

Gedera and Bental select their suppliers primarily based on their ability to ensure that their parts are serviceable and traceable to OEM-approved sources, their delivery performance and their ability to help Gedera and Bental reduce their total cost of procuring those parts.  For quality control, cost and efficiency reasons, Gedera and Bental generally purchase supplies only from vendors with whom Gedera and Bental have ongoing relationships or who their customers have previously approved.  Gedera and Bental have qualified second sources or have identified alternate sources for many of its parts services needs.

Government Regulations

Aerospace and Safety Regulations

The commercial aerospace industry is highly regulated by the FAA in the United States, EASA in Europe, the Civil Aviation Authority in England and other governmental authorities elsewhere in the world, while the military aerospace industry is governed by military quality specifications established by the U.S. Department of Defense for the manufacturing and repair industries and ISO-9001.  Gedera is required to be certified by one or more of these entities and, in some cases, by individual OEMs.  Gedera must also satisfy the requirements of its customers, including OEMs and airlines that are subject to FAA regulations, and provide these customers with products that comply with the government regulations applicable to commercial flight operations. Gedera currently satisfies or exceeds these FAA maintenance standards in its repair and overhaul activities.  See “INFORMATION ABOUT LIMCO — GOVERNMENT REGULATIONS —  AEROSPACE AND SAFETY REGULATIONS”.

TAT believes that it is in material compliance with the governmental regulations affecting the aerospace and defense industry.

Environmental Matters

Gedera’s and Bental’s operations are subject to a number of laws in Israel and to regulation by government agencies.  Among other matters, these regulatory authorities impose requirements that regulate the emission, discharge, generation, management, transportation and disposal of pollutants and hazardous substances.  These authorities may require Gedera and Bental to initiate actions to remediate the effects of hazardous substances which may be or have been released into the environment, and require Gedera and Bental to obtain and maintain permits in connection with their operations. This extensive regulatory framework imposes significant compliance burdens and risks.

Although Gedera and Bental seek to maintain their operations and facilities in compliance with applicable environmental laws, there can be no assurance that Gedera and Bental have no violations, or that changes in such laws, regulations or interpretations of such laws or in the nature of Gedera’s and Bental’s operations will not require Gedera and Bental to make significant additional expenditures to ensure compliance in the future.  Currently, TAT does not believe that it will have to make material capital expenditures for Gedera’s and Bental’s operations to comply with environmental laws or regulations, or to incur material costs for environmental remediation during the 2009 fiscal year.

Gedera and Bental have not received any third party environmental claims relating to their facilities, and TAT believes that Gedera and Bental have all material licenses and certifications that are required in the jurisdictions in which Gedera and Bental operate.

Israeli Regulations

Gedera’s and Bental’s operations in Israel are subject to supervision by the Ministry of Defense and Civil Aviation Administration.  Gedera and Bental are certified by the Israeli Air Force and the Ministry of Defense for both manufacturing and maintenance.  Gedera is also licensed as a repair station for certain components by the Israeli Civil Aviation Administration.  In addition, Gedera’s and Bental’s export of certain products and/or know-how is subject to approval by The Foreign Defense Assistance and Defense Export Organization of the Israeli Ministry of Defense, known as SIBAT.  Permits from SIBAT must be obtained for the initiation of sales proposals with regard to such exports, as well as for the actual export of such products.

U.S. Regulations

For U.S. regulations relating to Gedera’s OEM operations, see “INFORMATION ABOUT LIMCO — GOVERNMENT REGULATIONS”.

Israeli Export Policy

Exports of military related products are subject to the military export policy of the State of Israel.  Current Israeli Government policy encourages exports to approved customers, provided that such exports do not run counter to Israeli policy or national security considerations. Gedera and Bental must obtain a permit to initiate a sales proposal and ultimately an export license for the transaction is required.  Gedera and Bental may not be able to obtain export permits or licenses in the future.  In addition, governmental policy with respect to military exports may be altered.  However, to date Gedera and Bental have not encountered any significant difficulties in obtaining necessary permits or licenses for sale of their products.

Proprietary Rights

At the present time Gedera and Bental do not own any patents.  Gedera and Bental rely on laws protecting trade secrets, and considers such items proprietary, but TAT believes that Gedera and Bental’s success depends less on the ownership of such proprietary rights than on their innovative skills, technical competence marketing and engineering abilities.  Gedera and Bental have no existing material registered trademarks.

Organizational Structure

Isal Amlat is currently the beneficial holder of 70.7% of TAT’s outstanding shares, 12.0% of such shares are held directly by it and 58.7% of such shares are held directly by TAT’s parent company TAT Industries.  Isal Amlat owns 79.3% of the outstanding shares of TAT Industries.  Isal Amlat is 81.7% controlled by Kaman Holdings Ltd., an Israeli company publicly traded on the Tel Aviv Stock Exchange.

TAT currently owns 61.8% of the shares of common stock of Limco.

On January 1, 2008, TAT established a wholly-owned subsidiary under the laws of the State of California, TAT-GAL Inc., which acts as purchasing agent for TAT’s Israeli operations.

In March 2008, TAT’s Board of Directors approved the formation of a new wholly-owned subsidiary that will focus on the manufacture and repair of aviation related equipment and aircraft accessories.  TAT will transfer all of its assets and liabilities relating to such business activity to the new subsidiary.  The transfer is subject to certain approvals and have yet to be contemplated.

Property, Plants and Equipment

Gedera

The Gedera facility is located in Park Re’em near Gedera. The Park Re’em’s location houses TAT’s executive offices, research and development and manufacturing operations and includes a 344,000 square foot facility.  The land of this facility is leased from the Israeli Government pursuant to a lease that expires in 2016 with respect to one plot (237,000 square foot) and 2020 with respect the other plot  (107,000 square foot).  43,000 square feet of the facility was assigned, but not registered, to TAT by TAT Industries in connection with TAT’s acquisition of TAT Industries’ heat exchanger operations in December 1991.  TAT rents the remaining 301,000 square feet of the facility from TAT Industries pursuant to an agreement TAT entered into in connection with the purchase of the operations relating to the manufacture of aviation accessories of TAT Industries in February 2000.  The agreement is for a period of 24 years and 11 months.  From 2000 to 2004, TAT paid TAT Industries annual rental fees of approximately $300,000 per year, with an additional incremental payment of 2% per year.  The rental fee is subject to revaluation every fifth year.  In 2005 the rental fee was reviewed by a real estate appraiser, and as a result was increased to $310,000 per year with an additional incremental payment of 2% per year.  Total rental TAT paid to TAT Industries in 2008 was $329,000. The rental fee will be subject to an increase in 2010.  TAT is entitled to a one-time right of termination of the agreement after ten years.

Bental

The operations of Bental, are conducted in Kibbutz Marom-Golan. The Marom-Golan location includes a 54,000 square foot facility that houses Bental’s offices, research and development and manufacturing operations. Total rental Bental paid in 2008 was $55,000.

Legal Proceedings

Gedera and Bental are not presently involved in any material legal proceedings.  However, during the ordinary course of business, Gedera and Bental are, from time to time, threatened with, or may become a party to, legal actions and other proceedings.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

The following discussion of TAT’s results of operations should be read together with TAT’s consolidated financial statements and the related notes, which appear elsewhere in this proxy statement/prospectus.  THE FOLLOWING DISCUSSION INCLUDES THE RESULTS OF OPERATIONS OF LIMCO.

Overview

TAT provides a variety of services and products to the aerospace and defense industries under four operational segments:  (i) OEM of Heat Transfer products (ii) OEM of Electric Motion Systems (iii) MRO services; and (iv) parts services, each with the following characteristics.

TAT’s activities in the area of OEM of Heat Transfer products primarily relate to the (i) design, development, manufacture and sale of a broad range of heat transfer components (such as heat exchangers, pre-coolers and oil/fuel hydraulic coolers) used in mechanical and electronic systems on-board commercial, military and business aircraft; and (ii) manufacture and sale of environmental control and cooling systems and a variety of other electronic and mechanical aircraft accessories and systems such as pumps, valves, power systems and turbines.

TAT’s activities in the area of OEM of Electric Motion Systems primarily relate to the design, development, manufacture and sale of a broad range of electrical motor applications for airborne and ground systems. TAT activities in this segment commenced with the acquisition of Bental in August 2008 and accordingly, the results in this segment for fiscal year 2008 are not compared with the previous years.

TAT’s MRO services include the remanufacture, overhaul and repair of heat transfer equipment and other aircraft components, APUs, propellers and landing gear. TAT’s Limco subsidiary operates FAA certified repair stations, which provide aircraft component MRO services for airlines, air cargo carriers, maintenance service centers and the military.

TAT’s parts segment focuses on inventory management and sale of APU parts, propellers and landing gear. TAT offers parts services for commercial, regional and charter airlines and business aircraft owners.

TAT is reliant on the commercial and military aviation industries. Any downturn in these industries could decrease demand for its services and products and negatively impact its financial condition. The commercial airline industry is cyclical and has historically been subject to fluctuations due to general economic and political conditions, such as fuel and labor costs, price competition, downturns in the global economy and national and international events.

TAT’s cost of revenues for OEM operations and MRO services consists of component and material costs, direct labor costs, shipping expenses, overhead related to manufacturing and depreciation of manufacturing equipment. TAT’s cost of revenues for parts services consists primarily of the cost of the parts and shipping expenses.  TAT’s gross margin is affected by the proportion of its revenues generated from each of its operational segments.

TAT’s revenues from MRO services and OEM operations generally have higher gross margins than from parts services, where the historical gross margins are generally lower. The manufacture of OEM products and the provision of MRO services require higher level of expertise, associated labor and initial investments than does the provision of parts services. These factors and the long-term relationships TAT has maintained with its customers generate higher margins.

The principal factors that affect the operating income of TAT’s four segments in addition to their gross profit, is the amount TAT expends for selling and marketing expenses and general and administrative expenses. TAT believes that its selling and marketing expenses will increase in the future in accordance with its plans to grow the business of these segments.

TAT’s selling and marketing expenses for its MRO services have continued to grow during the last three years due to its increased sales in this segment and its efforts to grow this business segment. With the expected growth of this segment in the future TAT may continue to increase its MRO selling and marketing expenses. TAT’s selling and marketing expenses for its OEM products have been relatively stable during the last three years. TAT expects that its OEM selling and marketing expenses will increase in the future as a result of planned efforts to grow this business segment.  TAT’s selling and marketing expenses for its parts services have increased during the last three years.

TAT’s general and administrative expenses have grown in recent years as a result of the initial public offering of  Limco and its expenditures with respect to Sarbanes-Oxley compliance. The general and administrative expenses of its MRO services segment have also increased due to the growth of this segment. TAT’s general and administrative expenses for its OEM products segment have also increased during the last three years. The increase in general and administrative expenses of its OEM segment expenses is also attributable to increased salary expenses including bonuses and expenditures with respect to Sarbanes-Oxley compliance. TAT’s general and administrative expenses for its parts services segment were relatively stable during the last three years. TAT expects that its general and administrative expenses as a percentage of revenues will decline in the future as a result of anticipated growth in revenues.

In July 2005, Limco acquired Piedmont for approximately $20.2 million, which included $5.3 million in cash and the assumption of approximately $8.7 million of bank indebtedness and $5.6 million of other liabilities of Piedmont.  The acquisition was accounted for using the purchase method of accounting as determined in the Financial Accounting Standards Board, or FASB, Statements of Financial Accounting Standard, or SFAS, No. 141 and accordingly, the purchase price was allocated to the assets acquired and the liabilities assumed based on the estimated fair value at the date of acquisition.

In July 2007, Limco completed an initial public of its shares of common stock.  In connection with the initial public offering, Limco sold an aggregate 4,205,000 shares of its common stock (including over allotment option shares) and TAT sold an aggregate 855,000 shares of Limco’s common stock held by TAT (including over allotment option shares), at a price to the public of $11.00 per share.  Net proceeds to Limco from the offering were approximately $41.5 million and net proceeds to TAT from the offering were approximately $8.7 million.  As a result, TAT recognized a net capital gain of approximately $25.2 million net of taxes for the year ended December 31, 2007.  TAT currently owns 61.8% of the shares of common stock of Limco.

TAT’s consolidated financial statements appearing in this proxy statement/prospectus are prepared in U.S. dollars and in U.S. GAAP.  Transactions and balances originally denominated in dollars are presented at their original amounts.  Transactions and balances in other currencies are remeasured into dollars in accordance with the principles set forth in the FASB SFAS No. 52 “Foreign Currency Translation.”  All exchange gains and losses from the remeasurement mentioned above are reflected in the statement of income in financial expenses, net. The majority of TAT’s sales are made outside Israel in U.S. dollars.  In addition, substantial portions of TAT’s costs are incurred in U.S. dollars.  Since the U.S. dollar is the primary currency of the economic environment in which TAT and its U.S subsidiaries operate, the U.S. dollar is their functional and reporting currency and, accordingly, monetary accounts maintained in currencies other than the U.S. dollar are remeasured using the foreign exchange rate at the balance sheet date.

For Bental whose functional currency has been determined to be the New Israeli Shekel, assets and liabilities are translated at year-end exchange rates, and statement of income items are translated at average exchange rates prevailing during the year. Resulting translation differences are recorded as a separate component of accumulated other comprehensive loss in shareholders’ equity

Sources of Revenues

TAT, directly and through its subsidiaries, provides a variety of services and products to the aerospace and defense industries, such as the manufacture, maintenance and repair of a broad range of heat transfer components (such as heat exchangers, pre-coolers and oil/fuel hydraulic coolers) used in mechanical and electronic systems on-board commercial, military and business aircraft; other environmental control and cooling systems a variety of other electronic and mechanical aircraft accessories and a wide range of electric motion systems.

TAT specializes in the repair and overhaul of heat transfer components, APUs, propellers, landing gear and pneumatic ducting.  TAT is licensed by Hamilton Sundstrand, a leading provider of aerospace products, to provide MRO services for all of its air-to-air heat transfer products, by Honeywell, a leading manufacturer of aerospace products and aerospace services provider, to provide MRO services for three of their APU models.  TAT’s propeller repair facility is an authorized service center for Hartzell and McCauley propellers.  TAT’s repair stations are certified by the FAA and the EASA.

TAT’s parts services division provides inventory management and parts services for commercial, regional and charter airlines and business aircraft owners.  TAT also maintains a small inventory of parts for resale.

The following table reflects the geographic breakdown of TAT’s revenues for each of the three years ended December 31, 2008:

	Years Ended December 31,
	2008		2007		2006
	Revenues in Thousands	% of Total Revenues	Revenues in Thousands	% of Total Revenues	Revenues in Thousands	% of Total Revenues
Sources of Revenues
North America	$57,472	55.6%	$56,554	63.8%	$51,292	66.2%
Europe	19,510	18.9%	18,484	20.8%	15,210	19.6%
Israel	17,077	16.5%	7,383	8.3%	7,042	9.1%
Asia	4,497	4.4%	2,555	2.9%	1,953	2.5%
Other	4,733	4.6%	3,728	4.2%	2,036	2.6%
Total	$103,289	100.00%	$88,704	100.00%	$77,533	100.00%

TAT’s revenues from its four principal lines of business for the three years ended December 31, 2008 were as follows:

	Years Ended December 31,
	2008		2007		2006
	Revenues in Thousands	% of Total Revenues	Revenues in Thousands	% of Total Revenues	Revenues in Thousands	% of Total Revenues
Revenues
MRO services	$54,276	52.5%	$49,392	55.7%	$43,824	56.5%
OEM of Heat Transfer products	27,857	27.1%	23,489	26.5%	22,110	28.5%
Parts services	17,289	16.7%	20,384	23.0%	15,197	19.6%
OEM of Electric Motion Systems	9,758	9.4%	—	—	—	—
Eliminations	(5,891)	(5.7)%	(4,561)	(5.2)%	(3,598)	(4.6)%
Total revenues	$103,289	100.00%	$88,704	100.00%	$77,533	100.00%

Costs and Expenses

Cost of revenues  TAT’s cost of revenues for OEM operations and MRO services consist of component and material costs, direct labor costs, shipping expenses, overhead related to manufacturing and depreciation of manufacturing equipment.  TAT’s cost of revenues for parts services consists primarily of the cost of the parts and shipping expenses.

TAT’s gross margin is affected by the proportion of TAT’s revenues generated from MRO services, OEM operations and parts services.  TAT’s revenues from MRO services and OEM operations generally have higher gross margins than TAT’s parts services.

Selling and marketing expenses  Selling and marketing expenses consist primarily of commission payments, compensation and related expenses of TAT’s sales teams, attendance at trade shows, advertising expenses and related costs for facilities and equipment.

General and administrative expenses  General and administrative expenses consist of compensation and related expenses for executive, finance, legal and administrative personnel, professional fees, other general corporate expenses and related costs for facilities and equipment.

Financial income (expense), net  Financial income (expense), net consists of income and interest expense.  Interest expense relates to the interest paid to Bank Leumi and changes in the rate of the NIS against the U.S. dollar.

Other income  Other income results from the sale of marketable securities.

Tax expense  Tax expense consists of Israeli, U.S. federal, state and local taxes on the income of TAT’s business.

Impact of Critical Accounting Policies

TAT’s consolidated financial statements are prepared in accordance with U.S. GAAP.  These accounting principles require management to make certain estimates, judgments and assumptions based upon information available at the time that they are made, historical experience and various other factors that are believed to be reasonable under the circumstances.  These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements, as well as the reported amounts of revenues and expenses during the periods presented.  While all the accounting policies impact the financial statements, certain policies may be viewed to be critical.  These policies are those that are both most important to the portrayal of TAT’s financial condition and results of operations and require management’s most difficult, subjective and complex judgments and estimates.  Actual results could differ from those estimates.

In many cases, the accounting treatment of a particular transaction is specifically dictated by generally accepted accounting principles in the United States and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting among available alternatives would not produce a materially different result.  Management has reviewed these critical accounting policies and related disclosures with TAT’s Audit Committee.

TAT’s management believes the significant accounting policies which affect management’s more significant judgments and estimates used in the preparation of TAT’s consolidated financial statements and which are the most critical to aid in fully understanding and evaluating the reported financial results include revenue recognition and inventory valuation.

Segments

In 2005, following the acquisition of Piedmont, there was a change in TAT’s reported segments.  Accordingly, commencing 2005, TAT began to report based on two segments:  (1) MRO and OEM and (2) parts, compared to one reportable segment in 2004.  During 2006, due to a reorganization of the group and the decision to seek equity financing through an initial public offering of Limco, TAT had managed its segments on the basis of three reportable segments:  (1) OEM (2) MRO and (3) parts.  At the end of 2008, following the acquisition of Bental, TAT now manages its segments on the basis of four reportable segments: (1) OEM of Heat Transfer products (2) OEM of Electrical Motion Systems (3) MRO and (4) parts.  The activities of TAT’s four reporting segments are as follows:

TAT’s OEM of Heat Transfer products’ activities primarily relate to the (i) design, development, manufacture and sale of a broad range of heat transfer components (such as heat exchangers, pre-coolers and oil/fuel hydraulic coolers) used in mechanical and electronic systems on-board commercial, military and business aircraft; (ii) manufacture and sell other environmental control and cooling systems and a variety of other electronic and mechanical aircraft accessories and systems such as pumps, valves, power systems and turbines.

TAT’s OEM of Electric Motion System’s activities primarily relate to the design, development, manufacture and sale of a broad range of electrical motor applications for airborne and ground systems.

MRO services include the remanufacture, overhaul and repair of heat transfer equipment and other aircraft components, APUs, propellers and landing gear. Limco operates FAA certified repair stations, which provide aircraft component MRO services for airlines, air cargo carriers, maintenance service centers and the military.

The parts segment focuses on the sale and inventory services of APU parts propellers and landing gear. TAT offers parts services for commercial, regional and charter airlines and business aircraft owners.

Revenue Recognition

TAT generates its revenues from the sale of products and systems (the OEM segments) and from providing MRO Services (remanufacture, repair and overhaul services and long-term service contracts) and parts services.

Revenues from the sale of products and services are recognized in accordance with Staff Accounting Bulletin No. 104.  “Revenue Recognition in Financial Statements” (“SAB No. 104”) when persuasive evidence of an arrangement exists, delivery of the product has occurred, provided the collection of the resulting receivable is probable, the price is fixed or determinable and no significant obligation exists.  TAT does not grant a right of return.

Revenues from product sales are recognized when product is shipped to the customer and title passes to the customer.

Revenues from multi-year, fixed price contracts for OEM customers are recognized when a product is shipped (and title passes) to the customer.  Management provides for losses, if expected for the remaining portion of such contracts.  For the years ended December 31, 2008, 2007 and 2006, no losses have been recognized for such fixed price contracts.

Revenues from MRO services are recognized as services are performed, at the time when the customer-owned material is shipped back to the customer.

Revenue from maintenance contracts are accounted according to FASB Technical Bulletin No. 90-1 (Amended), “Accounting for Separately Priced Extended Warranty and Product Maintenance Contracts”.  Accordingly, revenues from maintenance contracts are recognized over the contract period in proportion to the costs expected to be incurred in performing services under the contract.  TAT estimates the costs that are expected to be incurred based on its experience with the aggregate costs incurred and to be incurred on contracts of this nature.  The cost incurred related to the maintenance contracts are not incurred on a straight-line basis, as the timing to provide the maintenance services is dependent on when parts under these contracts require maintenance, therefore TAT accrues revenue based on anticipated margins per contract as costs are incurred.  These revenues are then compared to actual results and adjusted to either deferred revenue for results greater than historical estimates or expensed in those cases of performances less than historical estimates.  These accounts are reviewed monthly and adjusted as needed based on cost structures.

Revenues from royalties from sales of products developed with TAT’s intellectual property, technology and technical assistance are recognized when the related sales are made.

Goodwill, Other Intangible Assets and Long-Lived Assets

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations.  The $5.9 million of goodwill on the balance sheet as of December 31, 2008, is a result of the following:  $4.8 million is a result of the acquisition of Piedmont from July 2005 and $1.1 million is a result of the acquisition of Bental from August 2008.  The identifiable intangible assets relating to the Piedmont acquisition, other than goodwill, included in the balance sheet are customer relationships and other intangible assets.  The value TAT assigned to these intangible assets, using the income approach based on the present value of the cash flows attributable to each asset, was approximately $2.9 million.  The amounts allocated to these intangible assets are being amortized on a straight-line basis over periods ranging from 3 to 10 years. commencing July 2005. The identifiable intangible assets relating to the Bental acquisition, other than goodwill, included in the balance sheet are customer relationships and backlog.  The value assigned to these intangible assets, using the income approach based on the present value of the cash flows attributable to each asset, was approximately $1.4 million.  The amounts allocated to these intangible assets are being amortized on a straight-line basis over periods ranging from 4 to 5 years commencing August 18, 2008.

TAT reviews goodwill and other intangible assets for potential impairment annually and when events or changes in circumstances indicate the carrying value of the goodwill or the other intangible assets may be impaired, in which case TAT may obtain an appraisal from an independent valuation firm to determine the amount of impairment, if any.  In addition to the possible use of an independent valuation firm, TAT performs internal valuation analyses and considers other publicly available market information.  Fair value is determined using widely accepted valuation techniques, including discounted cash flow and market multiple analyses.  These types of analyses require TAT to make assumptions and estimates regarding industry economic factors and the profitability of future business strategies.  It is TAT’s policy to conduct impairment testing based on its current business strategy in light of present industry and economic conditions, as well as future expectations.  In the fourth quarter of fiscal 2008, TAT completed its annual impairment testing of goodwill using the methodology described in the notes to its consolidated financial statements, and determined there was no impairment of goodwill.  If actual results are not consistent with assumptions and estimates, TAT may be exposed to a goodwill impairment charge.

Income Taxes

TAT operates within multiple taxing jurisdictions and is subject to audits in these jurisdictions.  These audits can involve complex issues, which may require an extended period of time to resolve.  In management’s opinion, adequate provisions for income taxes have been made for all years.  Although management believes that its estimates are reasonable, no assurance can be given that the final tax outcome of these issues will not be different than those that are reflected in its historical income tax provisions.

TAT accounts for income taxes in accordance with the FASB SFAS No. 109, “Accounting for Income Taxes.”  TAT uses the liability method of accounting for income taxes.  Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial statement and tax bases of assets and liabilities and net operating loss and credit carry forwards using enacted tax rates in effect for the year in which the differences are expected to reverse.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  Valuation allowances are established when it is more likely than not that some portion of the deferred tax assets will not be realized.  To the extent that TAT’s decisions and assumptions and historical reporting are determined not to be compliant with applicable tax laws TAT may be subject to adjustments in its reported income for tax purposes as well as interest and penalties.

Allowances for Doubtful Accounts

TAT performs ongoing credit evaluations of its customers’ financial condition and requires collateral as deemed necessary.  Allowances for doubtful accounts for estimated losses resulting from the inability of TAT’s customers to make payments.  In judging the adequacy of the allowance for doubtful accounts, TAT considers multiple factors including the aging of receivables, historical bad debt experience and the general economic environment.  Management applies considerable judgment in assessing the realization of receivables, including assessing the probability of collection and the current credit worthiness of each customer.  If the financial condition of TAT’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Inventories

Inventories are stated at the lower of cost or market.  Cost is determined by the average cost and first-in, first-out (FIFO) methods.  TAT’s policy for valuation of inventory and commitments to purchase inventory, including the determination of obsolete or excess inventory, requires it to perform a detailed assessment of inventory at each balance sheet date which includes a review of, among other factors, an estimate of future demand for products within specific time frames, valuation of existing inventory, as well as product lifecycle and product development plans.  The business environment in which TAT operates, the wide range of products that TAT offers and the relatively short sales-cycles TAT experiences all contribute to the exercise of judgment relating to maintaining and writing-off of inventory levels.  The estimates of future demand that TAT uses in the valuation of inventory are the basis for its revenue forecast, which is also consistent with its short-term manufacturing plan. Inventory reserves are also provided to cover risks arising from non-moving items.  Inventory management remains an area of management focus as TAT balances the need to maintain strategic inventory levels to ensure competitive lead times against the risk of inventory obsolescence because of rapidly changing technology and customer requirements.  TAT writes down obsolete or slow moving inventory in an amount equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand, market conditions and sale forecasts.  If actual market conditions are less favorable than TAT anticipates, additional inventory write-downs may be required.

Warranty Costs

TAT provides warranties for its products and services ranging from one to five years, which vary with respect to each contract and in accordance with the nature of each specific product.  TAT estimates the costs that may be incurred under its warranty and record a liability in the amount of such costs at the time the product is shipped. TAT periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

Marketable Securities

Marketable securities consist of available for sale securities, which are debt securities in which TAT invested with the intention of holding until the maturity dates of such securities.  If it is determined, based on valuations, that a decline in the fair value of any of the investments is not temporary, an impairment loss is recorded and included in the consolidated statements of income as financial expenses.

Key Indicators

TAT’s management evaluates its performance by focusing on its key performance indicators, which are revenues, sources of revenues, gross profit and operating income.  These key performance indicators are primarily affected by the competitive landscape in which TAT operates and its ability to meet the challenges posed.  TAT’s management believes that the upward trend in its revenues is reflective of an industry-wide increase in demand for MRO services, and TAT currently expects that this trend will continue for the foreseeable future. While TAT’s management believes that demand for parts services will also continue to grow, this segment is subject to a high degree of volatility because of the potential impact of large one time parts purchases.

The following table presents, for the periods indicated, information concerning TAT’s results of operations:

	Year Ended December 31
	2008	2007	2006
	(in thousands)
Revenues
MRO services	$54,276	$49,392	$43,824
OEM Heat Transfer products	27,857	23,489	22,110
Parts services	17,289	20,384	15,197
OEM Electric Motion Systems	9,758	—	—
Eliminations	(5,891)	(4,561)	(3,598)
Total revenues	103,289	88,704	77,533
Cost of revenues
MRO services	43,664	35,205	32,214
OEM Heat Transfer products	21,058	17,891	16,271
Parts services	13,922	16,603	12,835
OEM Electric Motion System	7,845	—	—
Eliminations	(5,926)	(4,492)	(3,681)
Total cost of revenues	80,563	65,207	57,639
Sales and marketing expenses	4,369	3,719	3,466
General and administrative expenses	12,407	10,995	6,710
Operating income	5,950	8,783	9,718
Financial income (expenses), net	1,174	701	(464)
Other income	(236)	26,478	59
Income before income taxes	6,888	35,962	9,313
Income taxes	1,795	3,212	3,247
Share in results of affiliate company prior to its consolidation	674	—	—
Minority interest	(1,499)	(771)	—
Net income	$4,268	$31,979	$6,066

The following table presents, for the periods indicated, information concerning TAT’s results of operations as a percentage of revenues:

	Year Ended December 31,
	2008	2007	2006
Revenues
MRO services	53%	56%	56%
OEM Heat Transfer products	27	26	29
Parts services	17	23	20
OEM Electric Motion Systems	9	—	—
Eliminations	(6)	(5)	(5)
Total revenues	100	100	100
Cost of revenues
MRO services	42	40	41
OEM Heat Transfer products	20	20	21
Parts services	13	18	17
OEM Electric Motion Systems	8	—	—
Eliminations	(6)	(5)	(5)
Cost of revenues	77	73	74
Sales and marketing expenses	4	4	4
General and administrative expenses	12	12	9
Operating income	7	10	13
Financial income (expenses), net	1	*	(1)
Other income	*	30	*
Income before income taxes	8	40	12
Income taxes	2	4	4
Share in results of affiliate company prior to its consolidation	1	—	—
Minority interest	2	1	—
Net income	5%	36%	8%

* Less than one percent.

Year ended December 31, 2008 compared with year ended December 31, 2007

Revenues.  Total revenues increased to $103.3 million for the year ended December 31, 2008 from $88.7 million for the year ended December 31, 2007, an increase of 16.4%.  This increase was primarily due to significantly increased sales in the OEM operations and moderately increased MRO sales, off-set by decreased sales in the Parts services.

Revenues from MRO services increased to $54.3 million for the year ended December 31, 2008 from $49.4 million for the year ended December 31, 2007, an increase of 9.9%.  The increase in MRO services revenues in the year ended December 31, 2008 was primarily attributable to increased sales to existing customers and, to a lesser degree, to new customers.

Revenues from OEM of Heat Transfer products’ segment increased to $27.9 million for the year ended December 31, 2008 from $23.5 million for the year ended December 31, 2007, an increase of l8.7%.  The increase in that segment’s revenues was primarily attributable to increased sales to new customers.

Revenues from OEM of Electric Motion Systems’s segment were $9.8 million for the year ended December 31, 2008, and are attributable to the consolidation of Bental operations commencing from August 18, 2008.  There were no revenues in this segment in previous years.

Revenues from parts services decreased to $17.3 million for the year ended December 31, 2008 from $20.4 million for the year ended December 31, 2007, a decrease of 15.2%.  The decrease in parts services revenues was primarily attributable to the very large one-time parts sale during 2007 to Viva Mexico for $2.7 million and a general decline in parts sales.

Cost of revenues. Cost of revenues increased to $80.6 million for the year ended December 31, 2008 from $65.2 million for the year ended December 31, 2007, an increase of 23.6%. The increase in cost of revenues was primarily attributable to the significant increased revenues in the OEM operations and the increase in MRO services revenues, off-set by a decrease in parts services revenues, resulting in decreased costs in that segment. Cost of revenues as a percentage of revenues after eliminating intercompany transactions increased to 78.0% in the year ended December 31, 2008 from 73.5% for the year ended December 31, 2007. TAT expects that the cost of revenues will increase in 2009 consistent with the expected increase in revenues. All of the following cost of revenues’ data reflects the elimination of inter-company transactions.

Cost of revenues for MRO services. Cost of revenues for MRO services increased to $43.7 million for the year ended December 31, 2008 from $35.2 million for the year ended December 31, 2007, an increase of 24%, primarily as a result of costs associated with increased revenues. Cost of revenues as a percentage of revenues in this segment increased to 80.5% in the year ended December 31, 2008 from 71.3% for the year ended December 31, 2007, primarily as a result of product mix with lower margins sold during year 2008 as well as increased production costs in 2008. TAT expects that its cost of revenues for MRO services will increase in 2009 consistent with the expected increase in revenues.

Cost of revenues for OEM of Heat Transfer products. Cost of revenues for OEM Heat Transfer products increased to $21.1 million for the year ended December 31, 2008 from $17.9 million for the year ended December 31, 2007, an increase of 17.9%, primarily as a result of increased revenues. Cost of revenues as a percentage of revenues in this segment was 75.6% in the year ended December 31, 2008, similar to 76.2% for the year ended December 31, 2007.

Cost of revenues for OEM of Electric Motion System.  Cost of revenues for OEM of Electric Motion Systems’ segment was $7.8 million for the year ended December 31, 2008, and are attributable to the consolidation of Bental operations commencing from August 18, 2008.  Cost of revenues as a percentage of revenues in this segment was 80.5% in the year ended December 31, 2008.  There were no costs in this segment in previous years.

Cost of revenues for parts services. Cost of revenues for parts services decreased to $13.9 million for the year ended December 31, 2008 from $16.6 million for the year ended December 31, 2007, a decrease of 16.1%, primarily as a result of decreased parts revenues. Cost of revenues as a percentage of revenues decreased to 80.5% in the year ended December 31, 2008 from 81.4% for the year ended December 31, 2007, primarily as a result of efforts to improve the profitability of the parts segment during 2008. TAT expects that its cost of revenues for parts services will vary from year to year and period to period due to the high degree of volatility in this segment.

Research and development net.  TAT did not incur any material research and development expenses in the years ended December 31, 2008 and 2007. TAT does not expect to incur material research and development expenses in coming years.

Selling and marketing expenses.  Selling and marketing expenses increased to $4.4 million for the year ended December 31, 2008 from $3.7 million for the year ended December 31, 2007, an increase of 17.5%.  The increase in selling and marketing expenses was primarily attributable to increased commissions paid as a result of increased revenue in 2008.  Selling and marketing expenses as a percentage of revenues were 4.2% for the year ended December 31, 2008 and 2007.  TAT expects that its selling and marketing expenses will increase in 2009 as a result of efforts to increase revenues.

General and administrative expenses.  General and administrative expenses increased to $12.4 million for the year ended December 31, 2008 from $11.0 million for the year ended December 31, 2007, an increase of 12.8%.  The increase in general and administrative expenses is primarily attributable to increased professional fees incurred by Limco as a result of it being a public company and one-time compensation charge of  approximately $1.2 million arising from the previously announced retirement of certain managers. General and administrative expenses as a percentage of revenues slightly increased to 12.4% for the year ended December 31, 2008 from 12.0% for the year ended December 31, 2007.

Operating income.  The presentation of operating income data is after elimination of intercompany transactions of $1.7 million in the year ended December 31, 2008 and $1.6 million in the year ended December 31, 2007 and net of corporate general and administrative expenses of $2.9 million in the year ended December 31, 2008 and $5.0 million in the year ended December 31, 2007. Operating income decreased to $5.9 million for the year ended December 31, 2008 from $8.8 million for the year ended December 31, 2007, a decrease of 32.3%. The decrease in operating income was primarily attributable to the decrease in the gross margin in 2008 compared with 2007 and to lesser extent to an increase in general and administrative expenses and selling and marketing expenses in 2008.

Operating income for MRO services. The operating income of the MRO services segment decreased to $5.05 million for the year ended December 31, 2008 from $10.1 million for the year ended December 31, 2007, a decrease of 50.9%, primarily as a result of the increase in general and administrative and selling and marketing expenses in 2008 and also as a result of the decrease in gross profit of this segment. Operating income as a percentage of revenues of this segment decreased to 9.7% in the year ended December 31, 2008 from 20.4% for the year ended December 31, 2007.

Operating income for OEM of Heat Transfer products.  The operating income of the OEM of Heat Transfer products’ segment increased to $1.1 million for the year ended December 31, 2008 from $1.0 million for the year ended December 31, 2007, an increase of 10%, primarily as a result of the increase in revenues of this segment in 2008 off-set by an increase in selling and marketing expenses and in general and administrative expenses attributable to this segment in 2008.  The increase in expenses primarily resulted from increased salary expenses.  Operating income as a percentage of revenues remained stable on 5.5% in the year ended December 31, 2008 and 4.3% in the year ended December 31, 2007.

Operating income for OEM of Electric Motion Systems.  The operating income of the OEM of Electric Motion Systems’ segment was $0.95 million for the year ended December 31, 2008, and is attributable to the consolidation of Bental operations commencing from August 18, 2008.  Operating income as a percentage of revenues of this segment was 9.7% in the year ended December 31, 2008.  There were no operations in this segment in previous years.

Operating income for parts services. The operating income of the parts services segment decreased to $1.7 million for the year ended December 31, 2008 from $2.8 million for the year ended December 31, 2007, a decrease of 40.0%, primarily as a result of the increase in general and administrative expenses attributable to this segment in 2008 and also as a result of decreased profitability of this segment. Operating income as a percentage of revenues decreased to 9.7% in the year ended December 31, 2008 from 13.7% for the year ended December 31, 2007.

Financial income (expenses), net.  Financial income, net was $1.2 million for the year ended December 31, 2008 compared to financial income, net of $0.7 million for the year ended December 31, 2007.  In 2008 and in 2007 financial income was principally attributable to the investment of a portion of the proceeds Limco and TAT received from the initial public offering of Limco in July 2007 offset by higher interest charged on  increased debt.

Other Income (expenses).  TAT had other expense of $0.2 million for the year ended December 31, 2008 compared to other income of $26.5 million for the year ended December 31, 2007.  Other expenses in 2008 primarily resulted from a loss on sale of corporate and government bonds during the later part of 2008. Other income in 2007 primarily resulted from capital gain of $26.4 million for the year ended December 31, 2007 attributable to the sale by Limco and TAT of shares of common stock of Limco in connection with Limco’s initial public offering in July 2007.

Minority Interest.  TAT recognized a minority interest of $1.5 offset by its shares in results of affiliate company prior to its consolidation of $0.7 million, for the year ended December 31, 2008. TAT recognized a minority interest of $0.8 million for the year ended December 31, 2007.

Income taxes.  Total income tax expense for the year ended December 31, 2008 amounted to $1.8 million, compared to $3.2 million for the year ended December 31, 2007.  In 2008 the decrease is primarily attributable to a $0.9 million decrease in Limco’s income taxes from $2.8 million in 2007 to $1.9 million in 2008, due to decreased pretax income offset by additional tax owed for tax positions taken in previous years and recognized as tax expense in the current year. Also impacting income tax expense was the 1.1% appreciation of the NIS against the dollar in 2008, as a result of which TAT did not record a tax expense in 2008 with respect to its operations in Israel. In addition, income tax expense in 2008 was offset by a $0.2 million which was recorded as deferred tax income related to intangible assets included in the acquisition on Bental.

Net income.  In the year ended December 31, 2008, net income was $4.3 million, compared with net income of $32.0 million in the year ended December 31, 2007.

Year ended December 31, 2007 compared with year ended December 31, 2006

Revenues.  Total revenues increased to $88.7 million for the year ended December 31, 2007 from $77.5 million for the year ended December 31, 2006, an increase of 14.4%.  This increase was primarily due to increased MRO and parts services revenues as a result of increased sales to existing and new customers.

Revenues from MRO services increased to $49.4 million for the year ended December 31, 2007 from $43.8 million for the year ended December 31, 2006, an increase of 12.8%.  The increase in MRO services revenues in the year ended December 31, 2007 was primarily attributable to increased sales to Piedmont’s existing customers and, to a lesser degree, to new MRO customers.

Revenues from OEM products increased to $23.5 million for the year ended December 31, 2007 from $22.1 million for the year ended December 31, 2006, an increase of 6.3%.  The increase in OEM product revenues was primarily attributable to increased sales to existing customers.

Revenues from parts services increased to $20.4 million for the year ended December 31, 2007 from $15.2 million for the year ended December 31, 2006, an increase of 34.2%.  The increase in parts sales revenues was primarily attributable to increased purchases by existing customers and the addition of one new customer which required parts for the general overhaul of its aircraft.

Cost of revenues. Cost of revenues increased to $65.2 million for the year ended December 31, 2007 from $57.6 million for the year ended December 31, 2006, an increase of 13.2%. The increase in cost of revenues was primarily attributable to the increase in OEM and MRO services revenues and the significant increase in parts services revenues, resulting in increased costs. Cost of revenues as a percentage of revenues after eliminating intercompany transactions decreased to 73.5% in the year ended December 31, 2007 from 74.3% for the year ended December 31, 2006, primarily as a result of continued efforts to improve operating efficiencies. All of the following cost of revenues data reflect the elimination of inter-company transactions.

Cost of revenues for MRO services. Cost of revenues for MRO services increased to $35.2 million for the year ended December 31, 2007 from $32.2 million for the year ended December 31, 2006, an increase of 9.3%, primarily as a result of increased revenues, resulting in increased costs. Cost of revenues as a percentage of revenues decreased to 71.3% in the year ended December 31, 2007 from 73.5% for the year ended December 31, 2006, primarily as a result of efforts to improve the profitability of MRO services segment.

Cost of revenues for OEM products. Cost of revenues for OEM products increased to $17.9 million for the year ended December 31, 2007 from $16.3 million for the year ended December 31, 2006, an increase of 9.8%, primarily as a result of its increased revenues. Cost of revenues as a percentage of revenues increased to 76.2% in the year ended December 31, 2007 from 73.8% for the year ended December 31, 2006, primarily as a result from a change in the product mix and increased production costs in 2007.

Cost of revenues for parts services. Cost of revenues for parts services increased to $16.6 million for the year ended December 31, 2007 from $12.8 million for the year ended December 31, 2006, an increase of 29.7%, primarily as a result of increased parts revenues. Cost of revenues as a percentage of revenues decreased to 81.5% in the year ended December 31, 2007 from 84.5% for the year ended December 31, 2006, primarily as a result of efforts to improve the profitability of the parts segment during 2007.

Research and development net.  TAT did not incur any research and development expenses in the years ended December 31, 2007 and 2006.

Selling and marketing expenses.  Selling and marketing expenses increased to $3.7 million for the year ended December 31, 2007 from $3.5 million for the year ended December 31, 2006, an increase of 5.7%.  The increase in selling and marketing expenses was primarily attributable to increased commissions paid as a result of increased revenue in 2007.  Selling and marketing expenses as a percentage of revenues increased to 4.2% for the year ended December 31, 2007 from 4.5% for the year ended December 31, 2006.

General and administrative expenses.  General and administrative expenses increased to $11.0 million for the year ended December 31, 2007 from $6.7 million for the year ended December 31, 2006, an increase of 64.2%.  The increase in general and administrative expenses is primarily attributable to increased professional fees of $0.43 million incurred by Limco as a result of it being a public company, increased compensation expenses of $0.15 million attributable to executives that were hired or promoted to manage the increased level of operations, $0.4 million of bonus payments paid in connection with Limco’s initial public offering, $0.39 million of increased stock-based compensation expense and $0.33 million of phantom stock options expense.  General and administrative expenses as a percentage of revenues increased to 12.3% for the year ended December 31, 2007 from 8.6% for the year ended December 31, 2006.

Operating income.  The presentation of operating income data is after elimination of intercompany transactions of $1.6 million in the year ended December 31, 2007 and $1.3 million in the year ended December 31, 2006 and net of corporate general and administrative expenses of $5.0 million in the year ended December 31, 2007 and $2.8 million in the year ended December 31, 2006.

Operating income decreased to $8.8 million for the year ended December 31, 2007 from $9.7 million for the year ended December 31, 2006, a decrease of 9.6%. The decrease in operating income was primarily attributable to an increase in general and administrative expenses and to a lesser extent to an increase in selling and marketing expenses in 2007. The increased expenses were primarily attributable to the initial public offering of Limco, expenditures with respect to Sarbanes-Oxley compliance and increased salary expenses.

Operating income for MRO services. The operating income of the MRO services segment increased to $10.1 million for the year ended December 31, 2007 from $8.7 million for the year ended December 31, 2006, an increase of 15.5%, primarily as a result of the increase in revenues of this segment, offset in part by the increase in general and administrative and selling and marketing expenses in 2007.  Operating income as a percentage of revenues increased slightly to 20.5% in the year ended December 31, 2007 from 20.0% for the year ended December 31, 2006.

Operating income for OEM products. The operating income of the OEM products  segment decreased to $1.0 million for the year ended December 31, 2007 from $2.3 million for the year ended December 31, 2006, a decrease of 56.5%, primarily as a result of an increase in general and administrative expenses attributable to this segment in 2007. The increase in expenses resulted from increased salary expenses including bonuses, and expenditures with respect to Sarbanes-Oxley compliance. As a result of these increased expenses, operating income as a percentage of revenues decreased to 4.3% in the year ended December 31, 2007 from 10.4% for the year ended December 31, 2006.

Operating income for parts services. The operating income of the parts services  segment increased to $2.8 million for the year ended December 31, 2007 from $1.3 million for the year ended December 31, 2006, an increase of 108%, primarily as a result of the  increased revenues and profitability of this segment. Operating income as a percentage of revenues increased to 13.7% in the year ended December 31, 2007 from 8.6% for the year ended December 31, 2006, primarily as a result of an increase in the absolute gross profit arising from the increased revenues.

Financial income (expenses), net.  Financial income, net was $0.7 million for the year ended December 31, 2007 compared to financial expenses, net of $0.46 million for the year ended December 31, 2006.  In 2006, financial expenses related to the interest on the loans TAT incurred in connection with the purchase of Piedmont.  In 2007, financial income was principally attributable to the investment of a portion of the proceeds Limco and TAT received from the initial public offering of Limco in July 2007 offset by higher prevailing interest rate on TAT’s debt.

Other Income.  TAT had other income of $26.48 million for the year ended December 31, 2007 compared to other income of $0.59 million for the year ended December 31, 2006.  Other income in both periods was attributable to the sale of marketable securities and equipment and capital gain of $26.4 million for the year ended December 31, 2007 attributable to the sale by Limco and TAT of shares of common stock of Limco in connection with its initial public offering in July 2007.  TAT did not record a capital gain in the year ended December 31, 2006.

Minority Interest.  TAT recognized a minority interest of $0.78 million in the net profits of Limco for the year ended December 31, 2007. TAT did not record a minority interest in the year ended December 31, 2006.

Income taxes.  Total income tax expense for the year ended December 31, 2007 amounted to $3.21 million, compared to $3.25 million for the year ended December 31, 2006.  The decrease is primarily due to the 9.0% appreciation of the NIS against the dollar in 2007, as a result of which the U.S. dollar cost of the operations in Israel significantly increased and operations in Israel were not profitable in such period, and therefore, TAT did not record a tax expense in 2007 with respect to its operations in Israel.  In addition, tax expense in 2007 was offset by a $0.54 million refund of tax previously paid on income from approved enterprise facilities.  TAT’s effective tax rate in the United States decreased to 20.6% in the year ended December 31, 2007 from 34.9% in the year ended December 31, 2006, principally as a result of its receipt of tax-exempt interest from a portion of its investments, which was offset in part by non-deductible stock-based compensation expenses.  Also, the statutory tax rate in Israel decreased from 31.0% in the year ended December 31, 2006 to 29.0% in the year ended December 31, 2007.

Net income.  In the year ended December 31, 2007, net income was $32.0 million, compared with net income of $6.1 million in the year ended December 31, 2006.

Quarterly Results of Operations

The following table presents the consolidated statements of operations data for each of the eight fiscal quarters ended December 31, 2008, in dollars and as a percentage of revenues.  In the opinion of TAT’s management, this unaudited information has been prepared on the same basis as TAT’s audited consolidated financial statements and includes all adjustments, consisting only of normal recurring adjustments, necessary for fair presentation of the unaudited information for the quarters presented.  The results of operations for any quarter are not necessarily indicative of results that TAT might achieve for any subsequent periods.

	Three months ended
	2008				2007
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
	(unaudited, $ in thousands)
Revenues	$31,144	$26,702	$23,200	$22,243	$19,751	$20,862	$23,064	$25,027
Cost of revenues	25,210	20,684	18,266	16,403	15,058	15,959	15,764	18,426
Gross profit	5,934	6,018	4,934	5,840	4,693	4,903	7,300	6,601
Sales and marketing expenses	901	1,329	1,107	1,032	902	967	976	874
General and administrative expenses	3,689	3,085	2,807	2,826	2,958	2,348	3,053	2,636
Operating income	1,344	1,604	1,020	1,982	833	1,588	3,271	3,091
Financial expenses, net	318	207	359	290	506	304	(92)	(17)
Other income	(236)	—	—	—	(58)	26,518	18	—
Income before income taxes	1,426	1,811	1,379	2,272	1,281	28,410	3,197	3,074
Income taxes	420	818	168	389	(413)	1,862	1,274	489
Share in results of affiliate company prior to its consolidation	—	240	434	—	—	—	—	—
Minority interest	(320)	(554)	(241)	(384)	(303)	(468)	—	—
Net income	$686	$679	$1,404	$1,499	$1,391	$26,080	$1,923	$2,585

Revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of revenues	80.9	77.5	78.7	73.7	76.2	76.5	68.3	73.6
Gross profit	19.1	22.5	21.3	26.3	23.8	23.5	31.7	26.4
Sales and marketing expenses	2.9	5.0	4.8	4.6	4.6	4.6	4.2	3.5
General and administrative expenses	11.8	11.6	12.1	12.7	15.0	11.3	13.2	10.5
Operating income	4.3	6.0	4.4	8.9	4.2	7.6	14.2	12.4
Financial expenses, net	1.0	0.8	1.5	1.5	2.6	1.5	(0.4)	(1)
Other income	(0.8)	0	0	0	—	127.1	1	—
Income before income taxes	4.6	6.8	5.9	10.2	6.5	136.2	13.5	12.3
Income taxes	1.3	3.1	0.7	1.7	2.1	8.9	5.5	2.0
Share in results of affiliate company prior to its consolidation	—	.9	1.9	—	—	—	—	—
Minority interest	(1.0)	(2.1)	(1.0)	(1.7)	(1.5)	(2.2)	—	—
Net income	2.2%	2.5%	6.1%	6.7%	7.0%	125.0%	8.3%	10.3%

TAT expects its operating results to fluctuate significantly in the future as a result of various factors, many of which are outside of TAT’s control, including the timing of orders, the provision of services and deliveries.  Consequently, TAT believes that period-to-period comparisons of its operating results may not necessarily be meaningful, and as a result, you should not rely on them as an indication of future performance.

Seasonality

TAT believes that the growth of its business over the last three years has masked a historical seasonal trend in the MRO services sector.  Historically, TAT has seen many airlines decrease their maintenance requirements in the peak air travel summer months and increase its maintenance requirements in the winter months when air travel is not as great.

Conditions in Israel

TAT is incorporated under the laws of, and its principal executive offices and manufacturing and research and development facilities are located in, the State of Israel.  See “RISK FACTORS” for a description of governmental, economic, fiscal, monetary or political polices or factors that have materially affected or could materially affect TAT’s operations.

Trade Relations

Israel is a member of the United Nations, the International Monetary Fund, the International Bank for Reconstruction and Development and the International Finance Corporation. Israel is a member of the World Trade Organization and is a signatory to the General Agreement on Tariffs and Trade. In addition, Israel has been granted preferences under the Generalized System of Preferences from the United States, Australia, Canada and Japan. These preferences allow Israel to export the products covered by such programs either duty-free or at reduced tariffs.

Israel and the European Union Community, known now as the “European Union,” concluded a Free Trade Agreement in July 1975 that confers some advantages with respect to Israeli exports to most European countries and obligates Israel to lower its tariffs with respect to imports from these countries over a number of years. In 1985, Israel and the United States entered into an agreement to establish a Free Trade Area. The Free Trade Area has eliminated all tariff and some non-tariff barriers on most trade between the two countries. On January 1, 1993, an agreement between Israel and the European Free Trade Association, known as the “EFTA,” established a free-trade zone between Israel and the EFTA nations. In November 1995, Israel entered into a new agreement with the European Union, which includes a redefinition of rules of origin and other improvements, such as allowing Israel to become a member of the Research and Technology programs of the European Union. In recent years, Israel has established commercial and trade relations with a number of other nations, including Russia, China, India, Turkey and other nations in Eastern Europe and the Asia-Pacific region.

Impact of Currency Fluctuation and of Inflation

TAT reports its financial results in dollars and receives payment in dollars or dollar-linked NIS for all of its sales while it incurs a portion of its expenses, principally salaries and related personnel expenses, in NIS.  Additionally, certain assets, as well as a portion of its liabilities, are denominated in NIS.  Therefore, the dollar cost of its operations is influenced by the extent to which any inflation in Israel is offset on a lagging basis, or is not offset by the devaluation of the NIS in relation to the U.S. dollar.  When the rate of inflation in Israel exceeds the rate of devaluation of the NIS against the U.S. dollar, the dollar cost of operations in Israel increases.  If the dollar cost of operations in Israel increases, its dollar-measured results of operations will be adversely affected.  TAT cannot assure you that TAT will not be materially and adversely affected in the future if inflation in Israel exceeds the devaluation of the NIS against the dollar or if the timing of the devaluation lags behind inflation in Israel.

The following table presents information about the rate of inflation in Israel, the rate of devaluation (appreciation) of the NIS against the U.S. dollar, and the rate of inflation of Israel adjusted for the devaluation:

Year ended December 31,	Israeli inflation rate%	NIS appreciation (devaluation) rate%	Israeli inflation adjusted for appreciation (devaluation) %
2003	(1.9)	7.6	5.7
2004	1.2	1.6	2.8
2005	2.4	(6.8)	(4.4)
2006	(0.1)	8.2	8.1
2007	3.4	9.0	12.4
2008	3.8	(1.1)	2.7

A devaluation of the NIS in relation to the U.S. dollar has the effect of reducing the U.S. dollar amount of any of its expenses or liabilities which are payable in NIS, unless these expenses or payables are linked to the U.S. dollar. This devaluation also has the effect of decreasing the U.S. dollar value of any asset which consists of NIS or receivables payable in NIS, unless the receivables are linked to the U.S. dollar. Conversely, any increase in the value of the NIS in relation to the U.S. dollar has the effect of increasing the U.S. dollar value of any unlinked NIS assets and the U.S. dollar amounts of any unlinked NIS liabilities and expenses.  During the years 2007 and 2008, the NIS appreciated against the U.S. dollar, which resulted in a significant increase in the U.S. dollar cost of TAT’s NIS expenses.  Such trend was reversed during the first three months of 2009 since the U.S. dollar strongly devaluated compared to the NIS.

Because exchange rates between the NIS and the dollar fluctuate continuously, exchange rate fluctuations and especially larger periodic devaluations will have an impact on TAT’s profitability and period-to-period comparisons of its results. The effects of foreign currency re-measurements are reported in TAT’s consolidated financial statements in current operations.  TAT cannot assure you that in the future its results of operations may not be materially adversely affected by currency fluctuations.

Corporate Tax Rate

Israeli companies are generally subject to income tax on their taxable income.  The applicable rate for 2008 was 27% and will be further reduced to 26% in 2009 and 25% in 2010 and thereafter. However, the rate is effectively reduced for income derived from an approved enterprise and beneficiary enterprise.  Because TAT has elected to participate in the alternative package of tax benefits for its current approved enterprise and beneficiary enterprise under the Law for the Encouragement of Capital Investments, 1959, as amended, the income derived from those enterprises will be exempt from Israeli corporate tax for a specified benefit period (except to the extent that dividends are distributed during the tax-exemption period other than upon liquidation) and subject to reduced corporate tax rates for an additional period.  The tax benefits attributable to its current approved enterprise and beneficiary enterprise are scheduled to expire in phases between 2009 and 2017.  Certain investment income derived by TAT from investments may not be regarded by the Israeli tax authorities as income from TAT’s approved and beneficiary enterprises and consequently may be taxed at the regular statutory rate in Israel.

Certain of TAT’s subsidiaries operate in and are subject to the tax laws of various other jurisdictions, primarily the United States.  TAT’s U.S. subsidiaries are taxed based on federal and state tax laws.  The effective tax of TAT’s U.S. subsidiaries was 41.5%, 35.6% and 36.8% in the years ended December 31, 2008, 2007 and 2006, respectively.

Recently Issued Accounting Standards

In June 2006, the FASB issued Interpretation No. 48, or FIN 48, “Accounting for Uncertainty in Income Taxes,” an interpretation of SFAS No. 109, “Accounting for Income Taxes.”  FIN 48 clarifies the accounting for uncertain tax positions.  FIN 48 prescribes a comprehensive model for how companies should recognize, measure, present and discloses in their financial statements uncertain tax positions taken or expected to be taken on a tax return.  Under FIN 48, tax positions shall initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities.  Such tax positions shall initially and subsequently be measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the tax authority, assuming full knowledge of the position and all relevant facts.  FIN 48 also revises disclosure requirements to include an annual tabular roll forward of unrecognized tax benefits. The provisions of this interpretation were adopted on January 1, 2007. TAT was required to apply the provisions of FIN 48 to all tax positions upon initial adoption with any cumulative effect adjustment to be recognized as an adjustment to retained earnings.

As a result of the first time adoption of FIN 48, TAT recognized additional tax benefit of approximately $535,000 in its interim results for the first quarter of 2007, based on the more likely than not compromise settlement to be achieved with the Israeli Tax authorities, for tax returns of 2003 — 2005, and also reclassified $147,000 of income tax payable to unrecognized tax benefit, both with no impact to previously recorded retained earnings.

During 2008, Limco was audited by the Internal Revenue Service for the tax year ended December 31, 2006.   It was the determination of the Internal Revenue Service that Limco had deemed dividend distributions to TAT related to interest expense charged during 2005, 2006 and 2007.  Interest and penalties totaling $43,000 have been charged to income tax expense during the year ended December 31, 2008.  The audit is now closed and TAT believes that the only tax year open for United States audit is the year ended December 31, 2008.

A reconciliation of the beginning and ending amount of recognized provision is as follows:

Balance at January 1, 2007	$147,000
Additions for tax positions of prior years	101,000
Reduction for tax positions of prior years	(535,000)
Settlements with tax authorities	535,000
Balance at January 1, 2008	248,000
Additions for tax positions of prior years	189,000
Reduction for tax positions of prior years	—
Settlements with tax authorities	(437,000)
Balance at December 31, 2008	$—

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement,” or SFAS 157.  SFAS 157 defines fair value, establishes a framework for the measurement of fair value, and enhances disclosures about fair value measurements.  The statement does not require any new fair value measures.  SFAS 157 is effective for fair value measures already required or permitted by other standards for fiscal years beginning after November 15, 2007.  TAT is required to adopt SFAS 157 beginning on January 1, 2008.  SFAS 157 is required to be applied prospectively, except for certain financial instruments.  Any transition adjustment will be recognized as an adjustment to opening retained earnings in the year of adoption.  The FASB announced a one year deferral of SFAS 157’s fair value measurement requirements for non-financial assets and liabilities that are not required or permitted to be measured at fair value on a recurring basis.  TAT adopted SFAS 157 subsequent to December 31, 2007 but it did not have any effect on TAT’s financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - including an amendment of FASB No. 115,” or SFAS 159.  SFAS 159 provides TAT the irrevocable option to carry most financial assets and liabilities at fair value that are not currently required to be measured at fair value.  If the fair value is elected, changes in fair value would be recorded in earnings at each subsequent reporting date.  SFAS 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007.  Accordingly, TAT may elect to adopt SFAS 159 on January 1, 2008.  TAT adopted SFAS 159 subsequent to December 31, 2007 but it did not have any effect on TAT’s financial position and results of operations.

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations,” or SFAS 141R.  SFAS 141R requires most identifiable assets, liabilities, non-controlling interests, and goodwill acquired in a business combination to be recorded at “full fair value” determined on the acquisition date and subsequent changes to be reflected in revenue, rather than goodwill.  In addition, SFAS 141R changes the recognition timing for restructuring costs and requires acquisition costs to be expensed as incurred.  SFAS 141R is effective for periods beginning on or after December 15, 2008, and earlier adoption is prohibited.  SFAS 141R will be applied to business combinations occurring after the effective date.  TAT is currently assessing the potential impact of the adoption of SFAS 141R on its financial position and results of operations.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51,” or SFAS No. 160.  SFAS No. 160 establishes accounting and reporting standards that require that the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity; the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income; and changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 and early adoption is prohibited.  TAT is currently assessing the potential impact of the adoption of SFAS 160 on its financial position and results of operations

Liquidity and Capital Resources

In 2008, TAT received loans in the total amount of a $5 million from Bank Mizrahi to finance the acquisition of Bental’s shares.

TAT had cash and cash equivalents and short-term deposits of $33.9 as of December 31, 2008, as compared with cash and cash equivalents and short-term deposits of $15.1 million as of December 31, 2007.  The increase in cash and cash equivalents in 2008 is primarily a result of the $17 million net proceeds received from the sale of TAT’s short term investments.

Capital expenditures for the years ended December 31, 2008, 2007 and 2006 were approximately $3.5 million, $6.3 million and $1.7 million, respectively. These capital expenditures were principally for the purchase of equipment for the OEM and MRO facilities.  TAT funded these expenditures from cash flows from operations, with the exception in year 2007, where TAT also financed its capital expenditure from cash flow from financing activities, derived from the initial public offering of Limco in July 2007.  TAT expects that capital expenditures for 2009 will decrease and will be primarily for expanded capabilities and capacity for OEM operations and MRO services. TAT expects that its available cash and cash equivalents and cash flow that will be generated from operations will be sufficient to enable it fund its capital expenditures.

TAT believes that anticipated cash flow from operations and its current cash balances will be sufficient to meet its cash requirements for at least 12 months.  TAT’s future capital requirements will depend on many factors, including its rate of revenue growth, the expansion of its selling and marketing activities, costs associated with expansion into new markets and the timing of the introduction of new products and services.

Cash Flows

The following table summarizes TAT’s cash flows for the periods presented:

	Year Ended December 31,
	(in thousands)
	2008	2007	2006
Net cash provided by operating activities	$1,692	$804	$5,153
Net cash provided by (used in) investing activities	12,368	(24,719)	(2,283)
Net cash provided by (used in) financing activities	5,170	33,267	(4,091)
Effect of changes in exchange rate on cash and cash equivalents of foreign currency subsidiary company	(445)	—	—
Net increase (decrease) in cash and cash equivalents	18,785	9,352	(1,221)
Cash and cash equivalents at beginning of period	15,114	5,762	6,983
Cash and cash equivalents at end of period	$33,899	$15,114	$5,762

TAT’s cash and cash equivalents increased significantly in 2008 as a result of approximately $17.0 in net proceeds from selling corporate and municipal bonds, ending 2008 with $33.9 millions compared to $15.1 millions in December 31, 2007. TAT’s cash and cash equivalents increased significantly in 2007 as a result of the initial public offering of its Limco subsidiary and the net cash provided from this financing activity. TAT received proceeds of $50.0 million, net of issuance costs, of which $8.7 million was received from the sale of 855,000 shares of common stock of Limco in the offering. TAT’s receipt of these proceeds was the primary reason that its cash and cash equivalents grew to $15.1 million at December 31, 2007 from $5.8 million at December 31, 2006.

Net cash provided by operating activities was approximately $1.7 million, $0.8 million and $5.2 million for the years ended December 31, 2008, 2007 and 2006, respectively.  Net cash provided by operating activities for the year ended December 31, 2008 was primarily attributable to net income of $4.3 million, and in addition to depreciation and amortization of $3.4 million and a $1.5 million increase in the minority shares of profit for the period, which was primarily offset by a $2.4 million increase in inventories, a $4.2 million increase in trade receivables, and a $0.9 million increase in other accounts receivables. The increase in trade receivables in 2008 resulted primarily from the increased revenues. The increase in inventories in 2008 resulted from purchases of inventories in relatively large quantities sufficient to support long term contracts, enabling TAT to enjoy relatively lower prices.

Net cash provided by operating activities for the year ended December 31, 2007 was primarily attributable to net income of $31.97 million, which was offset by a $26.4 million capital gain that TAT recognized as a result of the sale of shares of Limco in connection with Limco’s initial public offering in July 2007, depreciation and amortization of $2.03 million, a $3.3 million increase in inventories, a $0.99 million increase in trade receivables, a $1.6 million decrease in other accounts payable and accrued expenses and a $0.96 million decrease in trade payables. The increase in trade receivables in 2007, resulted primarily from the increased revenues. The decrease in trade and other payables in 2007 resulted from the significant increase in these balances in 2006 that were paid for during 2007, partially from the proceeds of Limco offering. The increase in inventories in 2007 resulted from purchases of inventories in relatively large quantities sufficient to support long term contracts, enabling TAT to enjoy relatively lower prices.

Net cash provided by operating activities for the year ended December 31, 2006 was primarily attributable to net income of $6.1 million, depreciation and amortization of $1.8 million, an increase in other accounts payable and accrued expenses of $0.51 million, a $2.6 million increase in trade payables, which was offset by a $2.6 million increase in trade receivables, and a $2.5 million increase in inventories.

Net cash provided by investing activities was approximately $12.4 million for the year ended December 31, 2008, compared to net cash used in investing activities of approximately $24.8 million for the year ended December 31, 2007 and net cash used in investing activities of approximately $2.3 million for the year ended December 31, 2006.  Of the cash provided by investing activities in the year ended December 31, 2008, approximately $26.4 million were provided by proceeds received by Limco from selling corporate and municipal bonds, offset by $9.3 million used for the purchase of short term investments and $3.6 million used for the purchase of property and equipment, primarily production equipments and building improvements.

Of the cash used in investing activities in the year ended December 31, 2007, approximately $6.3 million was used for the purchase of property and equipment, primarily production equipments and building improvements, $28.8 million was used for the purchase by Limco of auction rate tax-exempt securities. In addition $8.7 million proceeds were received from sale of shares of Limco in connection with Limco’s initial public offering in July 2007. Of the cash used in investing activities in the year ended December 31, 2006, approximately $1.7 million was used for the purchase of property and equipment, primarily production equipments and building improvements and $1.0 million was attributable to bank deposits.

Net cash provided by financing activities was approximately $5.2 million for the year ended December 31, 2008, compared to net cash used in financing activities of approximately $33.3 million for the year ended December 31, 2007 and net cash provided by financing activities of approximately $4.1 million for the year ended December 31, 2006.  In the year ended December 31, 2008, the net cash provided was primarily attributable to the receiving of a $5.0 million loan from financial institution, repayable in 3-5 years.

In the year ended December 31, 2007, the net cash provided was primarily attributable to the initial public offering of Limco in July 2007.  In October 2007, TAT distributed a cash dividend of approximately $2.6 million, and in July 2007, TAT repaid all of its then outstanding long-term loans in the aggregate amount of $8.0 million.  In the year ended December 31, 2006, net cash used in financing activities was primarily attributable to the payment of a cash dividend of $1.2 million and the repayment of $3.0 million of long-term loans.

Quantitative And Qualitative Disclosures About Market Risk

TAT does own and has not issued any market risk sensitive instruments.

Effects of Changes in Interest Rates

TAT pays interest on its long-term loans facilities at a rate per annum equal to 1%-1.14% in excess of the Libor Rate.  As a result, changes in the general level of interest rates directly affect the amount of interest payable by TAT under these facilities.

DIRECTORS AND SENIOR MANAGEMENT OF TAT

Set forth below are the name, age, principal position and a biographical description of each of TAT’s directors and executive officers:

Name	Age	Position
Giora Inbar	53	Chairman of the Board of Directors
Shmuel Fledel	55	Chief Executive Officer
Yaron Shalem	36	Chief Financial Officer
Nathan Galili	53	Vice President Operations
Shai Lustgarten	38	Director of Marketing and Business Development
Rami Daniel	43	External Director
Avi Shani	61	External Director
Dr. Avraham Ortal	41	Director
Eran Saar	36	Director
Daniela Yaron-Zoller	42	Director

Brigadier General (Res.) Giora Inbar was elected as the Chairman of TAT’s Board of Directors in January 2008.  Brigadier General (Res.) Inbar currently serves as the chairman of the Board of Directors of Isal Amlat, TAT’s controlling shareholder, and as the chief executive officer of Kaman Holdings Ltd., the parent of Isal Amlat.  Brigadier General (Res.) Inbar also serves as chairman of the Board of Directors of a number of companies in the Kaman Group, including TAT’s parent company TAT Industries.  Brigadier General (Res.) Inbar served in the Israel Defense Forces for 25 years retiring with the rank of Brigadier General in 1998.  Brigadier General (Res.) Inbar holds a B.A. degree and an MBA degree in Business Administration from Haifa University and is also a graduate of the US Army War College.

Dr. Shmuel Fledel has served as TAT’s Chief Executive Officer since May 2008.  Prior to joining TAT company, between the years 2005 and 2008, Dr. Fledel served as Vice President, Maintenance and Engineering of El-AL Israel Airlines Ltd.  From 1998 to 2005, Dr. Fledel served as the Chief Executive Officer of Cyclone Aviation Products Ltd., an Israeli company which serves as the Elbit Systems Group’s design and production center for metal and composite structural aircraft components and parts for leading aerospace companies and OEMs.  From 1995 to 1998, Col (Res.). Fledel served as the Depot Commander of the Israeli Air Force.  Dr. Fledel holds a Ph.D. and an MSr. degree in Structural Dynamics, both from the University of Maryland, and a BSc. degree in Aeronautical Engineering from the Technion - Israel Institute of Technology.

Yaron Shalem has served as TAT’s Chief Financial Officer since August 2008. Prior to that, between the years 2006 and 2008 Mr. Shalem served as the CFO of OrganiTech USA Inc. — a provider of high-tech hydroponics factories. Prior to that, during years 2003-2005 Mr. Shalem served as the CFO of Arelnet Ltd. — a provider of IP based telecom switches.  Before that Mr. Shalem was the CFO of CellPay Ltd, an Israeli start-up provider in the Mobile Payment arena. Mr. Shalem holds a B.A. in Economy & Accounting from Tel Aviv University and an EMBA from Bar-Ilan University.

Nathan Galili has served as TAT’s VP Operations since August 2008. Prior to that Mr. Galili served for many years at IAI (Israeli Aerospace Industries Ltd.). During 2007 he served at IAI as General Manager of the Boeing 787 program, and prior to that, during 1995-2006 as General Manager of the Ramta Division of IAI (dealing with development of Fast Attack Craft, Built to Print and Built to Spec of Aerostructure Components, armored vehicles, UGV’s etc.). During 1992-1994 Mr. Galili was the Deputy General manager of the Lahav Division of IAI, dealing with the design and upgrade of Fighter and Training Aircraft. Mr. Galili holds B.Sc. in Aeronautical Engineering from Technion Haifa and MBA from Bar-Ilan University.

Shai Lustgarten has served as TAT’s Director of Marketing and Business Development since December 2008. From 1992 until 1997, Mr. Lustgarten served as the Assistant Military Attached at the Embassy of Israel in Washington D.C. From 1997 through 2005, Mr. Lustgarten served as the VP Marketing of Turbine Components Europe Ltd. and as Director Marketing and Business Development at Haargaz, from 2006 to 2007. He later served as Director of Business Development and Marketing of S.G.D. Engineering, from 2007 to 2008. Mr. Lustgarten holds a B.Sc. in Business Management & Computer Communications from the Universiy of Maryland.

Rami Daniel has served as an outside director (within the meaning of the Israeli Companies Law) since June 10, 2004 and is a member of TAT’s Audit Committee.  Mr. Daniel has served as Vice President of Finance of Ganden Real Estate since 2001.  Mr. Daniel is licensed as a certified public accountant in Israel and holds a B.S.c. degree in Economics from the College of Management in Tel Aviv.

Avi Shani has served as an outside director (within the meaning of the Israeli Companies Law) since August 2008 and is a member of TAT’s Audit Committee.  Mr. Shani is also serving as a director in Psagot Providence Funds and in Calanit Carmon Ltd. Since 2005 until 2008 Mr. Shani served as the CEO of TCM Mobile, a start up company, and prior to that, during years 2004 — 2008 he served as Executive Vice President Investments and Chief Economist of IDB Development, a leading Israeli holding company, in charge of new Investments.  Mr. Shani holds a B.S.c. degree in Economics and MBA, both from Tel Aviv University.

Dr. Avraham Ortal was elected as a director in January 2008.  Since February 2008, Dr. Ortal has served as the chief executive officer of KMN Capital Ltd., a subsidiary of Kaman Holdings Ltd., the parent of Isal Amlat, and as the vice president of Kaman Holdings Ltd., and is responsible for all of its international operations.  From March 1999 to January 2008, Dr. Ortal was a partner in the law firm of Zellermayer, Pelossof & Co. of Tel Aviv, Israel.  Prior to joining Zellermayer, Pelossof & Co., Dr. Ortal was an associate at the New York law firm Davis Polk & Wardell and was an Adjunct Lecturer (Mergers & Acquisitions) at the Duke University School of Law.  Dr. Ortal holds an LL.B. degree from the College of Management, an L.L.M. degree from Duke University School of Law and an S.J.D. degree from Duke University.

Eran Saar was elected as a director in January 2008.  Since June 2006, Mr. Saar has served as the chief executive officer of Isal Amlat, TAT’s controlling shareholder, and as chief financial officer of Kaman Holdings Ltd., the parent of Isal Amlat.  Mr. Saar serves as a member of the Board of Directors of seven companies in the Kaman Group, including TAT’s parent company TAT Industries.  From 2005 to 2006, Mr. Saar served as the deputy director of the corporate finance department of the Israeli Securities Authority.  Mr. Saar holds a B.A. degree in Law and Accounting and an MBA degree, both from the Hebrew University of Jerusalem.

Daniela Yaron-Zoller was elected as a director in January 2008.  Ms. Yaron-Zoller currently serves as a director of the strategic customer division of NESS Technologies Ltd.  Ms. Yaron-Zoller also serves as a member of the Board of Directors of several companies in the Kaman Group, including TAT’s parent company TAT Industries, and of Mekorot Water Company Ltd.  Ms. Yaron-Zoller holds a B.A. degree in Law from the University of Tel Aviv.

Compensation

The following table sets forth all the compensation TAT paid with respect to all of its directors and executive officers as a group for the year ended December 31, 2008.

	Salaries, fees, Commissions and bonuses	Other benefits
All directors and executive officers as a group (17 persons)	$2,940,000	$130,000

During the year ended December 31, 2008, TAT paid its directors, other than Messrs. Giora Inbar, Dr. Avraham Ortal and Eran Saar (who received no compensation), the minimum amounts permitted by law to an outside director (within the meaning of the Israeli companies Law) which was: a per meeting attendance fee of NIS 2,200 (approximately $615), plus an annual fee of NIS 59,100 (approximately $16,514).

The above table includes compensation to 7 executive managers that were retired during the year ended December 31, 2008.

BENEFICIAL OWNERSHIP OF TAT

As of December 31, 2008, none of TAT’s directors and executive officers beneficially own more than 1% of TAT’s outstanding shares.

As of December 31, 2008, one director held options to purchase an aggregate of 7,500 ordinary shares at an exercise price of $1.625 per share. The options were issued under TAT’s 1999 Stock Purchase Plan and expired on January 19, 2009.

Major Shareholders of TAT

Isal Amlat, a company organized under the laws of the State of Israel, is the beneficial holder of 70.7% of TAT’s outstanding shares (4,632,351 shares), of which 12.0% (786,443 shares) are held directly by it and 58.7% (3,845,908 shares) are held directly by TAT’s parent company TAT Industries.  TAT Industries is 79.3% controlled by Isal Amlat.  Isal Amlat is 81.7% controlled by Kaman Holdings Ltd., an Israeli company publicly traded on the Tel Aviv Stock Exchange, which is 62.1% controlled by Ron Elroy. No other shareholder of TAT beneficially owns 5% or more of TAT’s ordinary shares.

Stock Option Plans of TAT

On August 14, 2008, TAT’s Board of Directors approved the grant to TAT’s CEO of options to purchase 65,477 ordinary shares of TAT which represents 1% of the outstanding share capital on a fully diluted basis. The options are exercisable in 3 equal portions vested after 2, 3 and 4 years from grant date. The fair value of the options was calculated based on Black & Scholes model and is $219,000.

In January 1999, TAT’s Board of Directors adopted TAT’s 1999 Stock Option Plan, or the 1999 Plan, under which up to 500,000 ordinary shares were issuable under options granted to directors and employees.  As of December 31, 2008, options to purchase an aggregate 492,500 ordinary shares had been exercised under the 1999 Plan at an exercise price of $1.625 per share, out of which 5,000 options were exercised during 2008.  As of December 31, 2008, options to purchase 7,500 ordinary shares at an exercise price of $1.625 per share were outstanding under the 1999 Plan, all of which expired on January 19, 2009, along with the termination of the 1999 Plan.

RELATED PARTY TRANSACTIONS

Management and Services Agreement

In February 2000, TAT entered into an agreement with TAT Industries, TAT’S controlling shareholder, to purchase operations of TAT Industries relating to the manufacture of aviation accessories and the lease of certain real estate and buildings. Pursuant to the terms of this agreement, all of the employees of TAT Industries were transferred to TAT us effective January 1, 2000, without any change in the conditions of their employment. TAT Industries pays TAT $50,000 per year for administrative and accounting personnel and secretarial staff, who served as employees of TAT Industries before they were transferred to TAT and who continue to provide such services.

In addition, pursuant to the terms of the agreement, TAT entered into a lease agreement, pursuant to which TAT leased from TAT Industries, effective as of January 1, 2000, an area of approximately 344,000 square feet, including 90,000 square feet of manufacturing, office and storage space, for a period of 24 years and eleven months.  In consideration for the lease agreement, TAT agreed to pay TAT Industries annual rental fee of $300,000, with an additional incremental payment of 2% per year, such rental fee is subject to revaluation every fifth year.  In 2005, the rental fee was revaluated by a real estate appraiser, and as a result the base fee was increased to $310,000 per year.  The rental fee will be revaluated again in 2010.

Management Agreement with ISAL

On February 8, 2009, following the approval of TAT’s Board of Directors and audit committee, TAT’s shareholders approved the entry by the company into a management agreement with TAT’s controlling shareholder, Isal Amlat, by the special majority required by Israeli law.  Pursuant to the management agreement, in consideration of the management services provided by Isal Amlat, TAT will pay to Isal Amlat an amount of 100,000 dollars plus VAT per fiscal quarter, commencing retroactively from October 2008.  The agreement will be in effect for 4 years unless earlier terminated by either party by a 4 month prior notice.  Under the agreement, the scope of services are subject to annual review by the Board of Directors and audit committee and upon their determination that a material change has occurred that requires the update of the agreement, the company will take all actions to obtain all the requisite approvals to such amendment.

Management Agreement with Limco

On February 25, 2009, Limco’s Board of Directors and Audit Committee approved an agreement providing for the payment by Limco of an annual management fees to TAT in an amount of $200,000 commencing January 2009.

Management Agreement with Bental

On December 29, 2008, Bental Industries’ Board of Directors approved the payment of a management fee to its stockholders in aggregate amount $120,000, as follows:  $62,400 will be paid to TAT and $57,600 will be paid to Bental Investments in consideration of Management Services provided to Bental Industries by its shareholders’ or on their behalf during fiscal year 2008.

Other Transactions

Prior to December 31, 2007, TAT’s Israeli operations employed the services of a purchasing agent, Gal Tech Inc., or Gal Tech, a company owned by Messrs. Shlomo Ostersetzer and Dov Zeelim, former directors and officers of TAT, and Israel Ofen, a former officer of TAT.  According to an export agreement, dated April 14, 1992, Gal Tech was entitled to a handling fee in the amount of 10% of all purchases by TAT in North America per year and a handling fee in the amount of 3% of all sales by TAT to North America per year (not including sales of heat transfer products).  However, pursuant to this agreement, the total amount to be paid by TAT to Gal Tech would not exceed the sum of 5% of TAT’s purchases in North America and 5% of TAT’s sales to North America (not including sales of heat transfer products) per year.  In the years ended December 31, 2008, 2007 and 2006, TAT paid approximately $69,000, $442,224 and $387,000, respectively, to Gal Tech, in accordance with such agreement.  Ifat Frenkel (the daughter of Dov Zeelim, the former Vice Chairman of TAT’s Board of Directors and TAT’s former Chief Executive

Officer) was the President of Gal Tech. from January 1, 2003 to July 2006 and since August 2006, she has served as an officer of Gal Tech.  The export agreement was terminated by the parties as of December 31, 2007.

Pursuant to their former employment agreements, the former chairman of TAT’s Board of Directors and TAT’s former President, Mr. Shlomo Ostersetzer, and the former vice chairman of TAT’s Board of Directors and TAT’s former chief executive officer, Mr. Dov Zeelim, were each entitled to a bonus of 2.5% of the annual consolidated operating income, in excess of $500,000.  In the years ended December 31, 2008 and 2007, the total compensation we paid to Messrs. Ostersetzer and Zeelim aggregated to approximately $818,000 and 995,000, respectively.

Ta-Top, a former major shareholder, provided TAT with management and consulting services in consideration for the lesser of:  (i) 3% of the consolidated operating income in excess of $500,000, or (ii) $250,000 per year.  In the years ended December 31,2007, 2006 and 2005, TAT paid Ta-Top $250,000, $250,000 and $175,379, respectively, for such services.  The agreement was terminated by the parties as of December 31, 2007.

TAT Industries and TAT are reporting to the Value Added Tax Authorities on a consolidated basis. The balance with TAT Industries as of December 31, 2008 and 2007, at the amount of $383 and $576, respectively, mainly consists of Value Added Tax refund, is linked to the Israeli Consumer Price Index.

On March 26, 2007, TAT entered into an agreement with Limco, with respect to the terms of purchase by Limco from TAT of cores of heat exchangers.  The agreement determines the price for the different cores and includes a price adjustment mechanism. The term of the agreement is 10 years during which TAT will be Limco’s sole supplier of such products.

TAT has commercial relationships with certain companies that are controlled by KMN Holdings, TAT’s indirect controlling shareholder:  KMN Trades and Metals, Ika Laboratories Ltd., Alexandrovitzh Ltd. and Hagail Industries Ltd.  During fiscal year 2008, TAT purchased from such companies raw materials and services in an aggregate amount of $80,000, all in arms length transactions.

Other Relationships

Dr. Shmuel Fledel, TAT’s Chief Executive Officer and Mr. Yaron Shalem, TAT’s Chief Financial Officer, also serve in the same positions in TAT Industries.

Dr.  Shmuel Fledel, TAT’s Chief Executive Officer, serves as the Chairman of the Board of Directors of Limco. Mr. Giora Inbar, the Chairman of TAT’s Board of Directors and Dr. Avraham Ortal, a member of TAT’s Board of Directors, also serve on the Board of Directors of Limco.

TAT TECHNOLOGIES, LTD

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements are based on the historical consolidated statements of operations of TAT Technologies, LTD (“TAT”) giving effect to the proposed merger of TAT and Limco-Piedmont, Inc. (“Limco”) as if this transaction occurred as of December 31, 2008 for purposes of the pro forma condensed balance sheet, and as of January 1, 2008 for the pro forma condensed statement of operations for the year ended December 31, 2008.  The historical income statement of TAT has included the operations of Limco-Piedmont, Inc. (“Limco”) as a majority-owned subsidiary.  The unaudited pro forma consolidated balance sheet presents the historical consolidated operations of TAT giving effect to the merger and related events, as if they had been consummated on December 31, 2008 and giving effect to significant events TAT and Limco through April 24, 2009. The fiscal year ends of TAT and Limco are both December 31.

The pro forma information is preliminary, is being furnished solely for informational purposes and is not necessarily indicative of the consolidated financial position or results of operations that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the consolidated company. The pro forma information is based on preliminary estimates and assumptions set forth in the notes to the unaudited pro forma consolidated financial statements. The pro forma information does not reflect cost savings expected to be realized from the elimination of certain expenses and from synergies expected to be created or the costs to achieve such cost savings or synergies. No assurance can be given that cost savings or synergies will be realized.

In December 2007, the Financial Accounting Standards Board (“FASB”) SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (an amendment of Accounting Research Bulletin, or ARB, No. 51). SFAS No. 160 requires that noncontrolling (minority) interests be reported as a component of equity, that net income attributable to the parent and to the noncontrolling interest be separately identified in the income statement, that changes in a parent’s ownership interest while the parent retains its controlling interest be accounted for as equity transactions, and that any retained noncontrolling equity investment upon the deconsolidation of a subsidiary be initially measured at fair value. SFAS No. 160 is not effective for most practitioners until annual periods beginning after December 15, 2008, the unaudited pro forma consolidated financial statements are presented in accordance SFAS No. 160, to better illustrate the proper accounting treatment effective upon the projected closing date of the merger in 2009.

Pro forma adjustments are necessary to reflect the estimated consideration provided in the transaction, including the new equity structure, expenses to be incurred upon consummating the transaction and acceleration of vesting of stock options.

The unaudited pro forma consolidated financial information should be read in conjunction with the audited financial statements and accompanying notes of TAT and Limco included elsewhere in this proxy statement/prospectus.

TAT PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

TAT UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME DATA

	For the year December 31, 2008
	Historical consolidated statement of income	Pro forma adjustments		Pro forma consolidated statement of income
	(in thousands, except per share information)

Revenues:
Sale of products	$31,724	$—		$31,724
Services and other	71,565	—		71,565
	103,289	—		103,289
Cost of revenues:
Sale of products	22,977	—		22,977
Services and other	57,586	—		57,586
	80,563	—		80,563

Gross profit	22,726	—		22,726
Operating expenses:
Selling and marketing expenses	4,369	—		4,369
General and administrative expenses	12,407	781	(1)
		377	(2)	13,565
	16,776	1,158		17,934

Operating income	5,950	(1,158)		4,792
Financial income	2,677	—		2,677
Financial expenses	(1,503)	—		(1,503)
Other income, net	(236)	—		(236)

Income before income taxes	6,888	(1,158)		5,730
Income taxes	1,795	204	(1)	1,999

Income before minority interests	5,093	(1,362)		3,731
Share in result of affiliated company prior to its consolidation	674	—		674
Minority interests in subsidiaries’ earnings	(1,499)	1,499	(5)	—

Net income	4,268	107		4,405
Net earnings attributable to non-controlling interest	—	1,036	(3)
		(1,499	)(5)	(463)
Total net income attributable to common stockholders	$4,268	(326)		$3,942

Basic net income per share	$0.652		(4)	$0.4859
Basic net income per share attributable to noncontrolling interest	—			(0.0511)
Basic net income per common share attributable to common stockholders	$0.652			$0.4348

Diluted net income per share	$0.650		(4)	$0.4848
Diluted net income per share attributable to noncontrolling interest	—			(0.0510)
Diluted net income per common share attributable to common stockholders	$0.650			$0.4338

Weighted average number of shares — basic	6,546,055		(4)	9,066,427

Weighted average number of shares — diluted	6,566,249		(4)	9,086,621

TAT UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

	As of December 31, 2008
	Historical consolidated balance sheet	Pro forma adjustments		Pro forma consolidated balance sheet
	(in thousands)
ASSETS:

CURRENT ASSETS:

Cash and cash equivalents	$33,899	$—		$33,899
Marketable securities	11,300	—		11,300
Trade accounts receivable	22,086	—		22,086
Other accounts receivable and prepaid expenses	6,162	32	(6)
		(170)	(7)	6,024
TAT Industries Ltd. current account	383	—		383
Inventories	35,014	—		35,014

Total current assets	108,844	(138)		108,706

LONG-TERM ASSETS:

Funds in respect of employee right upon retirement	3,705	—		3,705

Property, plant and equipment, net	15,187	—		15,187

Intangible assets, net	2,195	—		2,195

Goodwill	5,999	—		5,999

Total assets	$135,930	$(138)		$135,792

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current maturities of long-term loans	$150	$—		$150
Trade accounts payable	10,718	—		10,718
Other accounts payable and accrued expenses	7,360	373	(6)
		377	(8)	8,110
Total current liabilities	18,228	750		18,978

LONG-TERM LIABILITIES:
Bental call/put option	2,183	—		2,183
Long-term loans, net of current maturities	5,188	—		5,188
Liability in respect of employee rights upon retirement	4,468	—		4,468
Long-term deferred tax liability	1,086	(31	)(6)	1,055

Total long-term liabilities	12,925	(31)		12,894

Total liabilities	31,153	719		31,872

Minority interest	28,700	(28,700	)(12)	—

Shareholders’ equity:
Share capital - Ordinary shares of NIS 0.9 par value — Authorized: 10,000,000 shares; issued and outstanding: 6,552,671 and 9,073,043 shares historical and proforma, respectively	2,204	590	(10)	2,794
Additional paid-in capital	39,476	24,843	(12)
		(276)	(11)
		781	(7)	64,824
Accumulated other comprehensive loss	(763)	—		(763)
Retain earnings	35,160	(781	)(7)
		(377	)(2)
		(204	)(7)	33,798

Total parent shareholders’ equity	76,077	24,576		100,653
Noncontrolling interest	—	(25,433	)(9)
		28,700	(12)	3,267
Total Equity	76,077	27,843		103,920

Total liabilities and shareholders’ equity	$135,930	$(138)		$135,792

Note 1—Basis of Presentation

On April 3, 2009, TAT and Limco announced that they have entered into a definitive agreement and plan of merger pursuant to which TAT (which presently owns 61.8% of Limco’s common stock) will acquire all of the publicly held shares of common stock of Limco pursuant to a stock for stock merger. Under the terms of the merger agreement, Limco’s stockholders will receive one half of an ordinary share of TAT for each share of Limco common stock they own.

Following the merger, the former Limco stockholders (excluding TAT) will own approximately 27.8% of the ordinary shares of TAT. It is also anticipated that following the merger TAT Industries Ltd., the controlling stockholder of TAT, which holds approximately 59% of the ordinary shares of TAT, will own approximately 42% of the ordinary shares of TAT and Isal Investment Ltd., the beneficial owner of 71% of the ordinary shares of TAT (through its control in TAT Industries Ltd.) will be the beneficial owner of approximately 51% of the ordinary shares of TAT.  Upon consummation of the merger, Limco will operate as a wholly-owned subsidiary of TAT, maintaining its current management.

In the merger, each share of Limco common stock outstanding immediately prior to the effective time of the merger will be automatically converted into the right to receive five tenths (.5) of an ordinary share of TAT, which is referred to as the exchange ratio.  No fraction of a TAT ordinary share will be issued in the merger.  Instead, each holder of shares of Limco common stock who would otherwise be entitled to receive a fractional TAT ordinary share in the merger will be entitled to receive a cash payment in lieu of such fractional TAT ordinary share.

In December 2007, the Financial Accounting Standards Board (“FASB”) SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (an amendment of Accounting Research Bulletin, or ARB, No. 51). SFAS No. 160 requires that noncontrolling (minority) interests be reported as a component of equity, that net income attributable to the parent and to the noncontrolling interest be separately identified in the income statement, that changes in a parent’s ownership interest while the parent retains its controlling interest be accounted for as equity transactions, and that any retained noncontrolling equity investment upon the deconsolidation of a subsidiary be initially measured at fair value. SFAS No. 160 is not effective for most practitioners until annual periods beginning after December 15, 2008, the unaudited pro forma consolidated financial statements are presented in accordance SFAS No. 160, to better illustrate the proper accounting treatment effective upon the projected closing date of the merger in 2009.

Treatment of Cancelled Limco Options

All options to purchase Limco common stock unexercised at the effective time of the merger will automatically cancel upon the consummation of the merger with no plans to replace those options with TAT options.  According to SFAS No. 123(R), Share Based Compensation, any unamortized compensation related to cancelled options that are not replaced must be expensed on the date of termination.

Note 2—Pro Forma Adjustments

(1)

To reflect the acceleration of vesting of unvested stock options granted to Limco employees due to automatic cancellation provision upon merger, at the amount of $781, and the recognition of previously recoded deferred tax assets related to the employee compensation from the option plan, at the amount of $204.

(2)	To reflect the estimated costs to be incurred by Limco, in relation to the transaction, at the amount of $377.

(3)	To reflect the derecognition of the minority interest in Limco earnings for the year then ended December 31, 2008.

(4)

To reflect the pro forma net income in the numerator, and taking into account the increase of 2,520,372 in TAT shares, in the denominator, for the computation of both basic and diluted net income per share.

(5)	To reclassify presentation of net earnings attributable to noncontrolling interest for the year ended December 31, 2008 in accordance with SFAS No. 160.

(6)

To reflect the estimated issuance cost of $373, net of related deferred tax asset of $97. Issuance costs are deductible for Israeli tax purposes in three equal installments over three years, therefore $34 of the deferred tax asset was recognized for the portion of the issuance costs to be deducted for tax purpose in 2008, and the remaining $32 and $31 of deferred tax assets is present in short-term deferred taxes and long term deferred taxes, respectively.

(7)

To reflect the cancellation of unexercised stock options granted to Limco employees due to automatic cancellation provision upon merger, at the amount of $781, and the recognition of previously recoded deferred tax assets related to the employee compensation from the option plan, at the amount of $204.

(8)	To reflect the estimated costs payable to be incurred by Limco, in relation to the transaction, at the amount of $377.

(9)	To reflect the derecognition of the minority interest as of December 31, 2008.

(10)

To reflect the issuance of 2,520,372 shares of TAT, of nominal value 0.9 NIS with one vote each, as a result of the merger transaction, in exchange for 5,040,744 shares of Limco. As a result the corporate share capital of TAT will be increased in the amount of NIS 2,241 (approximately $590).

(11)

The additional paid in capital, reflects the fair value of the shares to be issued by TAT, net of issuance costs, at the amount of $276, less of adjustment to the carrying amount of Limco included in TAT consolidated accounts immediately prior to the transaction.

(12)	To reclassify presentation of noncontrolling interest in accordance with SFAS No. 160.

TAXATION

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

This section describes the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Limco common stock.  This discussion addresses only those holders that hold their Limco common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code, and does not address all the U.S. federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, such as financial institutions, mutual funds, insurance companies, partnerships or other pass-through entities (and persons holding Limco common stock through a partnership or other pass-through entity), tax-exempt organizations, brokers or dealers in securities or currencies, U.S. holders whose functional currency is not the U.S. dollar, traders in securities that elect to use a mark to market method of accounting, U.S. holders that will own (or that will be deemed to own by attribution) 5% or more of the voting power or value of TAT stock immediately after the merger, expatriates or former long-term residents of the United States, persons that hold Limco common stock as part of a straddle, hedge, constructive sale, conversion or other risk-reduction transaction, U.S. holders who acquired their shares of Limco common stock through the exercise of an employee stock option or otherwise as compensation and U.S. holders whose Limco common stock qualifies as small business corporation stock.

The following is based upon the Code, its legislative history, Treasury regulations promulgated under the Code and published rulings and decisions, all as currently in effect as of the date of this document, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations.  Tax considerations under state, local and foreign laws, or federal laws other than federal income tax laws, are not addressed in this discussion.

Holders of Limco common stock are urged to consult with their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of any state, local, foreign or other tax laws and of changes in those laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Limco common stock that is for U.S. federal income tax purposes:

•                  a U.S. citizen or resident;

•                  a corporation, or entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•                  an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•                  a trust if either (a) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Tax Consequences of the Merger Generally

TAT and Limco have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and a transaction that is not subject to Section 367(a)(1) of the Code.

The tax consequences of the merger described below will not be binding on the Internal Revenue Service, and neither TAT nor Limco intends to request a ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger.  As a consequence, no assurance can be given that the Internal Revenue Service will not adopt a contrary position and that the contrary position would not be sustained by a court.

Assuming the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code and a transaction that is not subject to Section 367(a)(1) of the Code, the material U.S. federal tax consequences will be as follows:

•                  A U.S. holder that exchanges shares of Limco common stock for TAT ordinary shares in the merger will not recognize gain or loss, except with respect to cash received instead of a fractional share of TAT ordinary shares (see discussion below under “CASH RECEIVED INSTEAD OF A FRACTIONAL SHARE OF TAT ORDINARY SHARES.”)

•                  No gain or loss will be recognized by TAT or Limco in the merger.

Tax Basis and Holding Period

A U.S. holder’s aggregate tax basis in the TAT ordinary shares received in the merger, including any fractional share interests deemed received and redeemed by the U.S. holder under the treatment described below, will equal its aggregate tax basis in the Limco common stock surrendered in the merger.  The holding period for the shares of TAT ordinary shares received in the merger generally will include the holding period for the shares of Limco common stock exchanged therefor.  For a U.S. holder who acquired different blocks of Limco common stock at different times and at different prices, the U.S. holder should consult its tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular ordinary shares of TAT received in the merger.

Cash Received Instead of a Fractional Share of TAT Ordinary Shares

A U.S. holder who receives cash instead of a fractional share of TAT ordinary shares will be treated as having received the fractional share of TAT ordinary shares pursuant to the merger and then as having exchanged the fractional share of TAT ordinary shares for cash in a redemption by TAT.  In general, this deemed redemption will be treated as a sale or exchange, provided the redemption is not essentially equivalent to a dividend.  The determination of whether a redemption is essentially equivalent to a dividend depends upon whether and to what extent the redemption reduces the U.S. holder’s deemed percentage stock ownership of TAT.  While this determination is based on each U.S. holder’s particular facts and circumstances, the Internal Revenue Service has ruled that a redemption is not essentially equivalent to a dividend and will therefore result in sale or exchange treatment in the case of a shareholder of a publicly held company whose relative stock interest is minimal and who exercises no control over corporate affairs if the redemption results in any actual reduction in the stock interest of the shareholder.  As a result, the redemption of a fractional share of TAT ordinary shares generally is treated as a sale or exchange and not as a dividend, and a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount of cash received and the tax basis in its fractional share of TAT ordinary shares.  This capital gain or loss generally will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for the shares is greater than one year.  The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Cash payments received in the merger by a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the holder, unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules.  Any amounts withheld from payments to a holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

Reporting Requirements

A U.S. holder who receives TAT ordinary shares as a result of the merger will be required to retain records pertaining to the merger and will be required to file a statement with its federal income tax return for the year in which the merger takes place that contains the information listed in Treasury Regulation Section 1.368-3(b).  Such statement must include the holder’s tax basis in the shares of Limco common stock surrendered and a description of the ordinary shares of TAT received in the merger.

Israeli Tax Withholding on the Merger

According to Israeli tax law, the merger may be viewed as a taxable event for Limco shareholders who are Israeli resident individuals or companies.  Therefore, TAT may withhold tax from any Israeli resident shareholders of Limco that do not produce to TAT a valid withholding exemption certificate issued by the Israeli tax authorities and applying to the transactions.  In cases where an Israeli resident Limco shareholder does not produce an exemption certificate, the consideration shares could be held back until the shareholder satisfies the abovementioned withholding obligations.

MATERIAL ISRAELI TAX CONSIDERATIONS - TAXATION OF TAT SHAREHOLDERS

The following summarizes the main Israeli tax considerations for TAT Shareholders subsequent to the merger:

Capital Gains Tax

Israeli law generally imposes a capital gains tax on the sale of capital assets located in Israel, including shares of Israeli resident companies and options to purchase shares in Israeli resident companies, unless a specific exemption is available or unless a treaty for the avoidance of double taxation between Israel and the country of the nonresident provides otherwise.  An individual is subject to a 20% tax rate on real capital gains derived from the sale of shares or options,; as long as the individual is not a substantial shareholder of the company issuing the shares, which is generally a shareholder with 10% or more of the right to profits, the right to nominate a director and voting rights.  A substantial shareholder  will be subject to tax at a rate of 25% on real capital gains derived from the sale of shares issued by the company.  The determination of whether the individual is a substantial shareholder will be made on the date that the securities are sold, or at any day during 12 months prior to the sale.   Dealers in securities are urged to consult with their own tax advisors to learn about the tax consequences base on their own facts and circumstances.

Corporations are subject to corporate tax rates in respect of capital gains from the sale of publicly-traded shares in Israeli companies.  Recent changes in the law will reduce the corporate tax rate from 27% in 2008 to 26% in 2009 and 25% in 2010 and thereafter.  Until 2009, however, corporations whose taxable income was not determined immediately before the 2006 Tax Reform was published, pursuant to part B of the Israeli Income Tax Law (Inflationary Adjustments), 1985, or pursuant to the Income Tax Regulations (Rules on Bookkeeping by Foreign Invested Companies and Certain Partnership and Determination of their Chargeable Income), 1984, or the Dollar Regulations, will generally be taxed at a rate of 25% on their capital gains from the sale of their shares.

Non-residents of Israel, including corporations, are not subject to capital gain tax in Israel on the disposal of Limco’s shares.

Ownership and Disposition of TAT Shares

The following is a summary of the principal Israeli tax laws applicable to TAT, of the Israeli Government programs from which TAT benefits and of Israeli foreign exchange regulations.  This section also contains a discussion of material Israeli tax consequences to TAT’s shareholders who are not residents or citizens of Israel.  This summary does not discuss all aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances, or to some types of investors subject to special treatment under Israeli law.  Examples of investors subject to special treatment under Israeli law include residents of Israel, traders in securities, or persons who own, directly or indirectly, 10% or more of TAT’s outstanding voting capital, all of whom are subject to special tax regimes not covered in this discussion.  Some parts of this discussion are based on new tax legislation that has not been subject to judicial or administrative interpretation.  The discussion should not be construed as legal or professional tax advice and does not cover all possible tax consequences.

General Corporate Tax Structure

Israeli companies were generally subject to corporate tax at the rate of 29% in 2007, which was reduced to 27% in 2008, and will be further reduced to 26% in 2009 and 25% in 2010 and thereafter.  However, the rate is effectively reduced for income derived from an approved enterprise and beneficiary enterprise, as discussed below.

Tax Benefits under the Law for the Encouragement of Capital Investments, 1959

TAT has one capital investment program that has been granted “approved enterprise” status under the Law for the Encouragement of Capital Investments, 1959, commonly referred to as the Investment Law, and one program that qualifies as a “beneficiary enterprise” pursuant to an amendment to the Investment Law that came into effect on April 1, 2005.

Prior to the April 2005 amendment, the Investment Law provided that capital investments in a production facility (or other eligible assets) may be designated as an approved enterprise upon prior approval from the Investment Center of the Israel Ministry of Industry, Trade and Labor, or the Investment Center.  Each certificate of approval for an approved enterprise relates to a specific investment program, delineated both by the financial scope of the investment and by the physical characteristics of the facility or the asset.

On April 1, 2005, an amendment to the Investment Law came into effect, which revised the criteria for investments qualified to receive tax benefits.  An eligible investment program under the amendment will qualify for benefits as a beneficiary enterprise (rather than the previous terminology of approved enterprise).  Among other things, the April 2005 amendment provides tax benefits to both local and foreign investors.  Companies that meet the specified criteria will receive the tax benefits without need for prior approval and instead, a company may claim the tax benefits offered by the Investment Law directly in its tax returns.

The period of tax benefits for a new beneficiary enterprise commences in the year that is the later of:  (i) the year in which taxable income is first generated by a company, or (ii) a year selected by the company for commencement, on the condition that the company meets certain provisions provided by the Investment Law.  The amendment does not apply to investment programs approved prior to December 31, 2004 and applies only to new investment programs.  TAT began to generate income under the provision of the new amendment as of the beginning of 2006.

A company that owns an approved enterprise and/or beneficiary enterprise is eligible for governmental grants, but may elect to receive an alternative package comprised of tax benefits, referred to as the “alternative track.” Under the alternative track, a company’s undistributed income derived from an approved enterprise and beneficiary enterprise is exempt from corporate tax for an initial period (two to ten years, depending on the geographic location of the approved enterprise and beneficiary enterprise within Israel).  The exemption begins in the first year that the company realizes taxable income from the approved enterprise.

 After expiration of the initial tax exemption period, the company is eligible for a reduced corporate tax rate of 10% to 25% for the following five to eight years, depending on the extent of foreign investment in the company (as shown in the table below).  The benefits period is limited to 12 years from completion of the investment under the approved plan or 14 years from the date of the approval, whichever is earlier.  A company in which more than 25% of the shareholders are non-residents of Israel, defined under the Investment Law as a Foreign Investors Company, may be eligible for benefits for an extended period of up to ten years.

 The tax benefits relate only to taxable income attributable to the specific approved enterprise and/or beneficiary enterprise.  To the extent TAT has more than one approved enterprise and/or beneficiary enterprise or only a portion of its capital investments are derived from approved or beneficiary enterprises, its effective tax rate will be the result of a weighted combination of the applicable rates.

Percent of Foreign Ownership	Rate of Reduced Tax	Reduced Tax Period	Tax Exemption Period

0-25%	25%	5 years	2 years
25-49%	25%	8 years	2 years
49-74%	20%	8 years	2 years
74-90%	15%	8 years	2 years
90-100%	10%	8 years	2 years

If a company distributes dividends from tax-exempt approved enterprise and/or beneficiary enterprise income, the company will be taxed on the otherwise exempt income at the same reduced corporate tax rate that applies to it after the initial exemption period.  Distribution of dividends derived from approved enterprise and beneficiary enterprise income that was taxed at reduced rates, but not tax exempt, does not result in additional tax consequences to the company.  Shareholders who receive dividends derived from approved enterprise and beneficiary enterprise income are generally taxed at a rate of 15%, which is withheld and paid by the company paying the dividend, if the dividend is distributed during the benefits period or within the following 12 years (but the 12-year limitation does not apply to a Foreign Investors Company).

The benefits available to an approved enterprise and beneficiary enterprise are conditioned upon terms stipulated in the Investment Law and the related regulations (which include making specified investments in property and equipment, and financing a percentage of these investments with share capital), and, for an approved enterprise, the conditions contained in the certificate of approval from the Investment Center.  If TAT does not fulfill these conditions, in whole or in part, the benefits can be cancelled and TAT may be required to refund the amount of the benefits, linked to the Israeli consumer price index plus interest.  TAT believes that its approved enterprise and beneficiary enterprise programs currently operate in compliance with all applicable conditions and criteria, but it cannot assure you that they will continue to do so.

TAT has derived, and expects to continue to derive, a substantial portion of its operating income from its approved enterprise and beneficiary enterprise facilities.  TAT is therefore eligible for a tax exemption for a limited period on undistributed approved enterprise and beneficiary enterprise income, and an additional subsequent period of reduced corporate tax rates ranging between 10% and 25%, depending on the level of foreign ownership of its shares.  The tax benefits attributable to TAT’s current approved enterprise and beneficiary enterprise are scheduled to expire in phases between 2009 and 2017.  TAT intends to reinvest the entire amount of its tax-exempt income and not to distribute this income as a dividend.

Tax Benefits and Grants for Research and Development

Israeli tax law allows, under specific conditions, a tax deduction in the year incurred for expenditures, including capital expenditures, relating to scientific research and development projects, if the expenditures are approved by the relevant Israeli government ministry, determined by the field of research, and the research and development is for the promotion of the company and is carried out by or on behalf of the company seeking such deduction.  Expenditures not so approved are deductible over a three-year period.  However, expenditures from proceeds made available to TAT through government grants are not deductible according to Israeli law.

Tax Benefits Under the Law for the Encouragement of Industry (Taxes), 1969

According to the Law for the Encouragement of Industry (Taxes), 1969, or the Industry Encouragement Law, an Industrial Company is a company resident in Israel, at least 90% of the income of which, in a given tax year, determined in Israeli currency (exclusive of income from some government loans, capital gains, interest and dividends), is derived from an industrial enterprise owned by it.  An “industrial enterprise” is defined as an enterprise whose major activity in a given tax year is industrial production activity.

Under the Industry Encouragement Law, Industrial Companies are entitled to the following preferred corporate tax benefits:

•                  amortization of purchases of acquired technology and patents over an eight-year period for tax purposes;

•                  amortization of specified expenses incurred in connection with a public issuance of securities over a three-year period for tax purposes;

•                  right to elect, under specified conditions, to file a consolidated tax return with additional related Israeli Industrial Companies; and

•                  accelerated depreciation rates on equipment and buildings.

Eligibility for benefits under the Industry Encouragement Law is not subject to receipt of prior approval from any governmental authority.

TAT cannot assure you that it will continue to qualify as an Industrial Company or that the benefits described above will be available to TAT in the future.

Special Provisions Relating to Taxation under Inflationary Conditions

The Income Tax Law (Inflationary Adjustments), 1985, referred to as the Inflationary Adjustments Law, which attempts to overcome the problems presented to a traditional tax system by an economy undergoing rapid inflation.  The Inflationary Adjustments Law is highly complex.

On February 26, 2008, the Israeli Parliament (the Knesset) enacted the Income Tax Law (Inflationary Adjustments) (Amendment No.  20) (Restriction of Effective Period), 2008, which TAT refers to as the Inflationary Adjustments Amendment.  In accordance with the Inflationary Adjustments Amendment, the effective period of the Inflationary Adjustments Law will cease at the end of the 2007 tax year and as of the 2008 tax year the provisions of the law shall no longer apply, other than the transitional provisions intended at preventing distortions in the tax calculations.  In accordance with the Inflationary Adjustments Amendment, commencing the 2008 tax year, income for tax purposes will no longer be adjusted to a real (net of inflation) measurement basis.  Furthermore, the depreciation of inflation immune assets and carried forward tax losses will no longer be linked to the Israeli consumer price index.

Taxation of Dividends Paid on TAT’s Ordinary Shares

Taxation of Israeli Shareholders

Israeli resident individuals are generally subject to Israeli income tax on the receipt of dividends paid on TAT’s ordinary shares, other than bonus shares (share dividends) or stock dividends, at the rate of 20%, or 25% for a shareholder that is considered a material shareholder (within the meaning of the Israeli Income Tax Ordinance) at any time during the 12-month period preceding such distribution.  Dividends paid on TAT’s ordinary shares to Israeli companies are exempt from such tax, except for dividends distributed from income derived outside of Israel, which are subject to the 25% tax rate.

Dividends paid from income derived from any of TAT’s approved enterprises or beneficiary enterprises are subject to tax, which is withheld at the source, at the rate of 15%, although TAT cannot assure you that it will designate the profits that are being distributed in a way that will reduce shareholders’ tax liability to this tax rate.

Taxation of Non-Israeli Shareholders

Non-residents of Israel are generally subject to Israeli income tax on the receipt of dividends paid on TAT’s ordinary shares, at the rates applicable to Israeli residents, which tax will be withheld at source, unless a different rate is provided in a treaty between Israel and the shareholder’s country of residence.

Under the U.S.-Israel Treaty, the maximum Israeli withholding tax on dividends paid by TAT is 25%.  Dividends of an Israeli company distributed from income of an approved enterprise or beneficiary enterprise are subject to a 15% withholding tax under Israeli law.  The U.S.-Israel Tax Treaty further provides for a 12.5% Israeli dividend withholding tax on dividends paid by an Israeli company to a U.S. corporation owning at least 10% or more of such Israeli company’s issued voting power for, in general, the part of the tax year which precedes the date of payment of the dividend and the entire preceding tax year, provided such U.S. corporation meets certain limitations concerning the amount of its dividend and interest income.  The lower 12.5% rate applies only to dividends from income not derived from an approved enterprise or beneficiary enterprise in the applicable period and does not apply if the company has more than 25% of its gross income derived from certain types of passive income.  Residents of the United States generally will have withholding tax in Israel deducted at source.  They may be entitled to a credit or deduction for U.S. federal income tax purposes in the amount of the taxes withheld, subject to detailed rules contained in U.S. tax legislation.

Capital gains taxes applicable to non-Israeli shareholders

 Capital gains from the sale of TAT’s ordinary shares by non-Israeli shareholders are exempt from Israeli taxation, provided that the capital gain is not derived from a permanent establishment in Israel.  In addition, the U.S.-Israel tax treaty exempts U.S. residents who hold less than 10% of TAT’s voting rights, and who held less than 10% of TAT’s voting rights during the 12 months prior to a sale of their shares, from Israeli capital gains tax in connection with such sale. In addition, as from 2009 tax year, non-residents of Israel are exempt from capital gains tax on the sale of securities in Israeli companies purchased after January 1, 2009.

Israeli-Sourced Passive Income

Non-residents of Israel are subject to income tax on income accrued or derived from sources in Israel.  These sources of income include passive income, including dividends, royalties and interest, as well as non-passive income from services rendered in Israel.  For so long as the securities of TAT are publicly traded, on distribution of dividends other than bonus shares or share dividends, income tax is withheld at the rate of 20% for dividends paid to individuals or foreign corporations and, upon application to the tax authorities, 15% for dividends generated by an Approved Enterprise, unless in each case a different rate is provided in a treaty between Israel and the shareholder’s country of residence.  Under the United States-Israel Tax Treaty, the maximum tax on dividends paid to a holder of ordinary shares who is a U.S. resident will be 25%.  The maximum tax rate on dividends not generated by an Approved Enterprise paid to a U.S. corporation holding at least 10% of TAT’s voting power is 12.5%.  A non-resident of Israel who receives dividends from which tax was withheld is generally exempt from the duty to file returns in Israel in respect of such income, provided such income was not derived from a business conducted in Israel by the taxpayer, and the taxpayer has no other taxable sources of income in Israel.

EXCHANGE CONTROLS AND LIMITATIONS AFFECTING STOCKHOLDERS

Under Israeli law, non-residents of Israel who purchase ordinary shares with certain non-Israeli currencies (including US dollars) may freely repatriate in such non-Israeli currencies all amounts received in Israeli currency in respect of the ordinary shares, whether as a dividend, as a liquidating distribution, or as proceeds from any sale in Israel of the ordinary shares, provided in each case that any applicable Israeli income tax is paid or withheld on such amounts.  The conversion into the non-Israeli currency must be made at the rate of exchange prevailing at the time of conversion.

ENFORCING CIVIL LIABILITIES

TAT is an Israeli corporation and its directors, executive offices and a substantial portion of its assets are located outside the United States.  As a result, it may be difficult for investors:

•                  to obtain jurisdiction over TAT or its Board of Directors members in courts in the United States in actions predicated on the civil liability provisions of the U.S. federal securities laws;

•                  to enforce against TAT or its Board of Directors members judgments obtained in such actions;

•                  to obtain judgments against TAT or its Board of Directors members in actions in non-U.S. courts predicated solely upon the U.S. federal securities laws; or

•                  to enforce against TAT or its Board of Directors members in non-U.S. courts judgments of courts in the United States predicated upon the civil liability provisions of the U.S. federal securities laws.

LEGAL MATTERS

The validity of the TAT ordinary shares offered by this proxy statement/prospectus will be passed upon for TAT by Shimonov, Rozenbuch & Co., TAT’s Israeli counsel.

EXPERTS

The audited consolidated financial statements of TAT Technologies Ltd. as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, included in this proxy statement/prospectus and in the registration statement, have been audited by Virchow, Krause & Company LLP, independent registered public accounting firm. Such financial statements have been so included in reliance upon the report of such firm given upon the firm’s authority as an expert in auditing and accounting.

The audited consolidated financial statements of Limco-Piedmont Inc. as of December 31, 2008 and 2007, and for the years then ended, included in this proxy statement/prospectus and in the registration statement, have been audited by Virchow, Krause & Company LLP, an independent registered public accounting firm.  Such financial statements have been so included in reliance upon the report of such firm given upon the firm’s authority as an expert in auditing and accounting.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the Limco Board of Directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form F-4 filed with the SEC by TAT (File No. 333-[*]), constitutes a prospectus of TAT under Section 5 of the U.S. Securities Act of 1933, as amended, which is referred to as the Securities Act, with respect to the TAT ordinary shares to be issued to Limco stockholders as required by the merger agreement.  This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act, with respect to the special meeting of Limco stockholders, at which Limco stockholders will be asked to vote upon a proposal to approve and adopt the merger agreement and approve the merger.

SHAREHOLDER PROPOSALS

The 2009 annual meeting of Limco stockholders will not be held if the merger is completed.  Therefore, Limco reserves the right to postpone or cancel its 2009 annual meeting.  If the merger is not completed and you wish to include a stockholder proposal in the proxy materials for Limco’s 2009 annual meeting, your proposal must be submitted in writing by [*], 2009, to Limco’s Secretary at 1031 East Mountain Street, Building 320, Kernersville, North Carolina 27834.  If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so by no later than [*], 2009 and no earlier than [*], 2009.

WHERE YOU CAN FIND MORE INFORMATION

TAT files reports and other information with the SEC. You may read and copy these reports, statements or other information filed by TAT at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms.  The SEC filings of TAT are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

TAT has filed a registration statement on Form F-4 to register with the SEC the TAT ordinary shares to be issued to Limco stockholders in the merger.  This proxy statement/prospectus forms a part of that registration statement and constitutes a prospectus of TAT, in addition to being a proxy statement of Limco for its special meeting.  The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about TAT and Limco.  As allowed by SEC rules, this proxy statement/prospectus does not contain all the information concerning TAT that you can find in the registration statement or the exhibits to the registration statement.

TAT and Limco incorporate by reference the merger agreement attached to this proxy statement/prospectus as Annex 1.

You can obtain any of the documents that TAT has filed with the SEC through contacting TAT, at the address below, or from the SEC, at no cost, through the SEC’s website at http://www.sec.gov.  These documents are available from TAT without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus.  TAT will provide to each person, including any beneficial owner, to whom this proxy statement/prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to TAT at:  Re’em Industrial Park, Neta Boulevard, Bnei Ayish, Gedera 70750, Israel, Attn:  Corporate Secretary, telephone number:  972-8-862-8500.

A copy of this proxy statement/prospectus and TAT’s articles of association, are available for inspection at TAT’s offices at Re’em Industrial Park, Neta Boulevard, Bnei Ayish, Gedera 70750, Israel and on the Israel Securities Authority’s Magna website, www.magna.isa.gov.il

IN ORDER FOR YOU TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE LIMCO SPECIAL MEETING, TAT SHOULD RECEIVE YOUR REQUEST NO LATER THAN [*], 2009.

TAT and Limco have not authorized anyone to give any information or make any representation about the merger or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated into this proxy statement/prospectus.  Therefore, if anyone does give you information of this sort, you should not rely on it.  If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.  The information contained in this proxy statement/prospectus is accurate only as of the date of this document unless the information specifically indicates that another date applies.

ANNEXES

ANNEX

Agreement and Plan of Merger	I
Opinion of Oppenheimer & Co. Inc.	II
Limco Financial Statements	III
TAT Financial Statements	IV

ANNEX I

AGREEMENT AND PLAN OF MERGER

by and among

TAT TECHNOLOGIES LTD.,

LIMC ACQUISITION COMPANY

and

LIMCO-PIEDMONT INC.

April 3, 2009

I-i

(continued)

I-ii

(continued)

I-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of April 3, 2009, by and among TAT Technologies Ltd., an Israeli company (“Parent”), LIMC Acquisition Company, a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Limco Piedmont Inc., a Delaware corporation (the “Company”).  Capitalized terms used and not otherwise defined in this Agreement have the meanings set forth in Article IX.

RECITALS

WHEREAS, the Board of Directors of each of the Company and Parent deems it advisable and in the best interests of each such company and its shareholders that the Company and Parent engage in a business combination;

WHEREAS, the respective Boards of Directors of Parent, the Company and Merger Sub have approved this Agreement, the merger of Merger Sub with and into the Company (the “Merger”) and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement, and the Board of Directors of each of the Company and Merger Sub have  determined to recommend to their respective stockholders the approval and adoption of this Agreement and the Merger and the transactions contemplated hereby, subject to the terms and conditions hereof and in accordance with the provisions of the Delaware General Corporation Law (as amended, the “DGCL”);

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

THE MERGER

1.1                                 The Merger.  Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company after the Merger (the “Surviving Company”).

1.2                                 Closing.  The closing of the Merger (the “Closing”) shall take place on the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the date and time of the Closing being referred to in this Agreement as the “Closing Date”).  The Closing shall be held at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036, unless another place is agreed to in writing by the parties hereto.  As soon as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger relating to the Merger (the “Certificate of Merger”) with the Secretary of State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or if a later date and time are specified in such filing, such specified later date and time, being the “Effective Time”).

1.3                                 Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided in this Agreement, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

1.4                                 Certificate of Incorporation and Bylaws.

(a)                                  At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Company, except that the name of the Surviving Company shall be Limco-Piedmont, Inc., or such other name as Parent may specify, until thereafter changed or amended as provided therein or by applicable Law.

(b)                                 At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company, except that the name of the Surviving Company shall be Limco-Piedmont, Inc., or such other name as Parent may specify, until thereafter changed or amended as provided therein or by applicable Law.

1.5                                 Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company.  The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Company, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

2.1                                 Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a)                                  Conversion Generally.  Each share of Company Common Stock, issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1(b) or Section 2.1(e)) shall be converted into the right to receive .5 (five tenths) of an issued and outstanding Parent Ordinary Share.  The Parent Ordinary Shares received by the holders of Company Common Stock in exchange for such Company Common Stock at the Effective Time as provided for in this Section 2.1(a) shall be referred to in this Agreement as the “Merger Consideration”. All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration payable in respect of such shares of Company Common Stock.

(b)                                 Parent-Owned Shares.  All shares of Company Common Stock owned by Parent or Merger Sub or any of their respective wholly owned Subsidiaries shall be cancelled and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor.

(c)                                  Merger Sub.  Each share of common stock, par value $0.01 per share of Merger Sub issued and outstanding immediately prior to the Effective Time shall continue as one share of common stock, par value $0.01 per share of the Surviving Company, which shall constitute the only outstanding capital stock of the Surviving Company.

(d)                                 Change in Shares.  If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Ordinary Shares shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination, contribution or exchange of shares, the Merger Consideration shall be correspondingly adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(e)                                  Cancellation of Treasury Shares.  Each share of Company Common Stock held in the Company treasury and each share of Company Common Stock, if any, owned by any wholly owned Subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

2.2                                 Exchange of Certificates.

(a)                                  Exchange Agent.  At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with American Stock Transfer & Trust Company or another bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange, in accordance with this Article II,  certificates representing the Parent Ordinary Shares issueable pursuant to Section 2.1(a) together with cash in lieu of fractional shares (the “Exchange Fund”).

(b)                                 Exchange Procedures.  Promptly (and in any event no more than three Business Days) after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificates.  Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration payable in respect of such shares of Company Common Stock may be paid to a transferee if the Certificate formerly representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid.  Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificate, cash in lieu of any fractional shares of Parent Ordinary Shares to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

(c)                                  Distributions with Respect to Unexchanged Shares.  No dividends or other distributions declared or made with respect to Parent Ordinary Shares, with a record date after the Effective Time, shall be paid to the holder of any unsurrendered Certificate, unless and until the holder of such Certificate shall surrender such Certificate.  Subject to the effect of abandoned property, escheat or other applicable Laws, following surrender of any such Certificate, there shall be paid to such holder of the certificates representing whole shares of Parent Ordinary Shares issuable in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date at or after the Effective Time theretofore paid with respect to such whole shares of Parent Ordinary Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date at or after the Effective Time but prior to such surrender and a payment date subsequent to such surrender, payable with respect to such whole shares of Parent Ordinary Shares.

(d)                                 Further Rights in Company Common Stock.  The Merger Consideration issued and paid upon conversion of a share of Company Common Stock in accordance with the terms of this Agreement shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such share of Company Common Stock.

(e)                                  Fractional Shares.  No certificates or scrip representing fractional shares of Parent Ordinary Shares will be issued upon the surrender for exchange of Certificates, but in lieu thereof each holder of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Ordinary Shares upon surrender for exchange of Company Common Stock (after aggregating all fractional shares of Parent Ordinary Shares to be received by such holder) shall receive an amount of cash (rounded down to the nearest whole cent), without interest, equal to the product of such fraction multiplied by the Parent Measurement Price.  Such payment shall occur as soon as practicable after the determination of the amount of cash, if any, to be paid to each holder of Company Common Stock with respect to any fractional shares and following compliance by such holder with the exchange procedures set forth in Section 2.2(b) and in the letter of transmittal.  No dividend or distribution with respect to Parent Ordinary Shares shall be payable on or with respect to any fractional share and such fractional share interests shall not entitle the owner thereof to any rights of a stockholder of Parent.

(f)                                    No Liability.  None of Parent, the Surviving Company or the Company shall be liable to any holder of shares of Company Common Stock for the Merger Consideration from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or other applicable Law.

(g)                                 Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact in form satisfactory to the Exchange Agent by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificate and any cash in lieu of fractional shares of Parent Ordinary Shares to which the holder thereof is entitled pursuant to Section 2.2(e), without any interest thereon.

(h)                                 Withholding.  Parent, the Surviving Company or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent, the Surviving Company or the Exchange Agent are required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment.  To the extent that amounts are so withheld by Parent, the Surviving Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding was made by Parent, the Surviving Company or the Exchange Agent.

2.3                                 Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company.  From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by Law.  On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificates, any cash in lieu of fractional shares of Parent Ordinary Shares to which the holders thereof are entitled pursuant to Section 2.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

2.4                                 Company Options.  At the Effective Time, each then unexercised Company Option shall terminate and be of no further force or effect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company’s SEC Reports filed prior to the date of this Agreement, the Company hereby represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date, that:

3.1                                 Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, and the Company has all requisite corporate power and authority to own and operate its properties and to carry on its businesses as now conducted.  The Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except where the failure to be so qualified as a foreign corporation would not have, either individually or in the aggregate, a Company Material Adverse Effect.

3.2                                 Subsidiaries.  Each Subsidiary of the Company is duly organized, validly existing and in good standing (to the extent the concept of good standing is applicable) under the Laws of the jurisdiction of its incorporation or organization, has all requisite corporate power and authority to own its properties and to carry on its businesses as now conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except where the failure to be qualified as a foreign corporation would not have, either individually or in the aggregate, a Company Material Adverse Effect.

3.3                                 Authorization; Valid and Binding Agreement.  The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate, on the terms and subject to the conditions of this Agreement, the transactions contemplated by this Agreement, subject in the case of the consummation of the Merger to the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock on the record date for the Stockholders’ Meeting (the “Company Stockholder Approval”).  All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Company hereunder has been taken, subject only to obtaining the Company Stockholder Approval.  This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement is a valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.  As of the date of this Agreement, the Special Committee of the Board of Directors of the Company and the Board of Directors of the Company have each resolved to recommend that the Company’s stockholders adopt this Agreement and approve the Merger (the “Company Recommendation”).

3.4                                 Governmental Filings;  No Violations; Consents and Waivers.

(a)                                  Except for (i) the applicable requirements, if any, of state securities or “blue sky” laws (“Blue Sky Laws”), (ii) filings under the Exchange Act and the Securities Act, (iii) any filings required under the rules and regulations of The Nasdaq Global Market, (iv) the filing of the Certificate of Merger pursuant to the DGCL, and (v) any consents, approvals, authorizations, permits, notices, actions or filings, the failure of which to obtain, take or make, would not have, either individually or in the aggregate, a Company Material Adverse Effect, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement do not (A) require any material authorization, consent, approval, exemption or other action by or notice to any court or Governmental Entity or (B) conflict with or result in a material breach of any Law to which the Company or any of its Subsidiaries are subject.

(b)                                 Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger by the Company will, directly or indirectly (with or without the giving of notice or the passage of time or both), (i) except as would not have, either individually or in the aggregate, a Company Material Adverse Effect, require any consent under any Company Contract other than those consents that have been obtained by the Company prior to the Closing Date, (ii) except as would not have, either individually or in the aggregate, a Company Material Adverse Effect, (A) violate, result in a breach of, conflict with or entitle any other Person to accelerate the maturity or performance under, amend, call a default under, exercise any remedy under, modify, rescind, suspend or terminate, (B) entitle any Person to any right or privilege to which such Person was not entitled immediately before this Agreement or any other agreement or document contemplated by this Agreement was executed under, or (C) create any obligation on the part of the Company or any of its Subsidiaries that it was not obligated to perform immediately before this Agreement or any other agreement or document contemplated by this Agreement was executed under, any term of any Company Contract, (iii) violate or result in the breach of any term of the organizational documents of the Company or any of its Subsidiaries or (iv) except as would not have, either individually or in the aggregate, a Company Material Adverse Effect, result in the amendment, creation, imposition or modification of any Lien other than a Permitted Lien upon or with respect to any of the properties or assets that the Company or any of its Subsidiaries owns, uses or purports to own or use.

3.5                                 Capital Stock.  The authorized capital stock of the Company consists of (a) 25,000,000 shares of Company Common Stock, of which, as of the date of this Agreement, 13,205,000 shares are issued and outstanding.  As of the date of this Agreement, there are outstanding Company Options to purchase an aggregate of 348,000 shares of Company Common Stock.  All outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable.  Other than as set forth in this Section 3.5 or pursuant to the Company Option Plan, there is no outstanding, and there has not been reserved for issuance any: (i) share of capital stock or other voting securities of the Company or its Subsidiaries; (ii) security of the Company or its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or its Subsidiaries; (iii) Company Option or other right or option to acquire from the Company or its Subsidiaries, or obligation of the Company or its Subsidiaries to issue, any shares of capital stock, voting securities or security convertible into or exchangeable for shares of capital stock or voting securities of the Company or its Subsidiaries, as the case may be; or (iv) equity equivalent interest in the ownership or earnings of the Company or its Subsidiaries or other similar right (the items in clauses (i) through (iv) collectively, “Company Securities”).  There is no outstanding obligation of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any Company Security.  There is no stockholder agreement, voting trust or other agreement or understanding to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries are bound relating to the voting, purchase, transfer or registration of any shares of capital stock of the Company or any of its Subsidiaries or preemptive rights with respect thereto.

3.6                                 Company SEC Reports.

(a)                                  The Company has filed with or otherwise furnished to the Securities and Exchange Commission (the “SEC”) all material forms, reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act since July 19, 2007 (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein, the “Company SEC Reports”).  As of their respective dates, the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed (or, if amended, as of the date of such amendment) (i) complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                                 The audited consolidated financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2008 (including any related notes and schedules) and the other financial statements included in the Company SEC Reports fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods set forth therein, and in each case were prepared in conformity with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and subject, in the case of financial statements for quarterly periods, to normal year-end adjustments not material in amount).

(c)                                  There is no material liability or obligation of the Company or any of its Subsidiaries (whether accrued, contingent, absolute, determined or determinable) that would, in accordance with GAAP be required to be disclosed on a balance sheet other than: (i) liabilities or obligations disclosed or provided for in the audited consolidated balance sheet of the Company as of December 31, 2008 or disclosed in the notes thereto (the “Company Current Balance Sheet”); (ii) liabilities or obligations incurred after December 31, 2008 in the ordinary course of the Company’s business; (iii) liabilities incurred in connection with the transactions contemplated by this Agreement; (iv) liabilities under any agreement, lease, note, mortgage, indenture or other obligation of the Company or any of its Subsidiaries;  and (v) other liabilities or obligations which would not, either individually or in the aggregate, have a Company Material Adverse Effect.

3.7                                 Absence of Certain Changes or Events.  Since December 31, 2008 and prior to the date of this Agreement, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course consistent with past practice.  Since December 31, 2008, there has not been any Company Material Adverse Effect.

3.8                                 Title to Properties.  The Company or one of its Subsidiaries owns good and marketable title to, or holds pursuant to valid and enforceable leases, all of the material personal property shown to be owned by them on the Company Current Balance Sheet, free and clear of all Liens, except for Permitted Liens or other imperfections of title, if any, that, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect.  All material personal property shown to be owned by the Company and its Subsidiaries on the Company Current Balance Sheet have been maintained in accordance with the Company’s and its Subsidiaries’ normal practices and are in usable condition for the operation of the Company’s and its Subsidiaries’ businesses, ordinary wear and tear excepted.

3.9                                 Tax Matters.  The Company and its Subsidiaries have filed all material Tax Returns that are required to be filed by them (taking into account any extensions of time to file that have been duly perfected).  All such Tax Returns were true, correct and complete in all material respects when filed.  All material Taxes have been fully paid or properly accrued.  There are no Liens with respect to any Taxes upon any of the Company’s or its Subsidiaries’ assets, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate proceedings.

3.10                           Material Contracts.

(a)                                  Each of the Company Contracts is a valid and binding obligation of the Company (or the Subsidiaries of the Company party thereto), and to the Company’s knowledge, the other parties thereto, enforceable against the Company and its Subsidiaries and, to the Company’s knowledge, the other parties thereto in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization, arrangement or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)                                 Neither the Company nor any of its Subsidiaries is, nor to the Company’s knowledge is any other party, in breach, default or violation (and no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the Company’s knowledge, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Company Contract to which the Company or any of its Subsidiaries is now a party, or by which any of them or any of their respective properties or assets may be bound, except for breaches, defaults or violations that would not have, either individually or in the aggregate, a Company Material Adverse Effect.

3.11                           Intellectual Property.

(a)                                  To the Company’s knowledge, the Company and each of its Subsidiaries owns, or is licensed or otherwise possesses sufficient legally enforceable rights to use and enforce all Company Intellectual Property Rights, except for any such failures to own, be licensed, possess or enforce that, either individually or in the aggregate, would not have a Company Material Adverse Effect.

(b)                                 To the Company’s knowledge, neither the use of any Company Intellectual Property Rights by the Company or its Subsidiaries nor the conduct of the business of the Company or its Subsidiaries conflicts with, infringes upon, violates or interferes with, or constitutes an appropriation of any valid patent, trademark, trade name, service mark or copyright or other intellectual property right of any other Person, except where the failure to be valid or enforceable would not, either individually or in the aggregate, have a Company Material Adverse Effect.

(c)                                  To the Company’s knowledge, no Person materially infringes upon, violates or interferes with, or otherwise misappropriates any material Company Intellectual Property Right.

3.12                           Litigation.  There is no action, suit, hearing, claim, investigation, arbitration or proceeding (“Proceeding”) pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries or their respective assets or properties, or their respective officers and directors, in their capacity as such, before or by any court, arbitrator or Governmental Entity that, if adversely determined, would reasonably be expected to have a Company Material Adverse Effect or, as of the date of this Agreement, which challenges this Agreement or the transactions contemplated by this Agreement.

3.13                           Company Employee Benefit Plans.  Except as would not have, either individually or in the aggregate, a Company Material Adverse Effect, with respect to each of the Company Plans:  (i) all payments required by each Company Plan, any collective bargaining agreement or other agreement, or by Law with respect to all prior periods have been made or provided for by the Company or its Subsidiaries in accordance with the provisions of each of the Company Plans, applicable Law and GAAP; (ii) no Proceeding has been threatened in writing, asserted, instituted or, to the knowledge of the Company, is anticipated against or relating to any of the Company Plans (other than non-material routine claims for benefits and appeals of such claims) or any of the assets of any trust of any of the Company Plans; and (iii) each Company Plan complies and has been maintained and operated in all material respects in accordance with its terms and applicable Law, including ERISA and the Code.

3.14                           Insurance.  All of insurance policies maintained by the Company and its Subsidiaries are in full force and effect, and neither the Company nor any Subsidiary is in material default with respect to its obligations under any of such insurance policies.

3.15                           Compliance with Laws; Permits.

(a)                                  Except as would not have, either individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are in compliance with all Laws applicable to the Company and its Subsidiaries, including the Laws enforced and regulations issued by the FAA, EASA, Civil Aviation Authority and other governmental authorities governing the commercial aerospace and defense industry.  Except as would not have, either individually or in the aggregate, a Company Material Adverse Effect, to the Company’s knowledge, neither the Company nor any of its Subsidiaries is under investigation with respect to, nor has the Company nor any of its Subsidiaries been threatened in writing to be charged with or given written notice of any violation of, any applicable Law.

(b)                                 Except as would not have, either individually or in the aggregate, a Company Material Adverse Effect,  (i) each of the Company and its Subsidiaries has and maintains in full force and effect, and is in compliance with, all material Permits necessary for each of the Company and its Subsidiaries to carry on its business as currently conducted and to own and operate its properties and (ii) neither the Company nor any of its Subsidiaries has received written notice that the Person issuing or authorizing any such Permit intends to terminate, or will refuse to renew or reissue, any such Permit upon its expiration.

3.16                           Environmental Matters.  Except as would not have, either individually or in the aggregate, a Company Material Adverse Effect:

(a)                                  The Company and its Subsidiaries are in compliance with all applicable Environmental Laws.

(b)                                 Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity or other Person of any pending actual or threatened Environmental Liabilities of the Company or any of its Subsidiaries.

3.17                           Labor and Employment Matters.  Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement and there are no labor unions, or other organizations representing, any employee of the Company or any of its Subsidiaries.  To the knowledge of the Company, no strike, slowdown, picketing, work stoppage, or other similar labor activity has occurred.  The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, workers’ compensation, worker safety, wages and hours, civil rights, discrimination and immigration, except where the failure to so comply with such Laws would not have, either individually or in the aggregate, a Company Material Adverse Effect.

3.18                           Brokerage.  Except for fees payable to Oppenheimer & Co., Inc., no Person is entitled to any brokerage, finder’s or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company for which Parent or the Company could become liable or obligated.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Reports prior to the date of this Agreement, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as of the date hereof and as of the Closing Date, that:

4.1                                 Organization and Qualification.  Each of Parent and Merger Sub is a company duly organized, validly existing and in good standing under the jurisdiction of its incorporation.  Each of Parent and Merger Sub has all requisite corporate power and authority to own and operate its properties and to carry on its businesses as now conducted.  Each of Parent and Merger Sub is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except where the failure to be so qualified as a foreign corporation would not have, either individually or in the aggregate, a Parent Material Adverse Effect.

4.2                                 Subsidiaries.  Each Subsidiary of Parent is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, has all requisite corporate power and authority to own its properties and to carry on its businesses as now conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except where the failure to be qualified as a foreign corporation would not have, either individually or in the aggregate, a Parent Material Adverse Effect.

4.3                                 Authorization; Valid and Binding Agreement.  Parent has all necessary corporate power and authority and Merger Sub has all necessary limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate, on the terms and subject to the conditions of this Agreement, the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and assuming that this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.  As of the date of this Agreement, the Board of Directors of each of Parent and Merger Sub has approved and adopted the execution, delivery and performance of this Agreement and consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement and Parent, acting as the sole member of Merger Sub, has approved this Agreement.

4.4                                 Governmental Filings; No Violations; Consents and Waivers.

(a)                                  Except for (i) the applicable requirements of Blue Sky Laws, (ii) filings under the Exchange Act and the Securities Act, (iii) any filings required under the rules and regulations of The Nasdaq Capital Market, (iv) the filing of the Certificate of Merger pursuant to the DGCL, and (v) any consents, approvals, authorizations, permits, notices, actions or filings, the failure of which to obtain, take or make, would not have, either individually or in the aggregate, a Parent Material Adverse Effect, the execution and delivery of this Agreement by Parent and the consummation of the transactions contemplated by this Agreement do not (A) require any material authorization, consent, approval, exemption or other action by or notice to any court or Governmental Entity or (B) conflict with or result in a material breach of any Law to which Parent or any of its Subsidiaries are subject.

(b)                                 Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger by Parent and Merger Sub will, directly or indirectly (with or without the giving of notice or the passage of time or both), (i) except as would not have, either individually or in the aggregate, a Parent Material Adverse Effect, require any consent under any Parent Contract other than those consents that have been obtained by Parent prior to the Closing Date, (ii) except as would not have, either individually or in the aggregate, a Parent Material Adverse Effect, (A) violate, result in a breach of, conflict with or entitle any other Person to accelerate the maturity or performance under, amend, call a default under, exercise any remedy under, modify, rescind, suspend or terminate, (B) entitle any Person to any right or privilege to which such Person was not entitled immediately before this Agreement or any other agreement or document contemplated by this Agreement was executed under, or (C) create any obligation on the part of Parent or any of its Subsidiaries that it was not obligated to perform immediately before this Agreement or any other agreement or document contemplated by this Agreement was executed under, any term of any Parent Contract, (iii) violate or result in the breach of any term of the organizational documents of Parent or any of its Subsidiaries or (iv) except as would not have, either individually or in the aggregate, a Parent Material Adverse Effect, result in the amendment, creation, imposition or modification of any Lien other than a Permitted Lien upon or with respect to any of the properties or assets that Parent or any of its Subsidiaries owns, uses or purports to own or use.

4.5                                 Capital Stock.  The authorized share capital of Parent consists of 10,000,000 Parent Ordinary Shares, par value NIS 0.9 per share, of which, as of the date of this Agreement, 6,542,671 shares are issued and outstanding.  As of the date of this Agreement, there are outstanding options to purchase an aggregate of 65,477 Parent Ordinary Shares (the “Parent Options”).  All outstanding Parent Ordinary Shares and the Parent Ordinary Shares constituting the Merger Consideration have been duly authorized and all outstanding Parent Ordinary Shares are, and the Parent Ordinary Shares constituting the Merger Consideration, upon issuance in accordance with the terms hereof, will be, validly issued, fully paid and nonassessable.  Other than pursuant to the Parent Options or as set forth on Schedule 4.5 hereto, there are no outstanding, and there have not been reserved for issuance any:  (i) shares of capital stock or other voting securities of Parent or its Subsidiaries; (ii) securities of Parent or its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Parent or Subsidiaries; (iii) options or other rights to acquire from Parent or its Subsidiaries, or obligations of Parent or its Subsidiaries to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of Parent or its Subsidiaries, as the case may be; or (iv) equity equivalent interests in the ownership or earnings of Parent or its Subsidiaries or other similar rights (the items in clauses (i) through (iv) collectively, “Parent Securities”).  There are no outstanding obligations of Parent or its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities.  There are no stockholder agreements, voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries are bound relating to the voting, purchase, transfer or registration of any shares of capital stock of Parent or any of its Subsidiaries or preemptive rights with respect thereto.

4.6                                 Parent SEC Reports.

(a)                                  Parent has filed with or otherwise furnished to the SEC, the Israeli Securities Authority and the Tel-Aviv Stock Exchange, all material forms, reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act, the Exchange Act or the Israeli Securities Law since December 31, 2005 (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein, the “Parent SEC Reports”).  As of their respective dates, the Parent SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed (or, if amended, as of the date of such amendment) (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Israeli Securities Law, and the rules and regulations promulgated thereunder applicable to such Parent SEC Reports, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                                 The audited consolidated financial statements included in the Parent’s annual report on Form 20-F for the year ended December 31, 2007, the unaudited consolidated financial statements for the year ended December 31, 2008 filed by Parent on Form 6-K and the other financial statements included in Parent SEC Reports fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods set forth therein, and in each case were prepared in conformity with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and subject, in the case of financial statements for quarterly periods, to normal year-end adjustments not material in amount).

(c)                                  There is no material liabilities or obligations of Parent or any of its Subsidiaries (whether accrued, contingent, absolute, determined or determinable) that would, in accordance with GAAP be required to be disclosed on a balance sheet other than: (i) liabilities or obligations disclosed or provided for in the audited consolidated balance sheet of the Company as of December 31, 2008 or disclosed in the notes thereto (the “Parent Current Balance Sheet”); (ii) liabilities or obligations incurred after December 31, 2008 in the ordinary course of Parent’s business that are not individually or in the aggregate material to Parent and its Subsidiaries, taken as a whole; (iii) liabilities incurred in connection with the transactions contemplated by this Agreement; (iv) liabilities under any agreement, lease, note, mortgage, indenture or other obligation of Parent or any of its Subsidiaries; and (v) other liabilities or obligations which would not, either individually or in the aggregate, have a Parent Material Adverse Effect.

4.7                                 Absence of Certain Changes or Events.  Since December 31, 2008 and prior to the date of this Agreement, the business of Parent and its Subsidiaries has been conducted in all material respects in the ordinary course consistent with past practice.  Since December 31, 2008, there has not been any Parent Material Adverse Effect.

4.8                                 Title to Properties.  Parent or one of its Subsidiaries owns good and marketable title to, or holds pursuant to valid and enforceable leases, all of the material personal property shown to be owned by them on the Parent Current Balance Sheet, free and clear of all Liens, except for Permitted Liens or other imperfections of title, if any, that, individually or in the aggregate, would not be reasonably expected to have a Parent Material Adverse Effect.  All material personal property shown to be owned by Parent and its Subsidiaries on the Parent Current Balance Sheet have been maintained in accordance with Parent’s and its Subsidiaries’ normal practices and are in usable condition for the operation of Parent’s and its Subsidiaries’ businesses, ordinary wear and tear excepted.

4.9                                 Tax Matters.  Parent and its Subsidiaries have filed all material Tax Returns that are required to be filed by them (taking into account any extensions of time to file that have been duly perfected).  All such Tax Returns were true, correct and complete in all material respects when filed.  All material Taxes have been fully paid or properly accrued.  There are no Liens with respect to any Taxes upon any of Parent’s or its Subsidiaries’ assets, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate Proceedings.

4.10                           Material Contracts.

(a)                                  All the Parent Contracts that are required to be described in the Parent SEC Reports or required to be filed as exhibits thereto have been described or filed as required.

(b)                                 Each of the Parent Contracts is a valid and binding obligation of Parent (or the Subsidiaries of Parent party thereto), and to Parent’s knowledge, the other parties thereto, enforceable against Parent and its Subsidiaries and, to Parent’s knowledge, the other parties thereto in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization, arrangement or similar Laws affecting creditors’ rights generally and by general principles of equity.

(c)                                  Neither Parent nor any of its Subsidiaries is, nor to Parent’s knowledge is any other party, in breach, default or violation (and no event has occurred or not occurred through Parent’s or any of its Subsidiaries’ action or inaction or, to Parent’s knowledge, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Parent Contract to which Parent or any of its Subsidiaries is now a party, or by which any of them or any of their respective properties or assets may be bound, except for breaches, defaults or violations that would not have, either individually or in the aggregate, a Parent Material Adverse Effect.

4.11                           Intellectual Property.

(a)                                  To Parent’s knowledge, Parent and each of its Subsidiaries owns, or is licensed or has been granted covenants or otherwise possesses sufficient legally enforceable rights to use and enforce all Parent Intellectual Property Rights, except for any such failures to own, be licensed, possess or enforce that, either individually or in the aggregate, would not have a Parent Material Adverse Effect.

(b)                                 To Parent’s knowledge, neither the use of any Parent Intellectual Property Rights by Parent or its Subsidiaries nor the conduct of the business of Parent or its Subsidiaries conflicts with, infringes upon, violates or interferes with, or constitutes an appropriation of any valid patent, trademark, trade name, service mark or copyright or other intellectual property right of any other Person, except where the failure to be valid or enforceable would not, either individually or in the aggregate, have a Parent Material Adverse Effect.

(c)                                  To Parent’s knowledge, no Person materially infringes upon, violates or interferes with, or otherwise misappropriates any material Parent Intellectual Property Right.

4.12                           Insurance.  All insurance policies maintained by the Parent and its Subsidiaries are in full force and effect, and neither the Parent nor any Subsidiary is in material default with respect to its obligations under any of such insurance policies.

4.13                           Litigation.  There is no Proceeding pending or, to Parent’s knowledge, threatened against Parent or any of its Subsidiaries or their respective assets or properties, or their respective officers and directors, in their capacity as such, before or by any court, arbitrator or Governmental Entity that, if adversely determined, would reasonably be expected to have a

Parent Material Adverse Effect or, as of the date of this Agreement, which challenges this Agreement or the transactions contemplated by this Agreement.

4.14                           Compliance with Laws; Permits.

(a)                                  Except as would not have, either individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries are in compliance with all Laws applicable to Parent and its Subsidiaries, including the Laws enforced and regulations issued by any applicable governmental authorities governing the commercial aerospace and defense industry.  Except as would not have, either individually or in the aggregate, a Parent Material Adverse Effect, to Parent’s knowledge, neither Parent nor any of its Subsidiaries is under investigation with respect to, nor has Parent nor any of its Subsidiaries been threatened in writing to be charged with or been given written notice of any violation of, any applicable Law.

(b)                                 Except as would not have, either individually or in the aggregate, a Parent Material Adverse Effect, (i) each of Parent and its Subsidiaries has and maintains in full force and effect, and is in compliance with, all material Permits necessary for Parent and each of its Subsidiaries to carry on their respective businesses as currently conducted and to own and operate its properties and (ii) neither Parent nor any of its Subsidiaries has received written notice that the Person issuing or authorizing any such Permit intends to terminate, or will refuse to renew or reissue, any such Permit upon its expiration.

4.15                           Environmental Matters.  Except as would not have, either individually or in the aggregate, a Parent Material Adverse Effect:

(a)                                  Parent and its Subsidiaries are in compliance with all applicable Environmental Laws.

(b)                                 Neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Entity or other Person of any pending actual or threatened Environmental Liabilities of Parent or any Subsidiary of Parent.

4.16                           Parent Employee Benefit Plans.  Except as would not have, either individually or in the aggregate, a Parent Material Adverse Effect, with respect to each of the Parent Plans:  (i) all payments required by each Parent Plan, any collective bargaining agreement or other agreement, or by Law with respect to all prior periods have been made or provided for by the Parent or its Subsidiaries in accordance with the provisions of each of the Parent Plans, applicable Law and GAAP; (ii) no Proceeding has been threatened in writing, asserted, instituted or, to the knowledge of the Parent, is anticipated against or relating to any of the Parent Plans (other than non-material routine claims for benefits and appeals of such claims) or any of the assets of any trust of any of the Parent Plans; and (iii) each Parent Plan complies and has been maintained and operated in all material respects in accordance with its terms and applicable Law, including ERISA and the Code.

4.17                           Labor and Employment Matters.  To the knowledge of the Parent, no strike, slowdown, picketing, work stoppage, or other similar labor activity has occurred.  The Parent and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, workers’ compensation, worker safety, wages and hours, civil rights, discrimination and immigration, except where the failure to so comply with such Laws would not have, either individually or in the aggregate, a Parent Material Adverse Effect.

4.18                           Brokerage.  No Person is entitled to any brokerage, finder’s or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Parent for which Parent or the Company could become liable or obligated.

4.19                           Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted and will conduct its operations prior to the Effective Time only as contemplated by this Agreement.  All shares of capital stock of Merger Sub are owned directly by Parent.

ARTICLE V

CERTAIN PRE-CLOSING COVENANTS

5.1                                 Conduct of the Business of the Company.  The Company covenants and agrees as to itself and its Subsidiaries that, from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by Law or to the extent Parent shall otherwise consent in writing, each of the Company and its Subsidiaries shall conduct its business in all material respects only in the ordinary course and shall use commercially reasonable efforts, consistent with past practice, to (a) preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, officers, employees, business associates and consultants, (b) maintain and keep its material properties and assets in good repair and condition, (c) maintain in effect all material governmental Permits pursuant to which it currently operates and (d) maintain and enforce all material Company Intellectual Property Rights.  From the date of this Agreement to the Effective Time, the Company shall not, and shall cause each Subsidiary not to, without Parent’s prior written consent:  (i) amend its organizational documents except for such amendments that would not prevent or materially impair the consummation of the transactions contemplated by this Agreement; (ii) split, combine or reclassify its outstanding shares of capital stock; (iii) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock; or (iv) adopt a plan of complete or partial liquidation or dissolution.

5.2                                 Conduct of the Business of Parent.  Parent covenants and agrees as to itself and its Subsidiaries that, from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by Law or to the extent the Company shall otherwise consent in writing, each of Parent and its Subsidiaries shall conduct its business in all material respects only in the ordinary course and shall use commercially reasonable efforts, consistent with past practice, to (a) preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, officers, employees, business associates and consultants, (b) maintain and keep its material properties and assets in good repair and condition, (c) maintain in effect all material governmental Permits pursuant to which it currently operates and (d) maintain and enforce all material Parent Intellectual Property Rights.  From the date of this Agreement to the Effective Time, Parent shall not, and shall cause each of its Subsidiaries not to, without the Company’s prior written consent:  (i) amend its organizational documents except for such amendments that would not prevent or materially impair the consummation of the transactions contemplated by this Agreement; (ii) split, combine or reclassify its outstanding shares of capital stock; (iii) except for the cash dividend announced on March 11, 2009, declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock; or (iv) adopt a plan of complete or partial liquidation or dissolution.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1                                 Registration Statement; Proxy/Prospectus.

(a)                                  As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a proxy statement in preliminary form relating to the Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and Parent shall prepare and file with the SEC a registration statement on Form F-4 (together with all amendments thereto, the “Registration Statement;” the prospectus contained in the Registration Statement together with the Proxy Statement, the “Proxy/Prospectus”), in which the Proxy Statement shall be included, in connection with the registration under the Securities Act of the issuance of Parent Ordinary Shares to be issued to the stockholders of the Company as Merger Consideration.  Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement to become effective and the Proxy Statement to be cleared by the SEC as promptly as practicable, and, prior to the effective date of the Registration Statement, Parent shall take all actions reasonably required under any applicable federal securities Laws or Blue Sky Laws in connection with the issuance of Parent Ordinary Shares in the Merger.  Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.  As promptly as reasonably practicable after the Registration Statement shall have become effective and the Proxy Statement shall have been cleared by the SEC, the Company shall mail or otherwise make available in accordance with the Securities Act and the Exchange Act the Proxy/Prospectus to its stockholders.  No filing of, or amendment of or supplement to, the Proxy Statement shall be made by the Company, and no filing of, or amendment or supplement to, the Registration Statement shall be made by Parent, in each case, unless the party intending to make such filing has given the other party a reasonable opportunity to review and comment on the proposed filing.  Each of Parent and the Company shall advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, the suspension of the qualification of the Parent Ordinary Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(b)                                 The Company and Parent represent that the information supplied by it for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed or made available to the stockholders of the Company or (iii) the time of the Stockholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c)                                  If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent, or any of their respective Subsidiaries, or their respective officers or directors, or any of their holders of capital stock, is discovered by a party which should be set forth in an amendment of or a supplement to the Registration Statement or Proxy Statement, such party shall promptly inform the other party.  All documents that either the Company or Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

6.2                                 Meeting of Company Stockholders; Board Recommendation.

(a)                                  Meeting of Company Stockholders.  The Company shall take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to call, hold and convene a meeting of its stockholders, promptly following the distribution of the definitive Proxy/Prospectus to its stockholders, to consider adoption and approval of this Agreement and approval of the Merger (the “Stockholders’ Meeting”) to be held as promptly as reasonably practicable.

(b)                                 Board Recommendation.  The Special Committee of the Board of Directors and the Board of Directors of the Company shall recommend that its stockholders vote in favor of adoption and approval of this Agreement and approval of the Merger at the Stockholders’ Meeting and (ii) the Proxy/Prospectus shall include a statement to the effect that the Special Committee of the Board of Directors and the Board of Directors of the Company has recommended that the Company’s stockholders vote in favor of adoption and approval of this Agreement and approval of the Merger at the Stockholders’ Meeting.

6.3                                 Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each party will (and will cause its Affiliates to) use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including obtaining all necessary consents, waivers, approvals, authorizations, Permits or orders from all Governmental Entities or other Persons, including responding to additional inquiries or requests for additional information from any Governmental Entity.

6.4                                 Public Announcements.  Parent and the Company shall consult with and obtain the approval of the other party (such approval not to be unreasonably withheld or delayed) before issuing any press release or other public announcement with respect to the Merger or this

Agreement and shall not issue any such press release prior to such consultation and approval, except as may be required by applicable Law or any listing agreement related to the trading of the shares of either party on any securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use reasonable best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

6.5                                 Indemnification of Directors and Officers.

(a)                                  From and after the Effective Time, each of Parent and the Surviving Company shall indemnify and hold harmless, to the fullest extent permitted under applicable Law (and each of Parent and Surviving Company shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement.

(b)                                 For six years from the Effective Time, Parent shall or shall cause the Surviving Company to maintain in effect for the benefit of the Indemnified Parties an insurance and indemnification policy with an insurer with the same or better credit rating as the current carrier for the Company that provides coverage for acts or omissions occurring on or prior to the Effective Time (the “D&O Insurance”) covering each such person covered by the officers’ and directors’ liability insurance policy of the Company on terms with respect to coverage and in amounts no less favorable than those of the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement.  Parent may satisfy its obligations under this Section 6.5(b) by purchasing a “tail” policy from an insurer with the same or better credit rating as the current carrier for the Company’s existing directors’ and officers’ insurance policy, which (i) has an effective term of six years from the Effective Time, (ii) covers each person covered by the Company’s  directors’ and officers’ insurance policy in effect on the date of this Agreement or at the Effective Time for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms that are no less favorable than those of the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement.

(c)                                  Parent shall cause the Surviving Company to cause to be maintained in effect in the Surviving Company’s (or any successor’s) certificate of incorporation, bylaws or any other instruments provisions with respect to indemnification, exculpation and advancement of expenses that are at least as favorable to the intended beneficiaries as those contained in the Company’s certificate of incorporation, bylaws and indemnification letters as in effect on the date of this Agreement.  The obligations of the Surviving Company under this Section 6.5 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the express written consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.5 applies shall be third party beneficiaries of this Section 6.5).

(d)                                 The provisions of this Section 6.5 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

(e)                                  If Parent, the Surviving Company, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, honor the indemnification and other obligations set forth in this Section 6.5.

6.6                                 Further Assurances.  From time to time, as and when requested by any party hereto and at the other party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary to evidence and effectuate the transactions contemplated by this Agreement.

6.7                                 Nasdaq Listing.  Parent shall use its reasonable best efforts to cause the Parent Ordinary Shares issuable to the Company’s stockholders in the Merger and such other Parent Ordinary Shares to be reserved for issuance upon exercise of Company Options to be approved for listing on The Nasdaq Global Market, subject to official notice of issuance, prior to the Effective Time.

ARTICLE VII

CONDITIONS

7.1                                 Conditions to Obligations of Each Party under this Agreement.  The respective obligations of each party to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

(a)                                  Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

(b)                                 No Order.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or order that is in effect and permanently enjoins or otherwise prohibits the consummation of the Merger or the transactions contemplated hereby; provided, however, that prior to asserting this condition, the asserting party shall have complied with Section 6.3.

(c)                                  Effectiveness of the Registration Statements.  The Registration Statement shall have been declared effective by the SEC under the Securities Act.  No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no Proceeding for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC.

7.2                                 Conditions to Parent’s and Merger Sub’s Obligations.  The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated by this Agreement are also subject to the following conditions, any or all of which may be waived, in whole or in part:

(a)                                  Representations and Warranties.  The representations and warranties of the Company contained in Article III hereof shall be true and correct in all material respects (provided that the representations and warranties modified by “materiality” shall be true and correct in all respects), both as of the date of this Agreement and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except that those representations and warranties which by their express terms are made as of a specific date shall be required to be true and correct only as of such date.

(b)                                 Agreements and Covenants.  The Company shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.  Parent shall have received a certificate of an executive officer of the Company to the foregoing effect.

(c)                                  Company Material Adverse Effect.  No Company Material Adverse Effect shall have occurred since the date of this Agreement.  Parent shall have received a certificate, dated the date of the Closing and signed by an executive officer of the Company, to the foregoing effect.

7.3                                 Conditions to the Company’s Obligations.  The obligation of the Company to effect the Merger and the other transactions contemplated in this Agreement is also subject to the following conditions, any or all of which may be waived, in whole or in part:, to the extent permitted by applicable Law:

(a)                                  Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in Article IV hereof shall be true and correct in all material respects (provided that the representations and warranties modified by “materiality” shall be true and correct in all respects), both as of the date of this Agreement and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except that those representations and warranties which by their express terms are made as of a specific date shall be required to be true and correct only as of such date.

(b)                                 Agreements and Covenants.  Parent shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.  The Company shall have received a certificate of an executive officer of Parent to the foregoing effect.

(c)                                  Parent Material Adverse Effect.  No Parent Material Adverse Effect shall have occurred since the date of this Agreement.  The Company shall have received a certificate, dated the date of the Closing and signed by an executive officer of Parent to the foregoing effect.

(d)                                 Transfer of Parent Listing to Nasdaq Global Market.  The transfer of Parent’s listing from the Nasdaq Capital Market to the Nasdaq Global Market shall have been approved.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1                                 Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of Company Stockholder Approval:

(a)                                  By mutual written consent of the Company and Parent at any time;

(b)                                 By written notice of either the Company or Parent, if the Effective Time shall not have occurred prior to September 30, 2009 (such date shall be referred to herein as the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the Effective Time not to occur on or before the Outside Date;

(c)                                  By written notice of Parent (if Parent is not in material breach of its obligations or its representations and warranties under this Agreement), if (i) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement which (A) would result in a failure of a condition set forth in Section 7.2(a) or 7.2(b) and (B) has not been or cannot be cured within 30 days after written notice to the Company of such breach and the intention to terminate this Agreement pursuant to this Section 8.1(d) or (ii) if facts exist which render impossible one or more of the conditions set forth in Section 7.1 or Section 7.2 by the Outside Date;

(d)                                 By written notice of the Company (if the Company is not in material breach of its obligations or its representations and warranties under this Agreement), if (i) there has been a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement which (A) would result in a failure of a condition set forth in Section 7.3(a) or 7.3(b) and (B) has not been or cannot be cured within 30 days after written notice to Parent of such breach and the intention to terminate this Agreement pursuant to this Section 8.1(e) or (ii) if facts exist which render impossible one or more of the conditions set forth in Section 7.1 or Section 7.3 by the Outside Date;

(e)                                  By written notice of either Parent or the Company if Company Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor (or at any adjournment or postponement thereof) at which a quorum is present and the vote to adopt this Agreement and approve the Merger is taken; or

(f)                                    By written notice of either Parent or the Company, if a court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, Law, ordinance, rule, regulation, judgment, decree, injunction or other order that is in effect and permanently enjoins or otherwise prohibits the consummation of the Merger and the transactions contemplated hereby, which statute, Law, ordinance, rule, regulation, judgment, decree, injunction or order is final and nonappealable.

8.2                                 Effect of Termination.  In the event of the termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and of no force and effect, except for Section 6.4, this Section 8.2, Section 8.5 and Article X and with respect to any liabilities or damages incurred or suffered by a party as a result of (i) the failure for any reason of Parent or Merger Sub to effect the Merger and pay the Merger Consideration upon the satisfaction or waiver of the conditions set forth in Sections 7.1 and 7.2 or (ii) any other willful breach of this Agreement.

8.3                                 Amendment.  This Agreement may be amended by the mutual agreement of the parties hereto at any time prior to the Effective Time only by an instrument in writing signed by the parties hereto; provided, however, that after the approval of the Merger by the stockholders of the Company, no amendment to this Agreement shall be made which by Law or the rules of The Nasdaq Global Market requires further approval by the stockholders of the Company without such further approval by such stockholders.

8.4                                 Waiver.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after the Company Stockholder Approval, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of The Nasdaq Global Market, requires further approval by such stockholders.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.5                                 Fees and Expenses.  All expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.

ARTICLE IX

DEFINITIONS

9.1                                 Definitions.  For purposes of this Agreement, the following terms, when used in this Agreement with initial capital letters, shall have the respective meanings set forth in this Agreement:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person.  For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Bental” means Bental Industries Ltd., an Israeli company.

“Blue Sky Laws” has the meaning set forth in Section 3.4(a).

“Business Day” means any day on which banks are not required or authorized to close in The City of New York in the United States of America.

“Certificate of Merger” has the meaning set forth in Section 1.2.

“Certificates” has the meaning set forth in Section 2.2(b).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble hereto.

“Company Common Stock” means common stock, par value $0.01 per share, of the Company.

“Company Contract” shall mean any contract that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC.

“Company Current Balance Sheet” has the meaning set forth in Section 3.6(c).

“Company Intellectual Property Rights” means all (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, provisionals, reissues, re-examinations, and extensions thereof, (ii) trademarks, trade names, service marks, brand names, and domain names, and all applications and registrations therefor, (iii) copyrights and all applications and registrations therefor, (iv) technology, inventions, processes, know-how, and trade secrets and other proprietary rights including, but not limited to, proprietary information, discoveries, formulae, records, forecasts, data, plans, drawings, operation procedures and manuals, and materials of a confidential nature, (v) computer software programs or applications and databases, and (vi) all other intellectual property rights that are currently used in or held for use in the Company’s and any of its Subsidiaries’ businesses, and tangible embodiments of each and any of the foregoing.

“Company Material Adverse Effect” means any material adverse effect on the business, earnings, operations, assets, liabilities, properties, condition (financial or otherwise), results of operations or net worth of the Company and it Subsidiaries, taken as a whole.

“Company Option Plan” means the Company’s 2007 Incentive Compensation Plan.

“Company Options” means each outstanding option, whether vested or unvested, to purchase shares of Company Common Stock issued under the Company Option Plan.

“Company Plan(s)” means any Employee Benefit Plan established, maintained, sponsored, or contributed to by the Company or any ERISA Affiliate or any employee leasing company on behalf of any Company Employee, director or shareholder (whether current, former or retired) or their beneficiaries, or with respect to which the Company, its Subsidiaries or any of their ERISA Affiliates or any employee leasing company has or has had any obligation on behalf of such Person.

“Company Recommendation” has the meaning set forth in Section 3.3.

“Company SEC Reports” has the meaning set forth in Section 3.6(a).

“Company Securities” has the meaning set forth in Section 3.5.

“Company Stockholder Approval” has the meaning set forth in Section 3.3.

“D&O Insurance” has the meaning set forth in Section 6.5(b).

“DGCL” has the meaning set forth in the recitals.

“EASA” means European Aviation Safety Agency

“Effective Time” has the meaning set forth in Section 1.2.

“Employee Benefit Plan” means any “employee benefit plan” (as defined under Section 3(3) of ERISA) or any other bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, stock appreciation, other forms of incentive compensation, excess benefit, supplemental pension insurance, disability, medical, supplemental unemployment, vacation benefits, payroll practice, fringe benefit, scholarship, sickness, accident, severance, or post-retirement compensation or benefit, welfare or any other employee benefit plan, policy, arrangement or practice, whether written or oral.

“Environment” means any surface or subsurface physical medium or natural resource, including, air, land, soil, surface waters, ground waters, stream and river sediments, and biota.

“Environmental Laws” means any federal, state, local or common law, rule, regulation, ordinance, code, order or judgment (including the common law and any judicial or administrative interpretations, guidances, directives, policy statements or opinions) relating to the injury to, or the pollution or protection of worker health and safety or the Environment.

“Environmental Liabilities” means any claims, judgments, damages (including punitive damages), losses, penalties, fines, liabilities, encumbrances, Liens, violations, costs and expenses (including attorneys and consultants fees) of investigation, remediation or defense of any matter relating to human health, safety or the Environment of whatever kind or nature by any party, entity or authority, (A) which are incurred as a result of (i) the existence of Hazardous Substances in, on, under, at or emanating from any real property presently or formerly owned, operated or managed by the Company or any of its past or present Subsidiaries, (ii) the offsite transportation, treatment, storage or disposal of Hazardous Substances generated by the Company or any of its past or present Subsidiaries or (iii) the violation of any Environmental Laws or (B) which arise under the Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that would be deemed a “single employer” with another entity under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.2(a).

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“FAA” means Federal Aviation Administration.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any (a) nation, region, state, province, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, court or tribunal, or other entity, (d) multinational organization or body or (e) body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including, without limitation, the FAA, and EASA.

“Hazardous Substances” means petroleum, petroleum products, petroleum-derived substances, radioactive materials, hazardous wastes, polychlorinated biphenyls, lead based paint, radon, urea formaldehyde, asbestos or any materials containing asbestos, and any wastes, materials or substances regulated or defined as or included in the definition of “hazardous substances,” “hazardous materials,” “hazardous constituents,” “toxic substances,” “pollutants”, “contaminants” or any similar denomination intended to classify or regulate substances by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Law.

“Indemnified Parties” has the meaning set forth in Section 6.5(a).

“IRS” means the United States Internal Revenue Service.

“Israeli Securities Law” means the Israeli Securities Law, 1968

“Law” means any statutes, laws (including common law), rules, ordinances, regulations, codes, orders, judgments, injunctions, writs, decrees, applicable to the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as applicable, or their respective properties or assets.

“Liens” means security interests, liens, claims, pledges, options, rights of first refusal, charges and other encumbrances.

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 2.1(a).

“Merger Sub” has the meaning set forth in the preamble hereto.

“Outside Date” has the meaning set forth in Section 8.1(b).

“Parent” has the meaning set forth in the preamble hereto

“Parent Contract” shall mean any material contract of Parent or its Subsidiaries of a type described in Item 6.01(b)(10) of Regulation S-K of the SEC.

“Parent Current Balance Sheet” has the meaning set forth in Section 4.6(c).

“Parent Intellectual Property Rights” means all (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, provisionals, reissues, re-examinations, and extensions thereof, (ii) trademarks, trade names, service marks, brand names, and domain names, and all applications and registrations therefor, (iii) copyrights and all applications and registrations therefor, (iv) technology, inventions, processes, know-how, and trade secrets and other proprietary rights including, but not limited to, proprietary information, discoveries, formulae, records, forecasts, data, plans, drawings, operation procedures and manuals, and materials of a confidential nature, (v) computer software programs or applications and databases, and (vi) all other intellectual property rights that are currently used in or held for use in Parent’s and any of its Subsidiaries’ businesses, and tangible embodiments of each and any of the foregoing.

“Parent Material Adverse Effect” means any material adverse effect on the business, earnings, operations, assets, liabilities, properties, condition (financial or otherwise), results of operations or net worth of Parent and it Subsidiaries, taken as a whole.

“Parent Measurement Price” means the volume weighted average price of a Parent Ordinary Share for the five most recent trading days immediately prior to the Effective Time as reported on the NASDAQ Capital Market.

“Parent Option” has the meaning set forth in Section 4.5.

“Parent Ordinary Share(s)” means ordinary shares, par value NIS 0.9 per share, of Parent.

“Parent Plan(s)” means any Employee Benefit Plan established, maintained, sponsored, or contributed to by Parent or any of its Subsidiaries or any employee leasing company on behalf of any employee, member, director or shareholder of Parent or any of its Subsidiaries (whether current, former or retired) or their beneficiaries, or with respect to which Parent, its Subsidiaries or any employee leasing company has or has had any obligation on behalf of such Person.

“Parent SEC Reports” has the meaning set forth in Section 4.6(a).

“Parent Securities” has the meaning set forth in Section 4.5.

“Permits” means any material governmental licenses, franchises, permits, certificates, consents, orders, approvals, filings or other similar authorizations or notifications required under applicable Law.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate Proceedings and are adequately reserved as shown on the Company Current Balance Sheet; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate Proceedings; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies on owned or leased real property which are not violated by the current use and operation of such real property; (iv) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to real property, which do not materially impair the occupancy or use of the real property for the purposes for which it is currently used; (v) public roads and highways; (vi) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (vii) Liens on goods in transit incurred pursuant to documentary letters of credit; and (viii) purchase money Liens and Liens securing rental payments under capital lease arrangements.

“Person” means an individual, a group (including a “group” under Section 13(d) of the Exchange Act), a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity or any department, agency or political subdivision thereof.

“Proceeding” has the meaning set forth in Section 3.12.

“Proxy/Prospectus” has the meaning set forth in Section 6.1(a).

“Proxy Statement” has the meaning set forth in Section 6.1(a).

“Registration Statement” has the meaning set forth in Section 6.1(a).

“SEC” has the meaning set forth in Section 3.6(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholders’ Meeting” has the meaning set forth in Section 6.2(a).

“Subsidiary” means, (a) with respect to the Company, each of (i) Limco-Airepair Inc., a Delaware corporation and a wholly owned subsidiary of the Company, and (ii) Piedmont Aviation Component Services LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company, and (b) with respect to Parent, each of (i) TAT-GAL Inc., a California corporation and a wholly owned subsidiary of the Company, and (ii) Bental.  For the purpose of this Agreement, the Company shall not be deemed a subsidiary of Parent.

“Surviving Company” has the meaning set forth in Section 1.1.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any affiliated group (or by being included (or required to be included) in any Tax Return relating thereto).

“Treasury Regulations” means the regulations promulgated under the Code.

9.2                                 Construction.

(a)                                  Unless the context otherwise requires, as used in this Agreement:  (i) an accounting term not otherwise defined in this Agreement has the meaning ascribed to it in accordance with GAAP; (ii) “or” is not exclusive; (iii) “including” and its variants mean “including, without limitation” and its variants; (iv) words defined in the singular have the parallel meaning in the plural and vice versa; (v) references to “written” or “in writing” include in visual electronic form; (vi) words of one gender shall be construed to apply to each gender; and (vii) the terms “Article,” and “Section,” refer to the specified Article or Section of this Agreement.

(b)                                 A reference to any Person includes such Person’s successors and permitted assigns.

(c)                                  Any references to “dollars” or “$” means dollars of the United States of America.

(d)                                 For purposes of this Agreement, “knowledge” of a party, or words or phrases of similar import or meaning as used in this Agreement shall mean the actual knowledge of any of the executive officers of the Company or its Subsidiaries or of Parent or its Subsidiaries, as applicable, after due inquiry by such persons of those management level employees of the Company or its Subsidiaries or Parent or its Subsidiaries, as applicable, whose duties would, in the normal course of the Company’s or any of its Subsidiaries’ affairs or Parent’s or any of its Subsidiaries’ affairs, as applicable, result in such management level employees having knowledge concerning the subject matter in question.

ARTICLE X

MISCELLANEOUS

10.1                           Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

10.2                           Notices.  Any notices or other communications required or permitted under, or otherwise in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

Notices to Parent or Merger Sub:

TAT Technologies Ltd.

P.O. Box 80

Gedera 70750

Israel

Attn:  Chairman

Facsimile No.: 972-8-8592831

Notices to the Company:

Limco-Piedmont Inc.

5304 S. Lawton Avenue

Tulsa, OK 74107

Attn: Chief Financial Officer

Facsimile No.: 918-445-2210

with a copy to:

Proskauer Rose LLP

1585 Broadway

New York, NY 10036-8299

Attn: Stephen W. Rubin, Esq.

Facsimile No.: 212-969-2900

10.3                           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

10.4                           Entire Agreement.  This Agreement and the other documents delivered pursuant hereto the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement.

10.5                           Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void.

10.6                           Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 6.5, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.7                           No Strict Construction.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

10.8                           Governing Law; Consent to Jurisdiction and Venue.

(a)                                  This Agreement and the transactions contemplated by this Agreement, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State and without reference to conflict of laws principles.

(b)                                 Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court, or Federal Court of the United States of America sitting in the Southern District of New York, and any appellate court from any thereof, in any action or Proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated by this Agreement or thereby, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or Proceeding except in such courts, (ii) agrees that any claim in respect of any such action or Proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or Proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or Proceeding in any such court.  Each of the parties hereto agrees that a final judgment in any such action or Proceeding shall be conclusive and may be enforced in any other place of competent jurisdiction by suit on the judgment or in any other manner provided by Law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.2.  Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

10.9                           Time of the Essence.  Time is of the essence regarding all dates and time periods set forth or referred to in this Agreement or any document contemplated by this Agreement.

10.10                     Waiver of Trial By Jury.  The parties hereto waive the right to a trial by jury in any action or proceeding arising under or concerning this agreement or any action or proceeding arising out of or concerning the transactions contemplated by this agreement, regardless of which party initiates such action or proceeding.

10.11                     Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the day and year first above written.

TAT TECHNOLOGIES LTD.

By:	/s/ Shmuel Fledel
Name: Shmuel Fledel
Title: Chief Executive Officer

LIMC ACQUISITION COMPANY

By:	/s/ Shmuel Fledel
Name: Shmuel Fledel
Title: Chief Executive Officer

LIMCO-PIEDMONT INC.

By:	/s/ Robert Koch
Name: Robert Koch
Title: Co-Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX II

[LETTERHEAD OF OPPENHEIMER & CO. INC.]

April 3, 2009

The Special Committee of the Board of Directors

Limco-Piedmont Inc.

5304 South Lawton Avenue

Tulsa, Oklahoma 74107

Members of the Special Committee:

You have asked Oppenheimer & Co. Inc. (“Oppenheimer”) to render a written opinion (“Opinion”) to the Special Committee of the Board of Directors (the “Special Committee”) of Limco-Piedmont Inc. (“Limco”) as to the fairness, from a financial point of view, to the holders of Limco Common Stock (as defined below), other than TAT Technologies Ltd. (“TAT”), LIMC Acquisition Company, a wholly owned subsidiary of TAT (“Merger Sub”), and their respective affiliates, of the Exchange Ratio (as defined below) provided for in the Agreement and Plan of Merger, dated as of April 3, 2009 (the “Merger Agreement”), among TAT, Merger Sub and Limco.  As more fully described in the Merger Agreement, Merger Sub will be merged with and into Limco (the “Merger”) and each outstanding share of the common stock, par value $0.01 per share, of Limco (“Limco Common Stock”) will be converted into the right to receive 0.5 (the “Exchange Ratio”) of an ordinary share, par value (New Israeli Shekel) NIS 0.9 per share, of TAT (“TAT Ordinary Shares”).

In arriving at our Opinion, we:

(a)                                  reviewed the Merger Agreement;

(b)                                 reviewed audited financial statements of Limco for fiscal years ended December 31, 2006, December 31, 2007 and December 31, 2008;

(c)                                  reviewed audited financial statements of TAT for fiscal years ended December 31, 2006 and December 31, 2007 and unaudited financial statements of TAT for the fiscal year ended December 31, 2008;

(d)                                 reviewed financial forecasts and estimates relating to Limco and TAT prepared by the respective managements of Limco and TAT;

(e)                                  held discussions with the senior managements of Limco and TAT with respect to the businesses and prospects of Limco and TAT;

(f)                                    reviewed historical market prices and trading volumes for Limco Common Stock and TAT Ordinary Shares;

(g)                                 reviewed and analyzed certain publicly available financial data for companies that we deemed relevant in evaluating Limco and TAT;

(h)                                 reviewed certain publicly available financial terms of transactions that we deemed relevant in evaluating the Merger;

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The Special Committee of the Board of Directors

Limco-Piedmont Inc.

April 3, 2009

(i)                                     analyzed the estimated present value of the future cash flows of Limco and TAT based on financial forecasts and estimates prepared by the respective managements of Limco and TAT;

(j)                                     reviewed the premiums paid, based on publicly available financial information, in merger and acquisition transactions we deemed relevant in evaluating the Merger; and

(k)                                  performed such other analyses, reviewed such other information and considered such other factors as we deemed appropriate.

In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by Limco, TAT and their respective employees, representatives and affiliates or otherwise reviewed by us.  With respect to the financial forecasts and estimates relating to Limco and TAT referred to above, we have assumed, at the direction of the managements of Limco and TAT and with your consent, without independent verification or investigation, that such forecasts and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of the respective managements of Limco and TAT as to the future financial condition and operating results of Limco and TAT.

We have assumed, with the consent of Limco, that the Merger will qualify for federal income tax purposes as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.  We also have assumed, with the consent of Limco, that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Limco, TAT or the contemplated benefits of the Merger.  We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Limco or TAT.  Our Opinion, as set forth herein, relates to the relative values of Limco and TAT.  We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of Limco or TAT or as to the actual value of TAT Ordinary Shares when issued in the Merger or the prices at which Limco Common Stock or TAT Ordinary Shares will trade at any time.  We express no view as to, and our Opinion does not address, any terms or other aspects or implications of the Merger (other than the Exchange Ratio to the extent expressly specified herein) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, the compensation to be received by any individual officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Exchange Ratio.  In addition, we express no view as to, and our Opinion does not address, the underlying business decision of Limco to proceed with or effect the Merger nor does our Opinion address the relative merits of the Merger as compared to any alternative business strategies that might exist for Limco or the effect of any other transaction in which Limco might engage.  In connection with our engagement, we were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of Limco.  Our Opinion is necessarily based on the information available to us and general economic,

II-2

The Special Committee of the Board of Directors

Limco-Piedmont Inc.

April 3, 2009

financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof.  As you are aware, the credit, financial and stock markets are experiencing unusual volatility and we express no opinion or view as to the potential effects, if any, of such volatility on Limco, TAT or the proposed Merger.  It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.

The issuance of this Opinion was approved by an authorized committee of Oppenheimer.  As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

We have acted as financial advisor to the Special Committee in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this Opinion and a portion of which is contingent upon consummation of the Merger.  We and our affiliates in the past have performed and in the future may perform investment banking and other services for Limco unrelated to the Merger, for which services we and our affiliates have received and expect to receive compensation, including having acted as lead underwriter for the initial public offering of Limco Common Stock in 2007.  In the ordinary course of business, we and our affiliates may actively trade the securities of Limco and TAT for our and our affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Merger Agreement is fair, from a financial point of view, to the holders of Limco Common Stock (other than TAT, Merger Sub, and their respective affiliates).  This Opinion is for the use of the Special Committee in its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the Merger.

Very truly yours,

/S/ OPPENHEIMER & CO. INC.

OPPENHEIMER & CO. INC.

II-3

ANNEX III

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders, Audit Committee and Board of Directors

Limco-Piedmont Inc.

Tulsa, Oklahoma

We have audited the accompanying consolidated balance sheets of Limco-Piedmont Inc. as of December 31, 2008 and 2007, and the related consolidated statements of income, shareholders’ equity and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Limco-Piedmont Inc. as of December 31, 2008 and 2007 and the results of their  operations and cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Virchow, Krause & Company, LLP

Minneapolis, Minnesota

March 6, 2009

(Except for Note 13b as to which the date is April 30, 2009)

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LIMCO-PIEDMONT INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	December 31,	December 31,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$21,336	$5,039
Marketable Securities	11,300	28,806
Accounts receivable (net of allowance for doubtful accounts of $79 and $140 at December 31, 2008 and 2007, respectively)	11,820	9,328
Inventories	18,978	16,391
Other accounts receivable and prepaid expenses	1,326	1,481

Total current assets	64,760	61,045

Property, plant and equipment, net	6,023	5,169
Intangible assets, net	1,383	1,709
Goodwill	4,780	4,780
Total assets	$76,946	$72,703

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payables	$5,378	$5,084
TAT payables	2,341	1,762
Other accounts payable and accrued expenses	1,764	1,568
Total current liabilities	9,483	8,414

Long-Term Liabilities:
Deferred income tax liabilities	835	404

Total liabilities	10,318	8,818
Commitments and contingencies
Shareholders’ Equity:
Common stock, $0.01 par value; 25,000 shares authorized, 13,205 shares issued and outstanding at both December 31, 2008 and 2007	132	132
Additional paid-in capital	49,179	49,004
Retained earnings	17,462	14,749
Accumulated other comprehensive loss, net of tax	(145)	—
Total shareholders’ equity	66,628	63,885
Total liabilities and shareholders’ equity	$76,946	$72,703

See notes to consolidated financial statements.

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LIMCO-PIEDMONT INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Years ended
	December 31,
	2008	2007

Revenue
MRO services	$54,276	$49,392
Parts services	17,289	20,384

Total revenue	71,565	69,776

Cost and operating expenses
MRO services	43,664	35,205
Parts services	13,922	16,603
Selling and marketing	2,755	2,613
General and administrative	7,118	6,981
Amortization of intangibles	326	474

Operating income	3,780	7,900

Other income (expense)
Interest income	1,259	897
Loss on sale of investments	(236)	—
Other expense	(167)	—
Interest expense	—	(732)

Total other income (expense)	856	165

Income before taxes	4,636	8,065

Provision for income taxes	1,923	2,871

Net income	$2,713	$5,194

Basic net income per share	$0.21	$0.48

Diluted net income per share	$0.21	$0.47

Basic shares outstanding	13,205	10,934

Diluted shares outstanding	13,205	10,962

See notes to consolidated financial statements.

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LIMCO-PIEDMONT INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(in thousands, except per share data)

			Additional		Accumulated Other	Total
	Common Stock		Paid-in	Retained	Comprehensive	Shareholders’
	Shares	Amount	Capital	Earnings	Loss	Equity
Balance at December 31, 2006	9,000	$90	$7,446	$9,555	$—	$17,091
Net income for the year	—	—	—	5,194	—	5,194
Issuance of common stock- initial public offering	4,205	42	41,168	—	—	41,210
Share based compensation	—	—	390	—	—	390
Balance at December 31, 2007	13,205	132	49,004	14,749	—	63,885

Net income for the year	—	—	—	2,713	—	2,713
Other comprehensive loss, net of tax	—	—	—	—	(145)	(145)
Total comprehensive income						2,568
Share based compensation	—	—	175	—	—	175
Balance at December 31, 2008	13,205	$132	$49,179	$17,462	$(145)	$66,628

See notes to consolidated financial statements.

III-4

LIMCO-PIEDMONT INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Twelve months ended December 31,
	2008	2007
Cash flow from operating activities:
Net income	$2,713	$5,194
Adjustment to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,168	1,125
Share based compensation expenses	175	390
Change in unrealized loss on investments	236	—
Change in deferred income taxes, net	78	(10)
Changes in allowance for doubtful accounts	(61)	(105)

Changes in certain operating assets and liabilities:
Increase in accounts receivable	(2,431)	(796)
Decrease in other accounts receivable and prepaid expenses	593	(1,016)
Increase in inventories	(2,587)	(1,779)
Accounts payable and other accrued expenses	490	(2,712)
Decrease in TAT account	579	(1,360)
Net cash provided by (used in) operating activities	953	(1,069)

Cash flows from investing activities:
Sale of investments and other assets	26,358	—
Purchase of investments and other assets	(9,318)	(28,806)
Purchases of property and equipment	(1,696)	(2,899)
Net cash provided by (used in) investing activities	15,344	(31,705)

Cash flows from financing activities:
Proceeds from issuance of common stock, initial public offering, net of $294 capitalized IPO costs	—	41,504
Repayment of short-term bank credit	—	(4,000)
Repayment of long-term loan	—	(4,000)
Net cash provided by financing activities	—	33,504

Increase in cash and cash equivalents	16,297	730
Cash and cash equivalents at the beginning of year	5,039	4,309
Cash and cash equivalents at the end of the year	$21,336	$5,039

Cash paid during the year for :
Income taxes	$2,163	$2,811
Interest expense	$—	$800

See notes to consolidated financial statements.

III-5

Note 1 - General

Limco-Piedmont Inc. (“Limco”), a Delaware corporation, is a majority-owned subsidiary, 62%, of TAT Technologies Ltd. (“TAT”).  Limco is principally engaged in:

•                                    The repair and overhaul of heat transfer components, auxiliary power units (“APUs”), propellers, landing gear and pneumatic ducting.

•                                    Inventory management and parts services for commercial, regional, and charter airlines and business aircraft owners.

The Limco’s primary operations are located in Tulsa, Oklahoma and Kernersville, North Carolina.  The principal markets of Limco are North America, Europe and Asia.  Limco sells its products mainly to the aircraft industry.

Recapitalization

On February 27, 2007, Limco incorporated as a Delaware corporation. On February 27, 2007, Limco Airepair Inc. (Limco Delaware), a Delaware corporation, was incorporated as a wholly-owned subsidiary of Limco-Airepair, Inc. (Limco Oklahoma), an Oklahoma corporation. On March 2, 2007, all assets, except Limco Oklahoma’s membership interest in Piedmont Aviation Component Services, LLC, and all liabilities were assumed by Limco Delaware.  On March 5, 2007 Limco merged with Limco-Airepair, Inc., an Oklahoma corporation.  As part of the merger, TAT received 9,000,000 shares of the Limco for its 37,500 shares of Limco-Airepair, Inc.

All share and per share amounts have been updated to reflect the recapitalization.

Principles of Consolidation

The consolidated financial statements include the accounts of Limco and its wholly-owned subsidiaries, Limco-Airepair, Inc. and Piedmont Aviation Component Services LLC (“Piedmont”). All significant intercompany transactions and balances have been eliminated.

Cash Equivalents

Cash equivalents are short-term highly liquid investments that are readily convertible to cash with original maturities of three months or less from the date of purchase.

Marketable Securities

Short-term investments are accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investment in Debt and Equity Securities.” Management determines the classification of its investments in marketable debt and equity securities at the time of purchase and reevaluates such determinations as of each balance sheet date. As of December 31, 2008, all marketable securities covered by SFAS No. 115, were designated as available-for-sale. Securities available-for-sale are carried at fair value,

III-6

with the unrealized gains and losses, net of income taxes, reported as a separate component of shareholders’ equity classified as other comprehensive income. Realized gains and losses and declines in market value judged to be other than temporary are included in other income. The unrealized loss of $145,000 relates to short-term investments deemed to be temporary and the unrealized loss position is less than twelve months.  Interest and dividends are also included in other income. Our short-term investments consist of auction rate tax-exempt securities and corporate and government bonds with maturities of one to four years.

The fair value of short-term investments is determined by quoted market prices of the underlying securities (other than auction rate tax exempt securities — see below).  For purposes of determining gross realized gains or losses, the cost of the security is determined based on specific identification.

Auction rate securities are variable rate debt securities. While the underlying security has a long-term nominal maturity, the interest rate is reset through auctions that are typically held every 7, 28, or 35 days. The securities trade at par and are callable at par on any interest payment date at the option of the issuer. Interest is paid at the end of each auction period. We classify these securities as short-term available-for-sale because we intend to liquidate them as the need for working capital arises in the ordinary course of business and we are able to liquidate them or roll them over to the next reset period. During the first three months of the year Limco determined to liquidate its holdings of variable rate debt securities and in January, February and October 2008 it sold approximately 91% of its auction rate tax-exempt securities portfolio at par and reinvested the proceeds in high-grade corporate debt, governmental debt instruments and money market funds.  The remaining balance of $2.25 million at December 31, 2008 will be sold as the market allows.  Should management determine that these securities were to be held longer than one year then they would be classified as long-term securities.

In September 2007, the FASB issued SFAS No. 157, “Fair Value Measurements,” or SFAS 157. Among other requirements, SFAS 157 defines fair value and establishes a framework for measuring fair value and also expands disclosure about the use of fair value to measure assets and liabilities. SFAS 157 is effective beginning the first fiscal year that begins after November 15, 2007. Limco adopted SFAS 157 during the first quarter of 2008.   Although the adoption of SFAS 157 did not materially impact our financial condition, results of operations, or cash flows, we are now required to provide additional disclosures as part of our financial statements.

SFAS 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

As of December 31, 2008, Limco held certain assets that are required to be measured at fair value on a recurring basis, including money market funds and available-for-sale securities. Limco’s available-for-sale securities include auction-rate securities which consist of bonds with an auction reset feature whose underlying assets are Oklahoma state municipal bonds.

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As a result of failed auctions, these securities are currently illiquid through the normal auction process and quoted market prices and other observable market data are not available or diminished. Accordingly, these investments were valued using pricing models based on the net present value of estimated future cash flows as of December 31, 2008. These securities were also compared, when possible, to other observable market data with similar characteristics to the securities held by Limco.

Limco’s financial assets measured at fair value on a recurring basis subject to the disclosure requirements of SFAS 157 at December 31, 2008, were as follows (in thousands):

	Fair Value Measurements at Reporting Date Using
(in thousands)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Money Market funds	$18,807	$—	$—	$18,807
Auction-rate securities	—	2,250	—	2,250
Municipal bonds	9,050	—	—	9,050

Total	$27,857	$2,250	$—	$30,107

Accounts Receivable

Limco’s accounts receivable balances are due from companies primarily in the airline and defense industries. Credit is extended based on evaluation of a customer’s financial condition and, generally, collateral is not required. Accounts receivable from sales of services are typically due from customers within 30 days and accounts receivable from sales of licenses are due over terms ranging from 30 days to twelve months. Accounts receivable balances are stated at amounts due from customer net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual payments terms are considered past due. Limco determines its allowance by considering a number of factors, including the length of time trade receivables are past due, Limco’s previous loss history, the customer’s current ability to pay its obligation to Limco, and the condition of the general economy and the industry as a whole. Limco writes-off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

Limco had one customer that accounted for 12% of Limco’s revenues during 2008.  This customer had an outstanding accounts receivable balance of $1,694,000 at December 31, 2008.

III-8

Limco has a long-term parts supply contract with this customer.  There were no customers that accounted for more than 10% of Limco’s revenues or accounts receivable during 2007.

Inventories

Inventories are stated at the lower of cost or market value.  Cost of inventory is determined by the average cost and the first-in, first-out (FIFO) methods. Because the Limco sells products and services related to airplane accessories (heat transfer equipment, APU’s, propellers, and landing gear) for airplanes that can be in service for 20 to 50 years, it must keep a supply of such products and parts on hand while the airframes are in use.  Limco writes down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those anticipated, inventory adjustments may be required.  Limco believes that these estimates are reasonable and historically have not resulted in material adjustments in subsequent periods when the estimates are adjusted to actual amounts.

Property, Plant and Equipment

Property, plant, and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets.  Leasehold improvements are amortized over the estimated useful life of the improvements, or the term of the lease, whichever is shorter.

The useful life for property, plant and equipment is as follows:

Useful Life

Buildings and building improvements	39
Leasehold improvements	5-10
Machinery and equipment	3-10
Motor vehicles	5-7
Office furniture, fixtures and equipment	3-7

Intangible Assets

Intangible assets subject to amortization are being amortized over their useful life, using a method of amortization that reflects the pattern in which the economic benefits of the intangible assets are consumed or otherwise used up, in accordance with SFAS No. 142.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of net assets of businesses acquired and accounted for by the purchase method of accounting. SFAS No. 142, “Goodwill and Other Intangible Assets,” requires that goodwill and certain other intangible assets having indefinite lives no longer be amortized, but instead be tested annually for

III-9

impairment or more frequently if events suggest the remaining value may not be recoverable.  An impairment test was performed by management as of December 31, 2008, indicating goodwill was not impaired and as such no expense has been recorded.  Limco determined the fair value using the discounted cash flow method.  The results of the assessment indicated that no impairment existed in the value of recorded goodwill.  There were no changes in the balance sheet of goodwill for the years ended December 31, 2008 and 2007.

Impairment of Long-Lived Assets

Limco reviews long-lived assets, including intangible assets and goodwill, for impairment annually or more frequently if changes in circumstances or the occurrence of events suggest the remaining value may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, “the amount of impairment to be recognized is equal to the difference between the carrying amount of an asset and the fair value of that asset.” As of December 31, 2008 and 2007 no impairment losses have been identified.

Revenue Recognition

Revenues from the sale of products and services are recognized in accordance with Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements” or SAB No. 104”.  Recognition occurs when persuasive evidence of an arrangement exists, delivery of the product has occurred, provided the collection of the resulting receivable is probable, the price is fixed or determinable and no significant obligation exists.  Limco does not grant a right of return.

Revenues from MRO services are recognized when customer-owned material is shipped back to the customer.

Revenues from product sales are recognized when the product is shipped to the customer and title passes to the customer.

Revenues from maintenance contracts are accounted under FASB Technical Bulletin No. 90-1 (Amended), “Accounting for Separately Priced Extended Warranty and Product Maintenance Contracts.”  Revenue is recognized over the contract period in proportion to the costs expected to be incurred in performing services under the contract as costs incurred to perform the services are not incurred on a straight-line basis.

Shipping and Handling Costs

Shipping and handling costs billed to customers are included in revenues.  The cost of shipping and handling products and sales tax is included in costs of MRO and part services.

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Research and Development

Research and development costs net of grants and participations received for each period are charged to expenses as incurred.

Warranty Cost

Limco provides warranties for its products and services ranging from one to five years, which vary with respect to each contract and in accordance with the nature of each specific product.

Limco estimates the costs that may be incurred under its warranty and records a liability in the amount of such costs at the time the product is shipped. Limco periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

As of December 31, 2008 and 2007 the aggregate amount of the warranty provision is immaterial.

Income Taxes

Income taxes are accounted for in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). This statement prescribes the use of the liability method, whereby deferred tax assets and liability account balances are determined based on temporary differences between financial reporting and tax bases of assets and liabilities and for tax loss carryforwards. Deferred taxes are measured using the enacted laws and tax rates that will be in effect when the differences are expected to reverse. Limco provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

Net Income Per Share

The consolidated statements of income present basic and diluted net income per share. Basic net income per share is computed by dividing net income by the weighted-average number of common shares outstanding during the period. Diluted earnings per share considers the potential effect of dilution on basic earnings per share assuming potentially dilutive securities that meet certain criteria, such as stock options, were outstanding since issuance. The treasury stock method is used to determine the dilutive effect of potentially dilutive securities. There are 311,250 options outstanding that were anti-dilutive at December 31, 2008 and there are no warrants outstanding as of December 31, 2008.

The following table reconciles basic shares outstanding to diluted shares outstanding:

	Year ended December 31,
	2008	2007
	(in thousands)

Basic shares outstanding	13,205	10,934
Add: effect of dilutive stock options	—	28
Diluted shares outstanding	13,205	10,962

III-11

Concentrations of Credit Risk

Financial instruments that potentially subject Limco to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivables.  We have one customer that accounts for over ten percent of accounts receivables at December 31, 2008.  This customer is under a long-term parts supply contract.

Cash and cash equivalents and short-term bank deposits are deposited with major banks in the United States. Such deposits in the United States may be in excess of insured limits and are not insured in other jurisdictions.

Limco has no off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

Limco depends on a limited number of suppliers for some standard and custom designed components for its systems. If such suppliers fail to deliver the necessary components, Limco may be required to seek alternative sources of supply. A change in suppliers could result in manufacturing delays, which could cause a possible loss of sales and, consequently, could adversely affect Limco’s results of operations and cash position.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

Financial Statements in U.S. dollars

The U. S. dollar is the currency of the primary economic environment in which Limco operates and the functional and reporting currency of Limco is the U.S. dollar.  Accordingly, monetary accounts maintained in currencies other than the U.S. dollar are remeasured into U.S. dollars in accordance with SFAS No. 52 “Foreign Currency Translation” (“SFAS No. 52”). All translation gains and losses from the remeasurement of monetary balance sheet items are reflected in the statements of income as appropriate.

Fair Value of Financial Instruments

SFAS No. 107 “Disclosures about Fair Value of Financial Instruments” requires disclosure of the estimated fair value of an entity’s financial instruments. Such disclosures, which pertain to Limco’s financial instruments, do not purport to represent the aggregate net fair value of Limco. The carrying value of cash and cash equivalents accounts receivable and accounts payable approximated fair value because of the short maturity of those instruments.

III-12

Historical Cost Basis

Limco’s financial statements have been prepared on the historical cost basis and present Limco’s financial position, results of operations and cash flows as derived from TAT’s historical financial statements. Prior to December 31, 2006, TAT provided certain services to Limco including general management and administrative services for employee benefit programs, insurance, legal, treasury and tax compliance.  Since January 1, 2007, TAT has, pursuant to a Separation Agreement entered into in March 2007, provided us with coverage under certain of their insurance policies.  We have reimbursed TAT for the cost of such coverage.

The financial information included herein does not necessarily reflect what the financial position and results of operations of Limco would have been had it operated as a stand-alone entity during the periods covered, and may not be indicative of future operations or financial position.

Registration Rights Agreement

Limco has registration statements with TAT, granting it the right to require registration for resale of its shares of common stock under the Securities Act of 1933, as amended.  TAT may sell all or some of the shares of Limco’s common stock that it owns or distribute shares to its shareholders.  Pursuant to FSP EITF 00-19-2, “Accounting for Registration Payment Arrangements” (“FSP”), which addresses an issuer’s accounting for registration payment arrangements, Limco concluded that no obligation should be recorded related to the registration rights.

Impact of Recently Issued Accounting Standards

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115” (SFAS No. 159).  SFAS No. 159 establishes a fair value option permitting entities to elect the option to measure eligible financial instruments and certain other items at fair value on specified election dates.  Unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings.  The fair value option may be applied on an instrument-by-instrument basis, with a few exceptions, is irrevocable and is applied only to entire instruments and not to portions of instruments.  SFAS No. 159 is effective for annual periods beginning after November 15, 2007 and for certain provisions for annual periods beginning after November 15, 2008, and should not be applied retrospectively to fiscal years beginning prior to the effective date.  On the adoption date, an entity may elect the fair value option for eligible items existing at that date and the adjustment for the initial remeasurement of those items to fair value should be reported as a cumulative effect adjustment to the opening balance of retained earnings.  We are currently assessing whether to apply the provisions of SFAS No. 159 to eligible financial instruments in place on the adoption date and the related impact on our financial statements.  This statement became applicable to Limco as of the year beginning January 1, 2008, and Limco did not elect to apply SFAS 159 to its financial assets and liabilities.  Therefore the adoption of SFAS 159 has had no impact on Limco’s financial position or results of operations.

III-13

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (SFAS 141(R).  SFAS 141(R) expands the definition of transactions and events that qualify as business combinations; requires that the acquired assets and liabilities, including contingencies, be recorded at the fair value determined on the acquisition date and changes thereafter reflected in revenue, not goodwill; changes the recognition timing for restructuring costs; and requires acquisition costs to be expensed as incurred.  Adoption of SFAS 141(R) is required for annual periods beginning after December 15, 2008.  Early adoption and retroactive application of SFAS 141(R) to fiscal years preceding the effective date are not permitted.  The adoption of SFAS 141(R) is not expected to have a material impact on our Consolidated Financial Statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interest in Consolidated Financial Statements” (SFAS 160).  SFAS 160 re-characterizes minority interests in consolidated subsidiaries as non-controlling interests and requires the classification of minority interests as a component of equity.  Under SFAS 160, a change in control will be measured at fair value, with any gain or loss recognized in earnings.  The effective date for SFAS 160 is for annual periods beginning on or after December 15, 2008.  Early adoption and retroactive application of SFAS 160 to fiscal years preceding the effective date are not permitted.  The adoption of SFAS 160 is not expected to have a material impact on our Consolidated Financial Statements.

In March 2008, the FASB issued SFAS No. 161 (SFAS 161), “Disclosures about Derivative Instruments and Hedging Activities”, as an amendment to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS 161 requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. The fair value of derivative instruments and their gains and losses will need to be presented in tabular format in order to present a more complete picture of the effects of using derivative instruments. SFAS 161 is effective for financial statements issued for fiscal years beginning after November 15, 2008. The adoption of SFAS 161 is not expected to have a material impact on our Consolidated Financial Statements.

Note 2 - Inventories

Inventories are composed of the following:

	December 31,
	2008	2007
	(in thousands)
Raw material	$6,304	$4,733
Work in process	5,423	4,796
Spare parts assemblies	7,251	6,862
	$18,978	$16,391

III-14

Inventories are shown net of allowances for obsolescence of $548,000, and $299,000 at December 31, 2008, and December 31, 2007, respectively.

Note 3 — Property, Plant and Equipment

Composition of assets, grouped by major classifications, is as follows:

	December 31,
	2008	2007
	(in thousands)
Cost:
Land, buildings, and leasehold improvements	$1,976	$1,842
Machinery and equipment	7,586	5,980
Motor vehicles	146	156
Office furniture, fixtures and equipment	812	846
	10,520	8,824
Accumulated depreciation and amortization	4,497	3,655
	$6,023	$5,169

Depreciation expense for the years ended December 31, 2008 and 2007 was $843,000 and $651,000, respectively.

III-15

Note 4 — Intangible Assets, Net

a.  Intangible assets:

	December 31,
	2008	2007	Life
	(in thousands)
Cost:
Customer relationships	$1,937	$1,937	10
Lease at below market rates	97	97	2.5
Consulting service agreement	6	6	0.3
Non-compete agreement	653	653	3
Trade name	128	128	10
Certificates	76	76	7
	2,897	2,897
Accumulated amortization	1,514	1,188
	$1,383	$1,709

Amortization expense related to intangible assets totaled $326,000 and $474,000 for the years ended December 31, 2008 and 2007, respectively.

b. Estimated amortization expenses for the year ending:

Amortization
Expense (in
Year ending December 31,	thousands)

2009	$217
2010	217
2011	217
2012	212
2013	207
Thereafter	313
$1,383

III-16

Note 5 — Other Accounts Payable and Accrued Expenses

	December 31,
	2008	2007
	(in thousands)

Employees and payroll accruals	$997	$938
Advances and other accrued expenses	411	166

Liability with respect to non-compete agreement	—	145
Rebate on sales	290	142
Accrued income taxes	66	177
	$1,764	$1,568

Note 6 - Related Parties

a.              Transactions with related parties:

	Years ended December 31,
	2008	2007
	(in thousands)

Purchases	$5,659	$4,830

Historically, Limco has purchased a majority of its cores for heat exchangers from its TAT. In January 2007, Limco entered into a manufacturing agreement in which it is required to purchase all cores required for its heat exchangers from TAT through January 31, 2017.  Heat exchangers not manufactured by TAT may be purchased from other vendors, including Hamilton Sundstrand.

TAT payables as of December 31, 2008 and December 31, 2007 were $2,341,000 and $1,762,000, respectively. Purchases from TAT include cores and related products and insurance costs.   TAT payables are unsecured and provide for no interest payments and are generally paid within 60 days.

In addition TAT owes Limco $155,000 at December 31, 2008 related to withholdings paid by Limco on deemed dividends related to interest expense from 2005 and 2006, and for intercompany parts purchases.

III-17

Subsequent to December 31, 2008, Limco approved a payment of $200,000 per year in management fees to TAT for management and administrative support.

Note 7 - Employee Share Based Compensation

Limco entered into a share based compensation agreement with its former CEO during August 2005.  The compensation agreement was made up of 45,000 Phantom Stock options and other stock options to be issued upon the completion of an IPO by Limco.

The Phantom Stock options had an exercise price of $6.37.  At the date of exercise, the former CEO received a cash payment for the difference between the exercise price and the average price of TAT’s stock price for the 60 days preceding the exercise date.  At December 31, 2007, Limco recorded compensation expense of $324,700 related to the Phantom Stock Options.  All of the Phantom Stock Options were exercised by December 31, 2007.

Effective as of July 19, 2007, the date of our initial public offering, Limco established an incentive compensation plan, or “the 2007 plan”, under which it may issue options to purchase up to 600,000 shares of its common stock. The options vest in three equal annual installments, except for 66,000 options that vest in four equal semi-annual installments.  Options generally expire five to ten years from date of grant.

Compensation expense attributable to outstanding stock options was $175,000 and $390,000 for the years ended December 31, 2008 and December 31, 2007, respectively.  Compensation expense is recognized in the statement of income as an operating expense based on the fair value of the option over the requisite service period.  As of December 31, 2008, the total unrecognized compensation cost related to non-vested stock awards was $781,000 and the weighted average period over which the cost is expected to be recognized is approximately 1.6 years.

A summary of our stock option activity for the years ended December 31, 2008 and 2007, is presented below:

		Weighted	Weighted average contractual
		average	life	Aggregate
		exercise	remaining	intrinsic
	Options	price	in years	value (1)
	(in thousands)			(in thousands)
Outstanding at December 31, 2006	—	—	—	—
Granted	404	$11.00	—	—
Cancelled	—	$0.00	—	—
Outstanding at December 31, 2007	404	$11.00	4.50	570
Granted	60	$5.88	—	—
Cancelled	153	$11.00	—	—
Outstanding at December 31, 2008	311	$10.01	4.37	$—
Exercisable at December 31, 2008	127	$10.09	4.25	$—
Options expected to vest at December 31, 2008	184

III-18

(1)                                                       The intrinsic value of a stock option is the amount by which the market value of the underlying stock on December 31, 2008 exceeds the strike price of the option.  There was no aggregate intrinsic value at December 31, 2008 as our stock price of $3.03 on December 31, 2008 was below all of the outstanding stock options’ exercise price.  The aggregate intrinsic value at December 31, 2007 was $570,000.

The weighted average grant date fair value of the stock options granted during the years ended December 31, 2008 and 2007 was $2.63 and $5.38 respectively.  There were 60,000 options granted during the year ended December 31, 2008.  The following table summarizes our weighted average assumptions used in the valuation of options for the years ended December 31, 2008 and 2007:

	2008	2007
Weighted average expected stock price volatility	56%	62%
Weighted average expected option life (in years)	3.5	3.5
Average risk free interest rate	2.87%	4.96%
Dividend yield	—	—
Discount for post-vesting restriction	n/a	n/a

Limco uses the Black-Scholes option pricing model to determine the weighted average fair value of options.  The volatility factor used in the Black-Scholes option pricing model is based on historical stock price fluctuations.  Due to the relative short period of the time Limco has been public TAT has estimated a 0% forfeiture rate.  The expected term of options is based on the simplified method as allowed under Staff Accounting Bulletins (SAB) No’s. 107 and 110 issued by the SEC. The simplified method assumes the option will be exercised midway between the vesting date and the contractual term of the option.  Limco is able to use the simplified method as the options qualify as “plain vanilla” options as defined by SAB No. 107 and since Limco does not have sufficient historical exercise data to provide a reasonable basis to estimate expected term.  Expected dividend yield is based upon Limco’s historical and projected dividend activity and the risk free interest rate is based upon US Treasury rates appropriate for the expected term of the options.

Note 8 — Defined Contribution Plan

Limco sponsors a 401(K) profit sharing plan covering substantially all employees.  The plan permits the employer to contribute a discretionary amount for a plan year, which the employer designates as qualified non-elective contribution.  Contributions to the plan by Limco were $203,369 and $155,146 for the years ended December 31, 2008 and 2007, respectively.

III-19

Note 9- Income Taxes

a.              Income tax expense for the years ended December 2008 and 2007 consists of the following:

	Year ended December 31,
	2008	2007
	(in thousands)

Current income tax provision	$1,845	$2,862
Deferred income tax provision	78	9

Total provision for income taxes	$1,923	$2,871

b.              A reconciliation of the statutory federal income tax rate to the effective tax rate is as follows:

	Year ended December 31,
	2007	2007

Statutory federal income tax rate	34.00%	34.00%
State taxes (net of federal benefit)	3.80%	3.80%
Tax-exempt interest	-0.88%	-2.00%
Indian employment credit	-0.33%	-0.30%
Manufacturers’ deduction	-0.44%	-0.10%
Stock-based compensation	-0.20%	0.50%
Other — net	5.54%	-0.30%
Effective income tax rate	41.48%	35.60%

III-20

c.               The deferred tax assets and liabilities are as follow at December 31:

	December 31,
	2008	2007
	(in thousands)
Assets:
Employee compensation	$325	$204
Allowance for doubtful accounts	53	50
Inventory	255	232
Other	297	16
Total assets	930	502

Liabilities:
Intangible assets including goodwill	(137)	(102)
Property, plant and equipment	(698)	(302)
Prepaid assets	(87)	(97)
Total liabilities	(922)	(501)

Deferred tax, net	$8	$1

d. Limco adopted provisions of FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes: an interpretation of FASB Statement 109, Accounting for Income Taxes” (“FIN 48”) on January 1, 2007. As a result of the implementation of FIN 48, Limco recognized a cumulative increase in its provision for tax expenses of $248,000.

Unrecognized tax benefits are the difference between a tax positions that is taken, or expected to be taken in a tax return, and the benefit recognized for accounting purposes pursuant to FIN 48.

A reconciliation of the beginning and ending amount of recognized provision is as follows:

Amount
(in thousands)
Balance at January 1, 2007	$147
Additions for tax positions of prior years	101
Reduction for tax positions of prior years	—
Settlements with taxing authorities	—
Balance at January 1, 2008	248
Additions for tax positions of prior years	189
Reduction for tax positions of prior years	—
Settlements with taxing authorities	(437)
Balance at December 31, 2008	$—

III-21

During 2008, Limco was audited by the Internal Revenue Service for the tax year ended December 31, 2006.  It was the determination of the Internal Revenue Service that Limco had deemed dividend distributions to TAT related to interest expense charged during 2005, 2006 and 2007.  Interest and penalties totaling $43,000 have been charged to income tax expense during the year ended December 31, 2008.  The audit is now closed and Limco believes that the only tax years open for audit is the year ended December 31, 2008.

Note 10 — Commitments and Contingencies

Limco leases various office equipment and facilities under non-cancelable operating leases with expiration dates through January 2013. The monthly rental expense ranges from approximately $100 to $9,000.

Total operating lease rentals charged to expense during the years ended December 2008 and 2007 were approximately $214,008 and $330,610, respectively. Net minimum annual future rental under non-cancelable operating leases as of December 31, 2008, are as follow:

Year	Amount
(in thousands)

2009	$186
2010	187
2011	157
2012	69
2013	14

Total	$613

Limco is currently engaged in a contract dispute with one of our suppliers.  Limco believes that the dispute will be resolved on a commercial basis.  However, the inability to amicably resolve such dispute could result in litigation, which could have a material effect on Limco’s business and financial condition.

Note 11 - Segment Reporting

a.            Limco manages its business on a basis of two reportable segments since the acquisition of Piedmont on July 6, 2005.  Limco’s reportable segments are as follows:

•                  The maintenance, repair and overhaul (MRO) segment focuses on remanufacture, overhaul and repair of heat transfer equipment and other aircraft components and of repair of APUs, propellers and landing gears.

III-22

•                  Parts segment (part of Piedmont’s business) focuses on sales of parts of APUs, propellers and landing gears.

Limco evaluates segment performance based on revenue and operating income.  The operating income reported in our segments excludes corporate and other unallocated amounts.  Although such amounts are excluded from the business segment results, they are included in reported consolidated earnings.  Corporate and unallocated amounts include executive level expenses and expenses related to our accounting and finance, human resources and information technology departments.

b.              Operational segments:

The following financial information is the information that management uses for analyzing the results.  The figures are presented in consolidated method as presented to management.  Cost related to selling and marketing and general and administrative are allocated based on revenues.  This was a change made in 2008.  The segment results for 2007 have been restated to conform to this allocation method.

The following financial information is a summary of the operating income of each operational segment:

	Twelve months ended December 31, 2008
	MRO	Parts	Corporate	Consolidated
	(in thousands)
Revenue	$54,276	$17,289	—	$71,565
MRO services cost	43,664	—	—	43,664
Part services cost	—	13,922	—	13,922
Selling and marketing	2,091	664	—	2,755
General and administrative	3,254	1,032	2,832	7,118
Amortization of intangibles	326	—	—	326
Operating income (expense)	$4,941	$1,671	$(2,832)	$3,780

	Twelve months ended December 31, 2007
	MRO	Parts	Corporate	Consolidated
	(in thousands)
Revenue	$49,392	$20,384	$—	$69,776
MRO services cost	35,205	—	—	35,205
Part services cost	—	16,603	—	16,603
Selling and marketing	2,063	550	—	2,613
General and administrative	2,043	545	4,393	6,981
Amortization of intangibles	474	—	—	474
Operating income (expense)	$9,607	$2,686	$(4,393)	$7,900

III-23

The following presents total revenue, based on the location of the end customers, for the years ended December 31, 2008 and 2007:

	Year ended December 31,
	2008	2007
North America	$49,448	$48,632
Europe	13,980	14,895
Asia	3,324	2,444
Other	4,813	3,805
	$71,565	$69,776

The following presents long-lived assets as of:

	December 31, 2008
	MRO	Parts	Corporate	Consolidated
	(in thousands)
Total assets	$37,192	$7,118	$32,636	$76,946
Capital investments	1,696	—	—	1,696
Depreciation and amortization	1,168	—	—	1,168
Goodwill	4,780	—	—	4,780

	December 31, 2007
	MRO	Parts	Corporate	Consolidated
	(in thousands)
Total assets	$32,075	$6,783	$33,845	$72,703
Capital investments	2,889	—	—	2,899
Depreciation and amortization	1,125	—	—	1,125
Goodwill	4,780	—	—	4,780

III-24

Note  12 — Quarterly Financial Information (Unaudited)

	2008
	March 31	June 30	Sept. 30	Dec. 31
	(in thousands)

Net sales	$17,120	$17,677	$18,827	$17,941
Operating income	1,405	722	1,374	469
Net income	1,003	608	957	354
EPS	0.08	0.05	0.07	0.03

	2007
	March 31	June 30	Sept. 30	Dec. 31
	(in thousands)

Net sales	$20,214	$18,042	$16,644	$14,876
Operating income	2,366	2,821	1,875	838
Net income	1,410	1,565	1,430	789
EPS	0.16	$0.17	0.12	0.06

Note  13 — Subsequent Event

a.               New location

Subsequent to December 31, 2008, the Company announced that it would relocate the operations of its Oklahoma subsidiary to the location of its Piedmont subsidiary in North Carolina. The Company anticipates closing the Oklahoma operations by the end of June 2009.  The goal of this relocation is to achieve significant annual cost savings. The Company entered into a lease for a new facility in Kernersville, North Carolina of approximately 56,000 square feet, which will house its operations being relocated from Oklahoma. The lease, which expires on November 1, 2011, provides for 2 renewal options, each for a five year term. The lease provides for an annual rental fee of $86,182.

III-25

b.              Merger and Lawsuit

On April 3, 2009, Limco and TAT, its parent company, announced that they have entered into a definitive agreement and plan of merger pursuant to which TAT (which presently owns 61.8% of Limco’s common stock) will acquire all of the publicly held shares of common stock of Limco, pursuant to a stock for stock merger. Under the terms of the merger agreement, Limco’s shareholders will receive one half of an ordinary share of TAT for each share of Limco common stock they own. The exchange ratio in the transaction represents a premium of 12% to Limco’s closing share price on April 2, 2009 (the day before the announcement of the merger). It also represents a premium of 24.3% to Limco’s weighted average volume stock price on the NASDAQ global market over the 20 trading days prior to the announcement of the merger.  Following the merger, the former Limco shareholders (excluding TAT) will own approximately 27.8% of the ordinary shares of TAT.

The transaction is subject to approval of Limco’s shareholders, representing at least a majority of the outstanding shares of Limco common stock and other customary closing conditions. TAT, which holds 61.8% of Limco’s outstanding common stock, has advised Limco’s board that it intends to vote for approval and adoption of the merger. Approval of the merger by TAT’s shareholders is not required. It is anticipated that the closing of the merger will occur in the second or third quarter of 2009.

Upon consummation of the merger, Limco will operate as a wholly-owned subsidiary of TAT, maintaining its current management.

On April 8, 2009, a petition was filed in the District Court of Tulsa County, State of Oklahoma captioned “Chris Gassen, individually and on behalf of all others similarly situated (herein after “The Plaintiff”) against Limco and its Directors (Shmuel Fledel, Jacob Gesthalter, Michael Gorin, Giora Inbar, Avraham Ortal, and Eran Goren), hereinafter “The Defendants”. The action, which purports to be on behalf of a class comprised of the public stockholders of Limco, seeks relief against Limco and its Directors for alleged breaches of fiduciary duty and other violations of state law in connection with the merger. Plaintiff claims, among other things, that the defendants are attempting to sell Limco by means of an unfair process and for an unfair price and that defendants have failed to disclose all material information concerning the merger. Plaintiff is seeking to enjoin the consummation of the merger, monetary damages, and an award of costs, including attorneys’ fees. The Company’s management is of the opinion that the action is without merit and intends to vigorously defend the claims.

III-26

Annex IV

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2008

IN U.S. DOLLARS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of:
TAT Technologies Ltd. and Subsidiaries

We have audited the accompanying consolidated balance sheets of TAT Technologies Ltd. and Subsidiaries (“TAT”) as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2008. These consolidated financial statements are the responsibility of TAT’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. TAT is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of TAT’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the consolidated financial position of TAT Technologies Ltd. and Subsidiaries as of December 31, 2008 and 2007 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ Virchow, Krause & Company, LLP

Virchow, Krause & Company, LLP

An independent member

of Baker Tilly International

Minneapolis, Minnesota

May 7, 2009

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	December 31,
	2008	2007
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$33,899	$15,114
Marketable securities (Note 2e)	11,300	28,806
Trade accounts receivable (net of allowance for doubtful accounts of $154 and $155 at December 31, 2008 and 2007, respectively)	22,086	14,679
Other accounts receivable and prepaid expenses	6,162	3,471
TAT Industries Ltd. current account (Note 7)	383	576
Inventories (Note 3)	35,014	28,189

Total current assets	108,844	90,835

LONG-TERM ASSETS:

Funds in respect of employee right upon retirement	3,705	4,156

Property, plant and equipment, net (Note 4)	15,187	11,927

Intangible assets, net (Note 5)	2,195	1,709

Goodwill (Note 2 l)	5,999	4,780

Total assets	$135,930	$113,407

The accompanying notes are an integral part of the consolidated financial statements.

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands (except for share data)

	December 31,
	2008	2007
LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current maturities of long-term loans (Note 8)	$150	$—
Trade accounts payable	10,718	7,067
Other accounts payable and accrued expenses (Note 6)	7,360	4,310

Total current liabilities	18,228	11,377

LONG-TERM LIABILITIES:
Bental call/put option (Note 1.f)	2,183	—
Long-term loans, net of current maturities (Note 8)	5,188	—
Liability in respect of employee rights upon retirement	4,468	4,175
Long-term deferred tax liability	1,086	581

Total long-term liabilities	12,925	4,756

Minority interest	28,700	24,481

COMMITMENTS AND CONTINGENT LIABILITIES (Note 9)

SHAREHOLDERS’ EQUITY:
Share capital (Note 10) -
Ordinary shares of NIS 0.9 par value — Authorized: 10,000,000 shares at December 31, 2008 and 2007; Issued and outstanding: 6,552,671 shares and 6,542,671 shares at December 31, 2008 and 2007, respectively	2,204	2,201
Additional paid-in capital	39,476	39,308
Accumulated other comprehensive loss	(763)	—
Retained earnings	35,160	31,284

Total shareholders’ equity	76,077	72,793

Total liabilities and shareholders’ equity	$135,930	$113,407

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

U.S dollars in thousands (except share and per share data)

	Year ended December 31,
	2008	2007	2006

Revenues (Note 13):
Sale of products	$31,724	$18,928	$18,512
Services and other	71,565	69,776	59,021

	103,289	88,704	77,533
Cost of revenues:
Sale of products	22,977	13,399	12,590
Services and other	57,586	51,808	45,049

	80,563	65,207	57,639

Gross profit	22,726	23,497	19,894

Operating expenses:
Selling and marketing expenses	4,369	3,719	3,466
General and administrative expenses	12,407	10,995	6,710

	16,776	14,714	10,176

Operating income	5,950	8,783	9,718
Financial income (Note 14a)	2,677	1,707	721
Financial expenses (Note 14a)	(1,503)	(1,006)	(1,185)
Other income (expenses), net (Note 14b)	(236)	26,478	59

Income before income taxes	6,888	35,962	9,313
Income taxes (Note 12)	1,795	3,212	3,247

Income before minority interests	5,093	32,750	6,066

Share in result of affiliated company prior to its consolidation	674	—	—
Minority interests in subsidiaries earnings	(1,499)	(771)	—

Net income	$4,268	$31,979	$6,066

Basic net income per share (Note 11)	$0.652	$5.041	$1.004

Diluted net income per share (Note 11)	$0.650	$4.990	$0.984

Weighted average number of shares - basic	6,546,055	6,344,041	6,042,671

Weighted average number of shares - diluted	6,566,249	6,407,504	6,163,025

The accompanying notes are an integral part of the consolidated financial statements.

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

U.S. dollars in thousands (except for share data)

			Additional	Accumulated other	Retained earnings	Total	Total
	Share capital		paid-in	comprehensive	(Accumulated	comprehensive	shareholders’
	Number	Amount	capital	income (loss)	deficit)	income	equity

Balance as of January 1, 2006	6,042,671	$2,094	$35,704	$(1)	$(2,936)		$34,861
Comprehensive income:
Net income	—	—	—	—	6,066	$6,066	6,066
Unrealized gain on available-for-sale securities net of reclassification adjustments for gain realized	—	—	—	1	—	1	1
Cash dividends	—	—	—	—	(1,208)	—	(1,208)

Total comprehensive income						$6,067

Balance as of December 31, 2006	6,042,671	2,094	35,704	—	1,922		39,720

Issuance of shares	500,000	107	3,363	—	—		3,470
Share based compensation expense	—	—	241	—	—		241
Net income (comprehensive income)	—	—	—	—	31,979	$31,979	31,979
Cash dividends	—	—	—	—	(2,617)	—	(2,617)

Total comprehensive income						$31,979

Balance as of December 31, 2007	6,542,671	2,201	39,308	—	31,284		72,793
Issuance of shares	10,000	3	13	—	—		16
Share based compensation expense	—	—	155	—	—		155
Excess of purchase price over carrying amount of Bental Industries Ltd. shares acquired from parent company	—	—	—	—	(392)		(392)
Comprehensive income:
Unrealized loss on available-for-sale securities, net of taxes	—	—	—	(90)	—	$(90)	(90)
Foreign currency translation loss	—	—	—	(673)	—	(673)	(673)
Net income	—	—	—	—	4,268	4,268	4,268

Total comprehensive income						$3,505

Balance as of December 31, 2008	6,552,671	$2,204	$39,476	$(763)	$35,160		$76,077

The accompanying notes are an integral part of the consolidated financial statements.

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Year ended December 31,
	2008	2007	2006
Cash flows from operating activities:

Net income	$4,268	$31,979	$6,066
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,353	2,031	1,815
Impairment of goodwill	—	143	—
Gain on sale of property and equipment	(27)	(43)	(21)
Loss (gain) on sale of marketable securities	236	(34)	(38)
Provision for doubtful debts	(1)	(125)	(116)
Minority interest in subsidiaries earnings	1,499	771	—
Share in result of affiliated company prior to its consolidation	(674)	—	—
Profit from partial realization of investment in subsidiary company	—	(26,375)	—
Share based compensation expense	155	241	—
Share based compensation expense (minority interest)	66	149	—
Interest accrual in respect of call option to minority	28	—	—
Termination of long-term deferred financing cost	—	—	149
Changes in operating assets and liabilities:
Deferred income taxes, net	(197)	(321)	88
Increase in trade accounts receivable	(4,177)	(985)	(2,598)
Increase in other accounts receivable and prepaid expenses	(936)	(807)	(756)
Increase in inventories	(2,410)	(3,261)	(2,460)
(Decrease) increase in trade accounts payable	(627)	(963)	2,579
Increase (decrease) in other accounts payable and accrued expenses	659	(1,564)	510
Accrued severance pay, net	477	(32)	(65)

Net cash provided by operating activities	1,692	804	5,153

Cash flows from investing activities:

Proceeds from partial realization of investment in subsidiary company	—	8,726	—
Purchase of additional shares from minority	(129)	—	—
Proceeds from sale of short-term investments	26,358	8,028	1,610
Purchase of short-term investments	(9,318)	(36,800)	(1,249)
Proceeds from sale of property and equipment	36	97	68
Purchase of property and equipment	(3,558)	(6,303)	(1,694)
Increase in short-term deposits	(1,009)	—	(1,018)
Decrease in short-term deposits	—	1,533	—
Acquisition of subsidiary, net of cash acquired (2)	(12)	—	—

Net cash provided by (used in) investing activities	12,368	(24,719)	(2,283)

The accompanying notes are an integral part of the consolidated financial statements.

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONT.)

U.S. dollars in thousands

	Year ended December 31,
	2008	2007	2006
Cash flows from financing activities:

Repayments of long-term loans	(39)	(8,000)	(3,000)
Proceeds from long-term loans	5,000	—	—
Payment of cash dividend	—	(2,617)	(1,208)
Parent company - current account	193	(796)	117
Proceeds from exercise of options and warrants	16	3,470
Proceeds from issuance of shares by subsidiary company to minority	—	41,210	—

Net cash provided by (used in) financing activities	5,170	33,267	(4,091)

Effect of changes in exchange rate on cash and cash equivalents of foreign currency subsidiary company	(445)	—	—

Increase (decrease) in cash and cash equivalents	18,785	9,352	(1,221)
Cash and cash equivalents at the beginning of the year	15,114	5,762	6,983

Cash and cash equivalents at the end of the year	$33,899	$15,114	$5,762

(1) Supplemental disclosure of cash activities:

Cash paid during the year for:
Interest	$187	$854	$752
Income taxes	$4,131	$4,059	$4,285

(2) Acquisition of subsidiary, net of cash acquired (see also Note 1 f):

Net fair value of the assets acquired and liabilities assumed at acquisition date was as follows:

Working capital, net (excluding cash and cash equivalents)	$(1,291)	$—	$(443)
Property and equipment	(2,246)	—	—
Customer base	(878)	—	—
Orders backlog	(568)	—	—
Goodwill	(1,185)	—	443
Long-term loans, net of current maturities	242	—	—
Accrued severance pay	283	—	—
Deferred tax liability	404	—	—
Fair value of call option to minority	2,155	—	—
Minority interest	3,002	—	—
Investment in affiliated company account	462	—	—
Excess of purchase price over carrying amount of Bental Industries Ltd. shares acquired from parent company	(392)	—	—
	$(12)	$—	$—

The accompanying notes are an integral part of the consolidated financial statements.

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 1 -       GENERAL

a.        TAT Technologies Ltd., an Israeli corporation, together with its subsidiaries (“TAT”), is principally engaged in the following activities:

•      manufacture and sale of a broad range of heat transfer equipment;

•      remanufacture, overhaul and repair of heat transfer equipment;

•      maintenance, repair and overhaul of auxiliary power units, propellers, landing gears and related components;

•      design, development and manufacture of aviation and flow control accessories including fuel components, secondary power systems, and various instrumentation and electronic assemblies;

•      long-term service contracts for the maintenance and overhaul of certain airplane parts and equipment; and

•      production and development of precision electric motors, mainly earmarked for the defense industries.

The products developed, repaired, and maintained by TAT are primarily used for airborne systems on commercial and military aircrafts as well as for defense ground systems. The principal markets of TAT are in Israel, Europe and the United States.

b.        TAT depends on a limited number of suppliers for some standard and custom designed components for its systems. If such supplier fails to deliver the necessary components, TAT may be required to seek alternative sources of supply. A change in suppliers could result in manufacturing delays, which could cause a possible loss of sales and, consequently, could adversely affect TAT’s results of operations and cash position.

c.         TAT’s shares are listed on the NASDAQ and Tel-Aviv stock exchanges.

d.         As of December 31, 2008, TAT owns 61.83% of a U.S. subsidiary: Limco-Piedmont Inc. (“Limco”), which completed an initial public offering (“IPO”) of its shares on July 18, 2007.  Prior to the IPO, TAT owned 100% of Limco.  Pursuant to the completion of the IPO, TAT recognized a gain of $26.4 million, before taxes of $1.2 million. Of such gain, $21.7 million was attributable to the sale of 4,205,000 shares to the public by Limco for $41.2 million net of issuance costs and $4.7 million was attributable to the gain TAT recorded as a result of the sale of 855,000 shares of common stock of Limco it held for $8.7 million net of issuance costs.

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 1 -       GENERAL (Cont.)

Limco conducts its operations through two wholly-owned subsidiary companies: Limco-Airepair Inc. (“Limco”) and Piedmont Aviation Component Services LLC (“Piedmont”). On February 28, 2007, TAT established a new Delaware corporation: Limco Inc. and Limco established a new Delaware corporation: Limco Airepair Inc. (Limco Delaware). On March 2, 2007, all assets, except Limco’s membership interest in Piedmont Aviation Component Services, LLC, and all liabilities were assumed by Limco Delaware. On March 5, 2007 Limco merged with Limco Inc. As part of the merger, TAT received 9,000,000 shares of Limco Inc. for its 37,500 shares of Limco.

e.         TAT’s parent company is TAT Industries Ltd., an Israeli corporation whose shares are listed on the Tel-Aviv Stock Exchange (“TAT Industries” or “the parent company”). TAT Industries holds 58.7% out of TAT’s shares, as of December 31, 2008.

f.          Acquisition of Bental Industries Ltd.

On August 18, 2008, following a series of transactions explained below, TAT acquired 70% control in Bental Industries Ltd. (“Bental”), an Israeli company that is a leading supplier of innovative motion technologies for ground and aviation applications to the defense and commercial industries. This acquisition expands TAT’s product lines as well as increase its operations in the military field while penetrating into new growing markets.

On March 27, 2008, TAT entered into an agreement with Bental Investments Cooperative Agricultural Society Ltd., (“Bental Investments”), to purchase from it 27% of the outstanding shares of Bental, together with a call and put option for another 18% of the outstanding shares of Bental held by Bental Investments. The call option, which was exercised on March 30, 2009, was for a period of four years commencing January 1, 2009 for an exercise price $2,250, and the put option was for a period of two years commencing January 1, 2011 for $2,138 (both subject to certain exchange rate adjustments). The exercise prices carried interest of 2% per annum.

On April 15, 2008, TAT entered into an agreement to purchase an additional 10% of the outstanding shares of Bental from Mivtach Shamir Investments (1993) Ltd., (“Mivtach”), subject to the completion of the acquisition from Bental Investment.

Following approvals received, the foregoing transactions with Bental Investments and Mivtach were consummated on May 21, 2008, as a result of which TAT paid in cash a total of $5,144 (comprised of $3,727 to Bental Investments, $1,380 to Mivtach, and $37 for transaction costs).

On August 18, 2008, following the approval of the shareholders meeting of TAT Industries (the parent company), TAT acquired an additional 15% shareholding in Bental from TAT Industries for a cash consideration of $1,893, which was based on the price agreed for the shares in the above transactions.

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 1 -       GENERAL (Cont.)

f.          Acquisition of Bental Industries Ltd. (cont.)

The acquisition of Bental shares was financed by a $5 million loan received from Bank Mizrahi and TAT’s resources. See also Note 8.

The agreement with Bental Investment also provides for the payment of additional consideration by TAT in the event that during the three year period following the closing of the transaction TAT consummates an “exit,” as such term is defined in the agreement, in such event, Bental Investments will be entitled to additional consideration for the shares and call option shares (if purchased) equal to a certain percentage of the difference between the price per share that TAT paid for such shares and the price per share paid in the exit transaction (30% if the exit is within one year of the closing, 20% if the exit is within two years of the closing and 10% if the exit is within three years of the closing).

The acquisition of Bental has been accounted for using the purchase method of accounting as determined in SFAS No. 141, “Business Combinations”, as step acquisitions of 37% as of May 21, 2008, and the remaining 33% as of August 18, 2008. The acquisition of the 15% from TAT Industries was recorded based on the carrying value of the investment in Industries books of $1,501 (the difference of $392 was recorded to retained earnings). The liability for 18% call/put option of $2,183 was recorded based on based on EITF 00-04, “Majority Owner’s Accounting for a Transaction in the Shares of a Consolidated Subsidiary and a Derivative Indexed to the Noncontrolling Interest in that Subsidiary”, as a purchase and financing transaction, since the risks and rewards of owning the 18% interest have been purchased by TAT. According to the EITF 00-04, TAT recorded $28 of accrued interest under the call/put option to interest expense during 2008.

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 1 -       GENERAL (Cont.)

f.          Acquisition of Bental Industries Ltd. (cont.)

The total purchase price of $9,262 has been allocated to the assets acquired and the liabilities assumed based on the estimated fair value on August 18, 2008 (taking into account the short time between the transactions, management believes that the difference in the fair value of assets at May 21 and August 18 is insignificant), as follows:

August 18, 2008

Assets:
Cash acquired	$7,025
Other current assets	8,535
Property and equipment	2,246

Intangible Assets:
Intangible assets (1)	1,446
Goodwill (2)	1,185

Total assets acquired	20,437

Liabilities assumed:
Current liabilities	7,244
Long-term liabilities	929

8,173

Minority interest	3,002

Net assets acquired	$9,262

(1)

The intangible assets acquired of $1,446, consisting of customer base of $878 and order backlog of $568, have been valued using the Income Approach on the basis of the present value of cash flows attributable to the asset over their expected future life of 5 and 0.4 years, respectively, and are amortized based on a straight-line basis.

(2)	The excess purchase price of $1,185 over the net amounts assigned to assets acquired and liabilities assumed is recognized as goodwill. The goodwill is not deductible for tax purposes.

The intangible assets and goodwill were assigned to the OEM - Electric Motion systems segment, see Note 13.

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 1 -       GENERAL (Cont.)

f.          Acquisition of Bental Industries Ltd. (cont.)

The results of Bental are included in TAT’s consolidated financial statements from the date of acquisition (August 18, 2008) through December 31, 2008.  Set forth below is unaudited pro forma financial information for the two years ended December 31, 2008, based on the assumption that the acquisition of Bental had been consummated on the first day of each of the years ended December 31, 2008 and 2007, including the effect of amortization of intangible assets from such dates.

The historical consolidated financial information has been adjusted to give effect to pro forma adjustments that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) expected to have a continuing impact on the combined results. The unaudited pro forma financial information is presented for comparative purposes only, it is not necessarily indicative of the operating results that would have occurred if the acquisition had been completed at January 1, 2007 and January 1, 2008, and it is not necessary indicative of future operating results.

The unaudited pro forma information is as follows:

	Year ended December 31, 2008	Year ended December 31, 2007

Net revenues	$125,683	$105,049

Net income	$6,930	$32,723

Basic net earnings per share	$1.059	$0.516

Diluted net earnings per share	$1.055	$0.511

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2 -       SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), applied on consistence basis, unless otherwise indicated below.

a.         Use of estimates:

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclose the nature of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

b.         Financial statements in U.S. dollars:

The majority of TAT’s revenues are generated in U.S. dollars (“dollar”) and a substantial portion of TAT’s costs is incurred in dollars. In addition, a significant portion of TAT’s financings have been obtained in dollars. Accordingly, the dollar is the currency of the primary economic environment in which TAT Technologies Ltd., Limco and TAT GAL Inc. operate and accordingly their functional and reporting currency is the dollar.

Transactions and balances of TAT., Limco and TAT GAL Inc. which are denominated in other currencies have been remeasured into dollars in accordance with principles set forth in SFAS No. 52 “Foreign Currency Translation”. All exchange gains and losses from the remeasurement mentioned above are reflected in the statement of income in financial expenses, net.

For Bental whose functional currency has been determined to be the New Israeli Shekel, assets and liabilities are translated at year-end exchange rates, and statement of income items are translated at average exchange rates prevailing during the year. Resulting translation differences are recorded as a separate component of accumulated other comprehensive loss in shareholders’ equity.

c.         Principles of consolidation:

The consolidated financial statements include the accounts of TAT and its subsidiaries. Intercompany balances and transactions, including profits from intercompany sales not yet realized outside TAT, have been eliminated upon consolidation.

d.         Cash equivalents:

Cash equivalents are short-term highly liquid investments that are readily convertible to cash with original maturities of three months or less.

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2 -       SIGNIFICANT ACCOUNTING POLICIES (Cont.)

e.         Marketable securities:

Short-term investments are accounted for in accordance with SFAS No. 115, “Accounting for Certain Investment in Debt and Equity Securities.” Management determines the classification of its investments in marketable debt and equity securities at the time of purchase and reevaluates such determinations as of each balance sheet date. As of December 31, 2008, all marketable securities covered by SFAS No. 115, were designated as available-for-sale. Securities available-for-sale are carried at fair value, with the unrealized gains and losses, net of income taxes, reported as a separate component of shareholders’ equity classified as other comprehensive income (loss). Realized gains and losses and declines in market value judged to be other than temporary are included in other income. The unrealized loss of $90 relates to short-term investments deemed to be temporary and the unrealized loss position is less than twelve months (net of taxes). Dividends are also included in other income. TAT’s short-term investments consist of auction rate tax-exempt securities and corporate and government bonds with maturities of one to four years.

The fair value of short-term investments is determined by quoted market prices of the underlying securities (other than auction rate tax exempt securities — see below). For purposes of determining gross realized gains or losses, the cost of the security is determined based on specific identification.

Auction rate securities are variable rate debt securities. While the underlying security has a long-term nominal maturity, the interest rate is reset through auctions that are typically held every 7, 28, or 35 days. The securities trade at par and are callable at par on any interest payment date at the option of the issuer. Interest is paid at the end of each auction period. TAT classified these securities as short-term available-for-sale because it intends to liquidate them as the need for working capital arises in the ordinary course of business and is able to liquidate them or roll them over to the next reset period. During the first three months of 2008 TAT determined to liquidate its holdings of variable rate debt securities and in January, February and October 2008 it sold approximately 91% of its auction rate tax-exempt securities portfolio at par and reinvested the proceeds in high-grade corporate debt, governmental debt instruments and money market funds.

The remaining balance of $2.25 million at December 31, 2008 will be sold as the market allows. Should management determine that these securities were to be held longer than one year then they would be classified as long-term securities.

In September 2007, the FASB issued SFAS No. 157, “Fair Value Measurements,” or SFAS 157. Among other requirements, SFAS 157 defines fair value and establishes a framework for measuring fair value and also expands disclosure about the use of fair value to measure assets and liabilities. SFAS 157 is effective beginning the first fiscal year that begins after November 15, 2007. TAT adopted SFAS 157 during the first quarter of 2008.   Although the adoption of SFAS 157 did not materially impact TAT’s financial condition, results of operations, or cash flows, TAT is now required to provide additional disclosures as part of the financial statements.

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2 -       SIGNIFICANT ACCOUNTING POLICIES (Cont.)

e.         Marketable securities (cont.):

SFAS 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

As of December 31, 2008, TAT held certain assets that are required to be measured at fair value on a recurring basis, including money market funds and available-for-sale securities. TAT’s available-for-sale securities include auction-rate securities which consist of bonds with an auction reset feature whose underlying assets are Oklahoma state municipal bonds. As a result of failed auctions, these securities are currently illiquid through the normal auction process and quoted market prices and other observable market data are not available or diminished.

Accordingly, these investments were valued using pricing models based on the net present value of estimated future cash flows as of December 31, 2008. These securities were also compared, when possible, to other observable market data with similar characteristics to the securities held by TAT.

TAT’s financial assets measured at fair value on a recurring basis subject to the disclosure requirements of SFAS 157 at December 31, 2008, were as follows (in thousands):

	Fair Value Measurements at Reporting Date Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Observable Inputs (Level 3)	Total

Assets:

Money Market funds (included in cash and cash equivalents)	$18,807	$—	$—	$18,807
Auction-rate securities	—	2,250	—	2,250
Municipal bonds	9,050	—	—	9,050

Total	$27,857	$2,250	$—	$30,107

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2 -       SIGNIFICANT ACCOUNTING POLICIES (Cont.)

f.          Accounts receivable:

TAT’s accounts receivable balances are due from companies primarily in the airline and defense industries. Credit is extended based on evaluation of a customer’s financial condition and, generally, collateral is not required. Accounts receivable from sales of services are typically due from customers within 30 days. Accounts receivable balances are stated at amounts due from customer net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual payments terms are considered past due. TAT determines its allowance by considering a number of factors, including the length of time accounts receivable are past due, TAT’s previous loss history, the customer’s current ability to pay its obligation to TAT, and the condition of the general economy and the industry as a whole. TAT writes-off accounts receivable when they become uncollectible and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

g.         Inventories:

Inventries are stated at the lower of cost or market value.

Inventories write-offs are provided to cover risks arising from dead and slow-moving items, discontinued products and excess inventories according to revenue forecasts.

Cost is determined as follows:

Raw materials and components - using the average cost and the first-in, first-out (FIFO) methods.

Work in process - represents the cost of raw materials, components and, manufacturing costs which include direct and indirect allocable costs. Cost of raw materials and components is determined as described above. Manufacturing costs are determined on average basis.

Because TAT sells products and services related to airplane accessories (heat transfer equipment, APU’s, propellers, and landing gear) for airplanes that can be in service for 20 to 50 years, it must keep a supply of such products and parts on hand while the airframes are in use. TAT writes down its inventory for estimated obsolescence and unmarketable inventory equal to the difference between the cost of inventory and estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those anticipated, inventory adjustments may be required. TAT believes that these estimates are reasonable and historically have not resulted in material adjustments in subsequent periods when the estimates are adjusted to actual amounts.

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2 -       SIGNIFICANT ACCOUNTING POLICIES (Cont.)

h.         Property, plant and equipment:

Property, plant and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. The annual rates of depreciation are as follows:

years

Buildings	25-39
Machinery and equipment	3 - 15
Motor vehicles	5 - 7
Office furniture and equipment	3 - 20

Leasehold improvements are amortized using the straight line method over the period of the lease contract, provided that this period does not exceed the useful life of the asset.

Fixed assets not in use and held for sale, are stated at the lower of net cost or estimated realizable value.

Expenditures for maintenance and repairs are charged to expense as incurred, while renewals and betterments of a permanent nature are capitalized.

i.          Investment grants

As a governmental incentive for industrial companies in Israel, the “Investment Center”, which is a branch of the Israel Ministry of Industry and Trade, permits industrial companies to submit a request to qualify as an “Approved Enterprise”. An Approved Enterprise is entitled to certain benefits in respect of capital investments. The benefits may be in the form of reduced tax rates and of capital grants received as a percentage of the investments of the Approved Enterprise. The amount of a capital grant is determined as a percentage of the Approved Enterprise investment in property, plant and equipment.

These capital grants are non-royalty bearing and are not conditioned on the results of operations. As the capital grants are a direct participation in the cost of the acquisition of property, plant and equipment, they are offset against the cost of property, plant and equipment.

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2 -       SIGNIFICANT ACCOUNTING POLICIES (Cont.)

j.          Intangible assets:

In accordance with SFAS No. 142 “Goodwill and Other Intangible Assets”, intangible assets subject to amortization are amortized over their useful life, using the straight line method of amortization.

The following is the expected useful life of TAT’s intangible assets:

Years

Non-Compete agreements	3
Lease at below market prices	2.5
Existing costumer relationship	5 - 10
Consulting services agreement	0.3
Trade name	10
Certificates	7
Order backlog	0.4

Amortization expense amounted to $960, $474 and $477 for the years ended December 31, 2008, 2007 and 2006, respectively.

k.         Impairment of long-lived assets:

TAT’s long-lived assets (except goodwill - see l below) are reviewed for impairment in accordance with the provisions set fourth in SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No. 144) whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. During the years ended December 31, 2008, 2007 and 2006, no impairment losses have been recognized.

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2 -       SIGNIFICANT ACCOUNTING POLICIES (Cont.)

l.          Goodwill:

Goodwill is the excess of the cost of an acquired entity over the amounts assigned to assets acquired and liabilities assumed in a business combination. Goodwill is not amortized. In accordance with SFAS No. 142, “Goodwill Other Intangible Assets” (SFAS 142), TAT evaluates the carrying value of goodwill during the fourth quarter of each year and between annual evaluations if events occur or circumstances change that would indicate a possible impairment.

In evaluating whether goodwill was impaired, TAT compared the fair value of the reporting units to which goodwill is assigned to their carrying value (Step one of the impairment test). In calculating fair value, TAT used a weighting of the valuations calculated using market multiples and the income approach. The income approach is a valuation technique under which TAT estimates future cash flows using the reporting units’ financial forecasts. Future estimated cash flows are discounted to their present value to calculate fair value. The market approach establishes fair value by comparing TAT to other publicly traded guideline companies or be analysis of actual transactions of similar businesses or assets sold. The summation of TAT’s reporting units’ fair values must be compared to TAT’s market capitalization as of the date of the impairment test. In the situation where a reporting unit’s carrying amount exceeds its fair value, the amount of the impairment loss must be measured. The measurement of the impairment (Step two of the impairment test) is calculated by determining the implied fair value of a reporting unit’s goodwill. In calculating the implied fair value of goodwill, the fair value of the reporting unit is allocated to all of the other assets and liabilities of that unit based on their values. The excess of the fair value of a reporting unit over the amount assigned to its other assets and liabilities is the implied fair value of goodwill. The goodwill impairment is measured as the excess of the carrying amount of goodwill over its implied fair value. The evaluation performed during 2007 identified $143 of non-cash goodwill impairment charge. The evaluations performed during 2008 and 2006 did not identify any goodwill impairment losses.

Changes in goodwill during the years 2008 and 2007 are as follows:

	2008	2007
Balance, at January 1	$4,780	$4,923
Impairment loss	—	(143)
Acquired — Bental — Note 1 f	1,185
Acquired —Limco	34	—

	$5,999	$4,780

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2 -       SIGNIFICANT ACCOUNTING POLICIES (Cont.)

m.        Revenue recognition:

TAT generates its revenues from the sale of products and systems (The OEM segments) and from providing MRO services (remanufacture, repair and overhaul services and long-term service contracts) and parts services.

Revenues from the sale of products and services are recognized in accordance with Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements” (“SAB No. 104”) when persuasive evidence of an arrangement exists, delivery of the product has occurred, provided the collection of the resulting receivable is probable, the price is fixed or determinable and no significant obligation exists. TAT does not grant a right of return.

Revenues from product sales are recognized when product is shipped to the customer and title passes to the customer.

Revenues from multi-year, fixed price contracts for OEM customers are recognized when a product is shipped (and title passes) to the customer. Management provides for losses, if expected for the remaining portion of such contracts. For the years ended December 31, 2008, 2007 and 2006, no losses have been recognized for such fixed price contracts.

Revenues from remanufacture, repair and overhaul (MRO) services are recognized as services are performed, at the time when the customer-owned material is shipped back to the customer.

Revenues from maintenance contracts are accounted according to FASB Technical Bulletin No. 90-1 (Amended), “Accounting for Separately Priced Extended Warranty and Product Maintenance Contracts”. Accordingly, revenues from maintenance contracts are recognized over the contract period in proportion to the costs expected to be incurred in performing services under the contract. TAT estimates the costs that are expected to be incurred based on its experience with the aggregate costs incurred and to be incurred on contracts of this nature. The cost incurred related to the maintenance contracts are not incurred on a straight-line basis, as the timing to provide the maintenance services is dependent on when parts under these contracts require maintenance, therefore TAT accrue revenue based on anticipated margins per contract as costs are incurred. These revenues are then compared to actual results and adjusted to either deferred revenue for results greater than historical estimates or expensed in those cases of performance less than historical estimates.  These accounts are reviewed monthly and adjusted as needed based on cost structures.

Revenues from royalties from sales of products developed with TAT’s intellectual property, technology and technical assistance are recognized when the related sales are made.

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2 -       SIGNIFICANT ACCOUNTING POLICIES (Cont.)

n.         Shipping and handling costs:

Shipping and handling costs billed to customers are included in revenues. The cost of shipping and handling products is included in the costs of revenues.

o.         Warranty costs:

TAT provides warranties for its products and services ranging from one to five years, which vary with respect to each contract and in accordance with the nature of each specific product.

TAT estimates the costs that may be incurred under its warranty and records a liability in the amount of such costs at the time the product is shipped. TAT periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

p.         Research and development:

Research and development costs net of grants and participations received are charged to expenses as incurred.

Bental received royalty-bearing grants from the Israeli Chief Scientist’s Office (OCS) for the purpose of partially funding approved research and development projects. The grants are not to be repaid, but instead Bental is obliged to pay royalties as a percentage of future sales if and when sales from the funded projects will be generated. These grants are recognized as a deduction from research and development costs at the time Bental is entitled to such grants on the basis of the research and development costs incurred. Since the payment of royalties is not probable when the grants are received, TAT recognizes royalty expenses, when the related revenues are recognized, as part of cost of revenues. For more information regarding OCS royalties’ commitment, see Note 9 b (2).

q.         Income taxes:

Income taxes are accounted for in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). This statement prescribes the use of the liability method, whereby deferred tax assets and liability account balances are determined based on temporary differences between financial reporting and tax bases of assets and liabilities and for tax loss carryforwards. Deferred taxes are measured using the enacted laws and tax rates that will be in effect when the differences are expected to reverse. TAT provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value, see Note 12j.

Results for tax purposes are measured and reflected in NIS. As explained in b above, the consolidated financial statements are presented in U.S. dollars. In accordance with paragraph 9(f) of SFAS No. 109, TAT has not provided deferred income taxes on the differences resulting from changes in exchange rate and indexation.

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2 -       SIGNIFICANT ACCOUNTING POLICIES (Cont.)

q.         Income taxes (cont.):

TAT did not provide for deferred taxes attributable to dividend distribution out of retained tax-exempt earnings from “Approved Enterprise” plans (see Note 12 c), since it has no intention to declare dividends out of such tax exempt income. Management considers such retained earn to be essentially permanent in duration.

r.          Concentrations of credit risk:

Financial instruments that potentially subject TAT to concentrations of credit risk consist principally of cash and cash equivalents, marketable securities and accounts receivable.

Cash and cash equivalents are deposited with major banks in Israel and the United States. Such deposits in the United States may be in excess of insured limits and are not insured in other jurisdictions. Management believes that the financial institutions that hold TAT’s cash and cash equivalents, are financially sound, and, accordingly, minimal credit risk exists with respect to these financial instruments.

TAT’s marketable securities include investment in debentures and in shares. Management believes that the companies that issued the debentures and the shares are financially sound, the portfolio is well diversified, and accordingly, minimal credit risk exists with respect to the marketable securities.

TAT’s accounts receivable are derived mainly from sales to customers in the United States, Israel and Europe. TAT generally does not require collateral, however, in certain circumstances; TAT may require letters of credit. Management believes that credit risks relating to accounts receivable are minimal since the majority of TAT’s customers are financially sound. TAT performs ongoing credit evaluation of their customers’ financial condition. The allowance for doubtful accounts is determined with respect to specific debts that are doubtful of collection.

The allowance for doubtful accounts (income) expenses for the years ended December 31, 2008, 2007 and 2006, was ($1), ($125), and ($116), respectively.

TAT entered into foreign exchange forward contracts and option strategies (together: “derivative instruments”) intended to protect against the increase in value of forecasted non-dollar currency cash flows. These derivative instruments are designed to provide an economic hedge to TAT’s non-dollar currency exposure (see Note 2 u below).

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2 -        SIGNIFICANT ACCOUNTING POLICIES (Cont.)

s.        Severance pay:

TAT’s severance pay for its Israeli employees is calculated pursuant to Israeli Severance Pay Law based on the most recent salary of the employees multiplied by the number of years of employment as of the balance sheet date. The liability is presented on the undiscounted basis. TAT records an expense for the net increase in its severance liability. TAT’s liability for all of its Israeli employees is fully covered for by monthly deposits with severance pay funds, insurance policies, Mivtahim Social Insurance Institution Ltd. (“Mivtahim”) and by an accrual.

The liability covered by deposits with Mivtahim is irrevocably transferred to Mivtahim. Accordingly, neither the amounts accumulated with Mivtahim, nor the corresponding liabilities for severance pay are reflected in the consolidated balance sheet.

The deposited funds include profits accumulated up to the balance sheet date. The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israeli Severance Pay Law or labor agreements. The value of the deposited funds is based on the cash surrendered value of these policies and includes profits (or loss) accumulated through the balance sheet date.

Severance expense was $441, $408 and $293 for the years ended December 31, 2008, 2007 and 2006, respectively.

Limco Inc. sponsors a 401(K) profit sharing plan covering substantially all of its employees. The plan permits the employer to contribute a discretionary amount for a plan year, which the employer designates as qualified non-elective contribution. Contributions to plan by TAT were $204, $155 and $176 for the years ended December 31, 2008, 2007 and 2006, respectively.

t.         Fair value of financial instruments:

SFAS No. 107 “Disclosures about Fair Value of Financial Instruments” requires disclosure of the estimated fair value of an entity’s financial instruments. Such disclosures, which pertain to TAT’s financial instruments, do not purport to represent the aggregate net fair value of TAT. The carrying value of cash and cash equivalents, accounts receivable and accounts payable approximated fair value because of the short maturity of those instruments.

The estimated fair value of financial instruments has been determined by TAT using available market information and valuation methodologies. Considerable judgment is required in estimating fair values. Accordingly, the estimates may not be indicative of the amounts TAT could realize in a current market exchange.

As for the fair value for marketable securities classified as available-for-sale, see e above.

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2 -        SIGNIFICANT ACCOUNTING POLICIES (Cont.)

t.         Fair value of financial instruments (cont.):

TAT’s outstanding debt amount as included in the financial statements is equal to its fair market value.

The fair values of long-term liabilities were estimated by discounting the future cash flows, using the rate currently available for liabilities of similar terms and maturity. The carrying amount of TAT’s long-term liabilities approximates their fair value.

u.        Derivative financial instruments

As part of its hedging strategy, TAT enters into forward exchange contracts in order to protect TAT from the risk that the eventual dollar cash flows from the sale of products to international customers will be adversely affected by changes in exchange rates.

TAT also enters into forward exchange contracts and options strategies in order to limit the exposure to exchange rate fluctuation associated with payroll expenses mainly incurred in NIS. TAT elected not to follow the designation and documentation processes required to qualify for the hedge accounting method under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”, and any gain or loss derived from such instruments is recognized immediately as financial expenses, net.

As of December 31, 2008, TAT had forward contracts with a notional amount of approximately $5,400 to purchase NIS. These foreign exchange forward put and call options have maturities of 12 months or less.

The fair value of the foreign exchange contracts and the options was not significant as of December 31, 2008.

v.        Basic and diluted net income per share:

Basic net income per share is computed based on the weighted average number of ordinary shares outstanding during each year. Diluted net income per share includes the effect of stock option warrants outstanding during the year, in accordance with SFAS No. 128, “Earnings Per Share” (“SFAS No. 128”), using the treasury stock method.

w.       Registration Rights Agreement

Limco granted TAT the right to require registration for resale of the shares of common stock TAT holds in Limco under the Securities Act of 1933, as amended. TAT may sell all or some of the shares of the subsidiary’s common stock that it owns or distribute those shares to its shareholders. Pursuant to FSP EITF 00-19-2, “Accounting for Registration Payment Arrangements” (“FSP”), which addresses an issuer’s accounting for registration payment arrangements, Limco  concluded that no obligation should be recorded related to the registration rights.

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2 -        SIGNIFICANT ACCOUNTING POLICIES (Cont.)

x.                          Impact of recently issued Accounting Standards:

1.        In December 2007, the FASB issued SFAS No. 141 (Revised 2007) “Business Combinations,” a revision of the original “SFAS No. 141”. This statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquirer at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the Statement. That replaces the original Statement 141’s cost-allocation process, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. TAT is required to adopt the revised SFAS No. 141 on January 1, 2009, in relation to future business combinations. TAT is currently evaluating the potential impact of the revised SFAS No. 141 on TAT’s consolidated financial statements.

2.        In December 2007, the FASB issued SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements” an amendment of ARB No. 51. This statement establishes accounting and reporting standards for noncontrolling interests in subsidiaries and for the deconsolidation of subsidiaries and clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 also required expanded disclosures that clearly identify and distinguish between the interests of the parent owners and the interests of the noncontrolling owners of a subsidiary. TAT is required to adopt SFAS No. 160 on January 1, 2009. TAT is currently evaluating the potential impact of the SFAS No. 160 on TAT’s consolidated financial statements.

3.        In March 2008, the FASB issued SFAS No. 161, “Disclosure about Derivative Instruments and Hedging Activities,” an amendment of FASB Statement No. 133, (“SFAS No. 161”). This statement requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. TAT is required to adopt SFAS No. 161 on January 1, 2009. The adoption of SFAS 161 is not expected to have a material impact on TAT’s consolidated financial statements.

y.         Reclassifications

Certain financial statement data for prior years has been reclassified to conform to current year financial statement presentation. The classification did not have an impact on net income or shareholders’ equity.

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 3 -                       INVENTORIES

Inventories are composed of the following:

	December 31,
	2008	2007

Raw materials and components	$10,179	$5,940
Work in process	17,503	15,340
Spare parts	7,251	6,862
Finished goods	81	47

	$35,014	$28,189

Raw materials and components are net of reserve for slow moving and obsolete inventories in the amount of $2,036 and $1,768 at December 31, 2008 and 2007, respectively.

NOTE 4 -                       PROPERTY, PLANT AND EQUIPMENT, NET

Composition of assets, grouped by major classifications, is as follows:

	December 31,
	2008	2007
Cost:
Land and buildings (1)	$3,734	$2,812
Machinery and equipment (2)	32,875	26,038
Motor vehicles	1,873	1,655
Office furniture and equipment	1,804	2,102

	40,286	32,607

Less: Accumulated depreciation	25,099	20,680

Depreciated cost	$15,187	$11,927

Depreciation expenses amounted to $2,393, $1,557 and $1,332 for the years ended December 31, 2008, 2007 and 2006, respectively.

(1)        Includes lease rights to land in the amount of $1 under a sub-lease agreement with TAT Industries. The lease period ends in 2020 and includes a renewal option if TAT Industries exercises the option granted by the Israel Land Administration. See also Note 7a.

Registration with the Land Registrant of the transfer of sub-lease rights from TAT Industries to TAT has not yet been finalized due to technical reasons.

(2)        The cost in 2008 is net of investment grants received by Bental (mainly for instruments, machinery and equipment) in the amount of $299 as of December 31, 2008. There were no investment grants received in 2007.

Liens on property, plant and equipment is discussed at Note 9f.

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 5 -                       INTANGIBLE ASSETS, NET

a.        Intangible assets:

	December 31,
	2008	2007
Cost:
Customer relationships	$2,815	$1,937
Order backlog	568	—
Non-compete agreement	653	653
Trade name	128	128
Others	179	179

	4,343	2,897
Accumulated amortization:
Customer relationships	620	485
Order backlog	568	—
Non-compete agreement	653	543
Trade name	128	30
Others	179	130

	2,148	1,188

Amortized cost	$2,195	$1,709

b.        Based on the intangible assets in service as of December 31, 2008, estimated amortization expense for each of the next five years and thereafter is as follows:

Year ended December 31,	Amortization expenses

2009	$393
2010	393
2011	393
2012	388
2013	315
Thereafter	313

$2,195

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 6 -                     OTHER ACCOUNTS PAYABLE AND ACCRUED EXPENSES

	December 31,
	2008	2007

Employees and payroll accruals	$3,635	$2,457
Government authorities	608	177
Related parties	163	55
Advances from customers	525	—
Liability with respect to non-compete agreement	—	145
Warranty provision	699	784
Sales rebates	290	142
Accrued royalties	178	179
Other accrued expenses	1,262	371

	$7,360	$4,310

NOTE 7 -        TRANSACTIONS WITH RELATED PARTIES

a.         Transactions with TAT Industries:

	Year ended December 31,
	2008	2007	2006

Management fees	$50	$50	$50

Other manufacturing costs	$4	$5	$36

Lease expenses (1)	$329	$323	$316

(1)   During 2000, TAT entered into a lease agreement with TAT Industries for a period of 25 years. According to the agreement, TAT leases from TAT Industries the factory premises for an annual amount of approximately $300, increased by 2% annually, subject to a revaluation based on market value every five years. TAT is entitled to a one-time right of termination of the agreement after 10 years.

During 2005, a revaluation of the lease agreement was prepared by a valuation consultant, determining the annual lease fee as $310.

b.         Balances with related parties:

	December 31,
	2008	2007

TAT Industries - current account (1)	$383	$576

(1)        The balance mainly consists of Value Added Tax refund to be collected by TAT Industries on behalf of TAT, since TAT Industries and TAT are reporting to the Value Added Tax Authorities on a consolidated basis. The amount is linked to the Israeli Consumer Price Index.

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 7 -        TRANSACTIONS WITH RELATED PARTIES (Cont.)

	Year ended December 31,
	2008	2007	2006
c. Commissions to a company owned by certain former shareholders (see Note 9a (1))	$69	$442	$387

Management fee to shareholders (see f and g below)	$100	$250	$250

Rental and other services (see h below)	$170	$—	$—

Salaries of former principal owners (see d and e below)	$752	$533	$489

d.         The former Chairman of the Board of Directors and the former Vice Chairman of the Board of Directors were entitled each to a bonus of 2.5% of the annual consolidated operating income, in excess of $500. Bonus expenses were $ 66, $462 and $518 in 2008, 2007 and 2006, respectively, and were recorded as part of the general and administrative expenses.

e.         As result of the change in control of TAT Industries’ shareholders, during December 2007, TAT’s Chairman of the Board of Directors (former principal owner), announced his resignation from his position, effective January 1, 2008, but he continued his employment, as a consultant to TAT, in accordance with his employment agreement with TAT, until April 2008. On September 12, 2008, TAT and the former Chairman of the Board of Directors signed an appendix to the employment agreement, according to which the employment relationship would be deemed terminated retroactively, as of January 1, 2008, and TAT would pay the former Chairman of the Board of Directors, a fixed amount of $ 267 for all the benefits related to his employment.

On May 19, 2008, TAT’s Chief Executive Officer and Vice Chairman of the Board of Directors, announced his resignation from his position effective to that date. Accordingly, a provision for notice period of $110 was recognized in the statement of income for the year ended December 31, 2008

f.          A former shareholder of TAT provided TAT with management and consulting services in consideration of the lower of: (i) 3% of the consolidated operating income in excess of $500, or (ii) $250. Consulting expenses were $250 for each of the years ended December 31, 2007 and 2006, respectively, and were recorded a part of the general and administrative expenses. The management and consulting services agreement expired on December 31, 2007, pursuant to the sale by the shareholder of the majority of its holding in TAT, during December 2007.

g.         In February 2009, subsequent to the balance sheet date, TAT entered into management and consulting services agreement with its ultimate parent company, for a consideration of $100 per quarter, effective October 1, 2008.

h.         Bental is engaged in various agreements with its minority shareholders and other related parties for the rental, maintenance and other services provided to it, in connection with its plant.

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 8 -        LONG-TERM LOANS

a.        Terms of the loans:

	Currency	Interest Rate December 31, 2008	Years of Maturity	December 31, 2008

Long-term loans (1)		$4.67%	2011-2013	$5,000
Long-term loan (2)	NIS	4.5%	2009-2012	124
Long-term loan	NIS	6.3%	2009-2012	214

				5,338

Less - current maturities				(150)

				$5,188

Required principal payments (including current maturities) as of December 31, 2008, were as follows:

Year	Amount

2009	$150
2010	111
2011	815
2012	762
2013	3,500

5,338

(1)     Two loans with original amounts of $2,250 and $2,750, to be repaid in three annual installments of $750, $750, $3,500, commencing 2011. These loans bear quarterly interest of Libor + 1.85%

(2)     Linked to the consumer price index

TAT provided certain guarantees and covenants, to secure long-term loans, see Note 9f.

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 9 -                     COMMITMENTS AND CONTINGENT LIABILITIES

a.                          Commissions arrangements

(1)              TAT was committed to pay commissions to a company owned by certain of its former shareholders for representing the heat exchangers division in North America (see Note 7c). According to the agreement, the commissions were to be paid at a rate of 10% of the amount of inventories purchased in North America and 3% of the sales made in North America. The commissions were recorded as part of the cost of revenues and selling and marketing expenses, respectively. During 2008, TAT incorporated a new subsidiary company, to represent its heat exchangers division in North America, therefore the commission agreement with the affiliated company was terminated.

(2)              TAT is committed to pay marketing commissions to salesmen at a range of 1% to 12% of total sales contracts which were received through promotion and distribution carried out by them. Commission expenses were $888, $490 and $656 for the years ended December 31, 2008, 2007 and 2006, respectively. The commissions were recorded as part of the selling and marketing expenses.

b.                         Royalty commitments

(1)              TAT is committed to pay royalties through 2011 to third parties of between 5% to 12% of sales of products developed by the third parties or developed through the intellectual property and goodwill which were purchased from such third parties. Royalty expenses were $261, $395 and $550 for the years ended December 31, 2008, 2007 and 2006, respectively. The royalties were recorded as part of the cost of revenues.

(2)              Bental is committed to pay royalties to the Israeli government on proceeds from the sales of products, in the research and development of which the Israeli government participated by way of grants. Under the terms of TAT’s funding from the Office of the Chief Scientist, royalty payments are computed on the portion of sales from such products at a rate of 2% and 3.5%. The commitment to the Chief Scientist is limited to the amount of the received participation (dollar linked), with the addition of an annual interest rate based on Libor. As of December 31, 2008, the total amount of royalty bearing grants due by TAT to the Chief Scientist was approximately $134.

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 9 -                     COMMITMENTS AND CONTINGENT LIABILITIES (Cont.)

c.                          Lease commitments

Limco leases many of its operating and office facilities for various terms under long-term, non-cancelable operating lease agreements. The leases expire at various dates through January 2013. The monthly rental expense ranges from approximately $0.1 to $9. Certain leases contain renewal options as defined in the agreements. Lease expense (excluding related parties) totaled $214 $330, and $217 for the years then ended December 31, 2008, 2007, and 2006 respectively.

TAT leases its factory from a parent company, see Note 7a, until 2025.

Bental leases an area of its plant from its related party for $55 per annum, under a long-term lease until 2013.

As of December 31, 2008, future minimum rental payments under non-cancelable operating leases are as follows:

2009	$577
2010	585
2011	562
2012	481
2013	433
Thereafter	4,882

Total	$7,520

d.                         Legal claims

During 2004, two former employees filed a claim against TAT and against an employment agency, alleging breach of contract and seeking compensation for salary delays and salary differences in the amount of $279. On June 11, 2008, the labor court ruled in this claim, and accordingly TAT and the employment agency are required, jointly and severally, to compensate the former employees in a total amount of $170. On September 2, 2008 TAT and the employment agency served an appeal for an amount of $135, and currently all parties referred to mediation by the court. Based upon its legal advisors advice, TAT cannot estimate the appeal chances at this stage, however in the event TAT will hold the employment agency responsible for any loss that may arise from such a claim.

e.                         Guarantees

TAT provides bank guarantees to third parties, in the ordinary course of business, mainly in order to secure certain advances from customers. The maximum credit risk for these guarantees totaled approximately $699 as of December 31, 2008

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 9 -                     COMMITMENTS AND CONTINGENT LIABILITIES (Cont.)

f.                           Covenants and liens on assets

(1)              In connection with bank loans, including performance guarantees issued by banks and bank guarantees in order to secure certain advances from customers, TAT and its subsidiary — Bental are obligated to meet certain financial covenants. Such covenants include requirements for shareholders’ equity, current ratio, operating profit margin, tangible net worth, and not to conduct certain actions without informing the banks, such as allocating shares to third parties involved with change in control. As of December 31, 2008, TAT and Bental were in full compliance with all covenants.

(2)              In order to secure bank loans, TAT granted a lien on its inventories and trade accounts receivable, specific lien on its short-term bank deposit of $1,009, which is recorded in other accounts receivable in the balance sheet, as well as specific lien on Bental’s shares held by TAT.

(3)              In order to secure bank loans, Bental granted floating liens on all of its property and assets, fixed lien on its unpaid share capital, goodwill and first priority liens on its fixed assets, checks and other trading instruments.

(4)               A lien on Bental Approved Enterprise has been registered in favor of the State of Israel (see Note 12 c below).

g.                        Limco is currently engaged in a contract dispute with one of its suppliers. TAT believes that the dispute will be resolved on a commercial basis.  However, the inability to amicably resolve such dispute could have a material adverse effect on TAT’s business and financial condition.

NOTE 10 -              SHAREHOLDERS’ EQUITY

a.                          TAT’s ordinary shares confer upon their holders voting rights, the right to receive dividends, if declared, and any amounts payable upon the dissolution, liquidation or winding up of the affairs of TAT.

b.                         On August 10, 2004, TAT entered into an investment agreement, according to which the investor purchased 857,143 Ordinary shares of NIS 0.9 par value of TAT, and was granted a warrant to purchase 500,000 Ordinary shares of NIS 0.90 par value at an exercise price of $8.50 per share, exercisable for 66 months from the date of grant. The total cash received was $6,000.

In addition, the investor and TAT entered into a credit line agreement, under which the investor made a line of credit available to TAT in the amount of up to $2,000.  The amount of the credit withdrawn from the investor shall not be less than $1,000. The withdrawn credit bears interest at an annual rate of 5%, in addition to an annual handling fee of 0.5% of the credit line amount. The withdrawn credit will be settled in four equal payments, no later than 66 months from the date of the agreement.

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 10 -              SHAREHOLDERS’ EQUITY (Cont.)

TAT recorded the fair value of the credit line, which amounted to $265, as deferred charges, which were amortized throughout the term of the credit line agreement. As such, the total proceeds received for the issuance of shares and warrants, consisting of cash and a provision of a credit line, amounted to $6,265 from which issuance expenses in the amount of $273 were deducted. In addition, a consulting agreement was entered into with the investors, see Note 7e.

On September 5, 2006, TAT notified the investor on the cancellation of the credit line, which was not utilized by it since the date of grant. As a result, TAT recorded the unamortized portion of the deferred charge, amounted to $149 to financial expenses.

On February 21, 2007, the investor exercised its warrant to purchase 500,000 Ordinary shares of NIS 0.9 par value each, according to the investment agreement, for an exercise price of $6.94 per share, which reflected the base exercise price of $8.5 reduced by the effect of dividends during the period the warrants were outstanding.

c.                          Stock option plans:

1.                   In January 1999, TAT adopted a stock option plan for its employees, directors and officers, whereby options to purchase up to 500,000 Ordinary shares (out of which 402,500 stock options were granted to executives) were to be granted, at an exercise price of $1.625 per share (which equaled the market price on the date of grant). All of the options have been granted under the above plan. Under the terms of the plan, the options were fully vested as of the grant date. As of December 31, 2008 7,500 were still outstanding. These options expired in January 2009.

The following table is a summary of the activity of TAT’s stock Option plan:

	Year ended December 31,
	2008		2007		2006
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price

Outstanding at the beginning of the year	17,500	$1.625	17,500	$1.625	17,500	$1.625
Exercised	(10,000)	1.625	—	—	—	—
Forfeited	—	—	—	—	—	—
Expired	—	—	—	—	—	—

Outstanding at the end of the year	7,500	$1.625	17,500	$1.625	17,500	$1.625

Exercisable options	7,500	$1.625	17,500	$1.625	17,500	$1.625

As of December 31, 2008, there are 7,500 options outstanding and exercisable, with a weighted average remaining contractual life of 0.08 years. The aggregate intrinsic value of the stock options outstanding at December 31, 2008 was $22.

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 10 -              SHAREHOLDERS’ EQUITY (Cont.)

c.                          Stock option plans (cont.):

2.                   Limco Inc. entered into a share based compensation agreement with its Chief Executive Officer (“CEO”) during August, 2005. The compensation agreement is made up of 45,000 Phantom Stock options and stock options to be issued upon the completion of an IPO by Limco Inc. The Phantom Stock options had a base exercise price of $6.37.  At the date of exercise, the CEO received a cash payment for the difference between the exercise price and the average price of TAT’s stock price for the 60 days preceding the exercise date. During the years ended December 31, 2007 and 2006, Limco Inc. recorded expenses of $325 and $348, respectively. At December 31, 2007, all of the Phantom Stock options had been exercised.

3.                   Effective as of July 19, 2007, Limco Inc. established an Incentive Compensation Plan, or the 2007 Plan, under which Limco Inc. may issue options to purchase 600,000 shares of common stock. The options vest in three equal annual installments, except for 66,000 options that vest in four equal semi-annual installments. Options generally expire five to ten years from date of grant.

Compensation expense attributable to outstanding stock options was $175 and $390 for the years ended December 31, 2008 and 2007, respectively. Compensation expense is recognized in the statement of income as an operating expense based on the fair value of the option over the requisite service period. As of December 31, 2008, the total unrecognized compensation cost related to non-vested stock awards was $781 and the weighted average period over which the cost is expected to be recognized is approximately 1.6 years.

A summary of the 2007 plan activity for the years ended December 31, 2008 and 2007, is presented below:

	Number of options	Weighted average exercise price	Weighted average contractual life remaining	Aggregate intrinsic value (1)
	(in thousands)		in years	(in thousands)

Granted	404	$11.00

Outstanding at December 31, 2007	404	$11.00	4.5	$570

Granted	60	$5.88
Cancelled	153	$11.00

Outstanding at December 31, 2008	311	$10.01	4.37	$—

Excisable at December 31, 2008	127	$10.09	4.25	$—

Options expected to vest at December 31, 2008	184

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 10 -              SHAREHOLDERS’ EQUITY (Cont.)

c.                          Stock option plans (cont.):

(1)       The intrinsic value of a stock option is the amount by which the market value of the underlying stock on December 31, 2008 exceeds the strike price of the option.  There was no aggregate intrinsic value at December 31, 2008 as Limco stock price of $3.03 on December 31, 2008 was below the exercise price of all of the outstanding stock options.  The aggregate intrinsic value at December 31, 2007 was $570.

The weighted average grant date fair value of the stock options granted during the years ended December 31, 2008 and 2007 was $2.63 and $5.38, respectively. There were 60,000 options granted during the year ended December 31, 2008.

The following table summarizes Limco’s weighted average assumptions used in the valuation of options for the years ended December 31, 2008 and 2007:

	2008	2007
Weighted average expected stock price volatility	56%	62%
Weighted average expected option life (in years)	3.5	3.5
Average risk free interest rate	2.87%	4.96%
Dividend yield	0%	0%
Discount for post-vesting restriction	N/A	N/A

Limco uses the Black-Scholes option pricing model to determine the weighted average fair value of options. The volatility factor used in the Black-Scholes option pricing model is based on historical stock price fluctuations. Due to the relative short period of the time Limco has been public TAT has estimated a 0% forfeiture rate. The expected term of options is based on the simplified method as allowed under Staff Accounting Bulletins (SAB) No’s. 107 and 110 issued by the SEC. The simplified method assumes the option will be exercised midway between the vesting date and the contractual term of the option. Limco is able to use the simplified method as the options qualify as “plain vanilla” options as defined by SAB No. 107 and since Limco does not have sufficient historical exercise data to provide a reasonable basis to estimate expected term. Expected dividend yield is based upon Limco’s historical and projected dividend activity and the risk free interest rate is based upon US Treasury rates appropriate for the expected term of the options.

On February 25, 2009, subsequent to the balance sheet, Limco granted certain directors and senior management with options to purchase 230,000 shares of common stock, for an exercise price of $2.16. The fair value of each option granted is $1.06, calculated at the grant date.

4.                    On August 14, 2008, TAT’s Board of Directors approved the grant of 65,477 unregistered options of Series A, B and C to its Chief Executive Officer. Each options Series A, B and C vest over two, three and four years from May 19, 2008, respectively, and expires three years after vesting. Each Series A, B and C option can be exercised for one ordinary share 0.9 NIS par value, for a consideration of $6.15 (adjusted for dividend distribution and other equity changes as defined in the option grant terms), alternatively, the Chief Executive Officer can opt to receive TAT ordinary shares based on the value of the appreciation over the exercise price.

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 10 -              SHAREHOLDERS’ EQUITY (Cont.)

c.                          Stock option plans (cont.):

The fair value of the stock options granted at the grant date, is $2.69, $2.9 and $3.15, for Series A, B a C, respectively, based on the Black-Scholes option-pricing model with the following weighted average assumptions:

	Series A	Series B	Series C

Number of options	21,826	21,826	21,825
Weighted average expected stock price volatility	60.05%	55.96%	54.57%
Weighted average expected option life (in years)	3.25	4.25	5.25
Average risk free interest rate	2.72%	2.94%	3.15%

Compensation expense attributable to outstanding stock options was $47 for the year ended December 31, 2008. Compensation expense is recognized in the statement of income as an operating expense based on the fair value of the option over the requisite service period. As of December 31, 2008, the total unrecognized compensation cost related to non-vested stock awards was $144 and the weighted average period over which the cost is expected to be recognized is approximately 4 years.

d.                         Dividends:

On April 4, 2006, TAT’s Board declared a dividend in the amount of $1,208, or $ 0.20 per share, for all of the shareholders of TAT at the effective date - May 16, 2006. The dividend was fully paid on May 30, 2006.

On September 2, 2007, TAT’s Board declared a dividend in the amount of $2,617, or $0.40 per share, for all of the shareholders of TAT at the effective date - October 16, 2007. The dividend was fully paid on November 6, 2007.

On March 11, 2009, subsequent to the balance sheet date, TAT’s Board declared a cash dividend in the total amount of $3,500, or $0.55 per share, for all of the shareholders of Company at the effective date - March 26, 2009. TAT paid the dividend on April 8, 2009.

On March 11, 2009, subsequent to the balance sheet date, Bental’s Board of Directors approved the distribution of cash dividend in the total amount of $3,150. The dividend was paid on April 6, 2009, out of which TAT received $2,205.

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 11 -              NET INCOME PER SHARE

The following table sets forth the computation of basic and diluted net income per share:

	Year ended December 31,
	2008	2007	2006
Numerator:

Net income	$4,268	$31,979	$6,066

Denominator:

Weighted average number of basic shares outstanding during the year	6,546,055	6,344,041	6,042,671

Effect of dilutive securities:
Stock options and warrants	20,194	63,463	120,354

Denominator for diluted net income per share	6,566,249	6,407,504	6,163,025

The weighted average number of outstanding options excluded from the calculation of diluted net earnings per share, due to their antidilutive effect was 9,298 for the year ended December 31, 2008 and none for the years ended December 31, 2007 and 2006.

NOTE 12 -              INCOME TAXES

a.                          Measurement of taxable income under the Income Tax (Inflationary Adjustments) Law, 1985:

In accordance with the above law results for tax purposes are measured and reflected in real terms in accordance with the changes in the Israeli Consumer Price Index (CPI).  Under the Inflationary adjustments law (Amendment No. 20, 2008, hereafter — “the amendment”), that was enacted in the Israeli Parliament on February 26, 2008, the provisions of the Inflationary adjustments law will no longer apply to TAT in 2008 and thereafter. The amendment specifies transitional provisions regarding the discontinuance of the provisions of the Inflationary adjustments law that have applied to TAT through the end of 2007.

b.                         Tax benefits under Israel’s Law for the Encouragement of Industry (Taxation), 1969:

TAT is an “industrial company”, as defined by the law for the Encouragement of Industry (Taxes), 1969, and as such, is entitled to certain tax benefits, which mainly consist of amortization of costs relating to know-how and patents over eight years, the right to claim public issuance expenses, and accelerated depreciation.

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 12 -                INCOME TAXES (Cont.)

c.                            Tax benefits under the Law for the Encouragement of Capital Investments, 1959 (“the Law”):

Certain expansion plans of TAT and its Israeli subsidiary — Bental, have been granted an “Approved Enterprise” status, under the Law. For some expansion programs, Bental have elected the grants track, and for one expansion program, TAT has elected to receive its benefits through the “alternative benefits track”, waiving grants in return for tax exemptions. Pursuant thereto, the increase in income from the date of commencement of each program which is the income of TAT derived from the “Approved Enterprise” expansion program is tax-exempt for the first two years and eligible for reduced tax rates of 25% for a period of five years thereafter (such reduced tax rates are dependent on the level of foreign investments in TAT), limited to twelve years from commencement of production or fourteen years from the date of approval, whichever is earlier. As of December 31, 2008, the tax benefits for these existing expansion programs will expire within the period of 2009 to 2021.

The entitlement to the above benefits is conditional upon TAT fulfilling the conditions stipulated by the abovementioned law, regulations published thereunder and the letters of approval for the specific investments in “approved enterprises”. In the event of failure to comply with these conditions, the benefits may be canceled and TAT may be required to refund the amount of the benefits, in whole or in part, including interest (as for liens, see Note 9f). As of December 31, 2008, management believes that TAT is meeting all of the aforementioned conditions.

The tax-exempt income attributable to the “Approved Enterprise” can not be distributed to shareholders without imposing tax liability on TAT other than in complete liquidation. As of December 31, 2008, there is approximately $9,439 tax-exempt income earned by TAT’s “Approved Enterprises”.  If the retained tax-exempt income is distributed to shareholders, it would be taxed at the corporate tax rate applicable to such profits as if TAT had not elected the alternative tax benefits track (currently - 25%).

Income of TAT from sources other than the “Approved Enterprises” during the benefit period will be subject to tax at the effective standard corporate tax rate in Israel, see Note 12d below.

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 12 -                INCOME TAXES (Cont.)

c.                            Tax benefits under the Law for the Encouragement of Capital Investments, 1959 (“the Law”) (cont.):

On April 1, 2005, an amendment to the Law came into effect (“the Amendment”) and has significantly changed the provisions of the Law. The Amendment limits the scope of enterprises which may be approved by the Investment Center by setting criteria for the approval of a facility as an Approved Enterprise, such as provisions generally requiring that at least 25% of the Approved Enterprise’s income will be derived from export. Additionally, the Amendment enacted major changes in the manner in which tax benefits are awarded under the Law so that companies no longer require Investment Center approval in order to qualify for tax benefits.

However, the Law provides that terms and benefits included in any certificate of approval already granted will remain subject to the provisions of the Law as they were on the date of such approval. Therefore, TAT’s existing Approved Enterprise expansion programs will generally not be subject to the provisions of the Amendment. As a result of the amendment, tax-exempt income generated under the provisions of the Amendment, will subject TAT to taxes upon distribution or liquidation and TAT may be required to record deferred tax liability with respect to such tax-exempt income. As of December 31, 2008, management believes that TAT is meeting all of the aforementioned conditions under the Amendment.

d.                           Reduction of Israeli corporate tax rate:

On July 25, 2005, the “Knesset” (Israeli parliament) passed an amendment to the Income Tax Ordinance (No. 147), that provides, among other things, the corporate tax rate to be gradually reduced to the following tax rates: 2004 - 35%, 2005 - 34%, 2006 - 31%, 2007 - 29%, 2008 - 27%, 2009 - 26% and 2010 and thereafter - 25%.

e.         U.S. subsidiaries:

U.S. subsidiaries are taxed based on federal and state tax laws.  The effective tax rate for 2008, 2007, and 2006 was 41.48%, 35.6% and 36.8%, respectively.

f.                              Tax assessments:

TAT’s income tax assessments are considered final through 2001.

Bental income tax assessments are considered final through 2006.

Limco income tax assessments are considered final through 2007.

TAT-GAL Inc. which was incorporated in 2008, has not received final tax assessment yet.

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 12 -                INCOME TAXES (Cont.)

g.                           Income tax reconciliation:

A reconciliation of the theoretical tax expense assuming all income is taxed at the statutory rate to income taxes as reported in the statements of income:

	Year ended December 31,
	2008	2007	2006
Income before income taxes as reported in the statements of income	$6,888	$35,962	$9,313

Statutory tax rate in Israel	27%	29%	31%

Theoretical tax expenses	1,860	10,429	2,887
Increase (decrease) in income taxes resulting from:
Tax adjustment for foreign subsidiaries subject to a different tax rate	671	532	399
Reduced tax rate on income derive from “Approved Enterprises” plans	(268)	—	—
Reduced tax rate on capital gain from sale of shares of subsidiary company	—	(6,400)	—
Difference in basis of measurement for financial reporting and income tax purposes	(636)	(870)	(149)
Tax in respect of prior years	77	(535)	(28)
Non-deductible expenses	91	56	138

Income taxes as reported in the statements of income	$1,795	$3,212	$3,247

h.       Income before income taxes is comprised as follows:

	Year ended December 31,
	2008	2007	2006

Domestic (Israel)	$2,263	$27,897	$2,460
Foreign (United States)	4,625	8,065	6,853

	$6,888	$35,962	$9,313

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 12 -                INCOME TAXES (Cont.)

i.                               Income taxes included in the statements of income:

	Year ended December 31,
	2009	2008	2007
Current:
Domestic (Israel)	$73	$671	$652
Foreign (United States)	1,845	2,862	2,507

	1,918	3,533	3,159
Deferred:
Domestic (Israel)	(201)	(330)	72
Foreign (United States)	78	9	16

	(123)	(321)	88

	$1,795	$3,212	$3,247

j.                               Deferred income taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of TAT’s deferred tax liabilities and assets are as follows:

	December 31,
	2008	2007
Deferred tax assets (liabilities):
Allowance for doubtful accounts	$72	$54
Unrealized gains	375	135
Provisions for employee benefits and other temporary differences	789	606
Tax loss carryforwards	238	295

Deferred tax assets — short-term	$1,474	$1,090

Deferred tax liabilities mainly derived from property and equipment - long-term	$(1,086)	$(581)

As of December 31, 2008, TAT did not provide a valuation allowance in respect of deferred tax assets, since management currently believes that it is more likely than not that the deferred tax asset will be realized in the future.

TAT does not intend to distribute earnings of a foreign subsidiary aggregating $17,463 as of December 31, 2008, and accordingly, no deferred tax liability has been established relative to these earnings. If these amounts were not considered permanently reinvested, a deferred tax liability would have been required.

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 12 -                INCOME TAXES (Cont.)

k.                            Effective January 1, 2007, TAT adopted the provisions of FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes”, an interpretation of SFAS 109, “Accounting for Income Taxes”. FIN 48 clarifies the accounting for uncertain tax positions. FIN 48 prescribes a comprehensive model for how companies should recognize, measure, present and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under FIN 48, tax positions shall initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions shall initially and subsequently be measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the tax authority, assuming full knowledge of the position and all relevant facts. FIN 48 also revises disclosure requirements to include an annual tabular rollforward of unrecognized tax benefits. TAT was required to apply the provisions of FIN 48 to all tax positions upon initial adoption with any cumulative effect adjustment to be recognized as an adjustment to retained earnings.

As a result of adoption of FIN 48, TAT reclassified $147 from income tax payables to unrecognized benefits with no impact to previously recorded retained earnings.

During 2008, Limco was audited by the Internal Revenue Service for the tax year ended December 31, 2006. It was the determination of the Internal Revenue Service that Limco had deemed dividend distributions to TAT related to interest expense charged during 2005, 2006 and 2007.  Interest and penalties totaling $43 have been charged to income tax expense during the year ended December 31, 2008.  The audit is now closed and Limco believes that the only tax years open for audit is the year ended December 31, 2008.

A reconciliation of the beginning and ending amount of recognized provision, as a result of the implementation of FIN 48, is as follows:

Amount

Balance at January 1, 2007	$147
Additions for tax positions of prior years	101
Benefits from tax positions of prior years	(535)
Settlements with tax authorities	535

Balance at December 31, 2007	248
Additions for tax positions of prior years	189
Settlements with tax authorities	(437)

Balance at December 31, 2008	$—

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 13 -                SEGMENT AND MAJOR CUSTOMER INFORMATION

a.                            Segment Activities Disclosure:

Commencing August 18, 2008, as a result of the purchase of Bental, see Note 1 f, TAT manages its segments on a basis of four reportable segments, as follows:

•                  OEM — Heat Transfer segment focuses on manufacture of heat transfer equipment, such as heat exchangers, precoolers and oil/fuel hydraulic coolers used in aircraft, defense systems, electronic equipment and other applications. In addition TAT manufactures aircraft accessories and systems such as pumps, valves, power systems, turbines, etc, and

•                  OEM - Electric Motion Systems segment focuses on manufacture of broad range of electric motion systems, including motors, generators and other electro-mechanical motion systems.

•                  MRO (maintenance, repair and overhaul) segment focuses on remanufacture, overhaul and repair of heat transfer equipment and other aircraft components and of repair of APU’s, propellers and landing gears.

•                  Parts Segment focuses on sales of parts of APU’s, propellers and landing gears.

TAT evaluates segment performance based on revenue and operating income.  The operating income reported in TAT’s segments excludes corporate and other unallocated amounts.  Although such amounts are excluded from the business segment results, they are included in reported consolidated earnings.  Corporate and unallocated amounts include executive level expenses and certain expenses related to accounting and finance, human resources and information technology departments.

b.                           Segments statement operations disclosure:

The following financial information is the information that management uses for analyzing the segment results.  The figures are presented in consolidated method as presented to management.

Cost related to selling and marketing and general and administrative for MRO and Parts are allocated based on revenues. This was a change made in 2008. The segment results for 2007 and 2006 related to MRO and Parts have been restated to conform with this allocation method.

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 13 -                 SEGMENT AND MAJOR CUSTOMER INFORMATION (Cont.)

The following financial information is a summary of the operating income of each operational segment:

	Year ended December 31, 2008
	OEM- Heat Transfer Products	OEM - Electric Motion Systems	MRO	Parts	Corporate	eliminations	Consolidated

Revenues	$27,857	$9,758	$54,276	$17,289	—	$(5,891)	$103,289

Cost of revenues	21,058	7,845	43,664	13,922	—	(5,926)	80,563

Gross profit	6,799	1,913	10,612	3,367	—	35	22,726

Selling and marketing expenses	1,364	250	2,094	661	—	—	4,369
General and administrative expenses	4,342	713	3,466	1,024	2,862	—	12,407

Operating income	$1,093	$950	$5,052	$1,682	$(2,862)	$35	$5,950

	Year ended December 31, 2007
	OEM	MRO	Parts	Corporate	Eliminations	Consolidated

Revenues	$23,489	$49,392	$20,384	—	$(4,561)	$88,704

Cost of revenues	17,891	35,205	16,603	—	(4,492)	65,207

Gross profit	5,598	14,187	3,781	—	(69)	23,497

Selling and marketing expenses	1,106	2,088	525	—	—	3,719
General and administrative expenses	3,540	1,988	455	5,012	—	10,995

Operating income	$952	$10,111	$2,801	$(5,012)	$(69)	$8,783

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 13 -                 SEGMENT AND MAJOR CUSTOMER INFORMATION (Cont.)

	Year ended December 31, 2006
	OEM	MRO	Parts	Corporate	Eliminations	Consolidated

Revenues	$22,110	$43,824	$15,197	—	$(3,598)	$77,533

Cost of revenues	16,271	32,214	12,835	—	(3,681)	57,639

Gross profit	5,839	11,610	2,362	—	83	19,894

Selling and marketing expenses	1,190	1,662	614	—	—	3,466
General and administrative expenses	2,336	1,199	404	2,771	—	6,710

Operating income	$2,313	$8,749	$1,344	$(2,771)	$83	$9,718

c.                            The following financial information identifies the assets to segment:

	As of December 31, 2008
	OEM – Heat Transfer Products	OEM - Electric Motion Systems	MRO	Parts	Corporate	Consolidated

Assets	$39,822	$19,170	$39,480	$7,118	$30,340	$135,930
Depreciation and amortization	1,020	1,164	1,169	—	—	3,353
Capital investments	1,096	767	1,697	—	—	3,558
Goodwill	—	1,185	4,814	—	—	5,999

	As of December 31, 2007
	OEM	MRO	Parts	Corporate	Consolidated

Assets	$40,704	$33,299	$3,522	$35,882	$113,407
Depreciation and amortization	906	1,123	2	—	2,031
Capital investments	3,404	2,884	15	—	6,303
Goodwill	—	4,780	—	—	4,780

d.                           The following presents total revenues, based on the location of the end customers, for the years ended December 31, 2008, 2007 and 2006 and long-lived assets as of those dates.

	2008		2007		2006
	Total revenues	Long-lived assets	Total revenues	Long-lived assets	Total revenues	Long-lived assets

Israel	$17,077	$9,164	$7,383	$6,758	$7,042	$4,315
Asia	4,497	—	2,555	—	1,953	—
North America	57,472	6,023	56,554	5,169	51,292	2,920
Europe	19,510	—	18,484	—	15,210	—
Other	4,733	—	3,728	—	2,036	—

	$103,289	$15,187	$88,704	$11,927	$77,533	$7,235

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 14 -                  SELECTED STATEMENTS OF INCOME DATA

		Year ended December 31,
		2008	2007	2006
a.	Financial income (expenses), net:

	Financial income:
	Foreign currency translation adjustments	$1,257	$305	$372
	Interest on cash equivalents, short-term bank deposits and others	1,420	1,402	349

		2,677	1,707	721
	Financial expenses:
	Bank charges	(264)	(142)	(123)
	Interest on long-term loans	(143)	(640)	(683)
	Foreign currency translation adjustments	(943)	(220)	(161)
	Interest expenses on call option to minority	(28)	—	—
	Others	(125)	(4)	(218)

		(1,503)	(1,006)	(1,185)

		$1,174	$701	$(464)

		Year ended December 31,
		2008	2007	2006
b.	Other income (expenses), net:
	Gain from sale of shares and decrease in holding of subsidiary company (1)	$—	$26,375	$—
	(Loss) Gain on sale of marketable securities classified as available-for-sale	(236)	34	38
	Other income	—	69	21

		$(236)	$26,478	$59

(1) See Note 1 d.

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 15 -                  SUPPLEMENTAL CONSOLIDATED BALANCE SHEET INFORMATION

	Warranty provision	Inventory Reserve	Account Receivable

Reserves and Allowances

Balance as of January 1, 2006	$498	$2,480	$396
Additions	278	—	43
Write-offs, net of recoveries	—	(836)	(159)

Balance, as of December 31, 2006	776	1,644	280
Additions	8	124	10
Write-offs, net of recoveries	—	—	(135)

Balance, as of December 31, 2007	784	1,768	155
Additions	215	268	180
Write-offs, net of recoveries	(300)	—	(181)

Balance, as of December 31, 2008	$699	$2,036	$154

NOTE 16 – SUBSEQUENT EVENTS

a.                        Subsequent to December 31, 2008, Limco announced that it would relocate the operations of its Oklahoma subsidiary to the location of its Piedmont subsidiary in North Carolina. Limco anticipates closing the Oklahoma operations in the third quarter of 2009.  The goal of this relocation is to achieve significant annual cost savings. Limco entered into a lease for a new facility in Kernersville, North Carolina of approximately 56,000 square feet, which will house its operations being relocated from Oklahoma. The lease, which expires on November 1, 2011, provides for 2 renewal options, each for a five year term. The lease provides for an annual rental fee of $86.

b.                       On April 3, 2009, TAT and Limco, its subsidiary company, announced that they have entered into a definitive agreement and plan of merger pursuant to which TAT (which presently owns 61.8% of Limco’s common stock) will acquire all of the publicly held shares of common stock of Limco, pursuant to a stock for stock merger. Under the terms of the merger agreement, Limco’s shareholders will receive one half of an ordinary share of TAT for each share of Limco common stock they own. The exchange ratio in the transaction represents a premium of 12% to Limco’s closing share price on April 2, 2009 (the day before the announcement of the merger). It also represents a premium of 24.3% to Limco’s weighted average volume stock price on the NASDAQ global market over the 20 trading days prior to the announcement of the merger.

Following the merger, the former Limco shareholders (excluding TAT) will own approximately 27.8% of the ordinary shares of TAT.

TAT TECHNOLOGIES LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 16 – SUBSEQUENT EVENTS (Cont.)

It is also anticipated that following the merger TAT Industries, the controlling shareholder of TAT, which holds approximately 59% of the ordinary shares of TAT, as of the announcement day, will own approximately 42% of the ordinary shares of TAT and Isal Investment Ltd., the beneficial owner of 71% of the ordinary shares of TAT (through direct holding and through its control in TAT Industries) will be the beneficial owner of approximately 51% of the ordinary shares of TAT.

The transaction is subject to approval of Limco’s shareholders, representing at least a majority of the outstanding shares of Limco common stock and other customary closing conditions. TAT, which holds 61.8% of Limco’s outstanding common stock, has advised Limco’s board that it intends to vote for approval and adoption of the merger. Approval of the merger by TAT’s shareholders is not required. It is anticipated that the closing of the merger will occur in the second or third quarter of 2009.

Upon consummation of the merger, Limco will operate as a wholly-owned subsidiary of TAT, maintaining its current management.

C.                      Lawsuit against Limco

On April 8, 2009, a petition was filed in the District Court of Tulsa County, State of Oklahoma captioned “Chris Gassen, individually and on behalf of all others similarly situated (herein after “The Plaintiff”) against Limco and its Directors (Shmuel Fledel, Jacob Gesthalter, Michael Gorin, Giora Inbar, Avraham Ortal, and Eran Goren), hereinafter “The Defendants”. The action, which purports to be on behalf of a class comprised of the public stockholders of Limco, seeks relief against Limco and its Directors for alleged breaches of fiduciary duty and other violations of state law in connection with the merger. Plaintiff claims, among other things, that the defendants are attempting to sell Limco by means of an unfair process and for an unfair price and that defendants have failed to disclose all material information concerning the merger. Plaintiff is seeking to enjoin the consummation of the merger, monetary damages, and an award of costs, including attorneys’ fees. The Company’s management is of the opinion that the action is without merit and intends to vigorously defend the claims.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Exculpation of Office Holders

The Israeli Companies Law provides that an Israeli company cannot exculpate an office holder from liability with respect to a breach of his duty of loyalty, but may, if permitted by its articles of association, exculpate in advance an office holder from his liability to the company, in whole or in part, with respect to a breach of his or her duty of care.  However, a company may not exculpate in advance a director from his or her liability to the company with respect to a breach of his duty of care in the event of distributions.

Insurance for Office Holders

The Israeli Companies Law provides that a company may, if permitted by its articles of association, enter into a contract to insure an office holder for acts or omissions performed by the office holder in such capacity for:

•                  a breach of his or her duty of care to the company or to another person;

•                  a breach of his or her duty of loyalty to the company, provided that the office holder acted in good faith and had reasonable cause to assume that his act would not prejudice the company’s interests; and

•                  a monetary liability imposed upon the office holder in favor of another person.

Indemnification of Office Holders

The Israeli Companies Law provides that a company may, if permitted by its articles of association, indemnify an office holder for acts or omissions performed by the office holder in such capacity for:

•                  a monetary liability imposed on the office holder in favor of another person by any judgment, including a settlement or an arbitrator’s award approved by a court;

•                  reasonable litigation expenses, including attorney’s fees, actually incurred by the office holder as a result of an investigation or proceeding instituted against him or her by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against the office holder or the imposition of any monetary liability in lieu of criminal proceedings, or concluded without the filing of an indictment against the office holder and a monetary liability was imposed on the officer holder in lieu of criminal proceedings with respect to a criminal offense that does not require proof of criminal intent; and

•                  reasonable litigation expenses, including attorneys’ fees, incurred by such office holder or which were imposed on him by a court, in proceedings the company instituted against the office holder or that were instituted on the company’s behalf or by another person, or in a criminal charge from which the office holder was acquitted, or in a criminal proceeding in which the office holder was convicted of a crime which does not require proof of criminal intent.

In accordance with the Israeli Companies Law, a company’s articles of association may permit the company to:

•                  undertake in advance to indemnify an office holder, except that with respect to a financial liability imposed on the office holder by any judgment, settlement or court-approved arbitration award, the undertaking must be limited to types of occurrences, which, in the opinion of the company’s Board of Directors, are, at the time of the undertaking, foreseeable due to the company’s activities and to an amount or standard that the Board of Directors has determined is reasonable under the circumstances; and

•                  retroactively indemnify an office holder of the company.

Limitations on Exculpation, Insurance and Indemnification

The Israeli Companies Law provides that neither a provision of the articles of association permitting the company to enter into a contract to insure the liability of an office holder, nor a provision in the articles of association or a resolution of the Board of Directors permitting the indemnification of an office holder, nor a provision in the articles of association exempting an office holder from duty to the company shall be valid, where such insurance, indemnification or exemption relates to any of the following:

•                  a breach by the office holder of his duty of loyalty, except with respect to insurance coverage or indemnification if the office holder acted in good faith and had reasonable grounds to assume that the act would not prejudice the company;

•                  a breach by the office holder of his duty of care if such breach was committed intentionally or recklessly, unless the breach was committed only negligently;

•                  any act or omission committed with intent to derive an unlawful personal gain; and

•                  any fine or forfeiture imposed on the office holder.

In addition, pursuant to the Israeli Companies Law, exemption of, procurement of insurance coverage for, an undertaking to indemnify or indemnification of an office holder must be approved by the audit committee and the Board of Directors and, if such office holder is a director or a controlling shareholder or a relative of the controlling shareholder, also by the shareholders general meeting.  A special majority at the general meeting is required if a controlling shareholder is interested in such transaction as an office holder or as a relative of an office holder, as described above.

TAT’s articles of association allow it to insure, indemnify and exempt its office holders to the fullest extent permitted by law, subject to the provisions of the Israeli Companies Law.  TAT currently maintains directors’ and officers’ liability insurance to cover liabilities of the higher of $10 million or 25% of its equity capital (net worth), per claim and in the aggregate.  In July 2004, TAT’s shareholders approved a form of directors and officers letter of indemnification and exemption for liabilities and expenses incurred as a result of their acts in their capacity as directors and officers of TAT, in an aggregate amount not to exceed $5.0 million or 25% of TAT’s equity capital (net worth).

 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description of Document

2.1

Agreement and Plan of Merger, dated as of April 3, 2009, by and among TAT Technologies Ltd., LIMC Acquisition Company and Limco-Piedmont Inc. (attached as Annex 1 to the proxy statement/prospectus that is part of this registration statement)

3.1	Articles of Association of TAT*

5.1	Opinion of Shimonov, Rozenbuch & Co. regarding the legality of the securities being registered*

23.1	Consent of Virchow Krause & Company LLP with respect to TAT

23.2	Consent of Virchow Krause & Company LLP with respect to Limco

23.3	Consent of Shimonov, Rozenbuch & Co. (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page to this registration statement)

99.1	Consent of Oppenheimer & Co. Inc.

99.2	Form of Proxy Card for the Special Meeting of Stockholders of Limco

99.3	Form of Chairman’s Letter to the Stockholders of Limco (included in the proxy statement/prospectus that is part of this registration statement)

99.4	Form of Notice of Special Meeting of Stockholders of Limco (included in the proxy statement/prospectus that is part of this registration statement)

*To be filed by amendment

ITEM 22. UNDERTAKINGS

(a)                                  The undersigned registrant hereby undertakes:

(1)                                       To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

(i)                                To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)                             To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)                                       That, for the purpose of determining any liability under the Securities Act, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                       To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                       To file a post effective amendment to the registration statement to include any financial statements required by Item 8-A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(b)                                 (1)                                  The undersigned registrant undertakes as follows:  that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus shall contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)                                       The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, shall be filed as a part of an amendment to the registration statement and shall not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  The undersigned registrant hereby undertakes:  (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests.  The undertaking in clause (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)                                 The undersigned registrant hereby undertakes to supply by means of a post effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 7, 2009.

By:	/s/ Shmuel Fledel
Dr. Shmuel Fledel
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Shmuel Fledel and Avi Ortal, and each of them, in his individual capacity, as his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his/her substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Giora Inbar	Chairman of the Board of Directors	May 7, 2009
Giora Inbar

/s/ Shmuel Fledel	Chief Executive Officer	May 7, 2009
Shmuel Fledel	(Principal Executive Officer)

/s/ Yaron Shalem	Chief Financial Officer	May 7, 2009
Yaron Shalem	(Principal Accounting and Financial Officer)

/s/ Rami Daniel	Director	May 7, 2009
Rami Daniel

/s/ Avi Shani	Director	May 7, 2009
Avi Shani

/s/ Dr. Avraham Ortal	Director	May 7, 2009
Dr. Avraham Ortal

Signature	Title	Date

/s/ Eran Saar	Director	May 7, 2009
Eran Saar

/s/ Daniela Yaron-Zoller	Director	May 7, 2009
Daniela Yaron-Zoller

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of TAT Technologies Ltd. in the United States, on the 7th day of May, 2009.

TAT TECHNOLOGIES LTD.

By:	/s/ Robert Koch
Robert Koch
Authorized Representative